Hawaiian Electric Exhibit 10.1(j)

EXECUTION VERSION

Amended and Restated
Power Purchase Agreement
For
Firm Dispatchable Capacity
And Energy

Kalaeloa Partners L.P.
a Delaware limited partnership Dated: October 29, 2021

TABLE OF CONTENTS OF ATTACHMENTS

Attachment A.	Facility Description
Attachment B.	Facility Owned by Seller
Attachment C.	Methods and Formulas for Measuring Performance Standards/Selected Portions of NERC GADS
Attachment D.	Consultants List – Qualified Independent Engineering Companies
Attachment E.	Single-Line Diagram
Attachment F.	Relay List and Trip Scheme
Attachment G.	Company-Owned Interconnection Facilities
Attachment H.	[Intentionally Omitted]
Attachment I.	[Intentionally Omitted]
Attachment J.	Energy Charge and Capacity Charge Payment Formulas
Attachment K.	[Intentionally Omitted]
Attachment L.	[Intentionally Omitted]
Attachment M.	Form of Standby Letter of Credit
Attachment N.	[Intentionally Omitted]
Attachment O.	Control System Acceptance Test Criteria
Attachment P.	Sale of Facility by Seller
Attachment Q.	Form of Security Agreement
Attachment R.	Required Insurance
Attachment S.	[Intentionally Omitted]
Attachment T.	[Intentionally Omitted]
Attachment U.	Adjustment of Charges
Attachment V.	Summary of Maintenance and Inspection Performed
Attachment W.	[Intentionally Omitted]
Attachment X.	Unit Incident Report
Attachment Y.	Operation and Maintenance of the Facility
Attachment Z.	Critical Spare Parts
Attachment AA.	Seller’s Government Approvals
Attachment BB.	Option for Conversion to Alternative Fuel
1

AMENDED AND RESTATED POWER PURCHASE AGREEMENT
For Firm Dispatchable Energy and Capacity

THIS AMENDED AND RESTATED POWER PURCHASE AGREEMENT FOR FIRM DISPATCHABLE ENERGY AND CAPACITY (“Agreement”) is made this 29th day of October, 2021 (“Execution Date”), by and between Hawaiian Electric Company, Inc. (“Company”), a Hawai‘i corporation, with principal offices in Honolulu, Hawai‘i, and Kalaeloa Partners L.P. (“Seller”), a Delaware limited partnership, with principal offices in North Brunswick, New Jersey, doing business at 91-111 Kalaeloa Boulevard, Kapolei, Hawai‘i 96707.

BACKGROUND :

A. Company is an operating electric public utility on the Island of O‘ahu, subject to the Hawai‘i Public Utilities Law (Hawai‘i Revised Statutes, Chapter 269) and the rules and regulations of the Hawai‘i Public Utilities Commission (hereinafter called the “PUC”).

B. Company operates the Company System as an independent power grid and must maximize system reliability for its customers by ensuring that sufficient generation is available and that its system (including transmission and distribution) meets the requirements for voltage stability, frequency stability, and reliability standards.

C. Company desires to minimize fluctuations in its purchased power costs by acquiring dispatchable generation at a generally fixed energy price subject to limited fluctuation based on changes to the GDPIPD (as defined herein) on an annual basis.

D. Seller is organized for the purpose of planning, designing, constructing, owning, operating, and maintaining a combined cycle facility on property currently leased from Company at Kapolei, O‘ahu, Hawai‘i.

E. Seller understands the need to use commercially reasonable efforts to maximize the overall reliability of the Facility and the Company System.

F. Seller is a limited partnership (the “Partnership”) whose general partner is PSEG Kalaeloa, Inc. and whose limited partner is Kalaeloa Investment Partners, L.P.

G. PSEG Kalaeloa, Inc., a corporation with principal offices in Wilmington, Delaware, is indirectly wholly-owned by PSEG Power LLC.

H. Seller and ABB Energy Services, Inc. (“ABB Energy”) had previously entered into a turnkey Design/Build Contract, dated October 14, 1988 under which the Facility was constructed on the Site and commenced commercial operations in May 1991.

I. Seller and ABB Energy had previously entered into an Operating Maintenance and Repair Agreement dated November 8, 1988 (the “O&M Agreement”), for the Facility under which ABB Energy operated and maintained the Facility for the benefit of Seller, as subsequently amended by Amendment No. 1, dated as of March 31, 1997, pursuant to which, among other things, ABB Power Generation Inc. (“ABB Power”) succeeded to the interests of ABB Energy under the O&M Agreement. Thereafter, effective as of June 22, 2000, ABB Power merged into ABB Alstom Power Inc., which subsequently changed its name to Alstom Power Inc. On November 2, 2015, General Electric Company (“GE”) acquired ABB Alston Power Inc.’s power division and continued operation under the O&M Agreement. The O&M Agreement was further amended by Amendment No. 2, effective December 22, 2015, and by Amendment No. 3, effective as of December 26, 2016, which extended the term thereof to May 22, 2022. As a result, GE continues to operate and maintain the Facility for the benefit of Seller through May 22, 2022.

J. Seller has been providing through the Facility firm capacity of two hundred eight thousand (208,000) kilowatts to Company pursuant to that certain Power Purchase Agreement, dated as of October 14, 1988, as amended and clarified by (i) Amendment No. 1 to Power Purchase Agreement dated as of June 15, 1989, (ii) Restated and Amended Amendment No. 2 to Power Purchase Agreement dated as of February 9, 1990, (iii) Amendment No. 3 to Power Purchase Agreement dated as of December 10, 1991, (iv) Agreement to Clarify and Interpret dated as of March 31, 1997, (v) Amendment No. 4 to Power Purchase Agreement dated as of October 1, 1999, (vi) Confirmation Agreement Concerning Section 5.2B(2) of Power Purchase Agreement and Amendment No. 5 to Power Purchase Agreement dated as of October 12, 2004 (“Amendment No. 5”), and (vii) Agreement for Increment Two Capacity and Amendment No. 6 to Power Purchase Agreement dated as of October 12, 2004 (as so amended and clarified, the “Original Power Purchase Agreement”).

K. Seller has operated, and continues to operate, the Facility as a Qualifying Facility (“QF”) as defined in the Public Utility Regulatory Policies Act of 1978 (“PURPA”), in 18 Code of Federal Regulations (“CFR”) Part 292, and Title 6, Chapter 74 of the Hawaii Administrative Rules, as amended from time to time.

L. Seller undertook certain physical modifications to the Facility (the M Upgrade) pursuant to the Consent and Agreement dated as of December 31, 2003, by Company and Seller.

M. The Original Power Purchase Agreement provided that its terms shall expire on May 23, 2016. However, pursuant to Decision and Order No. 30380, issued by the PUC on May 14, 2012, the Commission granted an exemption to the Parties to negotiate an extension of the Original Power Purchase Agreement, subject to certain conditions. On August 1, 2016, Company and Seller agreed that neither Party would give written notice of termination resulting in the termination of the Original Power Purchase Agreement prior to the end of October 31, 2017. This agreement has been extended without lapse, with the most recent extension being made on May 31, 2021, where Company and Seller extended the agreement that neither party would give written notice of termination resulting in the termination of the Original Power Purchase Agreement prior to the end of October 31, 2021.

N. Company will not commit to purchase capacity from the Facility for an extended term unless this Agreement and the Facility (a) provide Company with the flexibility to accommodate the substantial level of intermittent renewable energy resources that have been or are expected to be added to its system in 2020-2030 time frame, (b) help to ensure continued reliable operation of its system, and (c) afford Company the option of requiring that the Facility convert to alternative fuel generation as more fully set forth in Background Section P.

O. Seller had engaged 1898 & Co., a division of Burns & McDonnell Engineering Company, Inc. to undertake a condition assessment of the Facility to identify and plan for a multi-year program to recondition and replace major equipment components of the Facility during Seller’s normally scheduled overhaul and maintenance schedule over several years (collectively, the “Life Extension Program” or “LEP”) that will (a) enhance and thereby extend the operating life of the Facility in order to maintain performance guarantees during an extension of the Original Power Purchase Agreement, as restated and amended by this Agreement, (b) provide Company with the flexibility to accommodate the substantial level of intermittent renewables that have been or are expected to be added to its system in the 2020-2030 time frame and (c) help to ensure continued reliable operation of the Company System. As set forth above, the Life Extension Program will be implemented over several years during the Term during Seller’s normally scheduled overhaul and maintenance schedule for the Facility.

P. Company will not commit to purchase energy from Seller over the Term of this Agreement without assurance that the Facility, at Company’s election or if required by law, will be converted to alternative fuel generation as needed to help Company meet its obligations to achieve the levels mandated under Hawai‘i’s Renewable Portfolio Standards Law (codified in HRS §§ 269-91 through -95 (the “RPS Law”)).

Q. Seller has informed Company that the Facility can burn a wide variety of liquid fuels, including (1) low sulfur residual fuel oil (LSFO), as it presently does, (2) ultra-low sulfur diesel fuel oil (ULSO), (3) alternative fuel substitutes for LSFO, (4) biodiesel substitutes for ULSO and (5) LSFO/alternative fuel or ULSO/biodiesel blends.

R. Seller has informed Company that Seller has taken several steps in support of getting ready for the burning of alternative fuels, including test burn of palm based alternative fuel in January 2010, and assessment for the existing plant equipment that would require upgrading to facilitate operation on alternative fuel full time.

S. Seller determined that it is capable of blending certain alternative fuels.

T. Company desires the right to require Seller to convert the Facility, in whole or in part, from LSFO generation to alternative fuel generation, and Seller desires to grant Company that right, subject to the terms and conditions stated herein.

U. Company and Seller desire to amend and restate the Original Power Purchase Agreement, to incorporate certain modifications to the Original Power Purchase Agreement and to extend the term of the Original Power Purchase Agreement to enable Company to acquire energy and capacity over a longer term (provided, however, that the Original Power Purchase Agreement shall continue to be effective with respect to certain obligations of Seller and Company as provided herein).

V. Seller and Company have completed negotiations for Company’s purchase of the electric output from the Facility for a term further described in Section 2.2(A) of this Agreement, under terms and conditions that are anticipated to provide benefits to both Seller and Company.

W. Seller represents that it is equipped and has or will contract for the expertise and manpower, and has or will obtain the financial backing necessary to perform all of the obligations required under this Agreement.

X. Each Party's willingness to enter into this Agreement is based upon the Parties' respective covenants, warranties and representations set forth herein.

Y. The Facility is located at 91-111 Kalaeloa Boulevard, Kapolei, Hawai‘i 96707, and is more fully described in Attachment A (Facility Description) attached hereto and made a part hereof.

Z. Seller desires to continue to sell to Company electric capacity and energy generated by the Facility, and Company, at its dispatch and subject to PUC approval, agrees to purchase such capacity and energy from Seller, upon the terms and conditions set forth herein.

AGREEMENT:

In light of the foregoing and in consideration of the premises and the respective promises herein, Company and Seller hereby agree that the following terms and conditions shall govern the sale and delivery of electric capacity and energy by Seller and the purchase and acceptance of such electric capacity and energy by Company and other related transactions.

ARTICLE 1
DEFINITIONS

For the purposes of this Agreement, the following capitalized terms shall have the meanings as set forth below:

“ABB Energy” – Shall have the meaning set forth in Background Section H.

“ABB Power” – Shall have the meaning set forth in Background Section I.

"Acceptance Notice" – Shall have the meaning set forth in Section 1(a)(ii) of Attachment P (Sale of Facility by Seller) to this Agreement.

"Active Power Control Interface" – Shall have the meaning set forth in Section 1(b)(iii)(I) (Active Power Control Interface) of Attachment B (Facility Owned by Seller) of this Agreement.

“Agreement” – Shall have the meaning set forth in the preamble to this agreement.

“Appeal Period” – Shall have the meaning set forth in Section 25.12(B) (Non-Appealable PUC Approval Order).

“Appraised Fair Market Value of the Facility” – Shall have the meaning set forth in Section 3(d) of Attachment P (Sale of Facility by Seller).

“Attachments” – Shall have the meaning set forth in Section 25.21 (Attachments).

“Business Day” – Any Day other than a Saturday, Sunday or a federal or Hawai‘i state holiday.

“Capacity Charge” – The monetary rate in $/kW per month to be paid by Company to Seller pursuant to Section 5.1(D) (Capacity Charge) of this Agreement based on the net capacity available to the Company System from the Facility.

“Capacity Rate Inclusion Date” – The earlier of (i) the effective date of an interim or final rate increase authorized by an interim or final order (whichever is first) of the PUC in a Company general rate case that includes in Company’s electric rates the additional purchased power costs (including the costs incurred as a result of the Capacity Charge and the Variable O&M Component of the Energy Charge) incurred by Company pursuant to this Agreement that are not recovered through the Energy Cost Recovery Clause, or equivalent; (ii) the date upon which Company is allowed to begin recovering such additional purchased power costs through the Purchased Power Adjustment Clause; (iii) the date upon which Company is allowed to begin recovering such additional purchased power costs through the Energy Cost Recovery Clause, or equivalent, or (iv) the effective date of an interim increase in rates authorized by the PUC pursuant to HRS § 269-27.2(d) by which the Company begins recovering such additional purchased power costs.

“Catastrophic Equipment Failure” – Either (i) a sudden, unexpected failure of a major piece of equipment which (A) substantially reduces or eliminates the capability of the Facility to produce power, (B) is beyond the reasonable control of Seller and could not have been prevented by the exercise of due diligence by Seller and, (C) despite the exercise of all reasonable efforts, actually requires more than sixty (60) Days to repair (if the determination of whether a Catastrophic Equipment Failure has occurred is being made more than sixty (60) Days after the failure) or is reasonably expected to require more than sixty (60) Days to repair (if such determination is being made within sixty (60) Days after the failure); or (ii) a sudden, unexpected failure of a combustion turbine blade, a compressor vane or a steam turbine blade which requires opening a gas turbine (or compressor) or steam turbine casing to repair and which meets the criteria in both (A) and (B) above. For purposes of this definition, a reduction in capability to produce power must be at least fifty (50) MW to be considered substantial.

“Cause” – Shall have the meaning set forth in Section 3.3(A)(2) (Demonstration of Loading and Unloading Ramp Rates).

"Change in Control" – Shall have the meaning set forth in Section 1(b) (Change in Ownership Interests and Control of Seller) of Attachment P (Sale of Facility by Seller) to this Agreement.

“Claim” – Any claim, suit, action, demand or proceeding.

“Collateral” – Shall have the meaning set forth in the Security Agreement, as such may be subsequently amended, modified or replaced.

“Company” – Shall have the meaning set forth in the preamble to this Agreement.

“Company Dispatch” – Company’s right, through supervisory equipment or otherwise, to direct or control both the capacity and the energy output of the Facility from its minimum output rating to its maximum output rating consistent with this Agreement (including, without limitation, Good Engineering and Operating Practices and the requirements set forth in Section 3 (Performance Standards) of Attachment B (Facility Owned by Seller) to this Agreement), which dispatch shall include real power, reactive power, voltage, frequency, the determination to cycle a unit off-line or to restart a unit and require the plant to run in simple cycle mode when not able to run in combined cycle mode, the droop control setting, the ramp rate setting, and other characteristics of such electric energy output whose parameters are normally controlled or accounted for in a utility dispatching system.

“Company-Owned Interconnection Facilities” – Shall have the meaning set forth in Section 1(a) (General) of Attachment G (Company-Owned Interconnection Facilities).

“Company Site Representative” – Company’s representative as described in Section 10.5 (Company Site Representative).

“Company System” – The electric system owned and operated by Company (to include any non-utility owned facilities) consisting of power plants, transmission and distribution lines, and related equipment for the production and delivery of electric power to the public.

“Company System Operator” – The authorized representative of Company who is responsible for carrying out Company dispatch and curtailment of electric energy generation interconnected to the Company System.

“Competitive Bidding Framework” – The Framework for Competitive Bidding contained in Decision and Order No. 23121 issued by the PUC on December 8, 2006 and any subsequent orders providing for modifications from those set forth in the order issued December 8, 2006.

“Conditions Precedent” – The conditions listed in Section 2.3(A) (Seller Conditions Precedent).

“Consents” – All necessary consents to be executed in favor of Company in order for Company to establish, exercise and enforce its rights under the Security Agreement and the other Security Documents, as such consents may be amended from time to time in accordance with the terms thereof.

“Consumer Advocate” – Shall have the meaning set forth in Section 3.2(I)(2) (Confidentiality).

“Consumer Price Index” – The Consumer Price Index for All Urban Consumers (CPI-U).

“Contract Firm Capacity” – Shall have the meaning set forth in Section 5(b) of Attachment A (Facility Description) to this Agreement.

“Contract Year” – A twelve (12) calendar month period commencing on either (i) the Effective Date (if the Effective Date occurs on the first Day of a calendar month) and thereafter on each anniversary of the Effective Date; or (ii) the first Day of the calendar month following the month during which the Effective Date occurs, and thereafter on each anniversary of the first Day of such month; provided, however, that, in the latter case, the initial Contract Year shall also include the Days from the Effective Date to the first Day of the succeeding month.

"Contractors" – Seller’s Third Party consultants or contractors.

“Control System Acceptance Test” or “CSAT” – A test or tests performed on the centralized and collective control systems and Active Power Control Interface of the Facility, which includes successful completion of the Control System Telemetry and Control List, in accordance with procedures set forth in Section 1(b)(iii)(J) (Control System Acceptance Test Procedures) of Attachment B (Facility Owned by Seller). Attachment O (Control System Acceptance Test Criteria) provides general criteria to be included in the written protocol for the Control System Acceptance Test.

“Control System Telemetry and Control List” – The Control System Telemetry and Control List includes, but is not limited to, all of the Facility’s equipment and generation performance/quality parameters that will be monitored, alarmed and/or controlled by Company’s Energy Management System (EMS) throughout the Term of this Agreement.

Examples of the Control System Telemetry and Control List include:

•Seller’s substation/equipment status – breaker open/closed status, equipment normal/alarm operating status, etc.
•Seller’s generation data (analog values) – number of generators available/online, voltage, current, MW, MVAR, etc.
•Seller’s generation performance (status and/or analog values) – ramp rate, generator frequency, etc.
•Active Power control interface – dispatch MW setpoint, etc.
•Voltage control interface – voltage kV setpoint, etc.
•Power factor control interface – power factor setpoint, etc.
“Day” – A calendar day.
"Defaulting Party" – The Party whose failure, action or breach of its obligations under this Agreement results in an Event of Default under Article 8 (Default) of this Agreement.

"Degradation Exemption" - The exemption of degradation from the calculations of the Equivalent Availability Factor, the Equivalent Forced Outage Rate or the Capacity Charge pursuant to and under the conditions set forth in Section 8.e (Degradation Exemption) of Attachment Y (Operation and Maintenance of the Facility).

"Delay Degradation" - Any degradation in Facility performance occurring under the conditions set forth in Section 8.e (Degradation Exemption) of Attachment Y (Operation and Maintenance of the Facility) for the period that Seller is entitled to such Degradation Exemption.

“Dispatch Forecast” – The notice given to Seller by Company in accordance with Section 3.3(A)(3) (Dispatch Forecast).

“Dispatch Range” – The range of real power output through which the Facility can be dispatched by remote control under Company’s EMS, in accordance with Section 3.3(A) (Dispatch of Facility Power). Notwithstanding anything to the contrary, the Dispatch Range shall be provided between 60 MW and the Contract Firm Capacity.

“Dispute” – Shall have the meaning set forth in Section 17.1 (Good Faith Negotiations).

“Dollars” – The lawful currency of the United States of America.

“DPR” – Shall have the meaning set forth in Section 17.2(A) (Mediation).

"E-mail" – Shall have the meaning set forth in Section 25.1 (Notices).

“EAF” or “Equivalent Availability Factor” – The ratio (in percent) calculated in accordance with the formula, terms and concepts defined by NERC GADS, as set forth in Attachment C (Methods and Formulas for Measuring Performance Standards/Selected Portions of NERC GADS), based on the Net Maximum Capacity of the Facility, unless otherwise defined in this Agreement.

“Effective Date” – The Non-appealable PUC Approval Order Date.

“EFOR” or “Equivalent Forced Outage Rate” – The ratio (in percent) calculated in accordance with the formula, terms and concepts defined by NERC GADS, as set forth in Attachment C (Methods and Formulas for Measuring Performance Standards/Selected Portions of NERC GADS), based on the Net Maximum Capacity of the Facility, unless otherwise defined in this Agreement.

“EMS” or “Energy Management System” – The real-time, computer-based control system, or any successor thereto, used by Company to manage the supply and delivery of electric energy to its consumers. It provides the Company System Operator with an integrated set of manual and automatic functions necessary for the operation of the Company System under both normal and emergency conditions. The EMS provides the interfaces for the Company System Operator to perform real-time monitoring and control of the Company System, including but not limited to monitoring and control of the Facility for system balancing, supplemental frequency control and economic dispatch as prescribed in this Agreement.

“Energy Charge” – The amount to be paid by Company to Seller pursuant to Section 5.1(C) (Energy Charge) of this Agreement for the Net Electric Energy Output.

“Energy Cost Recovery Clause” – The provision in Company’s rate schedules that allows Company to pass through to its customers Company’s costs of fuel and purchased power.

"Environment" – Shall have the meaning set forth in Section 1(b)(iii)(G)(iii) (Endpoint and Server Security) of Attachment B (Facility Owned by Seller) to this Agreement.

“Event of Default” – An event or occurrence specified in Section 8.1(A) (Default by Seller) or Section 8.1(B) (Default by Company).

“Exclusive Negotiation Period” – Shall have the meaning set forth in Section 2(b) (Negotiations) of Attachment P (Sale of Facility by Seller).

“Execution Date” – The date designated as such on the first page of this Agreement or, if no date is so designated, the date the Parties exchanged executed signature pages to this Agreement.

"Exempt Sales" – Shall have the meaning set forth in Section 1(c) (Exempt Sales) of Attachment P (Sale of Facility by Seller) to this Agreement.

“Extension Term” – Shall have the meaning set forth in Section 2.2(A) (Extension Term).

“Facility” – Seller’s LSFO-fired combined cycle electrical cogeneration facility owned and operated under this Agreement by Seller on property leased from Company by Seller at 91- 111 Kalaeloa Boulevard, Kapolei, Hawai‘i 96707, as more fully described in Attachment A (Facility Description), including the Seller-Owned Interconnection Facilities, Seller’s Fuel supply facilities (including all facilities required for importation, receipt, storage and handling of Fuel, waste collection, interim and final waste disposal, cooling water and any other facilities necessary for proper operation of the Facility), the Fuel, the Site, the Land Rights and all other real property, equipment, fixtures and personal property owned, leased, controlled, operated or managed in connection with the production and delivery of electric energy by Seller to the Company System.

“FASB” – Shall have the meaning set forth in Section 3.2(I)(1) (Financial Compliance).

“FASB ASC 810” – Shall have the meaning set forth in Section 3.2(I)(1) (Financial Compliance).

“FASB ASC 842” – Shall have the meaning set forth in Section 3.2(I)(1) (Financial Compliance).

"Final Non-appealable Order from the PUC" – Shall have the meaning set forth in Section 5(d) of Attachment P (Sale of Facility by Seller) to this Agreement.

“Financial Compliance Information” – Shall have the meaning set forth in Section 3.2(I)(1) (Financial Compliance).

"Financing Debt" – The financing obligations of Seller and its affiliates to any lender pursuant to the Financing Documents, including without limitation, principal of, premium and interest on indebtedness, fees, expenses or penalties, amounts due upon acceleration, prepayment or restructuring, swap or interest rate hedging breakage costs and any claims or interest due with respect to any of the foregoing.

“Financing Documents” – The loan and credit agreements, notes, indentures, security agreements and other agreements, lease financing agreements, mortgages, deeds of trust, interest rate exchanges, swap agreements and other documents and instruments relating to the development, bridge, construction and/or permanent debt financing for the Facility, including any credit enhancement, credit support, working capital financing, tax equity financing or refinancing documents, and any and all amendments, modifications, or supplements to the foregoing that may be entered into from time to time by and at the discretion of Seller and/or its affiliates in connection with financing for the development, construction, ownership, leasing, operation or maintenance of the Facility.

“Financing Parties” – Any and all lenders and tax equity financing parties providing any Financing Debt and any successor(s) or assigns thereto.

"Financing Purposes" – Shall have the meaning set forth in Section 1(c) (Exempt Sales) of Attachment P (Sale of Facility by Seller) to this Agreement.

“Fixed O&M Component Rate” – Shall have the meaning set forth in Section (B)(2) (Fixed O&M Component Rate) of Attachment J (Energy Charge and Capacity Charge Payment Formulas).

“Force Majeure” – An event that satisfies the requirements of Section 18.1 (Definition of Force Majeure), Section 18.2 (Events That Could Qualify as Force Majeure) and Section 18.3 (Exclusions From Force Majeure).

“Fuel” – The fuel for the Facility shall be LSFO. The type of fuel to be used in the Facility shall be specified in Seller’s fuel report. The fuel shall be suitable for the operation of the Facility in accordance with this Agreement, applicable Governmental Approvals and equipment manufacturer specifications relating to the Facility.

“Fuel Component” – Shall have the meaning set forth in Section (A)(1) (Energy Charge Formula) of Attachment J (Energy Charge and Capacity Charge Payment Formulas).

“Fuel Conversion Option” – Shall have the meaning set forth in Section 2.1(G) (Fuel Option).

“Fuel Report” – The annual fuel plan which shall be delivered in a format acceptable to Company pursuant to Section 2.3(A)(4)(a) (Executed Project Documents) and which demonstrates that Seller has secured sufficient Fuel to support the operation of the Facility pursuant to the terms and conditions of the Agreement for the Term. Where the Fuel for the Facility is biogas, biofuel, or hydrogen produced from renewable energy sources, the Fuel Report shall include but not be limited to, as applicable, any and all Fuel supply agreements and/or agreements for the supply of the raw material required to produce the Fuel.

“Fuel Supply Agreements” – The agreements, a copy of which are delivered to Company pursuant to Section 2.3(A)(4)(a) (Executed Project Documents), under which Seller obtains Fuel for the Facility.

“Full Plant Trip” – The Unplanned Removal From Service of the Facility’s two combustion turbine generators in circumstances in which the Facility had, at any point during the sixty (60) minutes preceding the Unplanned Removal From Service of the first of the combustion turbines to be so removed, been operating with a Net Electric Energy Output (a) up to August 31, 2022, above one hundred eighty thousand kilowatts (180,000 kW); (b) from and after September 1, 2022, above one hundred thirty-five thousand kilowatts (135,000 kW).

“Full Plant Trip (Category I)” – A Full Plant Trip in which not more than twenty-five
(25) minutes and no seconds elapse between the Unplanned Removal From Service of the first of the combustion turbines to be so removed during such Full Plant Trip and the Unplanned Removal From Service of the second of the combustion turbines to be so removed.

“Full Plant Trip (Category II)” – A Full Plant Trip (other than a Full Plant Trip (Category I) in which not more than one hundred eighty (180) minutes and no seconds elapse between the Unplanned Removal From Service of the first of the combustion turbines to be so removed during such Full Plant Trip and the Unplanned Removal From Service of the second of the combustion turbines to be so removed.

"GAAP" – Shall have the meaning set forth in Section 3.2(I)(5)(a) (Consolidation).

“GE” – Shall have the meaning set forth in Background Section I.

“GDPIPD” or “Gross Domestic Product Implicit Price Deflator” – The value shown in the United States Department of Commerce, Bureau of Economic Analysis’ publication entitled “Survey of Current Business” for the percentage change in prices over each quarter of the calendar year associated with the Gross Domestic Product for the immediately preceding quarter, or, a successor publication or index.

“Good Engineering and Operating Practices” – The practices, methods and acts engaged in or approved by a significant portion of the electric utility industry for similarly situated U.S. facilities, considering Company’s isolated island setting, that at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should be known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with law, regulation, reliability for an island system, safety, and expedition. With respect to the Facility, Good Engineering and Operating Practices include, but are not limited to, taking reasonable steps to ensure that:

1. Adequate materials, resources and supplies, including Fuel, are available to meet the Facility’s needs under normal conditions and reasonably foreseeable abnormal conditions.

2. Sufficient operating personnel are available and are adequately experienced and trained to operate the Facility properly, efficiently and within manufacturer’s guidelines and specifications and are capable of responding to emergency conditions.

3. Preventive, predictive, routine and non-routine maintenance and repairs are performed on a basis that ensures reliable, long-term and safe operation, and are performed by knowledgeable, trained and experienced personnel utilizing proper equipment, tools, and procedures.

4. Appropriate monitoring and testing is done to ensure that equipment is functioning as designed and to provide assurance that equipment will function properly under both normal and reasonably foreseeable abnormal conditions.

5. Equipment is operated in a manner safe to workers, the general public and the environment and in accordance with equipment manufacturer’s specifications, including, without limitation, defined limitations such as steam pressure, temperature, moisture content, chemical content, quality of make-up water, operating voltage, current, frequency, rotational speed, polarity, synchronization, control system limits, etc.

"Governmental Approvals" – All permits, licenses, approvals, certificates, entitlements and other authorizations issued by Governmental Authorities, as well as any agreements with Governmental Authorities, required to fulfill its obligations under this Agreement, including the construction, ownership, operation and maintenance of the Facility and the Company-Owned Interconnection Facilities, and all amendments, modifications, supplements, general conditions and addenda thereto. A complete list of all anticipated Governmental Approvals shall be set forth in Attachment AA (Seller’s Government Approvals).

“Governmental Authority” – Any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal.

"HEI" – Shall have the meaning set forth in Section 20.7 (Assignment by Company).

“HERA” – The Hawaii Electricity Reliability Administrator.

“HERA Law” – Act 166 (Haw. Leg. 2012), which was passed by the 27th Hawaii Legislature in the form of S.B. No. 2787, S.D. 2, H.D.2, C.D.1 on May 2, 2012 and signed by the Governor on June 27, 2012. The effective date for the law is July 1, 2012. The HERA Law authorizes (i) the PUC to develop, adopt, and enforce reliability standards and interconnection requirements, (ii) the PUC to contract for the performance of related duties with a party that will serve as the HERA, and (iii) the collection of a Hawaii electricity reliability surcharge to be collected by Hawaii's electric utilities and used by the HERA. Reliability standards and interconnection requirements adopted by the PUC pursuant to the HERA Law will apply to any electric utility and any user, owner, or operator of the Hawaii electric system. The PUC also is provided with the authority to monitor and compel the production of data, files, maps, reports, or any other information concerning any electric utility, any user, owner or operator of the Hawaii electric system, or other person, business, or entity, considered by the PUC to be necessary for exercising jurisdiction over interconnection to the Hawaii electric system, or for administering the process for interconnection to the Hawaii electric system.

“HST” – Hawai‘i Standard Time.

“HRS” – Means the Hawaii Revised Statutes, as may be amended.

“Indemnified Company Party” – Shall have the meaning set forth in Section 13.1(A) (Indemnification Against Third Party Claims).

“Indemnified Seller Party” – Shall have the meaning set forth in Section 13.2(A) (Indemnification Against Third Party Claims).

“Independent Engineering Assessment” – The determination and recommendations made by a Qualified Independent Engineering Company regarding the operation and maintenance practices of Seller at the Facility pursuant to Section 3.3(D)(1) (Implementation of Independent Engineering Assessment).

"Independent Evaluator" – A person empowered, pursuant to Section 24.5 (Failure to Reach Agreement) and Section 24.10 (Dispute) of this Agreement, to resolve disputes due to failure of the Parties to agree on a Performance Standards Revision Document.

“Initial Term” – Shall have the meaning set forth in Section 2.2(A) (Term).

“Interconnection Facilities” – The equipment and devices required to permit the Facility to operate in parallel with, and deliver electric energy to the Company System and provide reliable and safe operation of, and power quality on, the Company System (in accordance with the PUC’s General Order No. 7, Company tariffs, operational practices and planning criteria), such as, but not limited to, transmission lines, transformers, switches, circuit breakers and telecommunication, as may be further described in the Attachment B (Facility Owned by Seller) and Attachment G (Company-Owned Interconnection Facilities).

"Interface Block Diagram" – The visual representation of the signals between Seller and Company, including but not limited to, Telemetry and Control points, digital fault recorder settings, telecommunications and protection signals.

“kVAr” – Kilovar(s).

“kVArh” – Kilovarhour(s).

“kW” – Kilowatt(s). Unless expressly provided otherwise, all kW values stated in this Agreement are alternating current values and not direct current values.

“kWh” – Kilowatthour(s).

“Land Rights” – All easements, rights of way, licenses, leases, surface use agreements and other interests or rights in real estate, excluding the lease for the Site between Seller and Company.

“Laws” – Shall have the meaning set forth in Section 3.2(E) (Compliance with Laws).

“Life Extension Program” or “LEP” – Shall have the meaning set forth in the Background Section O.

“Liquidated Damages” – Any of the damages provided for in Article 9 (Liquidated Damages).

“Losses” – Any and all direct, indirect or consequential damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments), costs, expenses (including reasonable attorneys' fees and court costs) and disbursements.

“LSFO” – Low sulphur fuel oil.

“Major Generating Equipment Overhaul” – Overhaul, replacement or other major scheduled maintenance of the major generating equipment component of the Facility, e.g., steam and combustion turbine, conducted (i) in accordance with the equipment manufacturer’s recommendations or (ii) otherwise in the judgment of Seller in accordance with Good Engineering and Operating Practices.

“Malware” – Shall have the meaning set forth in Section 1(b)(iii)(G)(iii) (Endpoint and Server Security) of Attachment B (Facility Owned by Seller), examples of which include computer software, code or instructions that: (a) intentionally, and with malice intent by a third party, adversely affect the operation, security or integrity of a computing, telecommunications or other digital operating or processing system or environment, including without limitation, other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (b) without functional purpose, self-replicate written manual intervention; (c) purport to perform a useful function but which actually performs either a destructive or harmful function, or perform no useful function other than utilize substantial computer, telecommunications or memory resources with the intent of causing harm; or (d) without authorization collect and/or transmit to third parties any information or data; including such software, code or instructions commonly known as viruses, Trojans, logic bombs, worms, adware and spyware.

“Management Meeting” – Shall have the meaning set forth in Section 17.1 (Good Faith Negotiations).

“Metering Point(s)” – The physical point(s) located on the high side of the step up transformer(s), as depicted in Attachment E (Single-Line Diagram), at which Company’s metering is connected to the Facility for the purpose of measuring the output of the Facility in kW, kWh, kVAr and kVArh.

“Minimum Thermal Threshold” – For any Contract Year, shall be an Operating Thermal Threshold of twelve percent (12%); provided, however, that in the event that Company determines, in its sole discretion, that the Agreement is likely to be deemed to be an arrangement containing a lease within the scope of FASB ASC 842, by reason of the Minimum Thermal Threshold being 12%, then the Minimum Thermal Threshold shall upon written notice by Company to Seller be increased to an Operating Thermal Threshold of fifteen percent (15%) for the next Contract Year and subsequent years.

“Monthly Invoice” – Shall have the meaning set forth in Section 6.1 (Monthly Invoice).

"MVAR” – Megavar(s).

“MW” – Megawatt(s). Unless expressly provided otherwise, all MW values stated in this Agreement are alternating current values and not direct current values.

“MWh” – Megawatthour(s).

“NERC GADS” or “North American Electric Reliability Council Generating Availability Data System” – The data collection system called “Generating Availability Data System” which is utilized by the North American Electric Reliability Council, a voluntary organization formed by the electric utility industry to promote the reliability and adequacy of the bulk power supply of the electric utility systems in North America. For purposes of this Agreement, the most current version of NERC GADS (selected portions of which are attached hereto as Attachment C (Methods and Formulas for Measuring Performance Standards/Selected Portions of NERC GADS)) shall be used whenever reference is made to NERC GADS. If the definition of a term contained in this Article 1 (Definitions) is inconsistent with the definition of the term under NERC GADS, the definition contained in this Article 1 (Definitions) shall control.

“Net Electric Energy Output” – For any period of time, the total electric energy output of the Facility in kWh (net of auxiliaries and transformer losses) delivered to Company as measured at the Metering Point of the Facility.

“Net Maximum Capacity” – The maximum capacity the Facility can sustain over a specified period of time when not restricted by seasonal or other deratings less capacity utilized for the Facility’s station service or auxiliaries and less transformer losses, as measured at the Metering Point.

“Non-appealable PUC Approval Order” – Shall have the meaning set forth in Section 25.12(B) (Non-appealable PUC Approval Order).

“Non-appealable PUC Approval Order Date” – Shall have the meaning set forth in Section 25.12(D) (Non-appealable PUC Approval Order Date).

“O&M Agreement” – Shall have the meaning set forth in Background Section I.

"Offer Date" – Shall have the meaning set forth in Section 1(a)(i) of Attachment P (Sale of Facility by Seller) to this Agreement.

"Offer Materials" – Shall have the meaning set forth in Section 1(a)(i) of Attachment P (Sale of Facility by Seller) to this Agreement.

"Offer Notice" – Shall have the meaning set forth in Section 1(a)(i) of Attachment P (Sale of Facility by Seller) to this Agreement.

"Offer Price" – Shall have the meaning set forth in Section 1(a)(i) of Attachment P (Sale of Facility by Seller) to this Agreement.

"On-peak EFOR" - For each Contract Year, the ratio for the Equivalent Forced Outage Rate for the On-peak Period hours during such Contract Year (expressed as a percent) set forth in Attachment C (Methods and Formulas for Measuring Performance Standards/Selected Portions of NERC GADS), which represents the time (in hours) during the On-peak Period hours during such Contract Year that the Facility is unavailable for service, either totally or partially due to forced outages or deratings (other than Delay Degradation) to the total On-peak Period hours during such Contract Year calculated in accordance with the most current formula defined by NERC GADS (less adjustment for unplanned (forced) derated hours during reserve shutdown).

"On-peak Monthly Steam Average" - Shall have the meaning set forth in Section 25.24 (Steam Sales Contract Monthly Report).

“On-peak Period” – The fourteen (14) hour period from and including 7:00 a.m. through and including 8:59 p.m. each Day.

“Operating Thermal Threshold” – The ratio, for the Contract Year in question, of the Facility’s useful thermal output for such Contract Year divided by the sum of (i) the useful electrical output for such Contract Year plus (ii) the useful thermal output for such Contract Year. This ratio is to be expressed as a percentage.

“Original Power Purchase Agreement” – Shall have the meaning set forth in Background Section J.

“Party” – Each of Seller or Company.

“Parties” – Seller and Company, collectively.

“Partnership Agreement” – The agreement entitled “Kalaeloa Partners, L.P. Partnership Agreement,” dated October 13, 1988, as amended from time to time in accordance with that agreement and this Agreement.

“Per Hour Variable Component” – Shall have the meaning set forth in Attachment J (Energy Charge and Capacity Charge Payment Formulas).

“Performance Standards” – The various performance standards for the operation of the Facility and the delivery of electric energy from the Facility to the Company specified in Section 3 (Performance Standards) of Attachment B (Facility Owned by Seller), as such standards may be revised from time to time pursuant to Article 24 (Process for Addressing Revisions to Performance Standards) of this Agreement.

“Performance Standards Information Request” – A written notice from Company to Seller proposing revisions to one or more of the Performance Standards then in effect and requesting information from Seller concerning such proposed revision(s).

“Performance Standards Modifications” – For each Performance Standards Revision, any capital improvements, additions, enhancements, replacements, repairs or other operational modifications to the Facility and/or to changes in Seller's operations or maintenance practices necessary to enable the Facility to achieve the performance requirements of such Performance Standards Revision.

“Performance Standards Pricing Impact” – Any adjustment in rates for purchase set forth in Article 5 (Rates for Purchase) in $/kWh and/or $/kW per month necessary to specifically reflect the recovery of the net costs and/or net lost revenues specifically attributable to any Performance Standards Modification necessary to comply with a Performance Standard Revision, which shall consist of the following: (i) recovery of, and return on, any capital investment (aa) made over a cost recovery period starting after the Performance Standards Revision is made effective following a PUC Performance Standards Revision Order through the end of the Initial Term and (bb) based on a proposed capital structure that is commercially reasonable for such an investment and the return on investment is at market rates for such an investment or similar investment); (ii) recovery of reasonably expected net additional operating and maintenance costs; and (iii) an adjustment in pricing or warranties of performance under Section 3.2(B) (Warranties and Guarantees of Performance), as applicable, necessary to compensate Seller for a reasonably expected reduction, if any, in the delivery of electric energy to Company under this Agreement, or reasonably expected increases in Liquidated Damages under Section 9.2 (Calculation and Payment of Liquidated Damages) directly related to the Performance Standards Modification or Performance Standards Revision.

“Performance Standards Proposal” – A written communication from Seller to Company detailing the following with respect to a proposed Performance Standards Revision: (i) a statement as to whether Seller believes that it is technically feasible to comply with the Performance Standards Revision and the basis therefor; (ii) the Performance Standards Modifications proposed by Seller to comply with the Performance Standards Revision; (iii) the capital and incremental operating costs of any necessary technical improvements, and any other incremental net operating or maintenance costs associated with any necessary operational changes, and any expected lost revenues associated with expected reductions in electric energy delivered to Company; (iv) the Performance Standards Pricing Impact of such costs and/or lost revenues; (v) information regarding the effectiveness of such technical improvements or operational modifications; (vi) proposed contractual consequences for failure to comply with the Performance Standard Revision that would be commercially reasonable under the circumstances; and (vii) such other information as may be reasonably required by Company to evaluate Seller's proposals. A Performance Standards Proposal may be issued either in response to a Performance Standards Information Request or on Seller's own initiative.

“Performance Standards Revision” – A revision, as specified in a Performance Standards Information Request or a Seller-initiated Performance Standards Proposal, to the Performance Standards in effect as of the date of such request or proposal.

“Performance Standards Revision Document” – A document specifying one or more Performance Standards Revisions and setting forth the changes to the Agreement necessary to implement such Performance Standards Revision(s). A Performance Standards Revision Document may be either a written agreement executed by Company and Seller or as directed by the Independent Evaluator pursuant to Section 24.10 (Dispute) of this Agreement, in the absence of such written agreement.

"Permitted Lien" – Shall have the meaning set forth in Section 4 (Purchase and Sale Agreement) of Attachment P (Sale of Facility by Seller) to this Agreement.

“Per kWh Variable Component” – Shall have the meaning set forth in Attachment J (Energy Charge and Capacity Charge Payment Formulas).

“Point of Interconnection” of “POI” – The point of delivery of electric energy and/or capacity supplied by Seller to Company, depicted on Attachment E (Single-Line Diagram), where the Facility owned by Seller interconnects with the Company System. Seller shall own and maintain the facilities from the Facility to the Point of Interconnection, excluding any Company-Owned Interconnection Facilities located on the Site. Company shall own and maintain the facilities from the Point of Interconnection to the Company System. The Point of Interconnection is set forth in Attachment E (Single-Line Diagram).

“Prime Rate” – The "prime rate" of interest, as published from time to time by The Wall Street Journal in the “Money Rates” section of its Western Edition Newspaper (or the average prime rate if a high and a low prime rate are therein reported). The Prime Rate shall change without notice with each change in the prime rate reported by The Wall Street Journal, as of the date such change is reported. Any such rate is a general reference rate of interest, may not be related to any other rate, may not be the lowest or best rate actually charged by any lender to any customer or a favored rate and may not correspond with future increases or decreases in interest rates charged by lenders or market rates in general.

"Project" – The Facility as described in Attachment A (Facility Description).

“Project Documents” – This Agreement, any ground lease or other lease in respect of the Site and/or Land Rights, all contracts for implementing the Fuel Conversion Option to which Seller is or becomes a party, the Fuel Supply Agreement to which Seller is or becomes a party, operation and maintenance agreements, and all other agreements, documents and instruments to which Seller is or becomes a party thereto in respect of the Facility, other than the Financing Documents and the Security Documents, as the same may be modified or amended from time to time in accordance with the terms thereof.

“Proprietary Rights” – Shall have the meaning set forth in Section 25.17 (Proprietary Rights).

"Prorated Shutdown Capacity" - The greater of the capacity of the Facility with one of its combustion turbines not in service or 90,000 kW.

"PSA" – Shall have the meaning set forth in Section 4 (Purchase and Sale Agreement) of Attachment P (Sale of Facility by Seller) to this Agreement.

“PUC” – Shall have the meaning set forth in Background Section A.

“PUC Approval Order” – Shall have the meaning set forth in Section 25.12(A) (PUC Approval Order).

“PUC Approval Order Date” – Shall have the meaning set forth in Section 25.12(C) (Company’s Written Statement).

"PUC Approval Time Period" – Shall have the meaning set forth in Section 2.2(C)(3)(b) (Time Period for PUC Approval).

"PUC Order Appeal Period" – Shall have the meaning set forth in Section 2.2(C)(3)(b) (Time Period for PUC Approval).

“PUC Performance Standards Revision Order” – The decision and order issued by the PUC approving the application or motion by the Parties seeking (i) approval of the Performance Standards Revision in question and the associated Performance Standards Revision Document,
(ii) finding that the impact of the changes to the contract pricing on Company's revenue requirements is reasonable, and (iii) approval to include the costs arising out of pricing changes in Company's Energy Cost Recovery Clause (or equivalent).

“PUC Submittal Date” – The date of submittal of Company’s complete application or motion for a satisfactory PUC Approval Order pursuant to Section 2.2(C) (PUC Approval) of this Agreement.

"PUC's Standards" – Standards for Small Power Production and Cogeneration in the State of Hawai‘i, issued by the Public Utilities Commission of the State of Hawai‘i, Chapter 74 of Title 6, Hawai‘i Administrative Rules, currently in effect and as may be amended from time to time.

“Purchased Power Adjustment Clause” – The Company’s cost recovery mechanism incorporated into Company’s tariff rules as approved by the PUC in Docket No. 2008-0083, in Final Decision and Order filed December 29, 2010 (or such successor provision that may be established from time to time), which permits Company to recover all capacity, operations and maintenance, and other non-energy payments incurred by the Company pursuant to a purchased power agreement.

“PURPA” – Shall have the meaning set forth in Background Section K. "QF" - Shall have the meaning set forth in Background Section K.
“Qualified Independent Engineering Company” – Any company listed on Attachment D (Consultants List - Qualified Independent Engineering Companies), as such list is amended from time to time.

“Qualified Independent Engineers’ List” – The list of Qualified Independent Engineering Companies attached hereto as Attachment D (Consultants List - Qualified Independent Engineering Companies) and created and modified from time to time pursuant to Section 3.3(D)(2) (Qualified Independent Engineering Companies).

“Recipient” – Shall have the meaning set forth in Section 3.2(I)(2) (Confidentiality).

“Reference Year” – Shall have the meaning set forth in Attachment U (Adjustment of Charges).

"Revenue Metering Package" – The primary revenue meter, backup revenue meter (if required by Company), revenue metering PTs and CTs, secondary wiring, terminal blocks, test switches and fuses for secondary wiring.

“Right of First Negotiation Period” – Shall have the meaning set forth in Section 1(a) (Right of First Negotiation) of Attachment P (Sale of Facility By Seller).

“RPS Law” – The Hawai‘i law that mandates that Company and its subsidiaries generate or purchase certain amounts of their net electricity sales over time from qualified renewable resources. The RPS requirements in Hawai‘i are currently codified as HRS §§ 269-91 through - 95.

"SCADA" – The Company system that provides remote control and monitoring of Company's transmission and sub-transmission systems and enables Company to perform real- time control of equipment in the field and to monitor the conditions and status of the Company System.

“Second Notice” – Shall have the meaning set forth in Section 3.3(D)(1)(c) (Implementation of Independent Engineering Assessment).

“Security Agreement” – The Security Agreement dated June 15, 1989, as amended, between Company and Seller, granting Company a security interest in, among other things, all of Seller’s right, title and interest in and to the Facility, the Project Documents, all accounts established pursuant to the Project Documents, all insurance proceeds in respect of the Facility and all proceeds of the foregoing, as the same may be modified or amended from time to time in accordance with the terms thereof.

“Security Documents” – The Security Agreement and the Consents, together with all Uniform Commercial Code financing statements and other agreements, consents, documents and instruments executed or filed in connection therewith, as the same may be modified or amended from time to time in accordance with the terms thereof.

“Seller” – Shall have the meaning set forth in the preamble to this Agreement.

“Seller’s Centralized Control System” – Shall have the meaning set forth in Section 2.a (Seller’s Centralized Control System) of Attachment Y (Operation and Maintenance of the Facility).

“Seller’s General Manager” – The person appointed by Seller to act as the principal on- site person who is responsible for the Facility.

“Seller-Owned Interconnection Facilities” – The Interconnection Facilities constructed and owned by Seller as described in Section 1 (The Facility) of Attachment B (Facility Owned by Seller).

“Site” – The parcel of real property on which the Facility is located, together with any Land Rights reasonably necessary for the ownership, operation and maintenance of the Facility by Seller, as identified in Attachment A (Facility Description).

“SOX 404” – Shall have the meaning set forth in Section 3.2(I)(1) (Financial Compliance).

“Start-up” – The action of bringing the Facility from non-operation to operation at the minimum load capability of 40 MW for the generating unit associated with such Facility, adjusted for ambient conditions. This minimum load capability would be for one (1) combustion turbine only.

“Steam Sales Contract” – The contract between Seller and Par Hawaii Refining, LLC (“Par”) for the sale by Seller of steam to Par, or such supplemental, additional or replacement contracts for the sale of steam necessary to maintain Seller’s QF status.

“Telemetry and Control” – The interface between Company’s EMS and the physical equipment at the Facility.

“Term” – The Initial Term and the Extension Term (if any), collectively.

"Third Party" – Any person or entity other than Company or Seller, and includes, but is not limited to, any subsidiary or affiliate of Seller.

"Total Actual Relocation Cost" – Shall have the meaning set forth in Section 5(b) of Attachment G (Company-Owned Interconnection Facilities) to this Agreement.

"Total Estimated Relocation Cost" – Shall have the meaning set forth in Section 5(a) of Attachment G (Company-Owned Interconnection Facilities) to this Agreement.

"Unfavorable PUC Order" – Shall have the meaning set forth in Section 25.12(E) (Unfavorable PUC Order).

“Unit Trip” – The sudden and immediate removal from service of one of the Facility’s generators as a result of immediate mechanical/electrical/hydraulic control system trips or operator-initiated action which requires Company, in consultation with Seller, to take immediate steps to place an unscheduled generator on-line to make up for the loss of output of the Facility’s generator, provided, however that Unit Trips shall not include: (A) any such removal which occurs within one (1) hour of the time at which a Facility generator is resynchronized following a planned or forced outage (including forced outages resulting from Unit Trips); (B) trips caused or initiated by Company other than pursuant to Section 4.1 (Initiation by Company) in circumstances described in Section 4.1(D) (Facility Problems); or (C) any such removal caused by events outside of the Facility.

The requirement set forth above in the first sentence of this definition regarding “consultation with Seller” shall, without limitation, be satisfied by any communication either from Seller’s plant operator to Company’s System Operator or vice versa with respect to the trip/shutdown in question regardless of whether or not the communication in question takes place before or after such trip/shutdown event. Such communication (i) need not be made by two-way medium and (ii) shall include any “hot line,” telephone or radio communication. The point of the clarification set forth in this paragraph is that in a trip/shutdown event, it is impracticable to interpret the term “consultation” to require an exchange of views between Seller and Company as a condition to Company action, and that such impracticality should not relieve Seller of the consequences, as set forth elsewhere in this Agreement, of including the trip/shutdown event in question within the definition of “Unit Trip.”

The requirement set forth in the first sentence of this definition that Company “take immediate steps to place an unscheduled generator on-line” shall not operate to exclude from the “Unit Trips” definition a trip/shutdown event if, at the time of the trip/shutdown in question, all generators comprising the Company System that are available to operate are operating and Company would have taken steps to place another generator on-line had another generator been available.

The term “unscheduled generator” set forth in the first sentence of this definition shall be determined immediately prior to the instant of commencement of the trip/shutdown event and means, in the case of a steam generator a generator that had not been scheduled by Company to be on-line for at least another three (3) hours after the time a trip/shutdown event commenced, and in the case of a non-steam generator such as a combustion turbine or internal combustion engine, a generator that had not been scheduled by Company to be online at least another thirty
(30) minutes after the time a trip/shutdown event commenced.

The exclusion from the definition of “Unit Trip” of trips/shutdowns “caused by events outside of the Facility” shall not operate to preclude from the “Unit Trips” definition trips/shutdowns caused by events occurring outside the Facility through which a Facility like the Facility should reasonably be expected, as a result of employing Good Engineering and Operating Practices, to remain synchronized and continue operation without the occurrence of a trip/shutdown event.

The removal from service with less than one (1) hour notice to Company shall be deemed sudden and immediate for purposes of this definition.

“Unplanned Removal From Service” – The unscheduled removal from service, other than for routine scheduled maintenance preapproved by Company, of a combustion turbine generator at the Facility, but not including any such removal caused by a disturbance or condition occurring on the Company System during which the Facility could not reasonably have been expected to remain synchronized and continue operation notwithstanding the employment of Good Engineering and Operating Practices.

(1) For purposes of this definition, Good Engineering and Operating Practices will not require that the Facility remain synchronized and continue operation through the following fault conditions:

(a) three phase fault conditions at the Points of Interconnection lasting more than one hundred twenty (120) milliseconds;

(b) two phase fault conditions at the Points of Interconnection lasting more than one hundred twenty (120) milliseconds); or

(c) single phase fault conditions at the Points of Interconnection lasting more than two (2.0) seconds.

A fault condition event shall be deemed to have ended when the voltage has recovered to and remains above 0.83 per unit (equivalent to 66.1 kV as measured line-to-ground) at Company’s Kalaeloa 138 kV Substation or such other location as close as practicable to the Points of Interconnection as Seller and Company agree in writing. Such voltage level shall be determined by the previously installed model 7100S Power Quality Monitor manufactured by Drantez-BMI (or such other equivalent power quality monitor acceptable to the Parties) at the Points of Interconnection or as close as practicable thereto (i.e., Company’s Kalaeloa 138 kV Substation) at the 138 kV level to measure the parameters necessary to determine whether a fault condition as described herein has occurred and the magnitude thereof. In the case where reliable data is not available from said measurement equipment, such voltage level shall be determined by interpretation or analysis of data collected from other voltage measuring equipment on the Company System and/or at the Facility.

(2) For purposes of this definition, Good Engineering and Operating Practices do not require that the Facility remain synchronized and continue operation if protection relay devices that are properly set, reviewed and accepted, and which operate in accordance with the specifications provided in this Agreement, have automatically removed all or a part of the Facility from service.

(3) No Unplanned Removal From Service shall be deemed to have occurred if an operator has manually removed one or both combustion turbine generators from service because, in his considered judgment, such condition or disturbance posed an immediate threat of serious damage to an integral part of the Facility despite the fact that none of the Facility’s breakers or protection relay devices automatically removed all or part of the Facility from service, provided that an after-the-fact review of the circumstances verifies that the actions of the operator were consistent with Good Engineer and Operating Practices.

“Unsubordinated Claims” – (i) Liquidated Damages payments in accordance with
Article 9 (Liquidated Damages), (ii) damages payable under Section 8.3 (Equitable Remedies) or under Section 9.5 (Other Rights Upon Default), (iii) amounts to be reimbursed by Seller to Company for costs incurred by Company in connection with effecting a cure of defaults committed by Seller under the Financing Documents (if any) pursuant to Section 20.6 (Reimbursement of Company Costs) or complying with requests of the Financing Parties (if any)

in respect of, the Financing Documents (if any), (iv) payments by Seller for Company-Owned Interconnection Facilities to be installed by Company, (v) insurance premiums and other payments in accordance with Section 6.2 (Payment) and (vi) adjustments in accordance with Section 6.3 (Billing Disputes).

“Variable O&M Component” – Shall have the meaning set forth in Attachment J (Energy Charge and Capacity Charge Payment Formulas).

“Weekly Unit Commitment Schedule” – The written notice delivered in accordance with Section 3.3(A)(3) (Dispatch Forecast), stating for each day of the following week the times at which all generating facilities on the Company System shall start up and shut down.

“60-Month Schedule” – Shall have the meaning set forth in Section 8.a (60-Month Schedule) of Attachment Y (Operation and Maintenance of the Facility).

ARTICLE 2
SCOPE OF AGREEMENT

2.1 General Description of the Facility.

(A) Overview. Seller will permit, own, operate and maintain the Facility in compliance with the terms and conditions of this Agreement. The Contract Firm Capacity and the Net Electric Energy Output of the Facility will be sold to Company under Company Dispatch for use in the Company System in accordance with the terms of this Agreement.

(B) Facility Description. The description of the Facility is attached to this Agreement as Attachment A (Facility Description). The single-line diagrams in Attachment E (Single-Line Diagram) shall expressly identify the Point of Interconnection of the Facility to the Company System.

(C) Interconnection Facilities. A description of the Interconnection Facilities and the terms and conditions related to the Interconnection Facilities shall be set forth in Attachment B (Facility Owned by Seller) and Attachment G (Company-Owned Interconnection Facilities) of this Agreement.

(D) Site. The Site of the Facility is located at 91-111 Kalaeloa Boulevard, Kapolei, Hawai‘i 96707, as more fully described in Attachment A (Facility Description).

(E) Requirements for Electric Energy Supplied by Seller. Electric energy supplied by Seller hereunder shall meet the specifications required by this Agreement. The Facility shall be designed to operate continuously and shall be designed to remain online and available to meet the requirements of Attachment B (Facility Owned by Seller) during events caused by natural forces, including but not limited to tropical storms, hurricanes, floods, earthquakes and volcanic eruptions, unless such events are of a severity as to exceed the specifications the Facility was designed to under Section 2.1(B) (Facility Description) except during planned outages, unplanned outages and outages pursuant to Article 4 (Suspension or Reduction of Deliveries). During events caused by natural forces, it is the intention of the Parties that the Facility shall be online and available to the greatest extent reasonably practicable within the then-existing circumstances and conditions of operation and taking into account the Seller’s determination, consistent with Good Engineering and Operating Practices, of whether the continued operation of the Facility (1) is likely to endanger the safety of persons and or property, and (2) is likely to endanger the integrity of the Facility.

(F) Fuel and Other Expendables. Seller will contract for, acquire or otherwise provide for a reliable supply of Fuel and other expendables necessary to operate the Facility in accordance with Section 14 (Fuel and Other Materials) of Attachment Y (Operation and Maintenance of the Facility).

(G) Fuel Conversion Option. Company shall have the option (the “Fuel Conversion Option”), but not the obligation, to have the Facility converted from generation using LSFO to generation using an alternative fuel as necessary or desirable to allow flexibility with respect to fuels, fuel storage, and fuel inventory to meet changing needs and, as necessary to help Company meet its obligations to achieve the levels mandated under the RPS Law as well as to enable

Seller to contribute to achievement of the State of Hawaiʻi's clean energy goals. If Company chooses to exercise the Fuel Conversion Option, the provisions in Attachment BB (Option for Conversion to Alternative Fuel) shall apply.

(H) It is the intent and expectation of the Parties that the Facility have a plant life equal to at least the Initial Term of this Agreement.

2.2 Term and Effectiveness of Certain Obligations

(A) Term. Subject to Section 2.2(B) (Effectiveness of Certain Obligations) of this Agreement, the initial term of this Agreement shall commence on the Execution Date and shall remain in effect for ten (10) Contract Years following the Effective Date but in no event later than fifteen (15) years from the Execution Date (the “Initial Term”). This Agreement shall automatically terminate upon expiration of the Initial Term. If the Parties desire, the Parties may negotiate terms and conditions of an extension term (“Extension Term”), which terms and conditions (i) shall include reduced contract pricing, (ii) shall be submitted to the PUC by Company for approval no later than one (1) year prior to the expiration of the Initial Term and
(iii) shall have no effect without PUC approval.

(B) Effectiveness of Certain Obligations.

(1) [Reserved]

(2) Other. Prior to the Effective Date (i) in no event shall Seller be obligated to sell capacity or electric energy to Company (except as provided in Section 2.2(B)(3) below), or have any other obligations to Company under this Agreement other than those set forth in this Section 2.2 (Term and Effectiveness of Certain Obligations), Section 2.3(A) (Seller Conditions Precedent), Section 3.2(A)(l) (General) (only as to obligations with respect to design and acquiring Land Rights), Section 3.2(A)(3) (Seller’s Governmental Approvals and Land Rights) and Section 3.2(A)(4) (Review of Facilities), Article 7 (Credit Assurance and Security), Article 13 (Indemnification), Article 15 (Insurance), Article 17 (Dispute Resolution), Article 18 (Force Majeure), Article 20 (Assignments and Financing Debt), Article 21 (Sale of Facility by Seller), and Article 25 (Miscellaneous); and (ii) in no event shall Company be obligated to make any payments provided for herein to Seller or have any other obligations to Seller other than those set forth in this Section 2.2 (Term and Effectiveness of Certain Obligations), Section 2.3(B) (Failure of Seller Conditions Precedent), Section 3.1(E) (Company Security Documents), Section 3.2(A)(3) (Seller’s Governmental Approvals and Land Rights) and Section 3.2(A)(4) (Review of Facilities), and Article 13 (Indemnification), Article 17 (Dispute Resolution), Article 18 (Force Majeure), Article 20 (Assignments and Financing Debt), Article 21 (Sale of Facility by Seller), and Article 25 (Miscellaneous).

(3) Prior to the Effective Date, the terms, conditions and obligations of Seller and Company with respect to the Facility, including the acceptance and payment for energy from the Facility, shall be governed by and in accordance with the Original Power Purchase

Agreement which, notwithstanding the execution of this Agreement, shall continue in full force and effect until the Effective Date.

(4) Upon the Effective Date, the Original Power Purchase Agreement shall be superseded by this Agreement and the terms and conditions of the Original Power Purchase Agreement shall be of no force and effect except for disputes already subject to dispute resolution under the Original Power Purchase Agreement, which shall continue until resolution under the terms of the Original Power Purchase Agreement; provided, however, that any disputes under the Original Power Purchase Agreement for which arbitration under Section 17.2 (Dispute Resolution Procedures) of the Original Power Purchase Agreement has not been invoked prior to the Effective Date shall no longer be subject to arbitration under said Section 17.2 but shall, if the Parties are unable to resolve such dispute by negotiations, be subject to mediation and arbitration under the procedures set forth in Section 17.2 (Dispute Resolution Procedures) of this Agreement.

(C) PUC Approval.

(1) PUC Approval Order.

(a) Notwithstanding any other provisions of this Agreement that might be construed to the contrary, Company’s purchase of electric energy under this Agreement and Company’s payment of the Capacity Charge, and any and all terms and conditions of this Agreement that are ancillary to that purchase and that payment, are all contingent upon obtaining the Non-appealable PUC Approval Order and the occurrence of the Capacity Rate Inclusion Date. Upon the execution of this Agreement, the Parties shall use good faith efforts to obtain, as soon as practicable, a satisfactory PUC Approval Order that satisfies the requirements of Section 25.12(A) (PUC Approval Order). Company shall submit to the PUC an application for a satisfactory PUC Approval Order but does not extend any assurance that a PUC Approval will ultimately be obtained. Seller will provide reasonable cooperation to expedite obtaining a PUC Approval Order including timely providing information requested by Company to support its application, including information for Company and its consultant to conduct a greenhouse gas emissions analysis for the PUC application, as well as information requested by the PUC and parties to the PUC proceeding in which approval is being sought. Seller understands that lack of cooperation may result in Company's inability to file an application with the PUC and/or a failure to receive a PUC Approval Order. For the avoidance of doubt, Company has no obligation to seek reconsideration, appeal, or other administrative or judicial review of any Unfavorable PUC Order. The Parties agree that neither Party has control over whether or not a PUC Approval Order will be issued and each Party hereby assumes any and all risks arising from, or relating in any way to, the inability to obtain a satisfactory PUC Approval Order and hereby releases the other Party from any and all claims relating thereto.

(b) Seller shall seek participation without intervention in the PUC docket for approval of this Agreement pursuant to applicable rules and orders of the PUC. The scope of Seller's participation shall be determined by the PUC. However, Seller expressly agrees to seek participation for the limited purpose and only to the extent necessary to assist the PUC in making an informed decision regarding the approval of this Agreement. If Seller chooses not to seek participation in the docket, then Seller expressly agrees and knowingly waives the right to claim, before the PUC, in any court, arbitration or other proceeding, that the information submitted and the arguments offered by Company in support of the application requesting the PUC Approval Order are insufficient to meet Company's burden of justifying that the terms of this Agreement are just and reasonable and in the public interest, or otherwise deficient in any manner for purposes of supporting the PUC's approval of this Agreement. Seller shall not seek in the docket and Company shall not disclose any confidential information to Seller that would provide Seller with an unfair business advantage or would otherwise harm the position of others with respect to their ability to compete on equal and fair terms.

(2) Prior to Effective Date. Company may, by written notice delivered prior to the Effective Date, declare the Agreement null and void if Seller is in breach of any of its representations, warranties and covenants under the Agreement, which, in Company’s reasonable judgment, has a material adverse effect on Seller’s ability to perform its obligations under the Agreement or materially increases Company’s operational, financial or reputational risk associated with this Agreement.

(3) Time Periods for PUC Submittal Date and for PUC Approval.

(a) Time Period for PUC Submittal Date. If the PUC Submittal Date has not occurred within one hundred twenty (120) Days of the Execution Date, or such longer period as Company and Seller may agree to by a subsequent written agreement, Company may, by written notice delivered within thirty (30) Days of the expiration of such period, declare the Agreement null and void if the reason the application has not been filed is (i) the condition set forth in Section 2.2(C)(2) (Prior to Effective Date) or (ii) Seller's failure to provide in a timely manner information reasonably requested by Company to support such application.

(b) Time Period for PUC Approval. If the PUC issues an Unfavorable PUC Order or if a PUC Approval Order is not obtained within twelve (12) months of the PUC Submittal Date, or within such longer period as Company and Seller may agree to by a written agreement (the “PUC Approval Time Period”), Company or Seller may, by written notice delivered within one hundred eighty (180) Days of (i) in the case that an Unfavorable PUC Order has been issued, the date the Unfavorable PUC Order becomes non-appealable, or (ii) in the case that a PUC Approval Order is not issued within twelve (12) months of the PUC Submittal Date, or the expiration of the PUC Approval Time Period, as applicable, declare this Agreement null and void. If a PUC Approval Order or an Unfavorable PUC Order is issued within the PUC Approval Time Period, but such order is appealed, and a Non-appealable PUC Approval Order is not obtained within eighteen (18) months of the PUC Submittal Date, or within such longer period as Company and Seller may agree to by a subsequent written agreement (the “PUC Order Appeal Period”), Company or Seller may, by written notice delivered within ninety (90) Days after the expiration of the PUC Order Appeal Period, declare this Agreement null and void.

(D) Obligations of Parties Upon Declaration of the Agreement as Null and Void. If pursuant to Section 2.2(C) (PUC Approval), a Party exercises its right to declare this Agreement null and void, this Agreement shall be deemed null and void and the Parties hereto shall be free of all obligations hereunder, other than as provided in this Section 2.2(D) (Obligations of Parties Upon Declaration of the Agreement as Null and Void), and shall pursue no further remedies against one another. A declaration that this Agreement is null and void pursuant to Section

2.2(C) (PUC Approval) shall not affect the following provisions, which shall remain in full force and effect: Section 2.2(B) (Effectiveness of Certain Obligations), this Section 2.2(D) (Obligation of Parties Upon Declaration of the Agreement as Null and Void), Section 3.2(I)(2) (Confidentiality), Article 17 (Dispute Resolution), Section 25.1 (Notices), Section 25.9 (Governing Law, Jurisdiction and Venue), Section 25.11 (Computation of Time), Section 25.16 (No Third Party Beneficiaries), Section 25.19 (Settlement of Disputes), Section 25.22 (Hawai‘i General Excise Tax), and Section 7 (Land Restoration) of Attachment G (Company-Owned Interconnection Facilities).

(E) Termination Rights. Notwithstanding the foregoing, the right of Company or Seller to terminate the Agreement at any time upon the occurrence of any Event of Default described in Article 8 (Default) shall remain in full force and effect.

(F) [Reserved]

(G) Option to Purchase Facility and Right of First Negotiation. Company shall have the right of first negotiation prior to the end of the Term and option to purchase the Facility at the end of the Term, as provided in Attachment P (Sale of Facility by Seller) to this Agreement.

2.3 Conditions Precedent.

(A) Seller Conditions Precedent. Company’s obligation to purchase electric energy and/or capacity from Seller pursuant to this Agreement, and any and all obligations of Company which are ancillary to that purchase, are contingent upon the following Conditions Precedent:

(1) Following the Execution Date. Within sixty (60) Days after the PUC Submittal Date, Seller shall submit to Company the then-available detailed design materials and specifications for the Facility generally described in Attachment A (Facility Description) and Attachment B (Facility Owned by Seller), including but not limited to the prime mover(s), generator(s), main step-up transformer(s), condenser(s), Fuel handling equipment, electric energy storage equipment, as applicable, any and all plans related to the Life Extension Program and other evidence and calculations reasonably demonstrating to Company's satisfaction that the Facility, if operated and maintained pursuant to such design materials and in accordance with Good Engineering and Operating Practices, can be reasonably expected to have a useful life at least equal to the Initial Term.

(2) [Reserved]

(3) [Reserved]

(4) On or Before the Effective Date. On or before the Effective Date, Seller shall:

(a) Executed Project Documents. Submit to Company copies of the following executed Project Documents: (i) the fully executed Fuel Supply Agreements (with commercial terms redacted to protect suppliers’ confidential information), which, if practicable, shall have a term equal to the Term; (ii) the Fuel Report which shall be updated annually and submitted to Company on January 1 of each year this Agreement is in force; and (iii) other contracts (if any) entered into by Seller for the purchase of critical materials and services necessary for the operation and maintenance of the Facility;

(b) [Reserved]

(c) Governmental Approvals and Land Rights – Operations. Submit to Company documents or other evidence that Seller has obtained all currently required Governmental Approvals and Land Rights needed to operate the Facility;

(d) Proof of Insurance. Submit to Company copies of any and all then-required insurance policies (or binders as appropriate) procured by Seller in accordance with Article 15 (Insurance) relating to the operations of the Facility;

(e) Financing Documents and Security Documents. Submit to Company copies of the Financing Documents as provided in Section 20.4 (Financing Documents Requirements), if any, and Security Documents as provided in Section 3.1(E) (Company Security Documents); and

(f) Officer’s Certificate. Submit to Company a certificate executed by a duly authorized officer of Seller certifying that: (i) Seller has obtained all then-required Governmental Approvals and Land Rights needed to operate the Facility throughout the Term; and (ii) the Control System Acceptance Test has been satisfactorily accomplished. To allow Company to evaluate the information provided by Seller, Seller shall cooperate in such physical inspections of the Facility pursuant to Section 10.4 (Inspection of Facility Operation) of this Agreement as may be reasonably required by Company from time to time during the Term. In no event shall Company’s technical review and inspection of the Facility be deemed to be an endorsement of the design thereof or as any warranty of the safety, durability or reliability of the Facility nor a waiver of any of Company’s rights.

(B) Failure of Seller Conditions Precedent.

(1) Seller’s Remedial Action Plan. If Seller misses any of the submission deadlines required by the Conditions Precedent in Section 2.3(A) (Seller Conditions Precedent), Seller shall, within ten (10) Business Days of such missed submission deadline, provide Company a remedial action plan which shall set forth a detailed description of Seller’s course of action and plan to provide Company with the required submission and to meet all subsequent submission deadlines and the Effective Date; provided, that delivery of any remedial action plan shall not relieve Seller of its obligation to meet any subsequent submission deadlines and the Effective Date.

(2) Seller’s Certification Requirements. Not later than ninety (90) Days after the PUC Submittal Date, Seller shall submit to Company (i) a certificate executed by a duly authorized officer of Seller declaring whether Seller considers that it has complied with the submission requirements of Section 2.3(A)(l) (Following the Execution Date), identifying with particularity the submissions on which such declaration relies, and certifying that such submissions are true and correct in all material respects and in no way materially misleading; and
(ii) a certificate executed by a duly authorized officer of Seller declaring whether Seller has determined that it has complied with the submission requirements of Section 2.3(A)(4)(a)

(Executed Project Documents), identifying with particularity the submissions on which such declaration relies, and certifying that such submissions are true and correct in all material respects and in no way materially misleading. Within thirty (30) Days of receiving each of Seller’s certificates pursuant to this Section 2.3(B)(2) (Seller’s Certification Requirements), Company shall provide Seller with either (i) a written statement that Seller has satisfied the submission requirements of Section 2.3(A)(1) (Following the Execution Date) and Section 2.3(A)(4)(a) (Executed Project Documents) identified in such certificate, or (ii) a written statement setting forth the requirement(s) Company believes have not been met by Seller. Seller shall comply substantially with the requirements set forth in the Company’s statement within thirty (30) Days of receiving Company’s statement. Unless and until Seller substantially complies with the Company’s requirements for satisfying the Conditions Precedent in Section 2.3(A) (Seller Conditions Precedent) to the reasonable satisfaction of the Company, Company shall have no obligation to purchase electric energy and/or capacity from Seller pursuant to this Agreement, or have any other obligation ancillary to that purchase.

2.4 No Waiver

(A) Conditions Precedent. Except as otherwise provided herein, failure by Company to invoke its rights under Section 2.3(B) (Failure of Seller Conditions Precedent) with respect to any particular Condition Precedent shall in no way diminish Company’s rights upon the failure of Seller to timely achieve any subsequent Condition Precedent.

(B) Event of Default. Notwithstanding any other provision herein to the contrary, Company’s failure to declare an Event of Default during the time periods provided for in this Agreement shall not constitute a waiver if such failure is the direct or indirect result of Seller’s misstatement of a material fact or Seller’s omission of a material fact which is necessary to make any representation, warranty, certification, guarantee or statement made (or notice delivered) by Seller to Company in connection with this Agreement (whether in writing or otherwise) not misleading.

ARTICLE 3
SPECIFIC RIGHTS AND OBLIGATIONS OF THE PARTIES

3.1 Rights and Obligations of Both Parties.

(A) Sale and Purchase of Energy and Capacity. Seller shall produce, supply and sell to Company and Company shall take from and pay Seller for the Contract Firm Capacity and Net Electric Energy Output as determined in accordance with the terms and conditions of this Agreement.

(B) Site Lease. Within sixty (60) Days of the Non-appealable PUC Approval Order Date, the Parties shall cause to be executed (and recorded, if required by Company) a renegotiated lease for the Site between Seller and Company establishing the right of Seller to continue to own, operate and maintain the Facility on the Site for a term at least as long as the Term of this Agreement.

(C) Good Engineering and Operating Practices.

(1) Each Party agrees to install, operate and maintain its respective equipment and facility and to perform all obligations required to be performed by such Party under this Agreement in accordance with Good Engineering and Operating Practices and applicable Laws.

(2) Wherever in this Agreement and/or the Attachments, Company has the right to give specifications, determinations or approvals, such specifications, determinations or approvals shall be given in accordance with Company’s standard practices, policies and procedures. Any such specifications, determinations, or approvals shall not be deemed to be an endorsement, warranty, or waiver of any right of Company.

(D) Interconnection Facilities. The terms and conditions related to the Company- Owned Interconnection Facilities and Seller-Owned Interconnection Facilities are set forth in Attachment B (Facility Owned by Seller) and Attachment G (Company-Owned Interconnection Facilities).

(E) Company Security Documents. Following the Execution Date, if, subject to Company’s prior written consent under Section 20.2 (Assignment by Seller), any Financing Party acquires any interest (including without limitation, a security interest, stock pledge, mortgage, lien or any other interest under a Financing Document) in the Facility, this Agreement, or any other Project Document, Seller shall, on or before the date that such financing is obtained, comply with the following requirements:

(1) Security Agreement. Seller shall cause to be executed and delivered to Company, at Company’s election, either an amendment to the Security Agreement or a replacement security agreement substantially in the form set forth in Attachment Q (Form of Security Agreement), to secure the performance by Seller of its obligations under this Agreement. The Security Agreement, as amended, or replacement security agreement, as applicable, shall be subordinate only to the mortgage and security interest provided to the Financing Parties (if any) and only in an amount and to the extent that such security interest and mortgage secure such amounts loaned or advanced by the Financing Parties (if any) to Seller.

Notwithstanding the immediately preceding sentence, Company's right to receive or set off the Unsubordinated Claims against payments it otherwise is obligated to make under this Agreement shall in no respect be subordinate to the interests of the Financing Parties (if any) under the Financing Documents (if any).

(2) Consents. Seller shall cause to be executed and delivered to Company the Consents (if any).

(3) Financing Parties. Seller agrees to require the Financing Parties (if any) and any additional or substitute Financing Parties (if any) to become parties to such documentation as is reasonably necessary to give effect to this Section 3.1(E) (Company Security Documents).

(4) Legal Opinions. Seller shall deliver to Company favorable legal opinions of counsel, addressed to Company, in form and substance satisfactory to Company, that the Security Agreement, as amended, or replacement security agreement, as applicable, have been duly authorized by Seller.

(5) Requirements for the Security Documents. The Security Documents shall be governed by Hawai‘i law, be in form and content customarily used in Hawai‘i for substantial commercial loan transactions by knowledgeable institutional lenders, and shall in all respects be reasonably satisfactory to Company.

(6) Further Assurances. Seller shall execute and deliver to Company such other documents and instruments, and take such other actions, as may be reasonably necessary for Company to establish and perfect its rights under the Security Documents (if any) and to obtain and give full effect to the security interest, pledge and priority contemplated hereby.

(7) Filing of Security Documents. Seller hereby expressly authorizes Company to file or record fixture filings, financing statements, and other Security Documents as Company deems necessary or appropriate to perfect its security interest in the Facility and Project Documents.

3.2 Rights and Obligations of Seller.

(A) Facility Operation and Review.

(1) General. Seller shall furnish all financial resources, labor, tools, materials, equipment, transportation, supervision, and other goods and services necessary to fulfill the requirements of this Agreement. Seller shall also be responsible for acquiring any and all necessary Land Rights as well as for Fuel handling and waste disposal infrastructures. The continued operation, maintenance and repair of the Facility as well as the acquisition of other necessary infrastructures shall take place using Good Engineering and Operating Practices, and must conform to Company design specifications and standards, where applicable. To the extent practicable, all new equipment shall be designed and constructed by Seller in a manner consistent with that objective.

(2) [Reserved]

(3) Seller’s Governmental Approvals and Land Rights.

(a) Seller’s Responsibilities. Seller is responsible for the acquisition and continuous maintenance of all Governmental Approvals and Land Rights required for the ownership, operation and maintenance of the Facility during the Term under conditions which allow Seller to meet the requirements of this Agreement, including, without limitation, Company’s right to control the Facility through Company Dispatch. Seller shall obtain the Governmental Approvals necessary to allow Company to start up and shut down Seller’s generating units as necessary in accordance with this Agreement and to dispatch Seller’s generating units at maximum continuous output twenty-four (24) hours per Day for as long as needed to satisfy the Company System demand, as Company deems appropriate, in its reasonable discretion. Under no circumstance shall Seller commence any operation or maintenance activities with respect to the Facility, without first obtaining the required, applicable Governmental Approvals and Land Rights.

(b) Duration of Governmental Approvals and Land Rights. All Governmental Approvals and Land Rights shall be acquired for the Initial Term of this Agreement and, to the extent applicable, any Extension Term; provided, however, that if the pertinent Governmental Authority does not issue a specific Governmental Approval for at least a period equal to the Initial Term, Seller shall obtain the Governmental Approval for the longest time period generally allowed by law. All Governmental Approvals shall be obtained and renewed by Seller in accordance with procedures set by the pertinent Governmental Authority. Seller must comply with all provisions in operating Governmental Approvals and with all Site- specific requirements imposed by any Governmental Authority. Seller shall be responsible for all costs related to any violations by Seller, its employees, agents or representatives, of any provisions of any of the Governmental Approvals or Land Rights, and in no situation shall Company be held responsible for violations of Seller’s Permits or Land Rights.

(4) Review of Facilities.

(a) Drawings and Calculations. Seller shall make readily available to Company a complete set of all detailed engineering, vendor and manufacturing and as-built drawings and calculations, as updated from time to time in connection with the implementation of the Life Extension Program, including the documentation required by Section 1(b)(iii)(G) (Cybersecurity and Critical Infrastructure Protection) of Attachment B (Facility Owned by Seller), within a reasonable time after such drawings and calculations are available, but in no event later than seven (7) Days following the date of completion of each activity of the LEP implementation. Such drawings and calculations shall be submitted in electronic format, if requested by Company, in a format compatible with Company’s computer hardware and software.

(b) No Endorsement, Warranty or Waiver. In no event shall any review, comment or failure to comment by Company be deemed to be an endorsement, warranty or waiver of any right by Company. In no event shall any failure by Company to exercise its rights under this Section 3.2(A)(4) (Review of Facilities) constitute a waiver by Company of, or otherwise release Seller from, any other provision of this Agreement.

(c) Areas of Common Concern. In areas of common concern, such as the type and settings of Seller’s protective relaying equipment, Seller shall submit such concerns, designs and settings for Company’s review and acceptance. Protective relay settings must coordinate with the Company System as Company, within its sole discretion, designs and operates the Company System.

(5) Facility Protection and Control Equipment.

(a) Seller’s Obligations. Seller shall, at its own cost, furnish, install, operate and maintain internal breakers, relays, switches, synchronizing equipment and other associated protective and control equipment necessary to maintain the standard of reliability, quality and safety of electric energy production suitable for parallel operation with the Company System as required by this Agreement and Good Engineering and Operating Practices.

(b) Company’s Right to Review the Design. Company shall have the right, but not the obligation, to review and accept the design of all such equipment, protective relay settings, and control logic as soon as practicable, and in no event later than thirty (30) Days after the receipt of all Governmental Approvals required for the implementation of the LEP and shall present any comments relating thereto to Seller, as soon as practicable and in no event later than sixty (60) Days after receiving such design information.

(c) Company’s Right to Review Modifications. Company shall have the right, but not the obligation, to review and accept any proposed future action by Seller to modify or replace such equipment, or change such settings, as soon as practicable, and in no event later than forty-five (45) Days prior to such future action; provided, however, that Company shall present any comments relating thereto to Seller as soon as practicable, and in no event later than fifteen (15) Days after receiving information relating to such future action.

(d) Company’s Right to Review Installation. Company shall have the right, but not the obligation, to review, inspect and accept the installation, construction and setting of all such equipment in order to ensure consistency with the design submitted by Seller for Company’s review. If Company exercises such right, Company shall inform Seller as soon as practicable, and in no event later than forty-five (45) Days after such review or inspection, of any problems it believes exist and any recommendations it has for correcting such problems.

(e) No Endorsement, Warranty or Waiver. Company’s inspection and acceptance of Seller’s equipment and settings shall not be construed as endorsing the design thereof, nor as any warranty of the safety, durability or reliability of said equipment and settings, nor as a waiver of any of Company’s rights. In no event shall any failure by Company to exercise its rights under this Section 3.2(A)(5) (Facility Protection and Control Equipment) constitute a waiver by Company of, or otherwise release Seller from, any other provision of this Agreement.

(f) Cooperation. Seller and Company shall cooperate with each other in good faith in agreeing upon design standards for any equipment or settings referred to in this Section 3.2(A)(5) (Facility Protection and Control Equipment).

(g) Timing for Implementation of Company Proposals. Within a reasonable time after receipt of Company’s comments referred to in this Section 3.2(A)(5) (Facility Protection and Control Equipment) or notification by Company of problems related to Seller’s obligations under this Section 3.2(A)(5) (Facility Protection and Control Equipment), but no later than ninety (90) Days after such notification (unless such condition is causing a safety hazard or damage to the Company System or the facilities of any of Company’s customers, in which event the correction must be promptly made by Seller), Seller shall implement Company’s proposals.

(h) Relay Settings and Control Logic. Notwithstanding the foregoing, Seller shall utilize relay settings and control logic prescribed by Company, which may be changed over time within the design capability of the equipment as the requirements of the Company System change. If Seller demonstrates to the satisfaction of Company that the utilization of such relay settings and control logic would likely result or have resulted in an event normally requiring Liquidated Damages or an Event of Default, Seller shall be excused from same. If Seller and Company disagree as to whether the utilization of such relay settings resulted in an event that required Liquidated Damages or an Event of Default, a Qualified Independent Engineering Company will be chosen from the Qualified Independent Engineers List pursuant to Section 3.3(D)(1)(b) of this Agreement and the Qualified Independent Engineering Company will determine if the utilization of such relay settings resulted in the event that gave rise to Liquidated Damages or an Event of Default pursuant to the Independent Engineering Assessment. Seller and Company shall abide by the Qualified Independent Engineering Company’s determination.

(B) Warranties and Guarantees of Performance.

(1) Equivalent Availability Factor. Seller warrants and guarantees that, in each Contract Year during the Initial Term, the Facility will achieve an EAF of 85% or greater. If Seller performs a "C" inspection in a given Contract Year, the hours actually spent on such "C" inspection in that Contract Year shall be allocated evenly between that Contract Year and the subsequent Contract Year for purposes of calculating the EAF. (Routine combustion turbine washing will be charged as Reserve Shutdown Hours rather than as outage time for purposes of calculating unit availability. Routine combustion turbine washing shall mean the washing of combustion turbines during a period or periods, which total no more than twenty-four (24) hours, between 8:00 p.m. Friday and 8:00 a.m. Monday and during which period or periods one (1), but not more than one (1), combustion turbine is taken out of service at any one (1) time for washing and routine maintenance.) If a Force Majeure event(s) occurs, the Force Majeure period shall not count for the purposes of calculating EAF to compute Liquidated Damages or Event of Default criteria, but only to the extent that Seller’s inability to perform is caused by one (1) or more Force Majeure event(s).

(2) Equivalent Forced Outage Rate. Seller warrants and guarantees that, in each Contract Year during the Initial Term, the Facility will not exceed a six percent (6%) EFOR. If a Force Majeure event(s) occurs, the Force Majeure period shall not count for the purposes of calculating EFOR to compute Liquidated Damages or Event of Default criteria, but only to the extent that Seller’s inability to perform is caused by one (1) or more Force Majeure event(s).

(3) On-peak EFOR. Seller warrants and guarantees that, in each Contract Year during the Initial Term, the Facility will not exceed six percent (6%) during any Contract Year. If a Force Majeure event(s) occurs, the Force Majeure period shall not count for the purposes of calculating EFOR to compute Liquidated Damages or Event of Default criteria, but only to the extent that Seller’s inability to perform is caused by one (1) or more Force Majeure event(s).

(4) Contract Firm Capacity. Seller warrants and guarantees that the Facility will have and maintain the capability to produce and deliver to the Metering Point the Contract Firm Capacity in accordance with the terms of this Agreement.

(5) Power Quality. Seller warrants and guarantees that the Facility will produce electric energy that meets the quality standards in Section 3.c. (Reactive Amount), Section 3.i. (Primary Frequency Response), and Section 3.l. (Harmonics Standards) of Attachment B (Facility Owned by Seller).

(6) Unit Trips. Seller warrants and guarantees that the Unit Trips will not exceed twelve (12) per Contract Year.

(7) Full Plant Trips. Seller warrants and guarantees that there shall be no Full Plant Trips during any Contract Year.

(8) Operating Thermal Threshold. The Facility shall for each Contract Year beginning with the Contract Year in which the Effective Date occurs achieve an Operating Thermal Threshold greater than or equal to the Minimum Thermal Threshold. Within thirty (30) Days after the end of each Contract Year, Seller shall provide Company with a written report documenting the Operating Thermal Threshold actually achieved by Seller during such Contract Year.

(9) Liquidated Damages. If Seller fails to satisfy the warranties and guarantees of performance in this Section 3.2(B) (Warranties and Guarantees of Performance), Seller shall be liable for liquidated damages as provided in Article 9 (Liquidated Damages).

(10) Exclusive Warranties. The foregoing warranties and guarantees of performance constitute the exclusive warranties and guarantees under this Agreement and operate in lieu of all other warranties and guarantees, whether oral or written. Seller and Company disclaim any other warranty and guarantee, express or implied, including without limitation, warranties of merchantability or fitness for a particular purpose.

(C) Waste Handling. Seller shall be responsible for the handling and proper disposal of any waste products produced by the Facility, including but not limited to waste water and ash, and for any costs associated therewith.

(D) Emissions. Seller shall be responsible for the control and consequences of any and all emissions produced as a result of operation of the Facility and for the timely payment to the State of Hawaiʻi Department of Health or United States Environmental Protection Agency, as applicable, of all costs and expenses associated with any and all emissions produced as a result of operation of the Facility, including, without limitation, air pollutant emission fees, carbon tax or other similar charges.

(E) Compliance with Laws. Seller shall at all times comply with all applicable federal, state and local laws, rules, regulations, orders, ordinance, permit conditions and other governmental actions (collectively “Laws”) and shall be responsible for all costs associated therewith.

(F) Adequate Spare Parts. Seller shall at all times keep on hand or have ready access to sufficient spare parts, which shall include, but not be limited to, the critical spare parts shown in Attachment Z (Critical Spare Parts), to maintain the Facility in a manner which provides reasonable assurance, consistent with Good Engineering and Operating Practices, that the performance of the Facility will meet the requirements of this Agreement.

(G) Periodic Meetings. Seller’s General Manager or an alternate satisfactory to Company shall attend periodic meetings with appropriate Company representatives and be prepared to discuss Facility operations and maintenance and interface with the Company System operations. Such meetings may be regularly scheduled or called by Company specifically to address particular problem areas.

(H) Notice of Certain Events. To the extent any of the following events occur and could reasonably be likely to have a material adverse effect on Seller’s performance under this Agreement, Seller shall provide Company with immediate notice of the occurrence of such event and Seller’s proposed measures to ensure that such event will not lead to an Event of Default or otherwise materially impair Seller’s ability to perform its obligations under this Agreement:

(1) Payments for Materials or Labor. Seller shall fail to make any payment for materials or labor used in the engineering, design, construction, maintenance or operation of the Facility within ninety (90) Days after the due date thereof, except for payment obligations contested in good faith by Seller or adequately bonded to the reasonable satisfaction of Company or contract retentions withheld during Seller’s review of a contractor’s performance.

(2) Financing Documents. The Financing Parties (if any) shall declare an event of default under the Financing Documents.

(3) Governmental Approvals and Land Rights. Seller shall have received any notice that it is not in compliance with any of the Governmental Approvals and/or Land Rights that enable Seller to operate the Facility.

(I) Financial Compliance.

(1) Financial Compliance. Seller shall provide or cause to be provided to Company on a timely basis, as reasonably determined by Company, all information, including but not limited to information that may be obtained in any audit referred to below (the “Financial Compliance Information”), reasonably requested by Company for purposes of permitting Company and its parent company, HEI, to comply with the requirements (initial and on-going) of
(i) the accounting principles of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 810, Consolidation (“FASB ASC 810”), (ii) Section 404 of the Sarbanes-

Oxley Act of 2002 (“SOX 404”), (iii) FASB ASC 842 Leases (“FASB ASC 842”), and (iv) all clarifications, interpretations and revisions of and regulations implementing FASB ASC 810, SOX 404, and FASB ASC 842 issued by the FASB, Securities and Exchange Commission, the Public Company Accounting Oversight Board, Emerging Issues Task Force or other Governmental Authorities. In addition, if required by Company in order to meet its compliance obligations, Seller shall allow Company or its independent auditor to audit, to the extent reasonably required, Seller’s financial records, including its system of internal controls over financial reporting; provided, however, that Company shall be responsible for all costs associated with the foregoing, including but not limited to Seller’s reasonable internal costs. Company shall limit access to such Financial Compliance Information to persons involved with such compliance matters and restrict persons involved in Company's monitoring, dispatch or scheduling of Seller and/or the Facility, or the administration of this Agreement, from having access to such Financial Compliance Information (unless approved in writing in advance, by Seller).

(2) Confidentiality. Company shall, and shall cause HEI to, maintain the confidentiality of the Financial Compliance Information as provided in this Section 3.2(I) (Financial Compliance). Company may share the Financial Compliance Information on a confidential basis with HEI and the independent auditors and attorneys for HEI and Company. (Company, HEI, and their respective independent auditors and attorneys are collectively referred to in this Section 3.2(I) (Financial Compliance) as “Recipient”.) If either Company, or HEI, in the exercise of their respective reasonable judgments, concludes that consolidation or financial reporting with respect to Seller and/or this Agreement is necessary, Company and HEI each shall have the right to disclose such of the Financial Compliance Information as Company or HEI, as applicable, reasonably determines is necessary to satisfy applicable disclosure and reporting or other requirements and give Seller prompt written notice thereof (in advance to the extent practicable under the circumstances). If Company or HEI disclose Financial Compliance Information pursuant to the preceding sentence, Company and HEI shall, without limitation to the generality of the preceding sentence, have the right to disclose Financial Compliance Information to the PUC and the Division of Consumer Advocacy of the Department of Commerce and Consumer Affairs of the State of Hawai‘i (“Consumer Advocate”) in connection with the PUC’s rate making activities for Company and other HEI-affiliated entities, provided that, if the scope or content of the Financial Compliance Information to be disclosed to the PUC exceeds or is more detailed than that disclosed pursuant to the preceding sentence, such Financial Compliance Information will not be disclosed until the PUC first issues a protective order to protect the confidentiality of such Financial Compliance Information. Neither Company nor HEI shall use the Financial Compliance Information for any purpose other than as permitted under this Section 3.2(I) (Financial Compliance).

(3) Required Disclosure. In circumstances other than those addressed in Section 3.2(I)(2) (Confidentiality), if any Recipient becomes legally compelled under applicable law or by legal process (e.g., deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or a portion of the Financial Compliance Information, such Recipient shall undertake reasonable efforts to provide Seller with prompt notice of such legal requirement prior to disclosure so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 3.2(I) (Financial Compliance). If such protective order or other remedy is not obtained, or if Seller waives compliance with the provisions of this Section 3.2(I) (Financial Compliance), Recipient shall furnish only that portion of the Financial Compliance Information which it is legally required to so furnish and to use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed material.

(4) Exclusions from Confidentiality. The obligation of nondisclosure and restricted use imposed on each Recipient under this Section 3.2(I) (Financial Compliance) shall not extend to any portion(s) of the Financial Compliance Information which (i) was known to such Recipient prior to receipt, or (ii) without the fault of such Recipient is available or becomes available to the general public, or (iii) is received by such Recipient from a third party not bound by an obligation or duty of confidentiality.

(5) Consolidation. Company does not want to be subject to consolidation as set forth in FASB ASC 810, as issued and amended from time to time by FASB.

(a) Consolidation. Company represents that, as of the Execution Date, it is not required to consolidate Seller into its financial statements in accordance with relevant accounting guidance under U.S. generally accepted accounting principles (“GAAP”). If, due to change in applicable Law or accounting guidance under U.S. GAAP or as a result of a material amendment to the Agreement, in each case, after the Execution Date, Company determines, in its sole but nonarbitrary, discretion, that it is required to consolidate Seller into its financial statements in accordance with relevant accounting guidance in accordance with U.S. GAAP, then Seller, upon Company’s written request, shall, as soon as reasonably practicable (but in no event longer than fifteen (15) Days) provide audited financial statements (including footnotes) in accordance with U.S. GAAP (and as of the reporting periods Company is required to report thereafter) in order for Company to consolidate and file its financial statements within the reporting deadlines of the Securities and Exchange Commission; provided, however, that if Seller does not normally prepare audited financial statements for the periods requested, Company shall reimburse Seller fifty percent (50%) of the reasonable costs of having necessary audits performed and preparation of the audited financial statement; provided, further that the foregoing reimbursement shall only apply if Seller normally prepares financial statements on an annual basis. Notwithstanding the foregoing requirement that Seller provide audited financial statements to Company, the Parties will take all commercially reasonable steps, which may include modification of this Agreement, to eliminate the consolidation treatment, while preserving the economic "benefit of the bargain" to both Parties.

(b) [Reserved]

(c) [Reserved]

(d) [Reserved]

(e) Purchase Option. Without limitation to the obligation of the Parties to take commercially reasonable steps to eliminate such consolidation treatment or lease treatment as provided in Section 3.2(I)(5) (Consolidation), Seller shall, if requested by Company, take commercially reasonable steps to effectuate a sale of the Facility to Company as provided in Attachment P (Sale of Facility by Seller).

(J) Amendment of Seller’s Partnership Agreement. Seller covenants and agrees hereby that none of the following provisions of its Partnership Agreement shall be amended, modified, waived or excused without the express written consent of Company, which shall not be unreasonably withheld: Sections 1(a)-(g), (i), (k); 2(a)-(c), (f), (j)(ii); 3; 4; 5; 6; 7; 9; 10; 11; 12(b), (c), (e), (g) and (h).

(K) Trust Account. Seller shall establish, through appropriate provisions in its contracts with GE, in any Financing Documents, and in any additional agreements required to effectuate such arrangement, a trust account or similar arrangement which assures that payments to Seller by Company under this Agreement will first be employed to meet Seller’s obligations to the Financing Parties, if any, and to GE under the O&M Agreement.

(L) Qualifying Facility Status. Seller shall at all times use its best efforts to maintain the Facility as a QF. If a steam host is no longer available to Seller, then the Parties shall meet and discuss the loss of the steam host. Seller shall provide Company a copy of (i) any certification or recertification filed by Seller pursuant to 18 CFR Part 292 demonstrating that the Facility is a QF, and (ii) any notice received from the Federal Energy Regulatory Commission pertaining to Seller’s QF status or compliance with PURPA. Seller shall further inform Company in writing of Seller’s plans (if any) for maintaining its QF status, including the timing of any possible filing with the Federal Energy Regulatory Commission for a waiver of operating and efficiency requirements pursuant to 18 CFR Part 292 (together with the basis for requesting any such waiver). Notwithstanding the foregoing, any change in the QF status of the Facility under PURPA, 18 CFR Part 292, or Title 6, Chapter 74 of the Hawaii Administrative Rules after the Effective Date, shall not affect either Party’s obligations under this Agreement.

3.3 Rights and Obligations of Company.

(A) Dispatch of Facility Power.

(1) Routine Dispatch.

(a) Company shall have the right to dispatch capacity and real and reactive power delivered from the Facility to the Company System and to start up and shut down Seller’s generating units, subject only to and consistent with Good Engineering and Operating Practices, the requirements set forth in Attachment B (Facility Owned by Seller), including the cycling limitations provided in Section 3.t.i (Cycling of Generating Units), and Seller’s maintenance schedule determined in accordance with Section 8 (Schedule of Outages) of Attachment Y (Operation and Maintenance of the Facility).

(b) Company Dispatch will either be by Seller’s manual control under the direction of the Company System Operator or by computerized control by the EMS as provided in Section 2.a (Seller’s Centralized Control System) of Attachment Y (Operation and Maintenance of the Facility), in each case at Company’s reasonable discretion. Unless otherwise agreed to, Company may request the maximum real power output from the Facility with the Facility operating with volt-amp output up to the generator capability curves attached as Exhibit B-1 to this Agreement. The Dispatch Range under remote control shall be between the Minimum Load Capability specified in Section 3.k (Minimum Load Capability) of Attachment B

(Facility Owned by Seller) and the Contract Firm Capacity. Notwithstanding anything to the contrary, the power produced by the Facility shall always be subject to remote or manual dispatch by Company.

(c) Refusal or inability of Seller to comply with Company Dispatch shall result in an EAF and EFOR derating. The size of the derating shall be determined by subtracting the kWs delivered by the Facility from the Contract Firm Capacity, from the time such dispatch request was received until such time as Seller demonstrates the Contract Firm Capacity as requested by Company. Seller shall utilize the full capability of the Facility to satisfy its obligation to deliver Contract Firm Capacity in accordance with Company Dispatch by taking necessary actions to do so, subject to Good Engineering and Operating Practices.

(2) Demonstration of Loading and Unloading Ramp Rates. Company shall have the right at any time, other than during start-up periods, maintenance or other outages, upon reasonable notice with “Cause,” to direct the Facility to demonstrate its ability to meet the maximum ramp rate specified in Section 3.d (Ramp Rates) of Attachment B (Facility Owned by Seller). For purposes of this Section 3.3(A)(2) (Demonstration of Loading and Unloading Ramp Rates), “Cause” shall mean the failure of the Facility to meet the required loading or unloading ramp rates specified in accordance with Company Dispatch by the Company System Operator.
A one (1) hour notice will be given to Seller prior to the initial ramp rate test, which shall be performed by the Company System Operator testing the Facility by increasing or decreasing load at the maximum ramp rate. If the Facility passes the initial ramp rate test, subsequent ramp tests may be conducted by Company from that time to the end of the next weekend upon notice by telephone no less than five (5) minutes prior to commencement of each such test. If the Facility is unable to achieve either the loading (increasing) ramp rate or the unloading (decreasing) ramp rate, this event shall be considered a ramp derating in the amount of the difference between the Facility’s load at the conclusion of the test and the load the Facility should have achieved in accordance with the maximum ramp rate. This ramp derating will be assumed to start at the end of the test and will end at the earlier of (i) when the Facility demonstrates that the maximum loading and/or unloading ramp rate has been restored or (ii) when Seller declares to Company that the Facility is ready to be tested again (if the Facility subsequently passes such test); provided that, if Seller takes an outage during such ramp derating period, no ramp derating penalty shall apply against Seller for such outage period. The ramp derating period shall not count for purposes of calculating EAF or EFOR until Seller declares an outage pursuant to this Section 3.3(A)(2) (Demonstration of Loading and Unloading Ramp Rates), in which event, such outage shall count against EAF and EFOR, as applicable, starting from the time Seller declares such outage.

(3) Dispatch Forecast. Company shall provide Seller with a forecast of the following: (i) the annual dispatch which shows the amount of capacity and energy Company expects the Facility to produce on a monthly basis for the following calendar year, no later than sixty (60) Days prior to the anticipated Effective Date for the first Contract Year, and prior to September 1 for each Contract Year thereafter; and (ii) the “Weekly Unit Commitment Schedule” no later than Friday, 12:00 noon HST of each week which indicates the general expected daily use. Company’s failure to comply with the foregoing forecast provisions shall not affect Company’s right to dispatch the Facility pursuant to this Section 3.3(A) (Dispatch of Facility Power).

(B) [Reserved]

(C) [Reserved]

(D) Company Right to Require Independent Engineering Assessment.

(1) Implementation of Independent Engineering Assessment.

(a) If (i) Seller is failing to operate the Facility in accordance with Section 2.1(E) (Requirements for Electric Energy Supplied by Seller), Section 3.2(A)(5) (Facility Protection and Control Equipment), Section 1 (Standards) of Attachment Y (Operation and Maintenance of the Facility), Section 2 (Trip Setting) of Attachment Y (Operation and Maintenance of the Facility), Section 4 (Protective Equipment) of Attachment Y (Operation and Maintenance of the Facility), and Section 5 (Personnel and System Safety) of Attachment Y (Operation and Maintenance of the Facility), or is otherwise failing to comply with Good Engineering and Operating Practices, and fails to remedy such failure within ninety (90) Days of written notice thereof from Company, or fails to comply with Section 10.4(B) (Correction of Certain Conditions), and Company reasonably believes that such failure is likely to result in a failure to meet the performance standards set forth in Section 3 (Performance Standards) of Attachment B (Facility Owned by Seller); (ii) Seller is in breach of this Agreement with respect to the performance or operation of the Facility and has not cured such breach within the time limits specified in Article 8 (Default); or (iii) otherwise required by Section 8.2(C) (Right to Demand Independent Engineering Assessment and Modification), Company may require that the practices in question be assessed by a qualified professional engineering firm to be chosen from Attachment D (Consultants List – Qualified Independent Engineering Companies) and revised from time to time under Section 3.3(D)(2) (Qualified Independent Engineering Companies).

(b) The Parties shall promptly undertake to agree on a firm to be used from the Qualified Independent Engineers’ List; provided, however, that if such agreement is not reached within seven (7) Days after Company gives notice to Seller that it is invoking its rights under this Section 3.3(D) (Company Right to Require Independent Engineering Assessment), the firm shall be chosen from the Qualified Independent Engineers’ List by Company.

(c) The Qualified Independent Engineering Company selected shall make an Independent Engineering Assessment as to whether the practices in question conform to Good Engineering and Operating Practices as promptly as possible under the circumstances. If such determination is that the practices in question do not so conform, the engineering firm shall recommend necessary actions by Seller to bring it within Good Engineering and Operating Practices (the “Recommendations”). If the Recommendations require action by Seller to change its practices, Seller shall take such actions. Where the Recommendations require action by Seller, the engineering firm shall determine, after reasonable consultation with Seller within thirty (30) Days (or such longer period as deemed appropriate by such engineering firm) after its Recommendations are first made, whether Seller has taken adequate action to carry out such Recommendations. If the engineering firm then certifies that Seller has failed to take adequate action, Company shall notify Seller and the Financing Parties in writing of such certification and the basis therefor. Such notice shall state in bold letters that failure to commence implementation of the Recommendations on or before the date that is thirty (30) Days from the date of such notice (the “Implementation Date”) may lead to termination of this Agreement. If neither Seller nor the Financing Parties has begun to implement the Recommendations on or before the Implementation Date, such failure shall constitute an Event of Default under Section 8.1(A)(5). If either Seller or any Financing Party begins to implement the Recommendations on or before the Implementation Date, the engineering firm shall monitor whether the implementation thereof is being diligently pursued. If, after reasonable consultation with the parties involved in such implementation, the engineering firm determines that such implementation is not being diligently pursued, it shall promptly so certify to Company.
Company shall thereupon promptly notify Seller and the Financing Parties in writing of such certification, the basis therefor and the remedial steps that must be taken to cure (the “Second Notice”). Such Second Notice shall state in bold letters that failure to implement the remedial steps identified in the Second Notice (the “Remedial Steps”) on or before the date that is thirty
(30) Days from the date of the Second Notice may lead to termination of this Agreement. If at any time after the date that is thirty (30) Days from the date of the Second Notice, the engineering firm again certifies to Company that implementation of Recommendation is not being diligently pursued and/or the Remedial Steps are not being implemented, such certification shall constitute an Event of Default by Seller under Section 8.1(A)(5). Seller shall bear all costs of the engineering firm’s services unless the Independent Engineering Assessment determined that the practices in question were in accordance with Good Engineering and Operating Practices, in which case Company shall bear all costs of the Independent Engineering Assessment.

(2) Qualified Independent Engineering Companies. The Qualified Independent Engineers’ List attached hereto as Attachment D (Consultants List – Qualified Independent Engineering Companies) contains the names of engineering firms which both Parties agree are fully qualified to perform the Independent Engineering Assessment under Section 3.3(D)(1) (Implementation of Independent Engineering Assessment). At any time, except when an Independent Engineering Assessment is being made under Section 3.3(D)(1) (Implementation of Independent Engineering Assessment), either Party may remove a particular company from the Qualified Independent Engineers’ List by giving written notice of such removal to the other Party. However, neither Party may remove a company or companies from the Qualified Independent Engineers’ List without approval of the other Party if such removal would leave the Qualified Independent Engineers’ List without any names. Intended deletions shall be effective upon receipt of notice by the other Party, provided that such deletions do not leave the Qualified Independent Engineers’ List without any names. Proposed additions to the Qualified Independent Engineers’ List shall automatically become effective thirty (30) Days after notice is received by the other Party unless written objection is made by such other Party within said thirty (30) Days. By mutual agreement between the Parties, a new company or companies may be added to the Qualified Independent Engineers’ List at any time.

ARTICLE 4
SUSPENSION OR REDUCTION OF DELIVERIES

4.1 Initiation by Company. This section shall apply to suspensions or reductions of electric energy deliveries from the Facility directly resulting from instructions or remote control actions by the Company System Operator. This section does not apply to changes in electric energy output of the Facility within the normal Dispatch Range. This section does not apply to suspensions and/or reductions of energy output from the Facility initiated by Facility personnel and/or equipment in response to conditions on the Company System, such as by the action of protective equipment or governor droop response to Company System frequency.

(A) Safety of Persons and/or Property. If the Company System Operator determines that an adverse condition exists that is likely to endanger the safety of persons and/or property, and/or endanger the integrity of the Company System or have an adverse effect on Company customer’s electric service, the Company System Operator may remotely separate the Facility from the Company System by tripping the Facility’s synchronizing breakers via the EMS without prior notice. If Company disconnects the Facility from the Company System, it shall immediately notify Seller by telephone or hotline and thereafter confirm in writing the reasons for the disconnection.

(B) Reclosing. If the Facility is separated from the Company System for any reason, under no circumstances shall Seller reclose into the Company System without first obtaining specific approval to do so from the Company System Operator which approval shall be granted promptly upon the removal of the adverse condition stated above.

(C) Duration of Disconnection. The Facility shall remain disconnected until such time that the adverse condition has been corrected.

(D) Facility Problems. If the operation of the Facility is causing or substantially contributing to an adverse condition due to the failure to meet any of the requirements of this Agreement, Seller shall, at its own cost, modify its electric equipment or operations to the extent necessary to promptly resume full deliveries of electric energy at the quality of electric service required. To the extent necessary to the Facility’s prompt resumption of full deliveries of electric energy at the quality of electric service required, Company will provide such reasonable assistance requested by Seller, provided that Seller reimburses Company for all costs and expenses incurred by Company in providing such assistance.

4.2 No Obligation to Accept Energy.

(A) General. During periods in which Seller has reduced or suspended deliveries of electric energy as requested or required by Company under Section 4.1(A) (Safety of Persons and/or Property), Company shall have no obligation to accept any electric energy which might otherwise have been received from the Facility during such period, and Company shall have no obligation to pay for electric energy which otherwise would have been available or received from the Facility during such period, and, except as provided in Section 4.2(B) (Review by Seller), the Facility shall be considered unavailable during such period for purposes of calculating Seller’s EAF, EFOR and Unit Trips.

(B) Review by Seller. The claim of occurrence of any of the adverse conditions described above in Section 4.1(A) (Safety of Persons and/or Property) or Section 4.1(D) (Facility Problems) shall be subject to verification by Seller. If it is determined that Company did have a valid reason for disconnecting the Facility, Company shall have no obligation to accept any electric energy which otherwise would have been received from the Facility during such period, and Company shall have no obligation to pay for electric energy which otherwise would have been available or received from the Facility during such period, however, the duration of the period of separation will not be counted against EAF or EFOR or for the purpose of calculating any other performance standard.

4.3 Initiation by Seller. If Seller suspends, or can reasonably anticipate the need to suspend or substantially reduce, deliveries of electric energy below the level called for by Company Dispatch pursuant to Section 3.3(A) (Dispatch of Facility Power) for any reason other than a request by Company pursuant to Section 4.1 (Initiation by Company), it shall provide immediate oral notice and subsequent written notice to Company as soon as practicable, containing a reasonably detailed statement of the reasons for such suspension or reduction and the likely duration thereof. Seller shall use commercially reasonable efforts to restore full deliveries of electric energy as soon as practicable.

ARTICLE 5
RATES FOR PURCHASE

5.1 Capacity and Energy Purchased by Company.

(A) Energy and Capacity. Subject to the other provisions of this Agreement, Company shall accept and pay for the Net Electric Energy Output generated by the Facility and delivered to Company and make capacity payments to Seller when such capacity is available as set forth herein. The Net Electric Energy Output and capacity (demand) shall be metered in accordance with Section 13 (Metering) of Attachment Y (Operation and Maintenance of the Facility), and Section 3 (Communications, Telemetering and Generator Remote Control Equipment) of Attachment Y (Operation and Maintenance of the Facility) and such metering shall constitute the official and legal measurements for any payments hereunder.

(B) [Reserved]

(C) Energy Charge. Subject to the terms of this Agreement, Company shall pay Seller for electric energy delivered to the Point of Interconnection in response to Company’s dispatch in accordance with the formulas set forth in Attachment J (Energy Charge and Capacity Charge Payment Formulas).

(D) Capacity Charge. Subject to the terms of this Agreement, Capacity Charge Payments shall be calculated in accordance with the formulas specified in Attachment J (Energy Charge and Capacity Charge Payment Formulas).

(1) Further Reduction From Capacity Charge. If any portion of the Contract Firm Capacity in excess of ten (10) MW is unavailable continuously for thirty (30) days or more other than for routine scheduled maintenance preapproved by Company, a reduction in the Capacity Charge shall be made for the total period during which such capacity is unavailable in accordance with the example provided in Section (B)(6) (Sample Calculation (Capacity Charge Reduction #1)) of Attachment J (Energy Charge and Capacity Charge Payment Formulas). If any portion of the Contract Firm Capacity of ten (10) MW or less is unavailable continuously for more than one hundred twenty (120) days, a reduction in the Capacity Charge shall be made for the total period during which such capacity is not available in accordance with the example provided in Section (B)(7) (Sample Calculation (Capacity Charge Reduction #2)) of Attachment J (Energy Charge and Capacity Charge Payment Formulas).

(2) Payment and Reduction. The Capacity Charge is payable in advance monthly installments. In the event that a reduction in the Capacity Charge is required by the foregoing provisions, the amount shall be deducted from the amount of the Monthly Invoice next due to Seller. If, at end of Term, there remains an amount that has not been deducted from the amounts due under Monthly Invoices, Seller shall promptly pay to Company such undeducted amounts.

(E) Commencement of Capacity Charge Payments. The Capacity Charge payments under Section 5.1(D) (Capacity Charge) shall commence on the later of the Effective Date and the Capacity Rate Inclusion Date.

(F) Contract Firm Capacity. After the Effective Date, Seller shall not increase the Contract Firm Capacity of the Facility.

(G) Reimbursement of Emission Fees. Subject to Seller’s timely payment to the State of Hawaiʻi Department of Health or United States Environmental Protection Agency, as applicable, of any applicable carbon tax or any substantially similar tax or imposition (however such tax or imposition may be termed) (“carbon tax”) imposed on Seller in connection with its operation of the Facility in accordance with Section 3.2(D) (Emissions), Company shall reimburse Seller for such payments.

(H) No Payment of Other Taxes or Fees. Company shall not be liable for payment of nor reimbursement of any Seller payment of any new or modified tax or fee imposed by any Governmental Authority.

ARTICLE 6
BILLING AND PAYMENT

6.1 Monthly Invoice. As soon as practicable, but not later than the fifth (5th) Business Day of each calendar month, Company shall provide Seller or its designated agent with the appropriate data for Seller to compute the payment due for capacity provided and electric energy delivered to Company in the preceding calendar month as determined in accordance with this Agreement. Seller shall compute the Energy Charge and the Capacity Charge for the same calendar month and promptly thereafter, but not later than the tenth (10th) Business Day of each calendar month, submit an invoice (“Monthly Invoice”) for the Capacity Charge, Energy Charge and monthly metering charge (as set forth in Section 6.2(C) (Seller Payments)) to be paid to Seller for the preceding calendar month. Each Monthly Invoice shall include Seller's backup data for the computation of the Capacity Charge and the Energy Charge. Unless and until Company designates a different address, the Monthly Invoice shall be delivered to:

Hawaiian Electric Company, Inc.
P.O. Box 2750
Honolulu, Hawai'i 96740-2750
Attention: Energy Contract Manager

6.2 Payment.

(A) Date Payment Due. No later than the twentieth (20th) Business Day of each calendar month following the month during which the invoice was submitted (i.e., by the twentieth (20th) Business Day of the second calendar month following the calendar month covered by the invoice in question), (but, except as otherwise provided in the following sentence, no later than the last Business Day of that month if there are less than twenty (20) Business Days in that month), Company shall, subject to Company’s right to set-off liquidated damages as provided in Article 16 (Set Off) of this Agreement, make payment on such invoice, or provide to Seller an itemized statement of its objections to all or any portion of such invoice and pay undisputed amount. Notwithstanding the foregoing, the Day by which the Company shall make payment to Seller hereunder shall be increased by one (1) Day for each Day that Seller is delinquent in providing to Company the information required under Section 6.1 (Monthly Invoice) of this Agreement. However, if Company is not timely in providing data required in Section 6.1 (Monthly Invoice) and this directly causes Seller to be unable to deliver its invoice in accordance with the time frame set forth in Section 6.1 (Monthly Invoice), then Company shall still meet the payment date of the twentieth (20th) Business Day of the month following the month during which the invoice was submitted. If Seller is unable to provide a complete invoice for the reasons set forth in the preceding sentence, an estimated payment, subject to reconciliation with the complete invoice, may be made by Company as an interim provision until a complete invoice can be prepared by Seller and received by Company.

(B) Notwithstanding all or any portion of such invoice in dispute, simple interest shall accrue on any invoiced amount that remains unpaid following the twentieth (20th) Business Day of each calendar month (or the last Business Day of that month if there are less than twenty
(20) Business Days in that month), or following the due date for such payment if extended pursuant Section 6.2(A) (Date Payment Due), at the average daily Prime Rate for the period commencing on the Day following the Day such payment is due such until the invoiced amounts (or amounts due to Seller if determined to be less than the invoiced amounts) are paid in full.
Partial payments shall be applied first to outstanding interest and then to outstanding invoice amounts.

(C) Seller Payments. Seller shall pay to Company (i) all amounts pursuant to Attachment G (Company-Owned Interconnection Facilities), (ii) all amounts pursuant to Section
13.a (Meters) and Section 13.b (Meter Testing) of Attachment Y (Operation and Maintenance of the Facility), (iii) a monthly metering charge of $25.00 per month, which is in addition to any charges due Company for sales of electric energy by Company to Seller pursuant to the applicable rate schedule; and (iv) such other costs to be incurred by Company and reimbursed by Seller as set forth in this Agreement.

6.3 Billing Disputes. Either Party may dispute invoiced amounts, but shall pay to the other Party at least the undisputed portion of invoiced amounts on or before the invoice due date. To resolve any billing dispute, the Parties shall use the procedures set forth in Article 17 (Dispute Resolution). When the billing dispute is resolved, the Party owing shall pay the amount owed within five (5) Business Days of the date of such resolution, with simple interest from the date that such disputed amount was payable until the date that the amount owed is paid at the average daily Prime Rate for the period.

6.4 Adjustments.

(A) Adjustments Due to Inaccuracies. In the event adjustments are required to correct inaccuracies in Monthly Invoices after payment, the Party requesting adjustment shall recompute and include in the Party’s request the principal amounts due during the period of the inaccuracy together with the amount of interest from the date that such Monthly Invoice was payable until the date that such recomputed amount is paid at the average daily Prime Rate for the period. The difference between the amount paid and that recomputed for the invoice, along with the allowable amount of interest, shall either be (i) paid to Seller or set-off by Company, as appropriate, in the next invoice payment to Seller, or (ii) objected to by the Party responsible for such payment within thirty (30) Days following its receipt of such request. If the Party responsible for such payment objects to the request, then the Parties shall work together in good faith to resolve the objection. If the Parties are unable to resolve the objection, the matter shall, except to the extent otherwise provided in Section 17.3 (Exclusion), be resolved pursuant to Article 17 (Dispute Resolution). All claims for adjustments shall be waived for any amounts that were paid or should have been payable more than thirty-six (36) months preceding the date of any such request.

(B) Adjustments Related to Escalation Indices. If applicable, adjustments to correct Monthly Invoices resulting from escalation indices not being published at the time such Monthly Invoices were prepared shall be paid or refunded without interest. The escalation indices initially published by the appropriate Governmental Authority for the period covered by the invoice shall be the indices applied.

ARTICLE 7
CREDIT ASSURANCE AND SECURITY

7.1 General. Seller is required to post and maintain Operating Period Security based on the requirements of this Article 7 (Credit Assurance and Security).

7.2 [Reserved]

7.3 [Reserved]

7.4 Operating Period Security. To guarantee the performance of Seller’s obligations under the Agreement for the period starting from the Execution Date to the expiration or termination of this Agreement, Seller shall provide satisfactory operating period security to Company in the amount equal to $100/kW based on the Contract Firm Capacity (the “Operating Period Security”). Seller shall provide such Operating Period Security to Company on or before the Execution Date.

7.5 Form of Security. Seller shall supply the Operating Period Security required in the form of an irrevocable standby letter of credit with no documentation requirement substantially in the form attached to this Agreement as Attachment M (Form of Standby Letter of Credit) from a bank chartered in the United States with a credit rating of “A-” or better from Standard & Poor’s or A3 or better from Moody’s (the “Letter of Credit”). If the credit rating of the bank issuing such Letter of Credit falls below A- or A3 (as applicable), Company may require Seller to replace, within thirty (30) Days’ notice by Company, such Letter of Credit with an irrevocable standby Letter of Credit from another bank meeting the requirements stated above. Such Letter of Credit shall be issued for a minimum term of one (1) year. Furthermore, at the end of each year, the security shall be renewed for an additional one (1) year term so that at the time of such renewal, the remaining term of any such security shall not be less than one (1) year. The Letter of Credit satisfying this security requirement shall include a provision for at least thirty (30) Days advance notice to Company and Seller of any expiration or earlier termination of the Letter of Credit so as to allow Company sufficient time to exercise its rights under said security if Seller fails to extend or replace the security. In all cases, the reasonable costs and expenses of establishing, renewing, substituting, canceling, increasing, reducing, or otherwise administering the Letter of Credit shall be borne by Seller.

7.6 Security Funds. The Operating Period Security, including L/C Proceeds therefrom (collectively referred to as the “Security Funds”) established, funded, and maintained by Seller pursuant to the provisions of this Article 7 (Credit Assurance and Security) shall provide security for the performance of Seller’s obligations under this Agreement and shall be available to be drawn on by Company as provided in Section 7.7 (Company's Right to Draw From Security Funds). Seller shall maintain the Security Funds at the contractually-required level throughout the Term of this Agreement, and Seller shall replenish the Security Funds to such required level within fifteen (15) Business Days after any draw on the Security Funds by Company or any reduction in the value of Security Funds below the required level for any other reason.

7.7 Company’s Right to Draw From Security Funds. In addition to any other remedy available to it, Company may, before or after termination of this Agreement, draw from the

Security Funds such amounts as are necessary to recover amounts Company is owed pursuant to this Agreement, including, without limitation, any amounts for which Company is entitled to indemnification under this Agreement. Company may, in its sole discretion, draw all or any part of such amounts due Company from any Security Funds to the extent available pursuant to this Article 7 (Credit Assurance and Security), and from all such forms, and in any sequence Company may select. Any failure to draw upon the Security Funds or other security for any damages or other amounts due Company shall not prejudice Company’s rights to recover such damages or amounts in any other manner.

7.8 Failure to Renew or Extend Letter of Credit. If the Letter of Credit is not renewed or extended at least thirty (30) Days prior to its expiration or earlier termination, Company shall have the right to draw immediately upon the full amount of the Letter of Credit and to place the proceeds of such draw (the "L/C Proceeds"), at Seller's cost, in an escrow account in accordance with Section 7.9 (L/C Proceeds Escrow), until and unless Seller provides a substitute form of irrevocable standby Letter of Credit meeting the requirements of this Article 7 (Credit Assurance and Security).

7.9 L/C Proceeds Escrow. If Company draws on the letter of credit pursuant to Section 7.8 (Failure to Renew or Extend Letter of Credit), and so long as a substitute letter of credit meeting the requirements of this Article 7 (Credit Assurance and Security) is not obtained and provided to Company, Company shall, in order to avoid comingling the L/C Proceeds, have the right but not the obligation to place the L/C Proceeds in an escrow account as provided in this Section 7.9 (L/C Proceeds Escrow) with a reputable escrow agent acceptable to Company ("Escrow Agent"). Without limitation to the generality of the foregoing, a federally-insured bank shall be deemed to be a "reputable escrow agent." Company shall have the right to apply the L/C Proceeds as necessary to recover amounts Company is owed pursuant to this Agreement, including, without limitation, any damages due Company, and any amounts for which Company is entitled to indemnification under this Agreement. To that end, the documentation governing such escrow account shall be in form and content satisfactory to Company and shall give Company the sole authority to draw from the escrow account. Seller shall not be a party to such documentation and shall have no rights to the L/C Proceeds. Upon full satisfaction of Seller's obligations under this Agreement, including recovery by Company of amounts owed to it under this Agreement, Company shall instruct the Escrow Agent to remit to the bank that issued the letter of credit that was the source of the L/C Proceeds the remaining balance (if any) of the L/C Proceeds. If there is more than one escrow account with L/C Proceeds, Company may, in its sole discretion, draw on such accounts in any sequence Company may select. Any failure to draw upon the L/C Proceeds for any damages or other amounts due Company shall not prejudice Company's rights to recover such damages or amounts in any other manner. If a substitute letter of credit satisfying the requirements of this Article 7 (Credit Assurance and Security) is obtained and provided to Company, the net L/C Proceeds remaining as of the date that such substitute letter of credit is provided, shall be returned to Seller, or as Seller directs in writing. In all cases, the reasonable costs and expenses of establishing, renewing, substituting, canceling, increasing reducing, or otherwise administering the Security Funds through the L/C Proceeds Escrow shall be borne by Seller.

7.10 Release of Security Funds. Promptly following the end of the Term and the complete performance of all of Seller’s obligations under this Agreement, including, but not limited to, the obligation to pay any and all damages owed by Seller to Company, under this Agreement, Company shall release the Security Funds to Seller.

ARTICLE 8
DEFAULT

8.1 Events of Default.

(A) Default by Seller. The occurrence of any of the following events at any time during the Term of this Agreement shall constitute an Event of Default by Seller:

(1) Seller shall fail to operate, maintain, or repair the Facility in accordance with the terms of this Agreement, such that the safety of persons and property, Company's equipment, or Company's service to its customers is adversely affected, and shall fail to take reasonable action to cure such failure within seven (7) days after demand therefor from Company;

(2) Seller shall intentionally fail to maintain continuous service of the Facility to the extent required by this Agreement when it has the technical capability to do so for a period of three (3) or more Days, unless such failure to maintain availability standards is caused by Force Majeure or an Event of Default by Company. For purposes of this Section 8.1(A)(2), technical capability to maintain continuous service shall mean that the Facility could be operated in a safe manner at that time in accordance with Good Engineering and Operating Practices;

(3) Seller shall fail to make all reasonable efforts to restore the Facility to full or substantially full operating condition following any casualty loss and such failure to make all reasonable efforts continues for ten (10) Days after written demand therefor by Company;

(4) The provisions of Seller’s Partnership Agreement shall be amended, modified, waived or excused in a manner which does not comply with Section 3.2(J) (Amendment of Seller’s Partnership Agreement);

(5) Company declares an Event of Default in accordance with Section
3.3(D)(l)(c);

(6) The security provided under the Security Agreement becomes substantially impaired and Seller fails to cure such impairment promptly upon becoming aware of its existence;

(7) Seller shall fail to meet the warranties and guarantees of performance specified in Section 3.2(B)(1) (Equivalent Availability Factor) or Section 3.2(B)(2) (Equivalent Forced Outage Rate) by more than five (5) percentage points on average for the current and prior Contract Year or by more than a margin of fifteen (15) percentage points for any Contract Year; provided, however, that (i) such failure shall be deemed to have occurred at any time during a current Contract Year when it becomes mathematically certain the standards required above cannot be met and, (ii) in computing available hours for purposes of this Section 8.1(A)(7), any unavailable hours attributable to (aa) a Catastrophic Equipment Failure, or (bb) an outage or derating caused by Force Majeure, or (cc) a planned outage preapproved by the Company as necessary to prevent a Catastrophic Equipment Failure, which are reasonably required by Seller to respond to such outage or derating through the exercise of due diligence in accordance with Good Engineering and Operating Practices, shall be treated as available hours;

(8) Seller shall fail to meet the warranty and guarantee of performance specified in Section 3.2(B)(6) (Unit Trips) by more than a margin of five (5) Unit Trips in any two (2) successive Contract Years or the Facility experiences twenty (20) or more Units Trips in any Contract Year;

(9) Either of the following events occurs concerning a change in management of Seller or change in operator of Facility:

(a) Without the prior written consent of Company, such consent not to be unreasonably withheld, PSEG Kalaeloa Inc. is replaced as general partner of Seller, through either forced or voluntary withdrawal; provided, however, that to the extent that the grant of consent by Company is dependent upon qualifications to carry out the role of general partner and financial matters, Company’s consent shall be granted if the Partnership provides a substitute general partner whose qualifications to carry out the role of general partner and financial substance are reasonably satisfactory to Company; provided further, however, that if Company's grant of consent is dependent upon any valid business consideration not related to PSEG Kalaeloa Inc.’s qualifications or financial substance, Company shall specify such concern to the Partnership and shall grant its consent if the Partnership provides a general partner which is a reasonably satisfactory substitute meeting such concern;

(b) Without the prior written consent of Company, such consent not to be unreasonably withheld, PSEG Kalaeloa Inc. is no longer controlled by PSEG Power LLC. Effective control for purposes of this Section 8.1(A)(9)(b) shall mean voting control.

(c) Without the prior written consent of Company, such consent not to be unreasonably withheld, GE is no longer the operator of the Facility; provided, however, that to the extent that the grant of consent by Company is dependent upon qualifications to carry out the role of GE, Company’s consent shall be granted if Company is reasonably satisfied that the substitute operating entity (i) has the qualifications or has contracted with an entity having the qualifications to operate the Facility in a manner consistent with the terms and conditions of this Agreement and (ii) has provided Company with evidence satisfactory to Company of its creditworthiness and ability to perform its financial obligations hereunder (including such guarantees as Company deems appropriate) in a manner consistent with the terms and conditions of this Agreement;

(10) Seller or PSEG Kalaeloa Inc. shall (a) be dissolved, be adjudicated a bankrupt, or become subject to an order for relief under any federal bankruptcy law; (b) fail to pay, or admit in writing its inability to pay, its debts generally as they become due; (c) make a general assignment for the benefit of creditors; (d) apply for, seek, consent to, or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for its or any substantial part of its property; (e) institute any proceedings seeking an order for relief or to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; or (f) take any action to authorize or effect any of the foregoing actions;

(11) Seller or PSEG Kalaeloa Inc. shall fail to comply with any provision with respect to any obligations for borrowed money in excess of ONE MILLION DOLLARS ($1,000,000);

(12) Without the prior written consent of Company, Seller shall transfer, convey, lose or relinquish its right to own or operate the Facility or to occupy the Site to any person, except an entity to whom Seller may assign this Agreement under Article 20 (Assignments and Financing Debt);

(13) Any final order, judgment or decree is entered in any proceeding, which final order, judgment or decree provides for the payment of money in excess of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) by Seller or PSEG Kalaeloa Inc. and Seller or PSEG Kalaeloa Inc. shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereon within sixty (60) Days from the entry thereof, and within such period of sixty (60) Days, or such longer period during which execution on such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(14) Without the application, approval, or consent of Seller or PSEG Kalaeloa Inc., respectively, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Seller or PSEG Kalaeloa Inc. or any part of its respective property, or a proceeding described in Section 8.1(A)(10)(e) shall be instituted against Seller or PSEG Kalaeloa Inc. and such appointment shall continue undischarged or such proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or Seller or PSEG Kalaeloa Inc. shall fail to file timely an answer or other pleading denying the material allegations filed against it in any such proceeding;

(15) Seller fails to satisfy the requirements of Article 7 (Credit Assurance and
Security).

(16) The Financing Parties, if any, shall declare an event of default or its equivalent by Seller or PSEG Kalaeloa Inc. under the Financing Documents; provided, however, that upon compliance by the Financing Parties with Section 20.4(A), the event described in this Section 8.1(A)(16) shall no longer be deemed an Event of Default;

(17) Seller fails to comply with a decision under Article 17 (Dispute Resolution) within thirty (30) Days after such decision becomes binding on the Parties in accordance with Article 17 (Dispute Resolution), or, if such decision cannot be complied with within thirty (30) Days, Seller fails to have commenced commercially reasonable efforts designed to achieve compliance within such thirty (30) Days and diligently continue such commercially reasonable efforts until compliance is attained;

(18) Seller shall fail to establish and maintain throughout the Term the trust account or similar arrangement required by Section 3.2(K) (Trust Account); or

(19) Seller shall fail to perform a material obligation of this Agreement not otherwise specifically described in this Section 8.1(A) (Default by Seller) and shall fail to take reasonable action to cure such non-performance within thirty (30) Days after written demand therefor by Company.

(B) Default by Company. The occurrence of any of the following at any time during the Term of this Agreement shall constitute an “Event of Default” by Company:

(1) Company shall fail to make payment to Seller of any amount required pursuant to this Agreement as and when due (less any amounts disputed in good faith pursuant to Article 17 (Dispute Resolution)) if such failure is not cured within forty-five (45) Days after demand therefor from Seller;

(2) Company shall fail to operate, maintain or repair the Interconnection Facilities for which Company is responsible under Attachment G (Company-Owned Interconnection Facilities), in accordance with the terms of this Agreement, such that the safety of persons or property, the Facility, Seller’s equipment, or Seller’s entitlement to payments hereunder for capacity or energy is adversely affected, and shall fail to cure such failure within seven (7) Days after demand therefor from Seller;

(3) Company shall discontinue purchases of capacity and electric energy required under this Agreement, unless such discontinuance is caused by reasons of Force Majeure or an Event of Default by Seller, and shall fail to cure such failure within forty-five (45) Days after demand therefor from Seller;

(4) Company shall (a) be dissolved, be adjudicated a bankrupt, or become subject to an order for relief under any federal bankruptcy law; (b) fail to pay, or admit in writing its inability to pay, its debts generally as they become due; (c) make a general assignment for the benefit of creditors, other than to the Trustee under its First Mortgage Indenture dated December 1, 1938, as amended; (d) apply for, seek, consent to, or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for its or any substantial part of its property; (e) institute any proceedings seeking an order for relief or to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; or (f) take any action to authorize or effect any of the foregoing actions;

(5) Without the application, approval or consent of Company, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Company or any part of its respective property, or a proceeding described in Section 8.1(B)(4)(e) shall be instituted against Company and such appointment shall continue undischarged or such proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive Days, or fail to file timely an answer or other pleading denying the material allegations filed against it in any such proceeding;

(6) Company fails to comply with a decision under Article 17 (Dispute Resolution) within thirty (30) Days after such decision becomes binding on the Parties in accordance with Article 17 (Dispute Resolution), or, if such decision cannot be complied with within thirty (30) Days, Company fails to have commenced commercially reasonable efforts designed to achieve compliance within such thirty (30) Days and diligently continue such commercially reasonable efforts until compliance is attained; or

(7) Company shall fail to perform a material obligation of this Agreement not otherwise specifically described in this Section 8.1(B) (Default by Company) and shall fail to take reasonable action to cure such non-performance within thirty (30) Days after written demand therefor by Seller.

(C) Cure Periods and Force Majeure Exceptions. Before becoming an Event of Default, the occurrences set forth in Section 8.1(A) (Default by Seller) and Section 8.1(B) (Default by Company) are subject to cure periods and Force Majeure exceptions as follows:

(1) If the occurrence is not the result of Force Majeure, the non-performing Party shall be entitled to a cure period to the limited extent expressly set forth in the applicable provision of Section 8.1(A) (Default by Seller) or Section 8.1(B) (Default by Company); or

(2) If the occurrence is the result of Force Majeure, and if and so long as the conditions set forth in Section 18.4 (Satisfaction of Certain Conditions) are satisfied, the non- performing Party shall be entitled to a grace period as provided in Section 18.5 (Effect of Force Majeure on Conditions Precedent) and Section 18.6 (Termination for Force Majeure), which shall apply in lieu of any cure periods provided in Section 8.1(A) (Default by Seller) and Section 8.1(B) (Default by Company).

8.2 Rights and Obligations of the Parties Upon Default.

(A) Exercise of Termination Right. Subject to the provisions of Section 8.2(C) (Right to Demand Independent Engineering Assessment and Modification), upon the occurrence of an Event of Default by either Party, the non-Defaulting Party may, at its option, terminate this Agreement by delivering written notice of such termination to the Defaulting Party. Termination under this Section 8.2(A) (Exercise of Termination Right) shall be effective on the date of written notice of termination to the Defaulting Party and shall not prejudice any rights of the non-Defaulting Party.

(B) Company's Assumption of Seller's Interest. If an Event of Default by Seller occurs, and if Company delivers to Seller the notice required under Section 8.2(A) (Exercise of Termination Right) stating that Company has elected to exercise its rights hereunder, Company shall promptly assume all right, title and interest of Seller in the Facility and the Interconnection Facilities, this Agreement, the Project Documents and the Financing Documents (if any) to the extent it is legally capable of doing so, to take over the operation of the Facility and the Interconnection Facilities forthwith and to operate the Facility and the Interconnection Facilities during the period in which the foregoing assumption is being perfected, and to operate the same, provided that Company also assumes all of Seller's obligations (except any default charges or similar penalties) under the Financing Documents (if any) and the Project Documents (other than this Agreement); provided that, Company shall pay to Seller an amount equal to the fair market value of the Facility, as determined by the average of three independent appraisals, less the sum of (1) all amounts (including but not limited to, principal, accrued interest and penalties) due or outstanding under the Financing Documents or any other obligation secured by the Facility or any part thereof, plus (2) all amounts currently owed by Seller to Company, plus (3) all amounts currently due or outstanding under contracts or other obligations being assumed by Company under this Section 8.2(B) (Company’s Assumption of Seller’s Interest) plus (4) THIRTY MILLION DOLLARS ($30,000,000). The fair market value to be determined shall be the price that a buyer (other than Company) who is not under a compulsion to buy would be willing to pay for the Facility; provided, however, that, consistent with Amendment No. 5 and the calculations set forth in that certain letter between Seller and Company dated June 30, 2004, such fair market value shall not include the capital investments at the Facility to allow the Facility to meet its intended design capability, which investments include modifications to the exhaust gas diffuser, added heat exchange surface, boiler wash capability (including associated water treatment system) and combustion turbine evaporative cooling.

(C) Right to Demand Independent Engineering Assessment and Modification.

(1) Notice of Default. If an Event of Default described in Section 8.1(A)(7) or Section 8.1(A)(8) occurs, Company shall, prior to exercising its rights under Section 8.2(A) (Exercise of Termination Right) on the basis thereof, give written notice to Seller that it will obtain an Independent Engineering Assessment concerning the failure to meet the specified warranted levels. Within thirty (30) Days after receipt by Seller of such notice, a president, vice president, or other authorized delegate of Company and Seller, both having full authority to settle the matter, shall personally meet in Hawai‘i and attempt in good faith to make the determination described in Section 8.2(C)(2) (Changes Based on Independent Engineering Assessment). If these officials reach agreement on a determination, the provisions of Section 8.2(C)(3) (Determination That There Are No Commercially Reasonable Changes) and Section 8.2(C)(4) (Determination That There Are Commercially Reasonable Changes) shall apply thereto. If no meeting takes place within thirty (30) Days of Seller’s receipt of the aforesaid written notice, or if agreement between these officials is not reached within forty-five (45) Days of Seller’s receipt of such notice, Company may at any time thereafter require that an Independent Engineering Assessment be conducted in accordance with Section 3.3(D) (Company Right to Require Independent Engineering Assessment) except that in every instance all costs and expenses of such Independent Engineering Assessment shall be borne by Seller.

(2) Changes Based on Independent Engineering Assessment. The representatives of the Parties or the Qualified Independent Engineering Company based on the Independent Engineering Assessment, as applicable, shall determine whether there are commercially reasonable changes in the Facility, or in the manner in which Seller operates the Facility, which (i) could be implemented within one hundred and eighty (180) Days (or such other time period which Company and Seller mutually agree upon) after such findings are made by the Parties or the Qualified Independent Engineering Company, as the case may be, and
(ii) could reasonably be expected to result in future operation of the Facility in each Contract Year at the following levels:

(a) An EAF greater than eighty percent (80%) computed in accordance with Section 3.2(B)(1) (Equivalent Availability Factor);

(b) An EFOR less than eleven percent (11%) computed in accordance with Section 3.2(B)(2) (Equivalent Forced Outage Rate);

(c) Less than seventeen (17) Unit Trips in any Contract Year.

(3) Determination That There Are No Commercially Reasonable Changes. If the representatives of the Parties or the Qualified Independent Engineering Company based on the Independent Engineering Assessment, as applicable, determine that there are no commercially reasonable changes meeting the requirements of Section 8.2(C)(2) (Changes Based on Independent Engineering Assessment), Company may thereafter declare an Event of Default on the basis of the failure described in Section 8.1(A)(7) or Section 8.1(A)(8) which preceded Company’s request for an Independent Engineering Assessment.

(4) Determination That There Are Commercially Reasonable Changes. If the representatives of the Parties or the Qualified Independent Engineering Company based on the Independent Engineering Assessment, as applicable, determine that there are commercially reasonable changes meeting the requirements of Section 8.2(C)(2) (Changes Based on Independent Engineering Assessment) above, Company may not declare an Event of Default on the basis of the failure described in Section 8.1(A)(7) or Section 8.1(A)(8) which preceded Company’s request for an Independent Engineering Assessment unless Seller either (i) fails to diligently carry out such recommended changes as determined in accordance with the procedures and requirements set forth in Section 3.3(D) (Company Right to Require Independent Engineering Assessment) or (ii) implements such changes but the Facility nevertheless does not meet either of the following performance standards in the first full Contract Year after such changes are implemented

(a) An EFOR of ten percent (10%) or less computed in accordance with Section 3.2(B)(2) (Equivalent Forced Outage Rate);

(b) Fifteen (15) Units Trips or less;

If a condition described in Section 8.2(C)(4)(i) or Section 8.2(C)(4)(ii) exists, Company may declare the failure described in Section 8.1(A)(7) or Section 8.1(A)(8) which preceded Company’s request for an engineering assessment to be an Event of Default.

(D) Sale to Other Entities. Solely upon the occurrence of an Event of Default by Company under Section 8.2(B)(1), Seller shall have the right to sell any or all of the Net Electric Energy Output of the Facility to entities other than Company.

(E) Waiver of PURPA Rights.

(1) In the event Company exercises its termination rights under Section 8.2(A) (Exercise of Termination Right) and it is determined in accordance with Section 8.2(E)(2) that the Event of Default resulting in termination was intentionally caused by Seller, Seller agrees: (a) that it will waive and covenant not to exercise any rights that it might have under PURPA or the Hawaii Administrative Rules to require Company to purchase power from the Facility or any generating unit associated therewith or located on the Site at any time prior to the date on which the Term of this Agreement would have expired if the Agreement had not been terminated (such rights referred to herein as “PURPA Rights”); (b) that it shall not suffer or permit any Controlled Person which has or may acquire any ownership interest or other right in the Facility, the Site or any part of them to exercise PURPA Rights at any time prior to the date on which the Term of this Agreement would have expired if the Agreement had not been terminated; and (c) that it shall not convey or assign, directly or indirectly, any ownership interest or other right in the Facility, the Site or any part of them to any Affiliated Person, nor suffer or permit any Controlled Person to convey or assign, directly or indirectly, any such ownership interest or other right to any Affiliated Person, without obtaining from such Affiliated Person and delivering to Company a binding and legally enforceable written waiver of and agreement not to exercise any PURPA Rights at any time prior to the date on which the Term of this Agreement would have expired if the Agreement had not been terminated. For purposes of this Section 8.2(E) (Waiver of PURPA Rights), “Controlled Person” shall mean any person whose actions in respect to PURPA Rights Seller has the right or ability to control, directly or indirectly, by virtue of stock ownership, voting interest, contractual, employment or fiduciary relationship or otherwise and “Affiliated Person” shall mean (i) any corporation, partnership or other entity owned, in whole or in part, by Seller, (ii) any person or entity having any ownership interest, directly or indirectly, in Seller, (iii) any director, officer, partner or employee of Seller or of any corporation, partnership, entity or person specified in clause (i) or (ii) above, or (iv) any individual person who is related by blood or marriage to any of the foregoing. This Section 8.2(E) (Waiver of PURPA Rights) shall survive the termination of this Agreement.

(2) Within seven (7) days following receipt by Seller of a written notice of termination of this Agreement by Company pursuant to Section 8.2(A) (Exercise of Termination Right), Seller shall submit a written notice to Company stating whether Seller claims that the waivers of rights described in Section 8.2(E)(1) are not effective. If Seller asserts that the waivers are not effective, Seller shall within thirty (30) Days submit to Company its proof as to the cause of the Event of Default required by Section 8.2(E)(1). Within seven (7) Days following receipt of the aforesaid notice and proof from Seller, Company shall respond in writing, stating whether it accepts the proof provided by Seller. If Company does not accept such proof, the dispute shall be resolved in accordance with Article 17 (Dispute Resolution) and in any such proceeding, Seller shall have the burden of persuasion as to its intent. However, in no event shall Seller assert any of its PURPA Rights described in Section 8.2(E)(1) unless and until such dispute is finally resolved in Seller’s favor under Article 17 (Dispute Resolution). If KALAELOA fails to comply with the provisions of this Section 8.2(E)(2) within seven (7) Days of the time required herein, then the Event of Default resulting in termination shall be deemed to have been intentionally caused by Seller.

(F) Forward Contract. Without limitation to the generality of the foregoing provisions of this Section 8.2 (Rights and Obligations of the Parties Upon Default), the Parties agree that, under 11 U.S.C. § 362(b)(6), this Agreement is a "forward contract" and the Company is a "forward contract merchant" such that upon the occurrence of an Event of Default by Seller under Section 8.1(A) (Events of Default by Seller), this Agreement may be terminated by Company as provided in this Agreement notwithstanding any bankruptcy petition affecting Seller.

8.3 Equitable Remedies. Upon the occurrence of an Event of Default by either Party, the non-Defaulting Party, in addition to the rights described in the specific sections of this

Agreement, may, subject to the limitations contained in Section 9.2(A) (Equivalent Availability Factor) and Article XIV (Consequential Damages), exercise, at its election, any rights and claim and obtain any remedies it may have at law or in equity, including, but not limited to, compensation for monetary damages, injunctive relief and specific performance; provided, however, that if Company terminates this Agreement pursuant to Section 8.2(A) (Exercise of Termination Right), Company shall not be entitled to any equitable or legal remedies as a result of the Event of Default causing such termination, and in such event, Company’s exclusive remedy and Seller’s sole liability for such Event of Default shall be as set forth in Section 8.2(B) (Company’s Assumption of Seller’s Interest), if Seller (i) delivers the Facility to Company in proper working order in accordance with then current electric utility industry standards for such a facility or promptly pays any additional reasonable costs of putting the Facility in such proper working order, and (ii) in the event that such termination arose from an Event of Default under Section 8.1(A)(5), (7) or (8), Seller demonstrates that such default was not the result of an intentional neglect or action of Seller.

ARTICLE 9
LIQUIDATED DAMAGES

9.1 Liquidated Damages. Recognizing that Company must provide the ultimate service to its customers and that the capacity and energy produced by the Facility is needed to meet the requirements of Company’s customers, and in order to avoid the difficulties of proof in connection with the damages Company would incur in the event of a failure of the Facility to meet the performance standards herein, the Parties agree that the following Liquidated Damages for failure by Seller to attain required performance (i) constitute a reasonable and good faith estimate of the anticipated or actual loss or damage which would be incurred by Company as a result of such failure, (ii) are not intended as a penalty, (iii) may be invoked by Company to ensure that the Facility meets the performance standards established under this Agreement and
(iv) constitute Company’s sole and exclusive monetary remedy with respect to the matters set forth in Section 9.2 (Calculation and Payment of Liquidated Damages), provided, however, that the Company’s invoking Liquidated Damages shall not limit or otherwise affect Company’s right to seek (aa) monetary damages when Liquidated Damages are not applicable under the terms of this Agreement and when Company has not terminated this Agreement (or damages with respect to losses arising independent of a termination of this Agreement), and (bb) specific performance or injunctive relief when monetary damages will not provide adequate relief.

9.2 Calculation and Payment of Liquidated Damages.

(A) Equivalent Availability Factor. For each one-tenth (1/10) of a percentage point that the Equivalent Availability Factor of the Facility falls below the guarantee level specified in Section 3.2(B)(1) (Equivalent Availability Factor) on average for the current and prior Contract Year (when rounded to the nearest one-tenth of a percent (0.1%), Seller shall pay to Company Liquidated Damages in the amount set forth in the following table (on a progressive basis) upon proper demand at the end of the current Contract Year; provided, however, that the amount payable to the Company for any Contract Year shall not exceed Three Million Dollars ($3,000,000.00).

EAF Damages Schedule

EAF Liquidated Damages

100.0% - 85.0% $-0-

84.9% - 80.0% $11,000 per 0.1% below guarantee level
79.9% - 75.0% $16,000 per 0.1% below guarantee level
74.9% or below $22,000 per 0.1% below guarantee level
Such Liquidated Damages shall be due within thirty (30) Days after the first to occur of the end of such Contract Year or the end of Term. If Seller fails to pay Company undisputed amounts of Liquidated Damages due under this Section 9.2(A) (Equivalent Availability Factor) within thirty (30) Days of receipt of Company’s written demand, Company may set off such undisputed amounts due against payments it is otherwise obligated to make under this

Agreement.

(B) [Reserved]

(C) Excessive Unit Trips. For Unit Trips in excess of twelve (12) per Contract Year Seller will be assessed liquidated damages as follows: for each Unit Trip greater than twelve (12) and less than sixteen (16), EIGHTY THOUSAND DOLLARS ($80,000) (2021$); for each Unit Trip equal to or greater than sixteen (16), ONE HUNDRED FIFTEEN THOUSAND DOLLARS ($115,000) (2021$). For the purposes of computing liquidated damages, a simultaneous trip of all of the Facility's generators shall be considered to be one Unit Trip. All of the dollar values noted in this Section 9.2(C) will be adjusted each Contract Year by escalating them in accordance with the GDPIPD.

(D) [Reserved]

(E) Damages in the Event Seller Fails to Maintain Workforce. The amounts payable by Seller under Section 11 (Seller’s Obligation to Maintain Workforce) of Attachment Y (Operation and Maintenance of the Facility) shall constitute Liquidated Damages under this Article 9 (Liquidated Damages). Seller shall pay such Liquidated Damages upon demand from Company within thirty (30) Days after the first to occur of the end of such Contract Year or the end of Term. If Seller fails to pay Company undisputed amounts of Liquidated Damages due under this Section 9.2(E) (Damages in the Event Seller Fails to Maintain Workforce) within thirty (30) Days of receipt of Company’s written demand, Company may set off such undisputed amounts due against payments it is otherwise obligated to make under this Agreement.

(F) [Reserved]

(G) [Reserved]

(H) [Reserved]

(I) [Reserved]

(J) Full Plant Trips.

(1) For each Full Plant Trip (Category I), Seller shall pay Company Liquidated Damages of $100,000.

(2) For each Full Plant Trip (Category II), Seller shall pay Company Liquidated Damages of $50,000.

(3) Seller shall earn a grace period to be used in determining whether an event is a Full Plant Trip (Category I) or Full Plant Trip (Category II) by providing Company System Operator, prior to the Unplanned Removal From Service of the first generator to be so removed, with notice that the Facility is likely to experience a Full Plant Trip. In order to qualify as a notice of the type referred to in the preceding sentence, the notice must (a) be made in a direct and two-way communication between Seller or its operator’s personnel and Company System

Operator through such media as the “hot line” between the Facility’s control room and that of Company System Operator, (b) clearly and specifically state that there is likely to be an Unplanned Removal From Service of the two combustion turbines at the Facility, and (c) be acknowledged by Company’s Load Dispatcher as conveying the message that there is likely to be an Unplanned Removal From Services of the two combustion turbines at the Facility. If Seller provides notice which satisfies the requirements set forth in the first two sentences of this Section 9.2(J)(3), the number of minutes that elapse between the receipt of such notice by Company System Operator and the actual Unplanned Removal From Service of the Facility’s first combustion turbine (the “Grace Period”) shall, for purposes of determining whether the event in question is to be classified as a Full Plant Trip (Category I) or Full Plant Trip (Category II) for purposes of assessing the liquidated damages set forth in Section 9.2(J)(1) or Section 9.2(J)(2), be added to the number of minutes that actually elapsed between the Unplanned Removal From Service of the first combustion turbine and the Unplanned Removal From Service of the second combustion turbine.

(4) If three (3) or more Full Plant Trip (Category I) events occur during any twelve (12) month period (regardless of whether or not, by virtue of the Grace Period provided under Section 9.2(J)(3), such events were treated as Full Plant Trip (Category I) events for purposes of assessing liquidated damages), the occurrence of the third Full Plant Trip (Category I) event within such twelve (12) month period shall result in a twenty-five percent (25%) deduction from the amount payable as Capacity Charge for the period commencing with the date of such third Full Plant Trip (Category I) event until such time as Seller has adequately addressed, to Company’s satisfaction in Company’s sole but non-arbitrary discretion, the circumstances giving rise to the Full Plant Trip problem, as evidenced by Company’s written notice to Seller to that effect. If Seller is not satisfied with the exercise of Company’s sole discretion in determining whether Seller has adequately addressed such circumstances or Company is not prompt in responding to Seller, Seller may, at its own expense, submit the issue of whether or not Seller has addressed the circumstances giving rise to the Full Plant Trip problem to a Qualified Independent Engineering Company from the Qualified Independent Engineer’s List maintained pursuant to Section 3.3(D)(2) (Qualified Independent Engineering Companies). If Seller decides to submit such issue to the assessment of a Qualified Independent Engineering Company, Seller shall provide Company with written notice to that effect. If Company and Seller do not agree within seven (7) Days of the date of Company’s receipt of the aforementioned notice from Seller upon the Qualified Independent Engineering Company from the Qualified Independent Engineer List to be retained by Seller for such purpose, Seller shall designate the Qualified Independent Engineering Company from the Qualified Independent Engineer List and the assessment of such Qualified Independent Engineering Company shall be binding on the Parties. If such Qualified Independent Engineering Company determines that Seller has adequately addressed the problem, such Qualified Independent Engineering Company shall also decide the date upon which Seller achieved this result so that the Parties will know that date from which the aforesaid twenty-five percent (25%) deduction from the Capacity Charge ceased to apply. The provisions of Article 17 (Dispute Resolution) shall not apply to the selection of the Qualified Independent Engineering Company under this Section 9.2(J)(4) or the conduct of the engineering assessment under this Section 9.2(J)(4).

(5) The twenty-five percent (25%) deduction from the portion of the amount payable as Capacity Charge pursuant to the provisions of Section 9.2(J)(4) is intended to correlate to the portion of the amount payable as a Capacity Charge to take into account the unreliability of the Contract Firm Capacity as evidenced by the occurrence of Full Plant Trip (Category I) events and is not intended to compensate Company for the Full Plant Trip events themselves. Accordingly, Liquidated Damages shall still be payable as provided in Section 9.2(J)(1) through Section 9.2(J)(3) for all Full Plant Trip (Category I) and/or Full Plant Trip (Category II) events that occur during a period for which there has been a deduction from the Capacity Charge pursuant to Section 9.1(J)(4).

(K) Damages in the Event Seller Fails to Achieve the Minimum Thermal Threshold. If the Facility fails to achieve the Minimum Thermal Threshold in any Contract Year, Seller shall pay Liquidated Damages to Company as follows: if such failure occurs during (i) the Contract Year that commences with the Effective Date, Seller shall pay Liquidated Damages to Company in an amount equal to two and four-tenths percent (2.4%) of the Capacity Charge for such Contract Year; (ii) a Contract Year immediately following a Contract Year during which Seller achieved the Minimum Thermal Threshold, Seller shall pay Liquidated Damages to Company in an amount equal to two and four-tenths percent (2.4%) of the Capacity Charge; and (iii) a Contract Year immediately following a Contract Year during which Seller also failed to achieve the Minimum Thermal Threshold, Seller shall pay Liquidated Damages to Company in an amount equal to four and eight-tenths percent (4.8%) of the Capacity Charge. For purposes of this Section 9.2(K) (Damages in the Event Seller Fails to Achieve the Minimum Thermal Threshold), the Capacity Charge that forms the basis for the Liquidated Damages of 2.4% or 4.8% to be assessed shall be the Capacity Charge computed without regard to any payment imposed by this Section 9.2(K) (Damages in the Event Seller Fails to Achieve the Minimum Thermal Threshold) and any other deductions or reductions that may apply, for the Contract Year during which such failure occurred. Payment of Liquidated Damages to Company under this Section 9.2(K) (Damages in the Event Seller Fails to Achieve the Minimum Thermal Threshold) is due thirty (30) Days after written demand therefor from Company. Notwithstanding the foregoing, Liquidated Damages pursuant to this Section 9.2(K) (Damages in the Event Seller Fails to Achieve the Minimum Thermal Threshold) shall not apply in the event a steam host is not available to Seller; provided that such unavailability (1) is not due to any act or omission of Seller and (2) exists despite Seller’s efforts to maintain the Facility’s QF status in accordance with Section 3.2(L) (Qualifying Facility Status).

(L) Calculation of On-peak EFOR.

(1) When neither of the Facility's combustion turbines is in a reserve shutdown status, the Facility must be able to deliver Net Electric Energy Output equal to at least the Contract Firm Capacity (or such other Net Electric Energy Output as is associated with the capacity as may result from Delay Degradation), when called for by Company Dispatch, in order to avoid a derating for purposes of calculating On-peak EFOR. If, when called for by Company Dispatch during periods when neither of the Facility's combustion turbines is in reserve shutdown status, Seller is unable to deliver Net Electric Energy Output equal to at least the lesser of the Contract Firm Capacity or the capacity actually called for by Company Dispatch, a derate will be assessed equal in magnitude to the Contract Firm Capacity minus the revenue meter reading (both expressed in terms of kW), for purposes of calculating On-peak EFOR.

(2) On those occasions when one of the Facility's combustion turbines is in a reserve shutdown status, the Facility must be able to deliver Net Electric Energy Output equal to at least the Prorated Shutdown Capacity (or such other Net Electric Energy Output as is associated with the capacity as may result from Delay Degradation), when called for by Company Dispatch, in order to avoid a derating for purposes of calculating On-peak EFOR. If, when called for by Company Dispatch during periods when one of the Facility's combustion turbines is in a reserve shutdown status, Seller is unable to deliver Net Electric Energy Output equal to at least the lesser of the Prorated Shutdown Capacity or the capacity actually called for by Company Dispatch, a derate will be assessed equal in magnitude to Prorated Shutdown Capacity, minus the revenue meter reading (both expressed in terms of kW), for purposes of calculating On-peak EFOR.

(3) Under this Agreement, the ratio for On-peak EFOR is to be calculated in accordance with the NERC GADS formulas, excluding the applicable seasonal adjustment. As a result, Net Dependable Capacity ("NDC") and Net Maximum Capacity ("NMC") are used in calculating Equivalent Planned Derated Hours and Equivalent Unplanned Derated Hours. In all cases, regardless of ambient conditions and degradation (except for Delay Degradation), NDC and NMC will continue to be the Contract Firm Capacity. Deratings that are less than or equal to two percent (2%) of the NMC, and/or less than or equal to thirty (30) minutes in duration, will continue to be included as deratings in determining Derated Hours.

(4) For purposes of calculating On-peak EFOR, the routine maintenance requirements provided in Section 8 (Schedule of Outages) of Attachment Y (Operation and Maintenance of the Facility) for any "C" Inspection shall be thirty-five (35) days per combustion turbine, or such longer time as agreed by Company in writing prior to commencement of such "C" inspection, instead of fifty (50) days. The time allotted for the steam turbine maintenance portion of the "C" Inspection shall remain unchanged.

(M) Liquidated Damages Due to Failure to Achieve On-peak EFOR Requirements.

(1) Seller warrants to Company that On-peak EFOR will not exceed six percent (6%) during any Contract Year.

(2) Commencing from the Effective Date, Company shall calculate the On- peak EFOR for each Contract Year. If the On-peak EFOR is two percent (2%) or less, there will be no reduction from the amount incurred by Company for the Capacity Charge for such Contract Year. If the aforesaid calculation demonstrates an On-peak EFOR for such Contract Year in excess of two percent (2%), for each one-tenth of a percentage point that the On-peak EFOR exceeds two percent (2%) up to a maximum of twelve percent when rounded to the nearest one-tenth of a percent (0.1%), the amounts incurred by Company for the Capacity Charge for such Contract Year shall be reduced by the following amounts:

On-Peak EFOR Amount of Reduction

2.1% to 6.0% $5,000 per 0.1% in excess of 2.0%

6.1% to 12.0%$10,000 per 0.1% in excess of 6.0%
Greater than 12.0% No further reduction

9.3 [Reserved]

9.4 Adjustments. All of the dollar values noted in Section 9.2(A) (Equivalent Availability Factor), Section 9.2(B) (Equivalent Forced Outage Rate), and Section 9.2(C) (Excessive Unit Trips) will be adjusted each Contract Year in accordance with Attachment U (Adjustment of Charges).

9.5 Other Rights Upon Default. Upon the occurrence of an Event of Default by either Party, the non-Defaulting Party, subject to the rights described in this Agreement, including, but not limited to, Section 8.1(C) (Cure Periods and Force Majeure Exceptions)and Section 8.2(C) (Right to Demand Independent Engineering Assessment and Modification), may exercise, at its election, any rights and claim and obtain any remedies it may have at law or in equity, including, but not limited to, compensation for monetary damages, injunctive relief and specific performance.

ARTICLE 10
COMPANY’S USE OF AND ACCESS TO FACILITY

10.1 Entry for Work On Site. Seller shall permit Company, its employees and agents (including but not limited to affiliates and contractors and their employees) to enter upon the Facility, with such prior notice as is reasonable under the circumstances, to take such action as may be necessary in the reasonable opinion of Company to: (i) maintain, inspect, read and test meters and other Company equipment pursuant to Section 13 (Metering) of Attachment Y (Operation and Maintenance of the Facility), and Section 3 (Communications, Telemetering and Generator Remote Control Equipment) of Attachment Y (Operation and Maintenance of the Facility), (ii) interconnect, interrupt (including, but not limited to, operating the manual disconnect device provided by Seller in accordance with Section 5 (Personnel and System Safety) of Attachment Y (Operation and Maintenance of the Facility)), monitor or measure electric generation produced at the Facility in accordance with the terms of this Agreement, and
(iii) exercise any other rights Company may have under this Agreement.

10.2 Provision of Site Space. Seller shall provide without charge suitable space on the Site for all Company equipment to be placed on the Site under this Agreement. Suitable space as used herein means space appropriate for the intended use with adequate electric power, air conditioning, telecommunication wiring, security, and other necessary building services. In addition, Seller shall provide a means for reasonable access by Company to the Site, also without charge to Company. If Company exercises its rights to have a Company Site Representative under Section 10.5 (Company Site Representative), Seller will provide suitable office space at the Site for such Company Site Representative.

10.3 No Ownership Interest. Neither Seller nor any Financing Party shall acquire any ownership interest or security interest in or lien or mortgage on any equipment installed, owned, and maintained at the Site by Company pursuant to this Agreement, and Company shall have a reasonable time after termination of this Agreement in which to remove such equipment.

10.4 Inspection of Facility Operation.

(A) Company’s Right to Inspect. Seller shall permit Company, its employees and agents (including but not limited to affiliates and contractors and their employees), from the Execution Date, to enter upon and inspect the Facility and the Facility’s design manuals and drawings, its operating and maintenance manuals, and Seller’s construction, operation and maintenance thereof from time to time, upon reasonable prior notice.

(B) Correction of Certain Conditions. If Company observes a condition during such inspections which it believes may have an adverse impact on Seller’s ability to fulfill its obligations under this Agreement, Company may make a written request for Seller to correct such condition and Seller shall provide a written report on such condition within thirty (30) Days. If Company disagrees with the Seller’s proposal to remedy the condition, a Qualified Independent Engineer will be chosen from the Qualified Independent Engineer’s List pursuant to Section 3.3(D)(1)(b) and the Qualified Independent Engineer will make a recommendation to remedy the situation. The Seller shall abide by the Qualified Independent Engineer’s recommendation. Both Parties shall equally share in the cost for the independent engineering assessment. However, Seller shall pay all costs associated with implementing the recommendation. Company’s inspection of Seller’s equipment or operation shall not be construed as endorsing the design thereof nor as any warranty of the safety or reliability of said equipment or operation nor as a waiver of any right by Company.

10.5 Company Site Representative. Company may, at its sole discretion, assign a Company employee or representative as a “Company Site Representative” for the Facility. Such assignment of a Company Site Representative would become effective upon ten (10) Days’ written notice to Seller. Upon the exercise by Company of the rights provided in this Section
10.5 (Company Site Representative), Seller shall provide at no cost to Company suitable office space at the Site for the Company Site Representative to conduct business. Once established, the Company Site Representative shall have free access at all times to any and all operational areas of the Facility. Seller shall comply with any reasonable request of the Company Site Representative for information concerning the design, construction, operation (including fueling) and maintenance of the Facility.

ARTICLE 11
AUDIT RIGHTS

11.1 Rights of Company. Company shall have the right throughout the Term and for a period of three (3) years following the end of the Term, as extended, upon reasonable prior notice, to audit the books and records of Seller to the limited extent necessary to verify the basis for any claim by Seller for payments from Company or to determine Seller’s compliance with the terms of this Agreement. Company shall not have the right to audit other financial records of Seller. Seller shall make such records available at its offices in Kapolei, State of Hawai‘i during normal business hours. Company shall pay Seller’s reasonable actual, verifiable costs for such audits, including allocated overhead.

11.2 Rights of Seller. Seller shall have the right throughout the Term and for a period of three
(3) years following the end of the Term, as extended, upon reasonable prior notice, to audit the books and related records of Company to the limited extent necessary to verify the basis for charges invoiced by Company to Seller under this Agreement. Seller shall not have the right to audit other records of Company. Company shall make such information available during normal business hours at its offices in Kapolei, State of Hawai‘i. Seller shall pay Company’s reasonable actual, verifiable costs for such audits, including allocated overheads.

ARTICLE 12
REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1 By Seller. Seller represents, warrants and covenants, as of the Execution Date and for extent of the Term, as follows:

(A) Duly Organized. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power, authority and legal right to execute and deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by any bankruptcy, reorganization, insolvency, moratorium or similar laws affecting generally the enforcement of creditors' rights from time to time in effect.

(B) Land Rights and Governmental Approvals. Seller has obtained all Land Rights and Governmental Approvals necessary for the ownership, operation and maintenance of the Facility.

(C) No Conflict. The execution and delivery of, and performance by Seller of its obligations under this Agreement will not result in a violation of, or be in conflict with, any provision of its Partnership Agreement, or result in a violation of, or be in conflict with, or constitute a default or an event which would, with notice or lapse of time, or both, become a default under, any mortgage, indenture, contract, agreement or other instrument to which Seller is a party or by which it or its property is bound, where such violation, conflict, default or potential default would materially adversely affect Seller's ability to perform its obligations under this Agreement, or result in a violation of any statute, rule, order of any court or administrative agency, or regulation applicable to Seller or its property or by which it or its property may be bound, or result in a violation of, or be in conflict with, or result in a breach of, any term or provision of any judgment, order, decree or award of any court, arbitrator or governmental or public instrumentality binding upon Seller or its property, where such violation, conflict, or breach would have a material adverse effect on Seller's ability to perform its obligations under this Agreement.

(D) No Default. Seller is not in default, and no condition exists which, with notice or lapse of time, or both, would constitute a default by Seller under any mortgage, loan agreement, deed of trust, indenture or other agreement with respect thereto, evidence of indebtedness or other instrument of a material nature, to which it is party or by which it is bound, or in violation of, or in default under, any rule, regulation, order, writ, judgment, injunction or decree of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, where such default, condition or violation would have a material adverse effect on Seller's ability to perform its obligations under this Agreement.

(E) No Litigation. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending against such Seller, or of which Seller has otherwise received official notice, or which to the knowledge of Seller is threatened against Seller, wherein an adverse decision, ruling or finding would have a material adverse effect on Seller's ability to perform its obligations under this Agreement.

(F) Experience, Qualifications and Resources. Seller has entered into this Agreement in connection with the conduct of its business and it has the experience, qualifications and financial resources necessary to operate and maintain the Facility in accordance with the terms and conditions of this Agreement.

(G) Substitute Principal. If Seller proposes a substitute general partner to avoid an Event of Default under Section 8.1(A)(9)(a), the qualifications of such substitute general partner to carry out the role of General Partner and financial substance shall be reasonably satisfactory to Company; provided further, however, that if Company's grant of consent is dependent upon any valid business consideration not related to such substitute general partner’s qualifications or financial substance, Company shall specify such concern to Seller and shall grant its consent if Seller provides a general partner which is a reasonably satisfactory substitute meeting such concern.

(H) Substitute Entity Operating Facility. If Seller proposes a substitute Entity Operating Facility to avoid an Event of Default under Section 8.1(A)(9)(c), (i) the substitute Entity Operating Facility shall have the qualifications or has contracted with an entity having the qualifications to operate the Facility in a manner consistent with the terms and conditions of this Agreement and (ii) the substitute Entity Operating Facility shall have the creditworthiness and ability to perform its financial obligations hereunder (including such guarantees as Company deems appropriate) in a manner consistent with the terms and conditions of this Agreement.

(I) Adequate Fuel Supply. Seller shall maintain at the Facility a supply of Fuel adequate to give Seller the ability to support the operation of the Facility pursuant to the terms and conditions of the Agreement for the Term of the Agreement.

(J) Ability to Change Fuels. The statements set forth in Background Sections Q, R and S are true and correct.

(K) Own Account. Seller is acting for its own account and its decision to enter into this Agreement is based upon its own judgment, not in reliance upon the advice or recommendations of the Company and it is capable of assessing the merits of and understanding, and understands and accepts the terms, conditions and risks of this Agreement. It has not relied upon any promises, representations, statements or information of any kind whatsoever that are not contained in this Agreement in deciding to enter into this Agreement.

(L) Community Outreach.

(1) The Parties acknowledge that, prior to the Execution Date, Seller provided to Company a comprehensive community outreach and communications plan to work with and inform neighboring communities and stakeholders to gain their support for the Project ("Community Outreach and Engagement Plan"). Seller agrees to work with neighboring communities and stakeholders and provide them timely information during all phases of the Project, including but not limited to the following information: Project description, Project stakeholders, community concerns and Seller's efforts to address such concerns, Project benefits, government approvals, and the Community Outreach and Engagement Plan. Seller's Community Outreach and Engagement Plan is a public document and shall remain available to Company and members of the community on the Seller's website for the Term of this Agreement and upon request.

(2) The Parties also acknowledge that, prior to the Execution Date, Seller provided reasonable advance notice and hosted a public meeting for community and neighborhood groups in and around the vicinity of the Project site that provided neighboring community, stakeholders, and the general public with: (i) a reasonable opportunity to learn about the Project; (ii) an opportunity to engage in a dialogue about concerns, mitigation measures, and potential community benefits of the Project; and (iii) information concerning the process and/or intent for the public's input and engagement, including advising attendees that they will have thirty (30) Days from the date of said public meeting to submit written comments to Company and/or Seller for inclusion in the Company's submission to the PUC of its application for a satisfactory PUC Approval Order. Seller shall collect all public comments, and then provide Company copies of all comments received in their original, unedited form, along with copies of all comments with personal information redacted and ready for filing. Seller agrees that Company may submit any and all public comments (presented in its original, unedited form) as part of its PUC application for this Project.

(3) Seller acknowledges and agrees that subsequent to the PUC Submittal Date and prior to the date when the Parties' statements of position are to be filed in the docketed PUC proceeding for this Project, Seller will solicit public comments concerning the Project a second time. Seller will submit to the PUC as part of the docketed PUC proceeding for this Project, any and all public comments (presented in its original, unedited form) received by Company and/or Seller regarding the Project that are not received in time to include as part of the Company's application for a satisfactory PUC Approval Order.

(4) The Parties acknowledge and agree that Seller is responsible for community outreach and engagement for the Project, and that the public meeting and comment solicitation process described in this Section 12.1(L) (Community Outreach) do not represent the only community outreach and engagement activities that can or should be performed by Seller.

(a) Without limitation to the generality of the preceding sentence, Seller agrees to take into account the Project's potential impacts on historical and cultural resources and, at a minimum, Seller shall describe: (i) any valued cultural, historical, or natural resources in the area in question, including the extent to which traditional and customary native Hawaiian rights are exercised in the area; (ii) the extent to which those resources – including traditional and customary native Hawaiian rights – will be affected or impaired by the Project; and (iii) the feasible action, if any, to be taken to reasonably protect native Hawaiian rights if they are found to exist. Seller shall determine and implement such additional means as may be reasonably necessary to share information with and involve the community and neighborhood groups in and around the vicinity of the Facility during the Project planning and development process through the Term of this Agreement, and shall timely inform Company of its plans and activities in this regard.

(b) Seller shall also implement into Seller’s Safety Plan an adequate community outreach and notification process and procedure to notify and engage the surrounding community adjacent to the Facility in the event of any Force Majeure event or other Facility issue which causes or may result in adverse impacts and effects upon such community, including inhabitants, livestock and other property of the community.

(5) Upon the Execution Date and at all times during the Term of this Agreement, Seller shall designate an individual as the "Seller's Community Representative." The Seller's Community Representative shall be the primary contact between the community and the Seller and shall be available during the Term of this Agreement to receive and answer questions from the community. As of the Execution Date, the Seller's Community Representative shall be:

Name: Jeff Walsh

Contact Information: Jeffrey.Walsh@PSEG.com

Seller shall notify Company in writing upon designation of any new Seller’s Community Representative.

(M) Seller Disaster Recovery and Safety Response to Force Majeure Events and Facility Issues. Seller shall develop, implement and periodically review and update Facility monitoring, disaster recovery, pandemic and safety plans to respond to Force Majeure events and/or Facility issues causing or resulting in adverse effects to the surrounding area or general public such as (1) emissions (whether liquid or gas and whether toxic or not), (2) increased ambient noise, smells, heat or light, (3) flooding, (4) earthquakes, including cracking or fissures in the earth’s surface or (5) tropical storms or hurricanes. Such monitoring, recovery and safety plans shall be referred to as “Seller’s Safety Plan.” Seller shall implement such plans and review and update such plans at least annually and, as necessary, following a Force Majeure event or Facility issue. Seller’s current Safety Plan shall be a public document and be available to Company and members of the community on the Seller's website for the Term of this Agreement.

Seller’s Safety Plan shall include, but not be limited to, monitoring systems for the Facility for air and earth emissions, notification obligations to Company, governmental agencies and the general public of Facility issues resulting in the adverse effects listed above, safety and health precautions (including, without limitation, quarantine procedures) for Facility employees, consultants and vendors and potential evacuation precautions and directives necessary for the protection of the Facility, the Company System and the general public. Such list is not exhaustive and Seller shall continuously review, amend and/or supplement such plans as necessary for the purpose of protecting the overall health and safety of the Facility, the Company System, Facility personnel and the surrounding community. Seller’s Safety Plan shall incorporate, as applicable or necessary, Seller’s community outreach objectives and plans as described in Section 12.1(L) (Community Outreach).

Seller shall provide a draft copy of Seller’s Disaster Recovery Plan, and any subsequent updates thereto, to Company for review and comment. Company’s review shall not be construed in any way as approving or endorsing the Seller’s Disaster Recovery Plan ultimately implemented by Seller.

12.2 By Company. Company represents and warrants, as of the Execution Date and for the extent of the Term, as follows:

(A) Duly Organized. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Hawai‘i. Company has full power, authority and legal right to execute and deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by Company and constitutes a legal, valid and binding obligation of Company, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by any bankruptcy, reorganization, insolvency, moratorium or similar laws affecting generally the enforcement of creditors' rights from time to time in effect.

(B) No Conflict. The execution and delivery of, and performance by Company of its obligations under this Agreement will not result in a violation of, or be in conflict with, any provision of the articles of incorporation or bylaws of Company, or result in a violation of, or be in conflict with, or constitute a default or an event which would, with notice or lapse of time, or both, become a default under, any mortgage, indenture, contract, agreement or other instrument to which Company is a party or by which it or its property is bound, where such violation, conflict, default or potential default would materially adversely affect Company's ability to perform its obligations under this Agreement, or result in a violation of any statute, rule, order of any court or administrative agency, or regulation applicable to Company or its property or by which it or its property may be bound, or result in a violation of, or be in conflict with, or result in a breach of, any term or provision of any judgment, order, decree or award of any court, arbitrator or governmental or public instrumentality binding upon Company or its property, where such violation, conflict, or breach would have a material adverse effect on Company's ability to perform its obligations under this Agreement.

(C) No Default. Company is not in default, and no condition exists which, with notice or lapse of time, or both, would constitute a default by Company under any mortgage, loan agreement, deed of trust, indenture or other agreement with respect thereto, evidence of indebtedness or other instrument of a material nature, to which it is party or by which it is bound, or in violation of, or in default under, any rule, regulation, order, writ, judgment, injunction or decree of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, where such default, condition or violation would have a material adverse effect on Company's ability to perform its obligations under this Agreement.

(D) No Litigation. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending against such Company, or of which Company has otherwise received official notice, or which to the knowledge of Company is threatened against Company, wherein an adverse decision, ruling or finding would have a material adverse effect on Company's ability to perform its obligations under this Agreement.

ARTICLE 13
INDEMNIFICATION

13.1 Indemnification of Company.

(A) Indemnification Against Third Party Claims. Seller shall indemnify, defend, and hold harmless Company, its successors, permitted assigns, affiliates, controlling persons, directors, officers, employees, servants and agents, including but not limited to contractors, subcontractors and their the employees of any of them (collectively referred to as an "Indemnified Company Party"), from and against any Losses suffered, incurred or sustained by any Indemnified Company Party due to any Claim (whether or not well founded, meritorious or unmeritorious) by a third party not controlled by, or under common ownership and/or control with, Company relating to (i) Seller's development, permitting, construction, ownership, operation and/or maintenance of the Facility or (ii) any actual or alleged personal injury or death or damage to property, in any way arising out of, incident to, or resulting directly or indirectly from the acts or omissions of any Indemnified Seller Party, except as and to the extent that any of the foregoing such Loss is attributable to the negligence or willful misconduct of an Indemnified Company Party.

(B) Compliance with Laws. Any Losses incurred by an Indemnified Seller Party for noncompliance by Seller or an Indemnified Seller Party with applicable Laws shall not be reimbursed by Company but shall be the sole responsibility of Seller. Seller shall indemnify, defend and hold harmless each Indemnified Company Party from and against any and all Losses in any way arising out of, incident to, or resulting directly or indirectly from the failure of Seller to comply with any Laws.

(C) Notice. If Seller shall obtain knowledge of any Claim subject to Section 13.1(A) (Indemnification Against Third Party Claims), Section 13.1(B) (Compliance with Laws) or otherwise under this Agreement, Seller shall give prompt notice thereof to Company, and if Company shall obtain any such knowledge, Company shall give prompt notice thereof to Seller.

(D) Indemnification Procedures.

(1) Notice. In case any Claim subject to Section 13.1(A) (Indemnification Against Third Party Claims) or Section 13.1(B) (Compliance with Laws) or otherwise under this Agreement, shall be brought against an Indemnified Company Party, Company shall notify Seller of the commencement thereof and, provided that Seller has acknowledged in writing to Company its obligation to an Indemnified Company Party under this Section 13.1 (Indemnification of Company), Seller shall be entitled, at its own expense, acting through counsel acceptable to Company, to participate in and, to the extent that Seller desires, to assume and control the defense thereof; provided, however, that Seller shall not compromise or settle a Claim against an Indemnified Company Party without the prior written consent of Company which consent shall not be unreasonably withheld.

(2) No Right to Assume. Seller shall not be entitled to assume and control the defense of any such Claim subject to Section 13.1(A) (Indemnification Against Third Party Claims), Section 13.1(B) (Compliance with Laws) or otherwise under this Agreement, if and to the extent that, in the opinion of Company, such Claim involves the potential imposition of criminal liability on an Indemnified Company Party or a conflict of interest between an Indemnified Company Party and Seller, in which case Company shall be entitled, at its own expense, acting through counsel acceptable to Seller to participate in any Claim, the defense of which has been assumed by Seller. Company shall supply, or shall cause an Indemnified Party to supply, Seller with such information and documents requested by Seller as are necessary or advisable for Seller to possess in connection with its participation in any Claim to the extent permitted by this Section 13.1(D)(2) (No Right to Assume). Company shall not enter, and shall restrict any Indemnified Company Party from entering, into any settlement or other compromise with respect to any Claim without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(3) Subrogation. Upon payment of any Losses by Seller pursuant to this Section 13.1 (Indemnification of Company) or other similar indemnity provisions contained herein to or on behalf of Company, Seller, without any further action, shall be subrogated to any and all claims that an Indemnified Company Party may have relating thereto.

(4) Cooperation. Company shall fully cooperate and cause all Company Indemnified Parties to fully cooperate, in the defense of or response to any Claim subject to Section 13.1 (Indemnification of Company).

13.2 Indemnification of Seller.

(A) Indemnification Against Third Party Claims. Company shall indemnify, defend, and hold harmless Seller, its successors, permitted assigns, affiliates, controlling persons, directors, officers, employees, servants and agents, including but not limited to contractors, subcontractors and their employees of any of them (collectively referred to as an "Indemnified Seller Party"), from and against any Losses suffered, incurred or sustained by any Indemnified Seller Party due to any Claim (whether or not well founded, meritorious or unmeritorious) by a third party not controlled by or under common ownership and/or control with Seller relating to any actual or alleged personal injury or death or damage to property, in any way arising out of, incident to, or resulting directly or indirectly from the acts or omissions of any Indemnified Company Party, except to the extent that any such Loss is attributable to the negligence or willful misconduct of an Indemnified Seller Party.

(B) Compliance with Laws. Any Losses incurred by an Indemnified Company Party for noncompliance by Company or an Indemnified Company Party with applicable Laws shall not be reimbursed by Seller but shall be the sole responsibility of Company. Company shall indemnify, defend and hold harmless each Indemnified Seller Party from and against any and all Losses in any way arising out of, incident to, or resulting directly or indirectly from the failure of Company to comply with any Laws.

(C) Knowledge of Claim. If Company shall obtain knowledge of any Claim subject to Section 13.2(A) (Indemnification Against Third Party Claims), Section 13.2(B) (Compliance with Laws) or otherwise under this Agreement, Company shall give prompt notice thereof to Seller, and if Seller shall obtain any such knowledge, Seller shall give prompt notice thereof to Company.

(D) Indemnification Procedures.

(1) Notice. In case any action, suit or proceeding subject to Section 13.2(A) (Indemnification Against Third Party Claims), Section 13.2(B) (Compliance with Laws) or otherwise under this Agreement, shall be brought against an Indemnified Seller Party, Seller shall notify Company of the commencement thereof and, provided that Company has acknowledged in writing to Seller its obligation to an Indemnified Seller Party under this Section
13.2 (Indemnification of Seller), Company shall be entitled, at its own expense, acting through counsel acceptable to Seller, to participate in and, to the extent that Company desires, to assume and control the defense thereof, provided, however, Company shall not compromise or settle a Claim against an Indemnified Seller Party without the prior written consent of Seller which consent shall not be unreasonably withheld.

(2) Assumption and Control of Defense. Company shall not be entitled to assume and control the defense of any such Claim subject to Section 13.2(A) (Indemnification Against Third Party Claims), Section 13.2(B) (Compliance with Laws) or otherwise under this Agreement, if and to the extent that, in the opinion of Seller, such Claim involves the potential imposition of criminal liability on an Indemnified Seller Party or a conflict of interest between an Indemnified Seller Party and Company, in which case Seller shall be entitled, at its own expense, acting through counsel acceptable to Company, to participate in any Claim the defense of which has been assumed by Company. An Indemnified Seller Party shall supply, or shall cause an Indemnified Party to supply, Company with such information and documents requested by Company as are necessary or advisable for Company to possess in connection with its participation in any Claim, to the extent permitted by this Section 13.2(D)(2) (Assumption and Control of Defense). Seller shall not enter, and shall restrict any Indemnified Seller Party from entering, into any settlement or other compromise with respect to any Claim without the prior written consent of Company, which consent shall not be unreasonably withheld or delayed.

(3) Subrogation. Upon payment of any Losses by Company pursuant to this Section 13.2 (Indemnification of Seller) or other similar indemnity provisions contained herein to or on behalf of Seller, Company, without any further action, shall be subrogated to any and all claims that an Indemnified Seller Party may have relating thereto.

(4) Cooperation. Seller shall fully cooperate and cause all Seller Indemnified Parties to fully cooperate, in the defense of or response to any Claim subject to Section 13.2 (Indemnification of Seller).

ARTICLE 14
CONSEQUENTIAL DAMAGES

Neither Party shall be liable for damages incurred by the other Party for any loss of profit or revenues, loss of product, loss of use of products or services or associated equipment, interruption of business, cost of capital, downtime costs, increased operating costs, or for any special, consequential, incidental, indirect or punitive damages; provided, however, that nothing in this Article 14 (Consequential Damages) shall limit any of (i) the indemnification obligations of either Party under Article 13 (Indemnification) of this Agreement, (ii) the liability of either Party for liquidated damages as set forth in this Agreement, (iii) the liability of either Party for direct damages for breach of this Agreement as and to the extent such damages have not been liquidated as set forth in this Agreement or (iv) the liability of either Party for gross negligence or intentional misconduct.

ARTICLE 15
INSURANCE

15.1 Required Coverage. Seller, and anyone acting under its direction or control or on its behalf, shall, at its own expense, acquire and maintain, or cause to be maintained, commencing no later than the Effective Date, and continuing throughout the Term, as applicable, the minimum insurance coverage set forth in Attachment R (Required Insurance), or such higher amounts as the Seller and/or the Financing Parties reasonably determine to be necessary during the operation of the Facility. Seller's indemnity and other obligations shall not be limited by the foregoing insurance requirements.

15.2 Waiver of Subrogation. Seller, and anyone acting under its direction or control or on its behalf, shall cause its insurers to waive all rights of subrogation which Seller or its insurers may have against Company, Company’s agents, or Company’s employees.

15.3 Additional Insureds. The insurance policies specified in Section 2 (General Liability Insurance) and Section 3 (Automobile Liability Insurance) of Attachment R (Required Insurance) shall name Company as an additional insured, as its interest may appear, with respect to any and all third party bodily injury and/or property damage claims arising from Seller’s performance of this Agreement, and Seller shall submit to Company a copy of such additional insured endorsement with evidence of insurance as required herein. Seller shall promptly, and in no event later than five (5) Days after such cancellation modification or non-renewal, provide written notice to Company should any of the insurance policies required under this Agreement be cancelled, materially modified, or not renewed upon expiration. The insurance policies specified in Section 4 (Builders All Risk Insurance (Applicable to Construction in Excess of $30,000,000)) and Section 5 (All Risk Property/Comprehensive Boiler and Machinery Insurance (Upon Completion of Construction)) of Attachment R (Required Insurance) shall include Company as loss payee, as its interest may appear with respect to any Property or Boiler and Machinery losses. Company acknowledges that Financing Parties shall be entitled to receive and distribute any and all loss proceeds as stipulated by any Financing Documents related to any policy described in this Article 15 (Insurance) and Attachment R (Required Insurance).

15.4 Evidence of Policies Provided to Company. Evidence of insurance for the coverage specified in this Article 15 (Insurance) shall be provided to Company within thirty (30) Days after Seller has bound coverage of the related policies or by the date specified in Section 2.3(A) (Seller Conditions Precedent), whichever is later. Within 30 Days of any change of any policy and upon renewal of any policy, Seller shall provide certificates of insurance to Company. During the Term, Seller, upon Company’s reasonable request, shall make available to Company for its inspection at Seller’s designated location, certified copies of the insurance policies described in this Article 15 (Insurance) and Attachment R (Required Insurance). Receipt of any evidence of insurance showing less coverage than requested is not a waiver of Seller's obligations to fulfill the requirements.

15.5 Deductibles. Company acknowledges that any policy required herein may contain reasonable deductibles or self-insured retentions, the amounts of which will be reviewed for acceptance by Company. Acceptance will not be unreasonably withheld. Any deductible shall be the responsibility of Seller.

15.6 Application of Proceeds From All Risk Property/Comprehensive Boiler and Machinery Insurance. Seller shall use commercially reasonable efforts to obtain provisions in the Financing Documents, on reasonable terms, providing for the insurance proceeds from All Risk Property/Comprehensive Boiler and Machinery Insurance to be applied to repair of the Facility.

15.7 Annual Review by Company. The coverage limits shall be reviewed annually by Company and if, in Company's discretion, Company determines that the coverage limits should be increased, Company shall so notify Seller. The amount of any increase of the coverage limits, when considered as a percentage of the then existing coverage limits, shall not exceed the cumulative amount of increase in the Consumer Price Index occurring after the coverage limits herein were last set. Seller shall within thirty (30) Days of notice from Company increase the coverage as directed in such notice and the costs of such increased coverage limits shall be borne by Seller.

15.8 No Representation of Coverage Adequacy. By requiring insurance herein, Company does not represent that coverage and limits will necessarily be adequate to protect Seller, and such coverage and limits shall not be deemed as a limitation on Seller's liability under the indemnities granted to Company in this Agreement.

15.9 Subcontractors. Seller shall ensure that each of its subcontractors is either (a) named as an additional insured under the insurance policies procured by Seller; or (b) separately covered by insurance policies equivalent in type and monetary limits as those required of Seller. All such insurance shall be provided at the sole cost of Seller or subcontractor.

15.10 General Insurance Requirements.

(A) Each policy shall be specifically endorsed to provide that Seller's insurance is primary with respect to the Company. Any other insurance carried by Company will be excess only and not contribute with this insurance.

(B) Each policy is to be written by an insurer with a rating by A.M. Best Company, Inc. of "A-VII" or better.

(C) If any policy required herein is written on a claims-made basis, Seller warrants that any retroactive date applicable to coverage under the policy precedes the Execution Date; and that continuous coverage will be maintained or an extended discovery period will be exercised for a period of three (3) years beginning from the end of Term.

(D) If the limits of available liability coverage required herein become substantially reduced as a result of claim payments, Seller shall promptly, and in no event later than thirty (30) Days after such substantial reduction, at its own expense, purchase additional liability insurance (if such coverage is available at commercially reasonable rates) to increase the amount of available coverage to the limits of liability coverage required herein.

ARTICLE 16
SET OFF

Company shall have the right to set off any payment due and owing by Seller, including but not limited to any payment due under this Agreement and any amounts due as awarded in any action pursuant to this Agreement, against Company's payments of subsequent Monthly Invoices as necessary.

ARTICLE 17
DISPUTE RESOLUTION

17.1 Good Faith Negotiations. Except as otherwise expressly set forth in this Agreement, before submitting any claims, controversies or disputes (“Dispute(s)”) under this Agreement to the Dispute Resolution Procedures set forth in Section 17.2 (Dispute Resolution Procedures), the presidents, vice presidents, General Manager, or authorized delegates from both Seller and Company having full authority to settle the Dispute(s), shall personally meet in Hawai‘i and attempt in good faith to resolve the Dispute(s) (the “Management Meeting”).

17.2 Dispute Resolution Procedures.

(A) Mediation. Except as otherwise expressly set forth in this Agreement and subject to Section 17.1 (Good Faith Negotiations), any and all Dispute(s) arising out of or relating to this Agreement, (i) which remain unresolved for a period of twenty (20) Days after the Management Meeting takes place or (ii) for which the Parties fail to hold a Management Meeting within sixty
(60) Days of the date that a Management Meeting was requested by a Party, may upon the agreement of the Parties, first be submitted to confidential mediation in Honolulu, Hawai‘i pursuant to the administration by, and in accordance with the Mediation Rules, Procedures and Protocols of, Dispute Prevention & Resolution, Inc. (or its successor) or, in their absence, the American Arbitration Association (“DPR”) then in effect. If the Parties agree to submit the dispute to confidential mediation, the parties shall each pay 50% of the cost of the mediation (i.e., the fees and expenses charged by the mediator and DPR) and shall otherwise each bear their own costs and attorney’s fees. If the Parties do not submit the Dispute(s) to mediation, or if they do submit the Dispute(s) to mediation but settlement of the Dispute(s) is not reached within sixty
(60) Days after commencement of the mediation, either Party may initiate formal action subject to Section 25.9 (Governing Law, Jurisdiction and Venue) herein.

(B) Procedures for Appointing a Mediator. The Parties hereby agree that the choice of Mediator, process and procedure for the mediation and any desired outcome from the mediation shall be as the Parties agree in conjunction with their agreement to enter into a mediation. If the Parties cannot agree upon such matters within sixty (60) Days (or as the Parties may subsequently agree), either Party may withdraw from the mediation process and proceed to initiate formal action subject to Section 25.9 (Governing Law, Jurisdiction and Venue) herein.

17.3 Exclusion. The provisions of this Article 17 (Dispute Resolution) shall not apply to any disputes within the authority of an Independent Evaluator under Article 24 (Process for Addressing Revisions to Performance Standards).

17.4 Document Retention. If either Party initiates dispute resolution under this Article 17 (Dispute Resolution), then each Party must retain and preserve all records, including documents, which may be relevant to such Dispute, in accordance with applicable Laws until such Dispute is resolved.

ARTICLE 18
FORCE MAJEURE

18.1 Definition of Force Majeure. The term “Force Majeure” as used in this Agreement means any occurrence that:

(A) In whole or in part delays or prevents a Party’s performance under this Agreement;

(B) Is not the direct or indirect result of the fault or negligence of that Party;

(C) Is not within the control of that Party notwithstanding such Party having taken all reasonable precautions and measures in order to prevent or avoid such event; and

(D) The Party has been unable to overcome by the exercise of due diligence.

18.2 Events That Could Qualify as Force Majeure. Subject to the foregoing, events that could qualify as Force Majeure include, but are not limited to, the following:

(A) acts of God, flooding, lightning, landslide, earthquake, fire, drought, explosion, epidemic, quarantine, storm, hurricane, tornado, volcano, other natural disaster or unusual or extreme adverse weather-related events;

(B) war (declared or undeclared), riot or similar civil disturbance, acts of the public enemy (including acts of terrorism), sabotage, blockade, insurrection, revolution, expropriation or confiscation; or

(C) except as set forth in Section 18.3(A), strikes, work stoppage or other labor disputes (in which case the affected Party shall have no obligation to settle the strike or labor dispute on terms it deems unreasonable).

18.3 Exclusions From Force Majeure. Force Majeure does not include:

(A) A strike work stoppage or labor dispute limited only to any one or more of the Indemnified Seller Parties or any other third party employed by Seller to work on the Project;

(B) any acts or omissions of any third party, including, without limitation, any vendor, materialman, customer, or supplier of Seller, unless such acts or omissions are themselves caused by an event of Force Majeure as herein defined;

(C) any full or partial reduction in the electric output of the Facility that is caused by or arises from (i) a mechanical or equipment breakdown or (ii) other mishap or events or conditions attributable to normal wear and tear or defects;

(D) changes in market conditions that affect the cost of the Seller’s supplies, or that affect demand or price for any of Seller’s products, or that otherwise render this Agreement uneconomic or unprofitable for the Seller;

(E) Seller’s inability to obtain Governmental Approvals, Land Rights or approvals of any type for the ownership, operation, or maintenance of the Facility and the Company-Owned Interconnection Facilities, or Seller’s loss of any such Governmental Approvals or Land Rights once obtained;

(F) Seller’s inability to obtain sufficient Fuel, power or materials to operate the Facility, except if Seller’s inability to obtain sufficient Fuel, power or materials is caused by an event of Force Majeure as herein defined;

(G) Seller’s failure to obtain additional funds, including funds authorized by a state or the federal government or agencies thereof, to supplement the payments made by the Company pursuant to this Agreement;

(H) a forced outage except where such forced outage is caused by an event of Force Majeure as herein defined;

(I) litigation or administrative or judicial action pertaining to the Agreement, the Site, Land Rights, the Facility, the acquisition, maintenance or renewal of financing or any Governmental Approvals, or the design, construction, ownership, maintenance or operation of the Facility, the Company-Owned Interconnection Facilities or the Company System; or

(J) any full or partial reduction in either the ability of the Facility to deliver its Contract Firm Capacity or in the ability of the Company to accept the Contract Firm Capacity which is caused by any action or inaction of a third party, including but not limited to any vendor or supplier of the Seller or the Company, except to the extent such action or inaction is caused by an event of Force Majeure as herein defined.

18.4 Satisfaction of Certain Conditions. Section 18.5 (Effect of Force Majeure on Conditions Precedent), Section 18.6 (Termination for Force Majeure) and Section 18.7 (Effect of Force Majeure) defer or limit certain liabilities of a Party for delay and/or failure in performance to the extent such delay or failure is the result of conditions or events of Force Majeure; provided, however, that a non-performing Party is only entitled to such limitations or deferrals of liabilities as and to the extent the following conditions are satisfied:

(A) The non-performing Party gives the other Party, within forty-eight (48) hours after the non-performing Party becomes aware or should have become aware of the Force Majeure condition or event, but in any event no later than thirty (30) Days after the Force Majeure condition or event begins, written notice (the “Force Majeure Notice”) stating that such non-performing Party considers such condition or event to constitute a Force Majeure and describing the particulars of such Force Majeure condition or event, including the date the Force Majeure commenced;

(B) The non-performing Party gives the other Party, within fourteen (14) Days after the Force Majeure Notice was or should have been provided, a written explanation of the Force Majeure condition or event and its effect on the non-performing Party's performance, which explanation shall include evidence reasonably sufficient to establish that the occurrence constitutes Force Majeure;

(C) The suspension of performance is of no greater scope and of no longer duration than is required by Force Majeure;

(D) The non-performing Party exercises commercially reasonable efforts to remedy its inability to perform and provides weekly progress reports to the other Party describing actions taken to end or minimize the effects of the Force Majeure and the anticipated duration of the Force Majeure; and

(E) When the condition or event of Force Majeure ends and the non-performing Party is able to resume performance of its obligations under this Agreement, such Party shall give the other Party written notice to that effect.

18.5 Effect of Force Majeure on Conditions Precedent. A condition or event of Force Majeure affecting the achievement of a Conditions Precedent shall, if and for so long as the conditions of Section 18.4 (Satisfaction of Certain Conditions) are satisfied, have the effect of extending the deadline for achievement of such Conditions Precedent on a Day-for-Day basis.

18.6 Termination for Force Majeure. If Force Majeure delays or prevents a Party's performance for more than three hundred sixty-five (365) Days from the occurrence or inception of the Force Majeure, as stated in the Force Majeure Notice, and such delay or failure of performance would have otherwise constituted an Event of Default under Article 8 (Default), the other Party shall have the right to terminate this Agreement by written notice. Such notice shall designate the date such termination is to be effective, which date shall be no later than thirty (30) Days after such notice is deemed to be received by the Party whose performance has been delayed or prevented. In the event of termination pursuant to this Section 18.6 (Termination for Force Majeure), neither Party shall be liable for any damages or have any obligations to the other, except as provided in Section 25.23 (Survival of Obligations).

18.7 Effect of Force Majeure. Other than as provided in Section 18.5 (Effect of Force Majeure on Conditions Precedent) and Section 18.6 (Termination for Force Majeure), neither Party shall be responsible or liable for any delays or failures in its performance under this Agreement as and to the extent (i) such delays or failures are substantially caused by conditions or events of Force Majeure, and (ii) the conditions of Section 18.4 (Satisfaction of Certain Conditions) are satisfied.

18.8 Obligations Remaining After Event of Force Majeure. No monetary obligations of either Party which arose before the occurrence of an event of Force Majeure causing the suspension of performance shall be excused as a result of such occurrence. In the event of a Force Majeure which reduces or limits the Facility’s capability to deliver capacity and/or energy, Company shall be obligated to pay for capacity and/or energy only to the extent such capacity and/or energy is made available by Seller. In the event of a Force Majeure which reduces or limits Company’s capability to purchase energy, but does not reduce or limit Seller’s ability to deliver energy, Company shall pay for such reduced energy as it may accept, but shall remain obligated to pay for capacity to the extent made available by Seller in accordance with this Agreement. Except as otherwise expressly provided for in this Agreement, the existence of a condition or event of Force Majeure shall not relieve the Parties of their obligations under this Agreement (including, but not limited to, payment obligations, except as limited above) to the extent that performance of such obligations is not precluded by the condition or event of Force Majeure.

18.9 No Extension of the Term. In no event will any delay or failure of performance caused by any conditions or events of Force Majeure extend this Agreement beyond its stated Term.

ARTICLE 19
ELECTRIC SERVICE SUPPLIED BY COMPANY

This Agreement does not provide for any electric services by Company to Seller. If Seller requires any electric services from Company, Company shall provide such service on a non-discriminatory basis in accordance with Company’s applicable tariff schedule, as of the Execution Date, as amended or revised from time to time by Company or successors thereof.

ARTICLE 20
ASSIGNMENTS AND FINANCING DEBT

20.1 Sale of the Facility. Seller shall comply with the requirements of Attachment P (Sale of Facility by Seller) before Seller's right, title or interest in the Facility, in whole or in part, including a Change in Control, may be disposed of (other than the disposition of equipment in the ordinary course of operating and maintaining the Facility). Any attempt by Seller to make any such disposition or Change in Control without fulfilling the requirements of Attachment P (Sale of Facility by Seller) shall be deemed null and void and shall constitute an Event of Default pursuant to Article 8 (Default).

20.2 Assignment by Seller. Seller may not assign, pledge, mortgage, grant a security interest in or collaterally assign this Agreement, the Facility or any interest in the Facility without the prior consent of Company (such consent not to be unreasonably withheld, conditioned or delayed); provided that Seller shall have the right, without the consent of Company, to assign its interest in this Agreement to a wholly-owned subsidiary or to an affiliated company under common control with Seller, provided that such assignment does not impair the ability of Seller to perform its obligations under this Agreement. Seller shall promptly provide written notice to Company of any assignment of all or part of this Agreement and Seller shall provide to Company information about the assignee and the assignee's operational experience reasonably requested by Company. Company shall not be required to incur any duty or obligation as a result of, or in connection with, such assignment made without its consent beyond those duties and obligations set forth in this Agreement, unless otherwise agreed to by Company in writing.

20.3 Company's Acknowledgment. In connection with any assignment relating to the Financing Debt to which Company consents pursuant to Section 20.2 (Assignment by Seller), Company shall, if requested by Seller and if its costs (including reasonable attorneys' fees of outside counsel) in responding to such request are paid by Seller: (i) execute and/or provide such Hawaii-law-governed documents as may be reasonably requested by the Financing Parties and reasonably acceptable to Company, including (aa) to acknowledge (1) such assignment and/or pledge/mortgage, (2) the right of the Financing Parties to receive copies of notices of Events of Default where the Seller is the Defaulting Party and (3) the Financing Parties’ reasonable opportunity to cure such Events of Default and to exercise remedies to assume Seller's obligations under this Agreement; and (bb) estoppel certificates as to Seller’s and Company’s compliance with the terms and conditions of this Agreement; and (ii) provide a legal opinion as to the due authorization of such Company acknowledgment and estoppels.

20.4 Financing Document Requirements. In connection with any Financing Debt to which Company consents pursuant to Section 20.2 (Assignment by Seller), Seller shall use commercially reasonable efforts to obtain Financing Documents in a form reasonably satisfactory to Company which contain the following provisions for Company's benefit:

(A) Each Financing Party shall make a binding commitment to Company, in a manner legally enforceable by Company, that so long as this Agreement is in effect and there shall not exist and remain continuing any Event of Default by Company, such Financing Party will take no action (except pursuant to rights granted to Seller under this Agreement) to disturb, affect or impair Company's rights under this Agreement, including without limitation its rights to delivery of energy from the Facility, nor to terminate or otherwise adversely affect this Agreement, by means of (i) the exercise of any of its rights and remedies of foreclosure or sale afforded by the terms of the Financing Documents or by law in respect of the Facility; or (ii) any other suit, action or proceeding upon the Financing Documents or the exercise of any other rights of such Financing Party pursuant to any other documents or as a matter of law.

(B) Each Financing Party shall agree: (i) to give written notice to Company of any event of default by Seller and any event known to such Financing Party which, with notice or the passage of time or both, would constitute an event of default by Seller, under any Financing Documents; and (ii) to afford Company the right to cure any such event of default within sixty
(60) Days after notice to Company of such event of default, and to forbear from exercising any right or remedy available to such Financing Party in respect of such event of default during such cure period.

(C) Each Financing Party shall agree that in the event of default by Seller under any Financing Documents, Company shall have the option in Company's sole discretion to (i) cure Seller's default without assuming Seller's obligations under the Financing Documents; (ii) cure Seller's default and directly or by an affiliate assume Seller's obligations under the Financing Documents; or (iii) directly or by an affiliate acquire all of the Financing Party's interest under the Financing Documents.

(D) The Company shall have a lien and security interest subordinate (except for the Unsubordinated Claims) only to those of the Financing Party on any escrow accounts established in connection with the Financing Debt to secure all of Seller's obligations to Company under this Agreement, and Seller and the Financing Parties shall execute such documents as Company shall reasonably require to grant, establish and perfect such interest.

20.5 Grant of Security Interest. If the Financing Debt requires the grant of a security interest (including a mortgage) in this Agreement and/or the Facility, Seller shall provide Company with summaries of the material terms of the Financing Documents, amendments or modifications thereto, and copies of the Financing Documents. Such summaries and documents shall be provided to Company prior to Seller consummating the financing or refinancing to allow for a reasonable amount of time for Company to review such summaries and documents. The terms and conditions of such financing and refinancing shall be subject to Company's review and consent, which shall not be unreasonably withheld or delayed.

20.6 Reimbursement of Company Costs. Seller shall reimburse Company for costs and expenses incurred by Company (including reasonable attorneys' fees of outside counsel) in responding to Financing Parties' requests or as a result of any event of default by Seller under the Financing Documents, including but not limited to any attempt to cure such event of default undertaken by Company as provided in Section 20.4(B) and Section 20.4(C) or any assumption of Seller's obligations under Section 20.4(C).

20.7 Assignment by Company. This Agreement shall not be assignable by Company without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that Company shall have the right, without the consent of Seller, to assign its interest in this Agreement to any affiliated company owned in whole or in part by Hawaiian Electric Industries, Inc. (“HEI”) so long as such assignee (a) shall have assumed all obligations of Company under this Agreement; and (b) is a utility regulated by the PUC.

20.8 Binding on Assigns. This Agreement and all of its covenants, terms and provisions shall be binding upon and shall inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

20.9 Transfer Without Consent is Null and Void. Any attempt to make any sale, transfer, pledge, mortgage, grant of a security interest or collateral assignment, or assignment of any interest in the Facility or in this Agreement for which consent is required under Section 20.2 (Assignment by Seller) or Section 20.7 (Assignment by Company) (as applicable), without fulfilling the requirements of the Agreement, shall be null and void and shall constitute an Event of Default pursuant to Article 8 (Default).

ARTICLE 21
SALE OF FACILITY BY SELLER

Seller shall comply with the requirements of Attachment P (Sale of Facility by Seller) before Seller's right, title or interest in the Facility, in whole or in part, including a Change in Control, may be disposed of (other than the disposition of equipment in the ordinary course of operating and maintaining the Facility). Any attempt by Seller to make any such disposition or Change in Control without fulfilling the requirements of Attachment P (Sale of Facility by Seller) shall be deemed null and void and shall constitute an Event of Default pursuant to Article 8 (Default).

ARTICLE 22
SALE OF ENERGY TO THIRD PARTIES

Seller shall not sell any electrical energy from the Facility to any Third Party.

ARTICLE 23
EQUAL EMPLOYMENT OPPORTUNITY

23.1 Equal Employment Opportunity. (Applicable to all contracts of $10,000 or more in the whole or aggregate. 41 CFR 60-1.4 and 41 CFR 60-741.5.) Seller is aware of and is fully informed of Seller's responsibilities under Executive Order 11246 (reference to which include amendments and orders superseding in whole or in part) and shall be bound by and agrees to the provisions as contained in Section 202 of said Executive Order and the Equal Opportunity Clause as set forth in 41 CFR 60-1.4 and 41 CFR 60-741.5(a), which clauses are hereby incorporated by reference.

23.2 Equal Opportunity For Disabled Veterans, Recently Separated Veterans, Other Protected Veterans and Armed Forces Service Medal Veterans. (Applicable to (i) contracts of $25,000 or more entered into before December 31, 2003 (41 CFR 60-250.4) or (ii) each federal government contract of $100,000 or more, entered into or modified on or after December 31, 2003 (41 CFR 60-300.4) for the purchase, sale or use of personal property or nonpersonal services (including construction).) If applicable to Seller under this Agreement, Seller agrees that is, and shall remain, in compliance with the rules and regulations promulgated under The Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended by the Jobs for Veterans Act of 2002, including the requirements of 41 CFC 60-250.5(a) (for orders/contracts entered into before December 31, 2003) and 41 CFR 60-300.5(a) (for orders/contracts entered into or modified on or after December 31, 2003) which are incorporated into this Agreement by reference.

ARTICLE 24
PROCESS FOR ADDRESSING REVISIONS TO PERFORMANCE STANDARDS

24.1 Revisions to Performance Standards. The Parties acknowledge that, during the Term, certain Performance Standards and Telemetry and Control interfaces may be revised or added to facilitate necessary improvements in integrating intermittent renewable energy resources and/or energy storage resources into the Company System and operations. Such revisions or additions may be attributable to, without limitation, the following: changes in penetration levels of intermittent renewable resources on the Company System, changes in the Company System, changes in communications and control platforms, changes in system protection requirements, changes to the state of commercially available technology, changes to Company-owned generation resources, changes in customer electrical usage (such as changes in average hourly load profiles), and changes in Laws (e.g., new environmental constraints, which may limit Company's ability to start/stop its generators in response to integration of intermittent generation, or constraints impacting the power quality standards for and/or operation of the Company System, such as constraints imposed by the HERA Law or by the PUC under the HERA Law). Changes in Facility characteristics achieved through control system configuration, settings, or other tunable parameters shall not be considered a revision to performance standards. These types of changes should be implemented by Seller in response to Company request unless it can be shown that the changes negatively impact Seller's ability to meet its obligations under this Agreement.

24.2 Performance Standards Information Request. If Company concludes that a Performance Standards Revision is necessary or important for the operation of the Company System and is capable of being complied with by Seller, Company shall have the right to issue to Seller a Performance Standards Information Request with respect to such Performance Standards Revision. Seller shall, within a reasonable period of time following Seller's receipt of such Performance Standards Information Request, but in no event more than ninety (90) Days after Seller's receipt of such Request (or such other period of time as Company and Seller may agree in writing), submit to Company a Performance Standards Proposal responsive to the Performance Standards Revision proposed in such Performance Standards Information Request.

24.3 Performance Standards Proposal. Upon receipt of a Performance Standards Proposal submitted in response to a Performance Standards Information Request, Company will evaluate such Performance Standards Proposal and Seller shall assist Company in performing such evaluation as and to the extent reasonably requested by Company (including, but not limited to, providing such additional information as Company may reasonably request and participating in meetings with Company as Company may reasonably request). Company shall have no obligation to evaluate a Performance Standards Proposal submitted at Seller's own initiative.

24.4 Performance Standards Revision Document. If, following Company's evaluation of a Performance Standards Proposal, Company desires to consider implementing the Performance Standards Revision addressed in such Proposal, Company shall provide Seller with written notice to that effect, such notice to be issued to Seller within one hundred eighty (180) Days of receipt of the Performance Standards Proposal, and Company and Seller shall proceed to negotiate in good faith a Performance Standards Revision Document setting forth the specific changes to the Agreement that are necessary to implement such Performance Standards

Revision. A decision by Company to initiate negotiations with Seller as aforesaid shall not constitute an acceptance by Company of any of the details set forth in Seller's Performance Standards Proposal for the Performance Standards Revision in question, including but not limited to the Performance Standards Modifications and the Performance Standards Pricing Impact. Any adjustment to the rates for purchase set forth in Article 5 (Rates for Purchase) in
$/kWh (for amendments to the Energy Charge) and/or $/kW (for amendments to the Capacity Charge) pursuant to such Performance Standards Revision Document shall be limited to the Performance Standards Pricing Impact (other than with respect to the financial consequences of non-performance as to a Performance Standards Revision). The time periods set forth in such Performance Standards Revision Document as to the effective date for the Performance Standards Revision shall be measured from the date the PUC Performance Standards Revision Order becomes non-appealable as provided in Section 24.6 (PUC Performance Standards Revision Order).

24.5 Failure to Reach Agreement. If Company and Seller are unable to agree upon and execute a Performance Standards Revision Document within one hundred eighty (180) Days of Company's written notice to Seller pursuant to Section 24.4 (Performance Standards Revision Document), Company shall have the option of declaring the failure to reach agreement on and execute such Document to be a dispute and submit such dispute to an Independent Evaluator for the conduct of a determination pursuant to Section 24.10 (Dispute) of this Agreement. Any decision of the Independent Evaluator, rendered as a result of such dispute shall include a form of a Performance Standards Revision Document as described in Section 24.4 (Performance Standards Revision Document).

24.6 PUC Performance Standards Revision Order. No Performance Standards Revision Document shall constitute an amendment to the Agreement unless and until a PUC Performance Standards Revision Order issued with respect to such Document has become non-appealable. Once the condition of the preceding sentence has been satisfied, such Performance Standards Revision Document shall constitute an amendment to this Agreement. To be “non-appealable” under this Section 24.6 (PUC Performance Standards Revision Order), such PUC Performance Standards Revision Order shall be either (a) not subject to appeal to any Circuit Court of the State of Hawai‘i, Intermediate Court of Appeals of the State of Hawai‘i, or the Supreme Court of the State of Hawai‘i, because the thirty (30) Day period (accounting for weekends and holidays, as appropriate) permitted for such an appeal has passed without the filing of notice of such an appeal, or (b) affirmed on appeal to any Circuit Court of the State of Hawai‘i, Intermediate Court of Appeals of the State of Hawai‘i, or the Supreme Court of the State of Hawai‘i, or affirmed upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal (and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari) has passed without the filing of notice of such an appeal (or the filing for further appellate process).

24.7 Company’s Rights. The rights granted to Company under Section 24.4 (Performance Standards Revision Document) and Section 24.5 (Failure to Reach Agreement) above are exclusive to Company. Seller shall not have a right to initiate negotiations of a Performance Standards Revision Document or to initiate dispute resolution under Section 24.10 (Dispute), as a result of a failure to agree upon and execute any Performance Standards Revision Document.

24.8 Seller’s Obligation. Notwithstanding any provision of this Article 24 (Process for Addressing Revisions to Performance Standards) to the contrary, Seller shall have no obligation to respond to more than one Performance Standards Information Request during any 12-month period.

24.9 Limited Purpose. This Article 24 (Process for Addressing Revisions to Performance Standards) is intended to specifically address necessary revisions to the Performance Standards and Telemetry and Control interfaces to enhance integration of intermittent resources and energy storage resources onto the Company System, or to comply with future Laws which may be driven in part by higher integration of intermittent resources and/or energy storage resources, and is not intended for either Party to provide a means for renegotiating any other terms of this Agreement. Revisions to the Performance Standards in accordance with the provisions of this Article 24 (Process for Addressing Revisions to Performance Standards) are not intended to materially increase Seller's risk of non-performance or default.

24.10 Dispute. If Company decides to declare a dispute as a result of the failure to reach agreement and execute a Performance Standards Revision Document pursuant to Section 24.5 (Failure to Reach Agreement), it shall provide written notice to that effect to Seller. Within twenty (20) Days of delivery of such notice, Seller and Company shall agree upon an Independent Evaluator to resolve the dispute regarding a Performance Standards Revision Document. The Independent Evaluator shall be reasonably qualified and expert in renewable energy power generation, matters relating to the Performance Standards, financing, and power purchase agreements. If the Parties are unable to agree upon an Independent Evaluator within such twenty (20) Day period, Company shall apply to the PUC for the appointment of an Independent Evaluator. If an Independent Observer retained under the Competitive Bidding Framework is qualified and willing and available to serve as Independent Evaluator, the PUC shall appoint one of the persons or entities qualified to serve as an Independent Observer to be the Independent Evaluator; if not, the PUC shall appoint another qualified person or entity to serve as Independent Evaluator. In its application, Company shall ask the PUC to appoint an Independent Evaluator within thirty (30) Days of the application.

(A) Independent Evaluator. Promptly upon appointment, the Independent Evaluator shall request the Parties to address the following matters within the next fifteen (15) Days:

(1) The Performance Standard Revision(s);

(2) The technical feasibility of complying with the Performance Standard Revision(s) and likelihood of compliance;

(3) How Seller would comply with the Performance Standard Revision(s);

(4) Reasonably expected net costs and/or lost revenues associated with the Performance Standards Revision(s);

(5) The appropriate level, if any, of Performance Standards Pricing Impact in light of the foregoing; and

(6) Contractual consequences for non-performance that are commercially reasonable under the circumstances.

(B) Decision. Within ninety (90) Days of appointment, the Independent Evaluator shall render a decision unless the Independent Evaluator determines it needs to have additional time, not to exceed forty-five (45) Days, to render a decision.

(C) Assistance. The Parties shall assist the Independent Evaluator throughout the process of preparing its review, including making key personnel and records available to the Independent Evaluator, but neither Party shall be entitled to participate in any meetings with personnel of the other Party or review of the other Party's records. However, the Independent Evaluator will have the right to conduct meetings, hearings or oral arguments in which both Parties are represented. The Parties may meet with each other during the review process to explore means of resolving the matter on mutually acceptable terms.

(D) Standard to be Applied in Rendering Decision. The following standards shall be applied by the Independent Evaluator in rendering his or her decision: (i) if it is not technically or operationally feasible for Seller to comply with a Performance Standard Revision, the Independent Evaluator shall determine that the Agreement shall not be amended to incorporate such Performance Standard Revision (unless the Parties agree otherwise); (ii) if it is technically or operationally feasible for Seller to comply with a Performance Standard Revision, the Independent Evaluator shall incorporate such Performance Standard Revision into a Performance Standards Revision Document including (aa) Seller's Performance Standards Modifications, (bb) pricing terms that incorporate the Performance Standards Pricing Impact, and (cc) contract terms and conditions that are commercially reasonable under the circumstances, especially with respect to the consequences of non-performance by Seller as to Performance Standards Revision(s). In addition to the Performance Standards Revision Document, the Independent Evaluator shall render a decision which sets forth the positions of the Parties and Independent Evaluator's rationale for his or her decisions on disputed issues.

(E) Fees and Costs. The fees and costs of the Independent Evaluator shall be paid by Company up to the first $30,000 of such fees and costs; above those amounts, the Party that is not the prevailing Party shall be responsible for any such fees and costs; provided, if neither Party is the prevailing Party, then the fees and costs of the Independent Evaluator above $30,000, shall be borne equally by the Parties. The Independent Evaluator in rendering his or her decision shall also state which Party prevailed over the other Party, or that neither Party prevailed over the other.

24.11 HERA Law. The provisions of this Article 24 (Process for Addressing Revisions to Performance Standards) are without limitation to the obligations of the Parties under the HERA Law and the reliability standards and interconnection requirements developed and adopted by the PUC pursuant to the HERA Law.

ARTICLE 25
MISCELLANEOUS

25.1 Notices.

(A) Method of Delivery. Any notice, consents and waivers provided under this Agreement shall be in writing and deemed to have been duly given when (i) delivered by hand,
(ii) sent by electronic mail (“E-mail”) (provided receipt thereof is confirmed via E-mail or in writing by the recipient), (iii) sent by certified mail, return receipt requested, or (iv) when received by the addressee, if sent by nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and E-mail addresses set forth below (or to such other addresses or E-mail addresses as a Party may designate by notice to the other Party):

Company:

By Mail:
Hawaiian Electric Company, Inc.
P.O. Box 2750
Honolulu, Hawai‘i 96840
Attention: Manager, Energy Contract Management

Delivered By Hand or Overnight Delivery:
Hawaiian Electric Company, Inc. Central Pacific Plaza
220 South King Street, Suite 2100
Honolulu, Hawai‘i 96813
Attention: Manager, Energy Contract Management

By E-mail to:
Hawaiian Electric Company, Inc.
Attention: Manager, Energy Contract Management
Email: ppanotices@hawaiianelectric.com

With A Copy To:

By Mail:
Hawaiian Electric Company, Inc. Legal Department
P.O. Box 2750
Honolulu, Hawai‘i 96840

By E-mail to:
Hawaiian Electric Company, Inc. Legal Department
Email: Legalnotices@hawaiianelectric.com

Seller:

By Mail:

Kalaeloa Partners L.P.
91-111 Kalaeloa Blvd.
Kapolei, Hawai‘i 96707
Attn: General Manager

Delivered:

Kalaeloa Partners L.P.
91-111 Kalaeloa Blvd.
Kapolei, Hawai‘i 96707
Attn: General Manager

By E-mail to:

Jeffrey.Walsh@PSEG.com
With a copy to:
By Mail:

Kalaeloa Partners L.P.
80 Park Place
Newark, New Jersey
Attn: Vice President Kalaeloa L.P.
By Email to:
John Brady@PSEG.com

(B) Date of Delivery. Notice sent by mail shall be deemed to have been given on the date of actual delivery or at the expiration of the fifth (5th) Day after the date of mailing, whichever is earlier. Any Party hereto may change its address for written notice by giving written notice of such change to the other Party.

(C) E-mail Notice. Any notice delivered by E-mail shall request a receipt thereof confirmed by E-mail or in writing by the recipient and followed by personal or mail delivery of such correspondence and any attachments as may be requested by the recipient, and the effective date of such notice shall be the date of receipt, provided such receipt has been confirmed by the recipient.

(D) Additional Means. The Parties may agree in writing upon additional means of providing notices, consents and waivers under this Agreement in order to adapt to changing technology and commercial practices.

25.2 Entire Agreement. This Agreement, including all Attachments, (together with any confidentiality or non-disclosure agreements entered into by the Parties during the process of negotiating this Agreement and/or discussing the specifications of the Facility) constitutes the entire agreement between the Parties relating to the subject matter hereof, superseding all prior agreements, understandings or undertakings, oral or written. Each of the Parties confirms that in entering into this Agreement, it has not relied on any statement, warranty or other representation (other than those set out in this Agreement) made or information supplied, by or on behalf of the other Party.

25.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives, and permitted assigns.

25.4 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute either Party hereto as partner, agent or representative of the other Party or to create any fiduciary relationship between the Parties. Seller does not hereby dedicate any part of Facility to serve Company, Company's customers or the public.

25.5 Further Assurances. If either Party determines in its reasonable discretion that any further instruments, assurances or other things are necessary or desirable to carry out the terms of this Agreement, the other Party will execute and deliver all such instruments and assurances and do all things reasonably necessary or desirable to carry out the terms of this Agreement.

25.6 Severability. If any term or provision of this Agreement or the application thereof to any person, entity or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law, and the Parties will take all commercially reasonable steps, including modification of the Agreement, to preserve the economic “benefit of the bargain” to both Parties notwithstanding any such aforesaid invalidity or unenforceability.

25.7 No Waiver. Except as otherwise provided in this Agreement, no delay or forbearance of Company or Seller in the exercise of any remedy or right will constitute a waiver thereof, and the exercise or partial exercise of a remedy or right shall not preclude further exercise of the same or any other remedy or right.

25.8 Modification or Amendment. Any amendment or modification of this Agreement or any part hereof shall not be valid unless in writing and signed by the Parties. Any waiver hereunder shall not be valid unless in writing and signed by the Party against whom waiver is asserted. Seller shall not modify or amend or consent to a modification or amendment to any of the Financing Documents or Project Documents without the prior written consent of Company. Notwithstanding the foregoing, administrative changes mutually agreed by Company and Seller, such as changes to settings shown in Attachment E (Single-Line Diagram) and Attachment F

(Relay List and Trip Scheme) and changes to numerical values in Section (3) (Performance Standards) of Attachment B (Facility Owned by Seller), shall not be considered amendments to this Agreement requiring PUC approval.

25.9 Governing Law, Jurisdiction and Venue. Interpretation and performance of this Agreement shall be in accordance with, and shall be controlled by, the laws of the State of Hawai‘i, other than the laws thereof that would require reference to the laws of any other jurisdiction. By entering into this Agreement, Seller submits itself to the personal jurisdiction of the courts of the State of Hawai‘i and agrees that the proper venue for any civil action arising out of or relating to this Agreement shall be Honolulu, Hawai‘i.

25.10 Electronic Signatures and Counterparts. The Parties agree that this Agreement and any subsequent writings, including amendments, may be executed and delivered by exchange of executed copies via E-mail or other acceptable electronic means, and in electronic formats such as Adobe PDF or other formats mutually agreeable between the Parties which preserve the final terms of this Agreement or such writing. A Party's signature transmitted by facsimile, E-mail or other acceptable electronic means shall be considered an "original" signature which is binding and effective for all purposes of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument binding all Parties notwithstanding that all of the Parties are not signatories to the same counterparts. For all purposes, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document.

25.11 Computation of Time. In computing any period of time prescribed or allowed under this Agreement, the Day of the act, event or default from which the designated period of time begins to run shall not be included. If the last Day of the period so computed is not a Business Day, then the period shall run until the end of the next Day which is a Business Day.

25.12 PUC Approval.

(A) PUC Approval Order. The term “PUC Approval Order” means an order from the PUC that does not contain terms and conditions deemed to be unacceptable to Company, and is in a form deemed to be reasonable by Company, in its sole, but nonarbitrary, discretion, ordering that:

(1) This Agreement is approved;

(2) The purchased energy costs to be incurred by Company as a result of this Agreement are reasonable;

(3) Company’s purchased power arrangements under this Agreement, pursuant to which Company will purchase energy and Contract Firm Capacity from Seller, are prudent and in the public interest;

(4) Company is authorized to include the power energy costs incurred by Company pursuant to this Agreement, including Capacity Charge and Energy Charge (Fuel and Variable O&M), in Company’s revenue requirements for ratemaking purposes and for the purposes of determining the reasonableness of Company’s rates during the Term of this Agreement;

(5) The Fuel Component incurred by Company pursuant to this Agreement may be included in Company’s Energy Cost Adjustment Clause to the extent such costs are not included in base rates;

(6) Increases and decreases in the Fuel Component incurred by Company pursuant to this Agreement may be included in Company’s Energy Cost Adjustment Clause during the Term of the Agreement;

(7) Company is authorized to include the amounts that Company incurs to reimburse Seller for its carbon tax payments under this Agreement in Company’s Purchase Power Adjustment Clause to the extent such costs are not included in base rates for the Term; and

(8) Company is authorized to include the purchased energy costs (and related revenue taxes) that Company incurs under this Agreement, including the Capacity Charge and the Variable O&M Component, in Company’s Energy Cost Recovery Clause, or equivalent, to the extent such costs are not included in base rates for the Term.

(B) Non-appealable PUC Approval Order. The term “Non-appealable PUC Approval Order ” means a PUC Approval Order (i) that is not subject to appeal to any Circuit Court of the State of Hawai‘i, Intermediate Court of Appeals of the State of Hawai‘i, or the Supreme Court of the State of Hawai‘i, because the period permitted for such an appeal (the “Appeal Period”) has passed without the filing of notice of such an appeal, or (ii) that was affirmed on appeal to any Circuit Court of the State of Hawai‘i, Intermediate Court of Appeals of the State of Hawai‘i, or the Supreme Court of the State of Hawai‘i, or was affirmed upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari has passed without the filing of notice of such an appeal or the filing for further appellate process.

(C) Company's Written Statement. Not later than thirty-five (35) Days after the issuance of a PUC order approving this Agreement, Company shall provide Seller with a copy of such order together with a written statement as to whether the conditions set forth in Section 25.12(A) (PUC Approval Order) have been satisfied and the order constitutes a PUC Approval Order. If Company's written statement declares that the conditions set forth in Section 25.12(A) (PUC Approval Order) have been satisfied, the date of the issuance of the PUC Approval Order shall be the "PUC Approval Order Date."

(D) Non-Appealable PUC Approval Order Date. If Company provides the written statement referred to in Section 25.12 (C) (Company's Written Statement) to the effect that the conditions referred to in Section 25.12(A) (PUC Approval Order) have been satisfied, the term "Non-appealable PUC Approval Order Date" shall be defined as follows:

(1) If a PUC Approval Order is issued and is not made subject to a motion for reconsideration filed with the PUC or an appeal, the Non-appealable PUC Approval Order Date shall be the date one (1) Day after the expiration of the Appeal Period following the issuance of the PUC Approval Order, or the date of Company's written statement as required under Section 25.12(C) (Company's Written Statement), whichever is later;

(2) If the PUC Approval Order became subject to a motion for reconsideration, and the motion for reconsideration is denied or the PUC Approval Order is affirmed after reconsideration, and such order is not made subject to an appeal, the
Non-appealable PUC Approval Order Date shall be deemed to be the date one (1) Day after the expiration of the Appeal Period following the order denying reconsideration of or affirming the PUC Approval Order; or

(3) If the PUC Approval Order, or an order denying reconsideration of the PUC Approval Order or affirming approval of the PUC Approval Order after reconsideration, becomes subject to an appeal, then the Non-appealable PUC Approval Order Date shall be the date upon which the PUC Approval Order becomes a non-appealable order within the meaning of the definition of a Non-Appealable PUC Approval Order in Section 25.12(B) (Non-appealable PUC Approval Order).

(E) Unfavorable PUC Order. The term "Unfavorable PUC Order" means an order from the PUC concerning this Agreement that: (i) dismisses Company's application; (ii) denies Company's application; or (iii) approves Company's application but contains terms and conditions deemed unacceptable by Company in its sole discretion and therefore does not meet the definition of a PUC Approval Order as set forth in Section 25.12(A) (PUC Approval Order).

25.13 Change in Standard System or Organization.

(A) Consistent With Original Intent. If, during the Term of this Agreement, any standard, system or organization referenced in this Agreement should be modified or replaced in the normal course of events, such modification or replacement shall from that point in time be used in this Agreement in place of the original standard, system or organization, but only to the extent such modification or replacement is generally consistent with the original spirit and intent of this Agreement.

(B) Eliminated or Inconsistent With Original Intent. If, during the Term of this Agreement, any standard, system or organization referenced in this Agreement should be eliminated or cease to exist, or is modified or replaced and such modification or replacement is inconsistent with the original spirit and intent of this Agreement, then in such event the Parties will negotiate in good faith to amend this Agreement to a standard, system or organization that would be consistent with the original spirit and intent of this Agreement.

(C) Discontinuation of Index. Should an index referred to herein, including but not limited to GDPIPD, be discontinued during the Term, Company and Seller agree to select a new index that is most similar to the discontinued index in content and concept and to make a proper transition thereto consistent with the intent hereof.

25.14 Headings. The Table of Contents and paragraph headings of the various sections and attachments have been inserted in this Agreement as a matter of convenience for reference only and shall not modify, define or limit any of the terms or provisions hereof and shall not be used in the interpretation of any term or provision of this Agreement.

25.15 Definitions. Capitalized terms used in this Agreement not otherwise defined in the context in which they first appear are defined in the Article 1 (Definitions).

25.16 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

25.17 Proprietary Rights. Seller agrees that in fulfilling its responsibilities under this Agreement, it will not use any process, program, design, device or material that infringes on any United States patent, trademark, copyright or trade secret (“Proprietary Rights”). Seller agrees to indemnify, defend and hold harmless Company from and against all losses, damages, claims, fees and costs, including but not limited to reasonable attorneys' fees and costs, arising from or incidental to any suit or proceeding brought against the Indemnified Company Party for infringement of third party Proprietary Rights arising out of Seller's performance under this Agreement, including but not limited to patent infringement due to the use of technical features of the Facility to meet the requirements of Section 3.2(B) (Warranties and Guarantees of Performance), Attachment Y (Operation and Maintenance of the Facility) and the Performance Standards specified in the Agreement.

25.18 Limitations. Nothing in this Agreement shall limit Company's ability to exercise its rights as specified in Company's tariff as filed with the PUC, or as specified in General Order No. 7 of the PUC's Standards for Electric Utility Service in the State of Hawai‘i, as either may be amended from time to time.

25.19 Settlement of Disputes. Except as otherwise expressly provided, any dispute or difference arising out of this Agreement or concerning the performance or the non-performance by either Party of its obligations under this Agreement shall be determined in accordance with the dispute resolution procedures set forth in Article 17 (Dispute Resolution) of this Agreement.

25.20 [Reserved]

25.21 Attachments. Each attachment to this Agreement (the “Attachments”) constitutes an essential and necessary part of this Agreement.

25.22 Hawai‘i General Excise Tax. Seller shall, when making payments to Company under this Agreement, pay such additional amount as may be necessary to reimburse Company for the Hawai‘i general excise tax on gross income and all other similar taxes imposed on Company by any Governmental Authority with respect to payments in the nature of gross receipts tax, sales tax, privilege tax or the like (including receipt of any payment made under this Section 25.22 (Hawai‘i General Excise Tax)), but excluding federal or state net income taxes. By way of example and not limitation, as of the Execution Date, all payments subject to the Hawai‘i general excise tax plus surcharge on O‘ahu (totaling 4.5% as of the Execution Date) would include an additional 4.712% so that the underlying payment will be net of such tax liability.

25.23 Survival of Obligations. The rights and obligations that are intended to survive a termination of this Agreement are all of those rights and obligations that this Agreement expressly provides shall survive any such termination and those that arise from Seller’s or Company’s covenants, agreements, representations, and warranties applicable to, or to be performed, at or during any time prior to or as a result of the termination of this Agreement, including, without limitation:

(A) Seller’s obligations under Section 8.2(B) (Company’s Assumption of Seller’s Interest) and Section 8.2(E) (Waiver of PURPA Rights);

(B) The requirements of Article 11 (Audit Rights);

(C) The indemnity obligations to the extent provided in Article 13 (Indemnification), Section 25.17 (Proprietary Rights) and in Attachment P (Sale of Facility by Seller);

(D) The requirements of Article 17 (Dispute Resolution);

(E) The limitation of damages under Article 14 (Consequential Damages);

(F) The obligations under Section 1(f) (Right of First Refusal), Section 2(d) (Right of First Refusal) and applicable provisions of Section 3 (Procedure to Determine Fair Market Value of the Facility), Section 4 (Purchase and Sale Agreement), Section 5 (PUC Approval) and Section 6 (Company’s Option to Purchase Pursuant to Section 3.2(I)(5)(e)) of Attachment P (Sale of Facility by Seller);

(G) The provisions of Article 25 (Miscellaneous);

(H) Land restoration requirements under Section 7 (Land Restoration) of Attachment G (Company-Owned Interconnection Facilities); and

(I) Seller’s obligations under Section 4 (Ongoing Operation and Maintenance Charges) of Attachment G (Company-Owned Interconnection Facilities) to pay operation and maintenance costs incurred up to the date of termination of the Agreement.

25.24 Steam Sales Contract Monthly Report. Not more than thirty (30) Days following the end of each calendar month, Seller shall provide Company with a written report setting forth for each one-hour interval during each On-peak Period during such calendar month the amount of process steam exported by the Facility pursuant to the Steam Sales Contract and the average (the “On- peak Monthly Steam Average”) export of process steam for all such one-hour intervals during the month (the “Steam Sales Monthly Report”). If any Steam Sales Monthly Report indicates that the On-peak Monthly Steam Average exceeds 110,000 lb/hour that month, then the Steam Sales Monthly Report shall also include an explanation of the reasons for the On-peak Monthly Steam Average exceeding 110,000 lb/hour and a projection for the Contract Year of the amount of process steam to be exported by the Facility pursuant to the Steam Sales Contract. If any such Contract Year projection indicates that the On-peak Monthly Steam Average is projected to exceed 110,000 lb/hour in a calendar month remaining in such Contract Year, then the Steam Sales Monthly Report shall also include an explanation of the reasons therefor.

25.25 Additional Covenant Concerning Steam Sales Contract.

(A) If any Steam Sales Monthly Report indicates that the counterparty to the Steam Sales Contract has increased its take of process steam from the Facility beyond the equivalent of 110,000 lb/hour during any On-peak Period resulting in or contributing to a derating of the Facility’s capability below the Contract Firm Capacity (as may be reduced by any Delay Degradation as provided in Section 8.e (Degradation Exemption) of Attachment Y (Operation and Maintenance of the Facility), or that said counterparty is projected to increase its take of process steam from the Facility beyond the equivalent of 110,000 lb/hour during the Contract Year such that the increased take of steam may result in deratings of the Facility’s capability below the Contract Firm Capacity (as may be reduced by any Delay Degradation) during
On-peak Periods, then Seller shall promptly take such actions as it determines to be appropriate to eliminate the occurrence of such deratings below the Contract Firm Capacity (as may be reduced by any Delay Degradation) and shall report to Company on its efforts to eliminate the occurrence of such deratings below the Contract Firm Capacity (as may be reduced by any Delay Degradation).

(B) If the counterparty’s take of process steam from the Facility beyond the equivalent of 110,000 lb/hour during the Calendar Year results in or contributing to deratings below the Contract Firm Capacity (as may be reduced by any Delay Degradation as provided in Section 8.e (Degradation Exemption) of Attachment Y (Operation and Maintenance of the Facility) during more than thirty (30) On-peak Periods during that Calendar Year, Seller shall employ all commercially reasonable efforts to eliminate such process steam-related deratings below the Contract Firm Capacity (as may be reduced by any Delay Degradation) or to induce such counterparty to limit its take of process steam from the Facility to the equivalent of 110,000 lb/hour during On-peak Periods, provided that Seller is not required to induce any limitation that would have the effect of causing the Facility to fail to achieve the Minimum Thermal Threshold or fail to remain a QF.

25.26 Negotiated Terms. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

25.27 Certain Rules of Construction. For purposes of this Agreement:

(A) The phrase “breach of a representation” includes a misrepresentation and the failure of a representation to be accurate.

(B) “Including” and any other words or phrases of inclusion will not be construed as terms of limitation, so that references to “included” matters will be regarded as non-exclusive, non-characterizing illustrations.

(C) “Copy” or “copies” means that the copy or copies of the material to which it relates are true, correct and complete.

(D) When “Article,” “Section,” “Schedule” or “Attachment” is capitalized in this Agreement, it refers to an article, section, schedule or attachment to this Agreement.

(E) “Will” has the same meaning as “shall” and, thus, connotes an obligation and an imperative and not a futurity.

(F) Titles and captions of or in this Agreement, the cover sheet and table of contents of this Agreement, and language in parenthesis following section references are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

(G) Whenever the context requires, the singular includes the plural and plural includes the singular, and the gender of any pronoun includes the other genders.

(H) Each Attachment to this Agreement is hereby incorporated by reference into this Agreement and is made a part of this Agreement as if set out in full in the first place that reference is made to it.

(I) Any reference to any statutory provision includes each successor provision and all applicable Laws as to that provision.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Company and Seller have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

Company:	HAWAIIAN ELECTRIC COMPANY, INC.
By:	/s/ Scott W. H. Seu
Name:	Scott W. H. Seu
Its:	President & Chief Executive Officer

By:	/s/ Colton Ching
Name:	Colton Ching
Its:	Senior Vice President, Planning & Technology

Seller:	KALAELOA PARTNERS L.P.
By:	/s/ John Brady
Name:	John Brady
Its:	Vice President KPLP

ATTACHMENT A
FACILITY DESCRIPTION

1.Name of Facility: Kalaeloa Cogeneration Plant

(a)Location: 91-111 Kalaeloa Boulevard, Kapolei, Hawai‘i 96707 (TMK No. (1) 9-1-31-23)
(b)Telephone number (for system emergencies):

Control Room
(808) 682-5344 ext 227
(808) 369-0227

(c)E-mail Address: Jeffrey.Walsh@pseg.com
(d)Contact Information for notices pursuant to Section 25.1 (Notices) of the Agreement:

Mailing Address:

Jeffrey Walsh (General Manager)
91-111 Kalaeloa Boulevard
Kapolei, Hawaii 96707

Address for Delivery by Hand or Overnight Delivery:

Jeffrey Walsh (General Manager)
91-111 Kalaeloa Boulevard
Kapolei, Hawaii 96707

Email Address:

2.Owner (If different from Seller): N/A

If Seller is not the owner, Seller shall provide Company with a certified copy of a certificate warranting that the owner is a corporation, partnership or limited liability company in good standing with the Hawaii Department of Commerce and Consumer Affairs which shall be attached hereto as Exhibit A-1 (Good Standing Certificates).

3.Operator: General Electric

4.Name of person to whom payments are to be made: GE Steam Power Inc. (Contact: Michael Rossio, Plant Manager)

(a)Mailing address:

Main Office Address:	Payment by Check Address:
GE Steam Power Inc.	JP Morgan Chase Bank
175 Addison Road	FBO: GE Steam Power Inc.
Windsor, CT 06095	PO Box 73729
Chicago, IL 60673

Physical Site Address:
GE Steam Power Inc.
91-111 Kalaeloa Boulevard
Kapolei, HI 96707

(b)Hawaii Gross Excise Tax License number: GE-155-596-8000-01

5.Equipment:

(a)Type of facility and conversion equipment:
The Kalaeloa Cogeneration Facility currently operates as a low sulfur fuel oil fired, combined cycle, cogeneration, QF that provides process steam to the adjacent Par Hawaii Refinery and electricity to HECO's power system.

(b)Design and capacity

Total Facility Capacity ("Contract Firm Capacity"): 208,000 kW Total Number of Generators: Three (3)
One (1) ABB, 61.059 MVA (51.9 MW), 85% power factor; two (2) ABB,
119.2 MVA (101.32 MW), 85% power factor Description of Equipment:
The Facility’s major equipment includes two combustion turbines, two heat recovery steam generators, and one steam turbine. The combustion turbines are GT11NMs manufactured by ABB that are fired using low sulfur fuel oil. Each combustion turbine drives a combustion turbine generation that is rated at 119.2 megavolt amperes (“MVA”). The two- double pressure heat recovery steam generators, designed by Deltak, take hot exhaust gas from the combustion turbines and generate steam that drive the steam turbine. The heat recovery steam generators are rated for 260,000 pounds per hour (“lb/hr”) of high pressure steam flow at 1,108 pounds per square inch absolute (“psia”) outlet pressure and 905 degree Fahrenheit (“°F”), 97,000 lb/hr of low pressure steam flow at 90 psia and 322 °F. The ABB steam turbine drives the steam turbine generator that is rated at 61.06 MVA. Heat is rejected from the steam cycle using a wet- surface condenser.

kW	kVAR Consumed	kVAR Produced
Full load
Startup

Generator:	Combustion Turbine Generators (x2)
Type	ABB – WY 18L – 066 LLT
Rated Power	101,320 kW (active power)
Voltage	13,800 V, 3 phase
Frequency	60 HZ
Class of Protection	F
Number of Poles	2
Rated Speed	3,600 rpm
Rated Current 4,987 A (per phase)
Uncorrected Power Factor 0.85
Corrected Power Factor 0.85
Corrected Current 4,987 A

Generator:	Steam Turbine Generator
Type	ABB – WX 16L – 059 LLT
Rated Power	51,900 kW (active power)
Voltage	13,800 V, 3 phase
Frequency	60 HZ
Class of Protection	F
Number of Poles	2
Rated Speed	3,600 rpm
Rated Current 2,555 A (per phase)
Uncorrected Power Factor 0.85
Corrected Power Factor 0.85
Corrected Current 2,555 A

(c)Single or 3 phase: 3 phase

(d)Name of manufacturer: ABB (for both the STG and CTGs)

6.Insurance carrier(s):

•Kalaeloa Property: AEGIS, EIM/NEIL, Munich Re, Swiss Re, Zurich, AEGIS (London), Argenta (London), Travelers (London)
•Kalaeloa Liability: Liberty, Everest

7.     If Seller is not the operator, Seller shall provide a copy of the agreement between Seller     and the operator which requires the operator to operate the Facility and which establishes the scope of operations by the operator and the respective rights of Seller and the operator with respect to the sale of electric energy from Facility no later than the Effective Date. In addition, Seller shall provide a certified copy of a certificate warranting that the operator is a corporation, partnership or limited liability company in good standing with the Hawaii Department of Commerce and Consumer Affairs no later than the Effective Date.

8.    Seller shall provide a certified copy of a certificate warranting that Seller is a corporation, partnership or limited liability company in good standing with the Hawaii Department of Commerce and Consumer Affairs which shall be attached hereto as Exhibit A-1 (Good Standing Certificates).

9.    Seller, owner and operator shall provide Company a certificate and/or description of their ownership structures which shall be attached hereto as Exhibit A-2 (Ownership Structure of Seller, Owner and/or Operator).

10.    In the event of a change in ownership or identity of Seller, owner or operator, such entity shall provide within thirty (30) Days thereof, a certified copy of a new certificate and a revised ownership structure.

EXHIBIT A-1

GOOD STANDING CERTIFICATES

EXHIBIT A-2

OWNERSHIP STRUCTURE OF SELLER, OWNER AND/OR OPERATOR

ATTACHMENT B
FACILITY OWNED BY SELLER
1. The Facility.

a. Single-Line Diagram, Relay List, Relay Settings and Trip Scheme. A final single-line diagram, relay list, relay settings, and trip scheme of the Facility shall, after having obtained prior written consent from Company, be attached as labeled "Final" Attachment E (Single-Line Diagram) and “Final” Attachment F (Relay List and Trip Scheme) to this Agreement and made a part hereof on the Execution Date. The protection schemes and trip settings shall conform with the requirements of Section 3.2(A)(5) (Facility Protection and Control Equipment) and Section 4 (Protective Equipment) of Attachment Y (Operation and Maintenance of the Facility). After the Execution Date, no changes shall be made to the "Final" Attachment E (Single-Line Diagram) and “Final” Attachment F (Relay List and Trip Scheme) without the prior written consent of Seller and Company. The single-line diagrams shall expressly identify the Point of Interconnection of Facility to the Company System. At Company’s request, Seller will work with Company to develop an Interface Block Diagram which will be the visual representation of the signals between the Seller and the Company, including but not limited to, RTU points, telecommunications, protection signals, etc. Seller agrees that no material changes or additions to Facility as reflected in the final single-line diagram, interface block diagram (if the Parties develop one), relay list, relay settings, and trip scheme shall be made without Seller first having obtained prior written consent from Company. If any changes in or additions to the Facility, records and operating procedures are required by Company, Company shall specify such changes or additions to Seller in writing, and, except in the case of an emergency, Seller shall have the opportunity to review and comment upon any such changes or additions in advance.

b. Certain Specifications for the Facility.

i. Seller shall furnish, install, operate and maintain the Facility, including breakers, relays, switches, synchronizing equipment, monitoring equipment and control and protective devices approved by Company as suitable for parallel operation of the Facility with the Company System. The Facility shall be accessible at all times to authorized Company personnel.

ii. [Reserved]

iii. The Facility will comply with the following:

(A) [Reserved]

(B) [Reserved]

(C) [Reserved]

(D) [Reserved]

(E) [Reserved]

(F) [Reserved]

(G) Cybersecurity and Critical Infrastructure Protection.

(i) Security Policies and Documentation. Seller shall implement and document security policies and standards in accordance with industry best practices (e.g., aligned with the intent of NERC CIP-003-8 R1) and consistent with Company’s security policies and standards. Seller shall submit cyber- security documentation describing the approach, methodology and design to provide physical and cyber security (i.e., aligned with the intent of NERC CIP-003-8 R2) with its submittal of the design drawings pursuant to Section 1(a) (Single-Line Diagram, Relay List, Relay Settings and Trip Scheme) of this Attachment B (Facility Owned by Seller) which shall be at least sixty (60) Days prior to the Control System Acceptance Test.

(a) The design shall meet industry standards and best practices, consistent with the National Institute of Standards and Technology (“NIST”) guidelines as indicated in Special Publication 800-53 Rev. 4 “Security and Privacy Controls for Federal Information Systems and Organizations” and Special Publication 800-82 Rev. 2 “Guide to Industrial Control Systems (ICS) Security”. The system shall be designed with the criteria to meet applicable compliance requirements and identify areas that are not consistent with NIST guidelines and recommendations. The cybersecurity documentation shall include a block diagram of the control system with all external connections clearly described.
(b) Seller shall provide such additional information as Company may reasonably request as part of a security posture assessment.
(c) Company shall be notified in advance when there is any condition that would compromise physical or cyber security.
(d) Seller shall, at the request of Company or, in the absence of any request from Company, at least annually, provide Company with updated documentation and diagrams including a record of changes.

(ii) Network and Application Security. Seller shall implement appropriate network and application security processes and practices commensurate with the level of risk as determined by periodic risk assessments (i.e., aligned with the intent of NERC CIP-005-5):

(a) Segment and segregate networks and functions, including physical and logical separation between business networks and control system networks (i.e., aligned with the intent of NERC CIP-005-5 R1).
(b) Limit unnecessary lateral communications (i.e., aligned with the intent of NERC CIP-005-5 R1).
(c) Limit unnecessary lateral communications (i.e., aligned with the intent of NERC CIP-005-5 R1).
(d) Secure access to infrastructure devices (i.e., aligned with the intent of NERC CIP-004-6 R4).
(e) Perform out-of-band (OoB) network management (i.e., aligned with the intent of NERC CIP-005-5 R2).
(f) Validate integrity of hardware and software (i.e., aligned with the intent of NERC CIP-010-3 R1 and NERC CIP-006-6 R1 Part 10).

(iii) Endpoint and Server Security. Seller shall implement appropriate endpoint and server security processes and practices commensurate with the level of risk as determined by periodic risk assessments:

(a) Mechanisms to identify vulnerabilities and apply security patches in a timely manner (i.e., aligned with the intent of NERC CIP-007-6 R2).
(b) Malware defense and anti-phishing capabilities (i.e., aligned with the intent of NERC CIP-007-06 R3).
(c) Access Controls to enforce the least privilege principle and provide access to resources only for authorized users (i.e., aligned with the intent of NERC CIP- 004-6 R4).
(d) Secure authentication mechanisms including multi- factor authentication for systems with higher risk exposure (i.e., aligned with the intent of NERC CIP-007-6 R5 and NERC CIP-005-5 R2).
(e) Data confidentiality, protection, and encryption technologies for endpoints, servers, and mobile devices (i.e., aligned with the intent of NERC CIP-011-2 R1 and NERC CIP-005-5 R2).

Seller shall (consistent with the following sentence) ensure that malicious software (“Malware”) or unauthorized code is introduced into any aspect of the Facility, Interconnection Facilities, the Company Systems interfacing with the Facility and Interconnection Facilities, and any of Seller's critical control systems or processes used by Seller to provide energy, including the information, data and other materials delivered by or on behalf of Seller to Company (collectively, the "Environment").
Seller shall periodically review, analyze and implement improvements to and upgrades of its Malware prevention and detection programs and processes that are commercially reasonable and consistent with the then current technology industry's standards and, in any case, not less robust than the programs and processes implemented by Seller with respect to its own information systems.

(iv)Cybersecurity Program. Seller shall establish and maintain a continuous cybersecurity program (i.e., aligned with the intent of NERC CIP-003-8) that enables the Seller (or its designated third party) to:

(a)Define the scope and boundaries, policies, and organizational structure of the cybersecurity program.
(b)Conduct periodic risk assessments to identify the specific threats to and vulnerabilities of the Seller’s Organization consistent with guidance provided in NIST Special Publication 800-30 Rev. 1 “Guide for Conducting Risk Assessments”.
(c) Implement appropriate mitigating controls and     training programs and manage resources.
(d) Monitor and periodically test the cybersecurity program to ensure its effectiveness. Seller shall review and adjust their cybersecurity program as appropriate for any assessed risks.
(e) Applicability is extended to Cloud Service providers and other third-party services the Seller may use.

(v) Security Monitoring and Incident Response. Company and Seller shall collaborate on security monitoring and incident response, define points of contact on both sides, establish monitoring and response procedures, set escalation thresholds, and conduct training (i.e., aligned with the intent of NERC CIP- 008-6). Seller shall, at the request of Company or, in the absence of any request from Company, at least quarterly, provide Company with a report of the incidents that it has identified and describe measures taken to resolve or mitigate.

If Seller discovers or is notified of a breach, potential breach of security, or security incident at Seller's Facility or of Seller's systems, Seller shall immediately (a) notify Company of such potential, suspected or actual security breach, whether or not such breach has compromised any of Company's confidential information, (b) investigate and promptly remediate the effects of the breach, whether or not the breach was caused by Seller, (c) cooperate with Company with respect to any such breach or unauthorized access or use; (d) comply with all applicable privacy and data protection laws governing Company's or any other individual's or entity's data; and (e) to the extent such breach was caused by Seller, provide Company with reasonable assurances satisfactory to Company that such breach, potential breach, or security incident shall not recur. Seller shall provide documentation to Company evidencing the length and impact of the breach. Any remediation of any such breach will be at Seller's sole expense.

If malicious software or unauthorized code is found to have been introduced into the Environment, Seller will promptly notify Company. Seller shall take immediate action to eliminate and remediate the effects of the Malware, at Seller's expense. Seller shall not modify or otherwise take corrective action with respect to the Company Systems except at Company's request. Seller shall promptly report to Company the nature and status of all efforts to isolate and eliminate malicious software or unauthorized code.

(vi) Monitoring and Audit. Seller shall provide information on available audit logs and reports relating to cyber and physical and security (i.e., aligned with the intent of NERC CIP-007-6 R4). Company may audit Seller's records to ensure Seller's compliance with the terms of this Section 1(b)(iii)(G) (Cybersecurity and Critical Infrastructure Protection), provided that Company has provided reasonable notice to Seller and any such records of Seller's will be treated by Company as confidential.

(vii) Contingency Plans. Seller shall implement and maintain a business continuity plan, a disaster recovery plan, and an incident response plan (“Contingency Plans” – i.e., aligned with the intent of NERC CIP-009-6) appropriate for the level of risk associated with the Work under this Agreement. The Contingency Plans shall be provided to Company upon request. Such Contingency

Plans shall be updated to reflect lessons learned from real recovery events.

(H)The Facility shall be equipped with a voice communication system capable of contact with the Company during normal operations and during a Company System outage.

(I)Active Power Control Interface.

(i) Seller shall provide and maintain in good working order all equipment, computers and software associated with the control system (the "Active Power Control Interface") necessary to interface the Facility active power controls with the Company System Operations Control Center for remote real power control through control signals from the Company System Operations Control Center as required under this Attachment B (Facility Owned by Seller).

(ii) Company shall review and provide prior written approval of the design for the Active Power Control Interface to ensure compatibility with Company's SCADA, EMS, and AGC systems. In order to ensure such continued compatibility, Seller shall not materially change the approved design without Company's prior review and prior written approval.

(iii) The current Active Power Control Interface control is of pulse type delivered by an analog connection from the Company RTU to the Facility active power controls. The Seller shall upgrade the Active Power Control Interface control to be by numeric set point(s) delivered by a digital connection from the Company RTU to the Facility active power controls by the end of 2023.

(iv) The Active Power Control Interface shall also provide feedback points from the Facility:

•Status indicating when the Company System Operator remote active power controls are in effect. (“On/Off EMS”)
•Status of each individual generator breaker.
•Analog value of the control set point or set points received from the Company.
•With the Active Power Control Interface upgrade to be completed by the end of 2023, Seller shall provide analog value(s) of the current maximum capability of the Facility through the Interface as mutually agreed to by Seller and Company in the scope and design of the Interface upgrade. The value(s) shall be updated by Seller every 30 seconds or a revised value as mutually agreed to by Seller and Company in the scope and design of the Interface upgrade.
•Analog values of the individual generating unit real (gross and net) and reactive outputs and the total Facility real output at the Point of Interconnection.
•Other generation related analog and status points mutually agreed upon in the points list for the Facility.
•The Facility shall provide to the Company SCADA system such analog and status values and the feedback of the control set point(s) received within 2 seconds of a point change or upon receiving the control set point from the Company.

(v) The Active Power Control Interface shall provide for remote control of the net real power of the Facility by the Company at all times. If the Active Power Control Interface is unavailable or disabled, the Facility shall not export net real power to Company unless the Company, in its sole discretion, agrees to accept such net real power and Seller and Company agree on an alternate means of dispatch. Notwithstanding the foregoing, if Seller fails to provide such remote control features (whether temporarily or throughout the Term) and fails to export electric energy to Company as directed by the Company System Operator (by System Hotline, system phone, cellular phone, or landline phone) as required by this Section 1(b)(iii)(I)(v), then, notwithstanding any other provision of this Attachment B (Facility Owned by Seller), Company shall have the right to derate or disconnect the entire Facility during those periods that such control features are not provided.

(vi) The rate at which the Facility changes net real power import or export shall not exceed the ramp rate specified in Section 3(c) (Ramp Rate) of Attachment B (Facility Owned by Seller). The Facility will respond to the active power control request immediately.

(viii) Seller shall not override Company's active power controls without first obtaining specific approval to do so from the Company System Operator.

(ix) The requirements of the Active Power Control Interface may be modified as mutually agreed upon in writing by the Parties.

(J) Control System Acceptance Test Procedures.

(i)Conditions Precedent. At such time(s) that Seller has upgraded and/or changed the Facility which require changes to the previous operating controls or replace existing operating controls, the Parties shall conduct a Control System Acceptance Test. The following conditions precedent must be satisfied prior to conducting the Control System Acceptance Test:

•Facility has been successfully energized.
•All of the Facility's generators have been fully synchronized.
•The control system computer has been programmed for normal operations.
•All equipment that is relied upon for normal operations shall have been commissioned and be operating within normal parameters.

(ii) Procedures. The Control System Acceptance Test will be conducted on Business Days during normal working hours on a mutually agreed upon schedule. No Control System Acceptance Test will be scheduled during the final 21 Days of a calendar year. No later than thirty (30) Days prior to conducting the Control System Acceptance Test, Company and Seller shall agree on a written protocol setting out the detailed procedure and criteria for passing the Control System Acceptance Test. Attachment O (Control System Acceptance Test Criteria) provides general criteria to be included in the written protocol for the Control System Acceptance Test. Within fifteen (15) Business Days of completion of the Control System Acceptance Test, Company shall notify Seller in writing whether the Control System Acceptance Test(s) has been passed and, if so, the date upon which such Control System Acceptance Test(s) was passed.

(K) Facility design and implementation shall be such that avoidance of any single points of failure resulting in total loss of Facility power output is in place.

c. Design Drawings, List of Equipment, Relay Settings and Fuse Selection. Not later than the Execution Date, Seller shall provide to Company the design drawings, a list of equipment installed for the existing equipment at the Facility and within 60 days prior to the commission date for the new equipment to be installed at the Facility (including, but not necessarily limited to, items such, as relays, breakers, and switches), relay settings and fuse selection for the Facility and Company shall have the right, but not the obligation, to review the design of the new equipment to be installed at the Facility and to specify the type of electrical equipment, the interconnection wiring, the type of protective relaying equipment, including, but not limited to, the control circuits connected to it and the disconnecting devices, and the settings that affect the reliability and safety of operation of Company's and Seller's interconnected system. Notwithstanding the foregoing, Company shall have the right, but not the obligation, to review all Facility protection and control equipment as provided in Article 3.2(A)(5) (Facility Protection and Control Equipment). Seller shall provide the existing and new relay settings, fuse selection, and AC/DC Schematic Trip Scheme (part of design drawings) for the Facility to Company not later than the Execution Date. Company, at its option, may, with reasonable frequency, witness Seller's operation of control, synchronizing, and protection schemes and shall have the right to periodically re-specify the settings. Seller shall utilize relay settings prescribed by Company, which may be changed over time as the Company System requirements change.

d    Disconnect Device. Seller shall provide a manually operated disconnect device which provides a visible break to separate Facility from the Company System. The disconnect device shall be lockable in the OPEN position and be readily accessible to Company personnel at all times.

e.Other Equipment. Seller shall furnish, install and maintain in accordance with Company's requirements all conductors, service switches, fuses, meter sockets, and instrument transformer housing and mountings, switchboard meter test buses, meter panels and similar devices required for service connections and meter installations at the Site.

f.Maintenance Plan. Seller shall develop a maintenance plan to maintain Seller- Owned Interconnection Facilities, and shall submit the plan to Company for review and comment. The plan shall include, at a minimum, the 138kV interconnection facilities, the control system, and the protective relay system. Seller shall furnish to Company a copy of the maintenance records within thirty
(30) days upon request by the Company.

g.[Reserved]

h.Facility Security and Maintenance. Seller is responsible for securing the Facility. Seller shall have in place personnel available to respond to all calls related to security incidents and shall take commercially reasonable efforts to prevent any security incidents. Seller is also responsible for maintaining the Facility, including vegetation management, to prevent security breaches. Seller shall comply with all commercially reasonable requests of Company to update security and/or maintenance if required to prevent security breaches.

i. Demonstration of Facility. Company shall have the right at any time, other than during maintenance or other special conditions, including Force Majeure, communicated by Seller, to notify Seller in writing of Seller's failure, as observed by Company and set forth in such written notice, to meet the operational and performance requirements specified in Section 1(b)(iii)(I) (Active Power Control Interface) and Section 3 (Performance Standards) of this Attachment B (Facility Owned by Seller), and to require documentation or testing to verify compliance with such requirements. Upon receipt of such notice, Seller shall promptly investigate the matter, implement corrective action and provide to Company, within thirty (30) Days of such notice or such longer time period agreed to in writing by Company, a written report of both the results of such investigation and the corrective action taken by Seller. If the Seller's report does not resolve the issues to Company’s reasonable satisfaction, the Parties shall promptly commission a study to be performed by one of the engineering firms then included on the Qualified Independent Third-Party Consultants List attached to the Agreement as Attachment D (Consultants List—Qualified Independent Engineering Companies) to evaluate the cause of the non-compliance and to make recommendations to remedy such non-compliance. Seller shall pay for the cost of the study. The study shall be completed within ninety (90) Days, unless the selected consultant determines that such study cannot reasonably be completed within ninety (90) Days, in which case, such longer commercially reasonable period of time as it takes the consultant to complete the study. The consultant shall send the study to Company and Seller. Seller (and/or its Third-Party consultants and contractors), at Seller's expense, shall take such action as the study shall recommend with the objective of resolving the non-compliance. Such recommendations shall be implemented by Seller to Company's reasonable satisfaction no later than forty-five (45) Days from the Day the completed study is issued by the consultant unless the consultant determines that such recommendation cannot reasonably be implemented within forty-five (45) Days, in which case, such longer commercially reasonable period of time to implement such recommendation as determined by the consultant. Failure to implement such recommendations within this period shall constitute a material breach of this Agreement.

2. Operating Procedures.

a.Reviews of the Facility. Company may require periodic reviews of the Facility, maintenance records, available operating procedures and policies, and relay settings, and Seller shall implement changes Company deems necessary for parallel operation or to protect the Company System from damages resulting from the parallel operation of the Facility with the Company System.

b.Separation. Seller must separate from Company System whenever requested to do so by the Company System Operator pursuant to Section 3.3(A) (Dispatch of Facility Power), Article 4 (Suspension or Reduction of Deliveries) and Section 5 (Personnel and System Safety) of Attachment Y (Operation and Maintenance of the Facility) of the Agreement.

c.Seller Logs. Logs shall be kept by Seller for information on unit availability including reasons for planned and forced outages; circuit breaker trip operations, relay operations, including target initiation and other unusual events. Company shall have the right to review these logs, especially in analyzing system disturbances. Seller shall maintain such records for a period of not less than thirty-six (36) months.

d.Reclosing. Under no circumstances shall Seller, when separated from the Company System for any reason, reclose into the Company System without first obtaining specific approval to do so from the Company System Operator.

e.Cybersecurity. Seller shall comply with the cybersecurity requirements set forth in Section 1(b)(iii)(G) (Cybersecurity and Critical Infrastructure Protection) of this Attachment B (Facility Owned by Seller).

3.Performance Standards. Seller shall operate the Facility in the following manner to provide power to Company in accordance with this Section 3 (Performance Standards) of this Attachment B (Facility Owned by Seller).

a.[Reserved]

b.Reactive Power Control. Seller shall control its reactive power by automatic voltage regulation control. Seller shall automatically regulate voltage at a point, the point of regulation, between the Seller’s generator terminals and the Point of Interconnection to be specified by Company, to a voltage or VARs specified by the Company System Operator to the extent allowed by the Facility reactive power capabilities as defined in Section 3(c) (Reactive Amount) of this Attachment B (Facility Owned by Seller).

c.Reactive Amount.

i.Power supplied by Seller hereunder shall be in the form of three-phase 60 Hz alternating current, at a nominal operating voltage of 138,000 volts (138 kV) and power factor dispatchable in the range of 0.85 lagging to 0.98 leading (subject to the limits shown on Exhibit B-1 for the voltage less the 138 kV) as measured at the metering point with a minimum net generation design capacity of 208,000 kW. Exhibit B-1 provides design criteria that includes Data Sheets, Characteristic and V Curves plus the Power Chart (both leading and Lagging) for the ABB Gas Turbine and Steam Turbine Generators. Seller will operate these generators and associated transformers within the design limits specified in Exhibit B-1.

ii.Company will not be obligated to purchase reactive power from Seller.

iii.The Facility shall contain automatic voltage regulation controls and excitation systems for each generator able to continuously and actively control the output of reactive power under automatic voltage regulation control reacting to system voltage fluctuations. The automatic voltage regulation and excitation system responses at the point of regulation shall be:

(1) Ceiling Voltages. The excitation system ceiling voltage shall be at least 171 percent (171%) of rated main generator field voltage for the combustion- turbine generators and 151 percent (151%) of rated main generator field voltage for the steam-turbine generator. Values are based on Automatic Voltage Regulators (AVR) specifications which state: Specification Values equal the Main Field Positive Ceiling Voltage divided by the Main Field Rated Field Voltage.

(2) Response Ratios. The excitation system response ratio shall be 0.50 or higher for the combustion-turbine generators and 0.50 or higher for the steam- turbine generators.

(3) Excitation Sources. The excitation sources shall be separate from the generator terminal voltage.

(4) Field Forcing Ability. The excitation systems shall have field forcing ability.

iv.If the Facility does not operate in accordance with Section 3(b) (Reactive Power Control) of this Attachment B (Facility Owned by Seller), Company may disconnect all or a part of Facility from Company System until Seller corrects its operation at Seller's expense.

d.Ramp Rates. The available ramp rate for dispatch during normal (non- emergency) system conditions shall be not greater than 5 MW per minute with one (1) combustion turbine generator in remote control or not greater than 10.0 MW per minute with two (2) combustion-turbine generators in remote control between the Minimum Load Capability and the Contract Firm Capacity. When requested by Company through its remote dispatch or by other means, under emergency conditions, Seller shall use reasonable efforts to maximize such ramp rates to the extent the Facility is capable of doing so within manufacturer’s specifications and warranties. Seller shall inform Company of the maximum available ramp rate under remote control.

e.Fault Ride-Through. Each Facility generator shall meet the following fault ride- through requirements. Each generator shall remain in operations, connected to and synchronized with the Company System for the following fault conditions:

i.Three (3) phase fault conditions at the Point of Interconnection or further into the Company System lasting up to 120 milliseconds.
ii.Two (2) phase fault conditions at the Point of Interconnection or further into the Company System lasting up to 120 milliseconds
iii.Single (1) phase fault conditions at the Point of Interconnection or further into the Company System lasting up to 2.0 seconds.
iv.Fault involving any or all of the three phases at the Point of Interconnection or further into the Company System lasting up to 5 cycles (normally cleared fault) with one autoreclose attempt 30 cycles after the initial fault, re-energizing fault that will last up to another 5 cycles. This autoreclose requirement shall apply only if the voltage at the Point of Interconnection recovers above 0.83 per unit during the 30 cycles between the initial clearing time and the reclosing time.

A fault condition event shall be deemed to have ended when the voltage has recovered to and remains above 0.83 per unit (equivalent to 66.1 kV as measured line-to-ground) at the Point of Interconnection or as close as practicable thereto (which shall be deemed to be Company’s Kalaeloa 138kV Switching Station).
Such voltage level shall be determined by the measurement equipment at the Point of Interconnection or as close as practicable thereto. In the case where reliable data is not available from said measurement equipment, such voltage level shall be determined by interpretation or analysis of data collected from other voltage measuring equipment on the Company System and/or at the Facility.

f.Overvoltage Ride-Through. The overvoltage protection equipment for each Facility generator shall be set so that the generator will meet the following overvoltage ride-through requirements during high voltage affecting one or more of the three voltage phases (as described below) ("V" is the voltage of any of the three voltage phases at the Point of Interconnection):

V < 1.15 pu	The generator remains connected and synchronized to the Company System.

1.15 pu ≤ V < 1.30 pu	The generator may initiate disconnection from the Company System if voltage remains in this range for 2 seconds or longer.

V ≥ 1.3 pu	The generator may initiate disconnection from the Company System immediately.

g. Underfrequency Ride-Through. The underfrequency protection equipment for each Facility generator shall be set so that the generator will meet the following underfrequency ride-through requirements during an underfrequency disturbance ("f" is the Company System frequency at the Point of Interconnection):

For the combustion-turbine generators –

f > 56.8 Hz	The generator remains connected and synchronized to the Company System.

f ≤ 56.8 Hz	The generator may initiate disconnection from the Company System immediately.

For the steam-turbine generator –

f > 57.0 Hz	The generator remains connected and synchronized to the Company System.

f ≤ 57.0 Hz	The generator may initiate disconnection from the Company System if frequency remains in this range for 10 seconds or longer.

h.Overfrequency Ride-Through. The overfrequency protection equipment for each Facility generator shall be set so that the generator will meet the following overfrequency ride-through requirements during an underfrequency disturbance ("f" is the Company System frequency at the Point of Interconnection):

f < 66.0 Hz	The generator remains connected and synchronized to the Company System.

f ≥ 66.0 Hz	The generator may initiate disconnection from the Company System immediately.

i.Primary Frequency Response. Facility combustion-turbine generators online shall provide a primary frequency response with a frequency droop characteristic reacting to system frequency fluctuations at the Point of Interconnection in both the overfrequency and underfrequency directions.

(i)The generator primary frequency response control shall adjust, without intentional delay and without regard to the ramp rate limits in Section 3(d) (Ramp Rates) of this Attachment B (Facility Owned by Seller), the Facility's net real power import or export when system frequency is not 60 Hz based on frequency deadband and frequency droop settings.

(ii)The frequency deadband and droop settings are to be specified by the Company in its sole discretion. The deadband shall be settable in the range from +/-0.01 Hz to +/- 0.50 Hz, initially set to +/- 0.02 Hz. The droop shall be settable in the range of 0.1% to 10%, initially set to 5%.

(iii)The Facility primary frequency response control shall be in continuous operation when the Facility is online and connected to the Company System unless directed otherwise by the Company.

In an underfrequency event, the Facility shall have the sustained load pick up abilities in accordance with “Explanation of the Quick Load Pick-up Curves” attached to this Agreement as Exhibit B-2 of this Attachment B (Facility Owned by Seller).

j.Real Power Delivery.

i.The Seller shall deliver the electricity contracted for under this Agreement to the Company’s System at the Point of Interconnection.

ii. During the Term, Seller shall deliver to Company for Company Dispatch the entire Net Electric Energy Output of the Facility. The Company may take up to the entire Contract Firm Capacity of the Facility, subject to the terms and conditions of this Agreement.

iii. The Facility shall be subject to generator real-power dispatch by the Company’s EMS through a single control interface, the Active Power Control Interface described in Section 1(b)(iii)(I) (Active Power Control Interface) of this Attachment B (Facility Owned by Seller). Remote dispatch shall be provided between the range of 60 MW to the Contract Firm Capacity for the purpose of system load balancing and frequency control. The response of the Facility to Company Dispatch signals shall be immediate. The dispatch request shall reflect net MW from the Facility at the Point of Interconnection. The implementation of the remote dispatch control by Seller shall not result in overriding the Facility primary frequency response as specified in Section 3.i. (Primary Frequency Response) of this Attachment B (Facility Owned by Seller).

iv. Refusal to comply with Company Dispatch shall result in an unreported derating, if the output is less than the dispatch request, from the time that such dispatch request was received until such time as Seller complies with such dispatch request.

The Facility may disable remote dispatch by Company for abnormal Facility operations such as equipment malfunctions, breakdowns, etc. The disabling of remote dispatch control by Seller shall be immediately indicated through a status provided to the Company through the telemetry interface to the EMS.

k.Minimum Load Capability. The Facility shall allow for a net 60MW minimum load capability when one (1) combustion turbine generator and the steam turbine generator are online and a net 100 MW minimum load capability when both combustion turbine generators and the steam turbine generator are online, to be dispatched at Company’s sole discretion as necessary to address system constraints, system balancing and frequency control.

l.Harmonics Standards. Harmonic distortion at the Point of Interconnection caused by the Facility shall not exceed the limits stated in IEEE Standard 519-1992, or latest version "Recommended Practices and Requirements for Harmonic Control in Electrical Power Systems". Seller shall be responsible for the installation of any necessary controls or hardware to limit the voltage and current harmonics generated from the Facility to defined levels.

m.Voltage Flicker. Any voltage flicker on the Company System caused by the Facility shall not exceed the limits stated in IEEE Standard 1453-2011, or latest version "Recommended Practice – Adoption of IEC 61000-4-15:2010, Electromagnetic compatibility (EMC) – Testing and measurement techniques – Flickermeter – Functional and design specifications". Seller shall be responsible for the installation of any necessary controls or hardware to limit the voltage flicker generated from the Facility to defined levels.

n.Real Power Variability. Variability in each of the Facility generator real-power output when not being remotely dispatched by Company or locally dispatched by Seller to a different MW set point or responding to the generator primary frequency response control shall not exceed +/- 1 MW/min. Seller shall be responsible for the installation of any necessary controls or hardware to limit the real power variability from the Facility generators to defined levels.

o.Inertia Constant. Synchronous generator and turbine inertia constant (H) of 4.96 MJ/MVA for the combustion-turbine generator and 4.70 MJ/MVA for the steam- turbine generator.

p.Short Circuit Ratio. The short circuit ratio shall be 0.406 second for the combustion turbine generators and 0.58 second for the steam turbine generator.

q.Open Circuit Transient Field Time Constant. The open circuit transient field time constant shall be 7.57 second for the combustion turbine generators and 5.8 second for the steam turbine generator.

r.Generator Step-Up Transformer Impedance. The generator step-up transformer impedance shall be 6.4% for the combustion turbine transformers and 11% for the steam turbine transformer, inclusive, on transformer OA rating.

s.Control Systems. The power source for the Facility control systems will be designed to be immune from system transients in accordance with Section 3.2(A)(5) (Facility Protection and Control Equipment) and Section 4 (Protective Equipment) of Attachment Y (Operation and Maintenance of the Facility) to meet the performance during under/over voltage and under/over frequency conditions pursuant to Sections 3(e), (f), (g) and (h) of this Attachment B (Facility Owned by Seller).

t.Cycling of Generating Units.

i.The Parties acknowledge that Seller’s Facility has two (2) combustion-turbine generators (“CT”) and one (1) steam generator, and one (1) CT needs to be operational to maintain Steam Host operations. During each Contract Year, each CT may be shut down and restarted once per day as directed by Company System Operator subject to the limitations of this Section 3(t) of Attachment B (Facility Owned by Seller). If a CT has been shut down and restarted but Company System Operator requires one of the CTs be shut down and restarted again on that same day, Company System Operator shall immediately notify Seller and obtain Seller’s agreement to such second restart and shutdown. Starts and shutdown after Unit Trips and/or Full Plant Trips shall not be counted toward the limited discussed in this Section 3.t.i.

ii.The minimum time between shutting down and starting up the combustion- turbine generator shall be not less than 4 hours.

iii.The steam-turbine generator may be shut down and restarted as mutually agreed between the Company System Operator and Seller.

u.Start-up Periods. The time from start to minimum load and ready for firm operations of a gas turbine generator under normal (non-emergency, one gas turbine and the steam turbine on line) system conditions shall not exceed 45 minutes when a generating unit has been off line for less than 12 hours and 60 minutes when off-line for 12 hours or more. When requested by Company under emergency conditions, Seller shall use commercially reasonable efforts to accelerate such start-up periods to the extent the Facility is capable of doing so within manufacturer’s specifications and warranties.

v.Company System Blackstart Assistance. Seller agrees to assist the Company with blackstarting the Company System following a system-wide or large-area blackout according to the agreement between Company and Seller “Kalaeloa Operations Support During An Island-Wide Outage Event” (December 30, 2008) attached to this Agreement as Exhibit B-3. The terms of such agreement will apply notwithstanding the lack of a fully executed copy attached as Exhibit B-3.

4.Expedited Dispute Resolution.

a.If there is a disagreement between Company and Seller regarding Seller's compliance with the standards set forth in Section 3 (Performance Standards) of this Attachment B (Facility Owned by Seller), then authorized representatives from Company and Seller, having full authority to settle the disagreement, shall meet in

Hawai‘i (or by telephone conference) and attempt in good faith to settle the disagreement.

b.Unless otherwise agreed in writing by the Parties, the Parties shall devote no more than five (5) Business Days to settle the disagreement in good faith. If the Parties are unable to settle the disagreement after the expiration of the time period, then either Party may pursue the dispute resolution procedure set forth in Article 17 (Dispute Resolution) of this Agreement.

5.Modeling. Seller shall provide Required Models or working updates of any Required Model, as applicable, within thirty (30) Days of (i) Company's written request, or (ii) Seller obtaining knowledge or notice that any Required Model has been modified, updated or superseded. For purposes of this Section 5 (Modeling) of Attachment B (Facility Owned by Seller), “Required Models” means detailed data regarding the design in a form reasonably satisfactory to Company, to allow the modeling of the generation and interconnection facilities, including, but not limited to, integrated and validated power flow and transient stability models (such as PSS/E models), and a short circuit model (such as an ASPEN model), applied assumptions, and pertinent data sets.

6.Testing Requirements. Once the Control System Acceptance Test has been successfully passed, Seller shall not replace and/or change the configuration of the Facility Control and/or ancillary device controls, without prior written notice to Company. In the event of any such replacement and/or change, the relevant test(s) of the Control System Acceptance Test shall be redone and must be successfully passed before the replacement or altered equipment is allowed to be placed in normal operations. In the event that Company reasonably determines that such replacement and/or change of controls makes it inadvisable for the Facility to continue in normal operations without a further Control System Acceptance Test, the Facility shall be deemed to be in Seller-Attributable Non- Generation status until the new relevant tests of the Control System Acceptance Test have been successfully passed.

EXHIBIT B-1

GENERATOR DATA, CHARACTERISTIC AND V CURVES

Data Sheet

ABB
ASEA BROWN BOVERI

Tecnical Data of the Generator

General Data:

Manufactory-No.	:	HM 300 552
Generator type	:	WY 18L - 066 LLT
No. of poles	:	2
No. of phases	:	3
Connection of stator winding	:	star
Class of insulation for the stator	:	F
Class of insulation for the rotor	:	F
Standard	:	ANSI
Temperature rise according to class	:	B

Design Data:

Rated apparent power	:	119.2	MVA
Rated active power	:	101.32	MW
Rated power factor	:	0.85	
Rated phase-to-phase voltage	:	13.8	kV
Voltage operating range	:	+/- 5.0	%
Rated current (per phase)	:	4987	A
Rated frequency	:	60	Hz
Rated speed	:	3600	rpm
Cooling air temperature at cooler outlet	:	40	°C
Altitude	:	0	m

AAZ 96-09-24					
AUZ 97-05-10					
Issued: KWDE 433					
Comp. dpt. KWDE 433					
Plant: Kalaeloa II	ABB -order number (WBZ): 1-352760	Language: E	Sheet no.	No. of sheets	
Denomination: Air-cooled Turbogenerator		Document no.			
Identification no. HM 300 552	P 6101	HTCM 690 101 E

Reactances:

Direct-axis sysnchronous reactance	: * X_d =	267 %
Direct-axis transient reactance	: ** X'_d =	25.9 %
Direct-axis subtransient reactance	: ** X''_d =	17.5 %
Negative phase sequence reactance	: * X_2 =	22.5 %
Zero reactance	: * X_0 =	9.7 %
Short-circuit ratio	: ** k_c =	0.406

* not saturated values
** saturated values

Efficiencies:

at rated power factor
for an active power of

101.32 MW (4/4 load) :	98.24 %
75.99 MW (3/4 load) :	98.02 %
50.66 MW (2/4 load) :	97.45 %
25.33 MW (1/4 load) :	95.50 %

Time Constants:

Transient short-circuit time constant	: T'_d =	0.81 s
Subtransient short-circuit time constant	: T''_d =	0.017 s
Open-circuit time constant	: T'_{do} =	7.57 s

AAZ 90-09-28 Lih
AUZ 93-05-10 Li?
Issued: KWDE 433
Comp. dot. KWDE 433
Modification

Plant	ABB -order number (WBZ)	Language	Sheet no.	No. of sheets
Kalaeloa II	1-352760	E		

Denomination: Air-cooled Turbogenerator | Document no.

Identification no. HM 300 552 | P 6201 | HTCM 690 101 E

Y 2

ABB
ASEA BROWN BOVERI
Data Sheet

U n b a l a n c e d l o a d i n g:

Max. continuous permissible negative phase sequence current I_2 / I_N	:	0.08	p.u.

V o l t a g e r e g u l a t i o n:

at 4/4 load and rated power factor	:	46	%

W i n d i n g r e s i s t a n c e s:

at reference temperature	:	75	°C
Stator winding (per phase)	:	0.00248	Ohms
Rotor winding	:	0.201	Ohms

C a p a c i t a n c e:

of stator winding against stator core (per phase)	:	0.378	microfarad

T o r q u e s:

Moment of inertia	:	2.3	tm^2
Max. short circuit torque	:	2367	kNm

M a s s e s:

Machine (compl. erected)	:	127.7	t
Stator (without end covers)	:	92.3	t
Rotor complete	:	23.9	t
Bearings and pedestals	:	3.7	t
Cooler elements	:	4.4	t
Base plate	:	0.9	t
Exciter (complete)	:	2.5	t

AAZ 90-09-24
AUZ 89-05-10
Issued: KWDE 433
Comp. doc. KWDE 433
Modification

Plant	ABB order number (WBZ)	Language	Sheet no.	No. of sheets
Kalaeloa II	1-352760	E		

Denomination		Document no.
Air-cooled Turbogenerator		

Identification no.		
HM 300 552	P 6301	HTCM 690 101 E

E x c i t a t i o n:

No-load excitation voltage : U_{F0} = 58 V

No-load excitation current : I_{F0} = 341 A

Rated excitation voltage : U_{FN} = 259 V

Rated excitation current : I_{FN} = 1111 A

Plant: Kalaeloa II	ABB -order number (WBZ): 1-352760		Language: E	Sheet no.	No. of sheets
Denomination: Air-cooled Turbogenerator		Document no.			
Identification no.: HM 300 552	P 6401	HTCM 690 101 E			

Y 4

AAZ

Issued: KWOE 433

Comp. doc. KWOE 433

Modification

Data Sheet

ABB
ASEA BROWN BOVERI

Characteristic Curves of the Generator

1) OPEN -CIRCUIT-SATURATION
2) SHORT-CIRCUIT-SATURATION
3) AIR-GAP LINE
RATED CURRENT-SATURATION AT
4) PF = 0.80 LAGGING
5) PF = 0.00 LAGGING
ARMATURE VOLTAGE 1-P.U. = 13800 VOLTS
ARMATURE CURRENT 1-P.U. = 4987 AMPS. A.C.
FIELD CURRENT 1-P.U. = 341 AMPS. D.C.
FIELD CURRENT
P.U.
0.00 0.50 1.00 1.50 2.00 2.50 3.00 3.50 4.00
0.00 0.25 0.50 0.75 1.00 1.25 1.50

ABT. TCM GM028 BBC	POWER PLANT: GT11 3-PHASE TURBO-GENERATOR WY18L-066LLT S= 119200 KVA. 13800 VOLTS. 60 ~ 3600 RPM PF= 0.800 AIR-OVPR.= 0.0BAR	GENERATOR-CHARACTERISTICS (CALCULATED VALUES)	DATUM 04.06.86 PZ. 0 BEARB.: WICK VARIANTE 0 HTCM625922-1

AAZ	90-05-28
AUZ	89-05-10
Issued:	KWDE 433
Comp. dot.	KWDE 433

Plant	ABB -order number (WBZ)	Language	Sheet no.	No. of sheets
Kalaeloa II	1-352760	E		
Denomination: Air-cooled Turbogenerator	Document no.			
Identification no.: HM 300 552	P 6501	HTCM 690 101 F

ASEA BROWN BOVERI

V-Curves of the Generator

LEADING
LAGGING
IA/IN
RATED ARMATURE CURRENT
RATED FIELD CURRENT
ACTIVE POWER CURVES = 28/50/75/100% OF RATED ACTIVE POWER
0.80 0.70 0.90 0.95 1.00 0.95 0.90 0.70 0.80 0.00
1.1 1.0 0.9 0.8 0.7 0.6 0.5 0.4 0.3 0.2 0.1 0.0
0.0 0.5 1.0 1.5 2.0 2.5 3.0 3.5 4.0 4.5
IF/IFO
U.A.C. = 4987 AMPS.
U.F.C. = 341 AMPS.

ABT. TCM GM028 BBC	POWER PLANT: GT11 3-PHASE TURBO-GENERATOR WY18L-066LLT S= 119200 KVA. 13800 VOLTS. 60 ~ 3600 RPM PF= 0.800 AIR-OVPR.= 0.0 BAR V - CURVES	DATUM 04.05.88 PZ. 0 BEARB.: WICK VARIANTE 0 HTCM 626 922-3

AAZ 90-09-28	Plant: Kalaeloa II	ABB-order number (WBZ): 1-352760	Language: E	Sheet no.	No. of sheets
AUZ 87-05-10	Denomination: Air-cooled Turbogenerator		Document no.		
Issued: KWDE 433	Identification no.: HM 300 552	P 6601	HTCM 690 101 E		
Comp. dot.: KWDE 433					
Modification					

Y 6

ABB
ASEA BROWN BOVERI

Data Sheet

Power Chart

LAGGING
LEADING
ACTIVE POWER
P.U. REACTIVE POWER
APPARENT POWER 1 P.U. = 119200 KVA
— WITH
--- WITHOUT LOAD ANGLE LIMITATION
POWER CHART WITHOUT CONSIDERATION OF EXTERNAL REACTANCES
0.20
0.40
0.60
0.70
0.75
0.80
0.85
0.90
0.95
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0

ABT. TCM GM02B BBC	POWER PLANT: GT11 3-PHASE TURBO-GENERATOR WY18L-066LLT S= 119200 KVA. 13800 VOLTS. 60 ~ 3600 RPM PF= 0.800 AIR-OVPR.= 0.0 BAR ALTERNATOR POWER CHART AT RATED VOLTAGE	DATUM 04.06.86 PZ. 0 BEARB.: WICK VARIANTE 0 HTCM 615 922-2

AAZ 90-05-28				
AUZ 93-05-10				
Issued: KWOE 433				
Comp. dpt. KWOE 433				

Plant	ABB -order number (WBZ)		Language	Sheet no.	No. of sheets
Kalaeloa II	1-352760		E		
Denomination: Air-cooled Turbogenerator		Document no.			
Identification no.: HM 300 552	P 6701	HTCM 690 101 E			

Modification

ASEA BROWN BOVERI

Short-term Inverse Loading of Turbogenerators

According to ANSI C50.13 - 1977

Directly cooled rotors: Permissible, $I_2^2 t = 10$

I_2 per unit of stator current

t in seconds

Single-phase, single-line short-circuit: $I_2 = I/3$

Single-phase, two-line short-circuit: $I_2 = I/\sqrt{3}$

I [p.u.]
10
9
8
7
6
5
4
3
2
1
0,9
0,8
0,7
0,6
0,5
0,4
0,3
0,2
I
I
$I_2^2 t = 10$
t [s]
2
3
4
5
6
7
8
9
10
20
30
40
50
60
70
80
90
100

AUZ 90-08-13					
Issued: KWDE 433					
Comp. dat. KWDE 433					
Plant	Kalaeloa II	ABB -order number (WBZ)	1-352760	Language E	Sheet no. / No. of sheets
Denomination	Air-cooled Turbogenerator		Document no.		
Identification no.	HM 300 552	P 6801	HTCM 690 101 E		
Modification					

Y 8

ABB
ASEA BROWN BOVERI

Data of the brushless AC exciter

Main exciter

General Data:

Serial Number	:	HM 300 554
Type Designation	:	WBF 8 - 56
No. of poles	:	8
Type of rectifier connection	:	3-phase bridge
No. of positive polarity diodes	:	15
No. of negative polarity diodes	:	15
No. of diode groups	:	6
Diodes in parallel per group	:	5

Standards:

Design standard	:	ANSI
Design type as per IEC	:	IM 5410
Degree of protection to IEC	:	IP 44
Degree of cooling to IEC	:	IC 31

Insulation:

Stator insulation class	:	F
Rotor insulation class	:	F
Stator temperature rise class	:	F
Rotor temperature rise class	:	F
Stator test voltage for 1 min.	:	1500 V
Rotor test voltage for 1 min.	:	3500 V
Stator insulation resistance	:	greater than 1 megaohm at 500 V
Rotor insulation resistance	:	greater than 5 megaohms at 500 V

AAZ 90-09-20
AUZ 93-05-10
issued: KWDE 433
Comp. dot. KWDE 433
Modification

Plant: Kalaeloa II	ABB-order number (WBZ): 1-352760	Language: E	Sheet no.	No. of sheets
Denomination: WBF Exciter		Document no.		
Identification no.: HM 300 554	P 6101	HTCM 690 120 E Y 1

Data Sheet

ABB
ASEA BROWN BOVERI

Design Data

Cold air temperature	:	40	°C

Rated Data for Continuous Operation:

Power output P	:	593	kW
Voltage U	:	375	V
Current I	:	1580	A
Field winding voltage	:	55	V
Field winding current	:	28	A

Data for Short-Term Operation:

Max. duration of operation	:	10	s
Ceiling factor	:	1.5	
Power output P	:	1099	kW
Voltage U	:	511	V
Current I	:	2150	A
Field winding voltage	:	75	V
Field current winding	:	38	A
Frequency	:	240 /-	Hz

AAZ 90-03-06
AAZ 97-01-10
Issued: KWOE 433
Comp. doc. KWOE 433

Plant	Kalaeloa II	ABB -order number (WBZ)	1-352760	Language E	Sheet no. / No. of sheets
Denomination	WBF Exciter		Document no.		
Identification no.	HM 300 554	P 6201	HTCM 690 120 E

ASEA BROWN BOVERI

Mechanical Data

Rated speed	:	3600	min^{-1}
Overspeed test at	:	4320	min^{-1}
Stator mass	:	1635	kg
Rotor mass	:	727	kg

AAZ
90-09-28

AUZ
93-05-10

Issued: KWDE 433

Comp. dot. KWDE 433

Modification

Plant	Kalaeloa II	ABB -order number (WBZ)	1-352760	Language E	Sheet no. / No. of sheets
Denomination	WBF Exciter		Document no.		
Identification no.	HM 300 554	P 6301	HTCM 690 120 E	Y 3

Data Sheet

ABB

Distribution

Characteristics of the WBF Exciter

(Type WBF 8 - 5G / n = 3600 min^{-1})

1. No-load characteristic $U_o = f(I_{ef})$

2. - 7. Load characteristic $I = f(I_{ef})$

2. R = 0.05 Ohm
3. R = 0.1 Ohm
4. R = 0.15 Ohm
5. R = 0.2 Ohm
6. R = 0.25 Ohm
7. R = 0.3 Ohm

U₀ I
(V) (A)
500 2000
400
1500
300
1000
200
500
100
0
0 4 8 12 16 20 24 28 32 (A)
Ief
1 2 3 4 5 6 7
HTCM 423 000

AUZ
89-10-13

Issued:
KWDE 433

Checked:

Released

Comp. dpt.
KWDE 433

Issued by
Date/Visa

QA-dpt.
Date/Visa

Authority
Date/Visa

Plant: Kalaeloa II	ABB-order number (WBZ): 1-352760	Sheet no.	No. of sheets
Denomination: WBF Exciter		Document no.	
Identification no.: HM 300 554	P 6402	HTCM 690 120 E

Solutions Authorized for Cleaning

Cleaning Fluid	Trade Mark	Supplier
Petroleum Spirit 2	Cristal Oil 30	Shell
	Varsol	Esso
	White Spirit (Naphthal)	Mobil Oil
		Valvoline
		Castrol

Distribution

AUZ
83-10-13
H. Z.

Issued: KWDE 433

Checked:

Released

Comp. dpt. KWDE 433

Issued by Date/Visa

QA-dpt. Date/Visa

Authority Date/Visa

Modification

Plant	Kalaeloa II	ABB-order number (WBZ)	1 - 352 760	Language E	Sheet no.	No. of sheets
Denomination	WBF Exciter		Document no.			
Identification no.	HM 300 554	P 6501	HTCM 690 120 E			
Factory*		Prior to overhaul*		Y 5		
Site*		After overhaul*				

* Enter date where applicable

Data Sheet

ABB
ASEA BROWN BOVERI

Tecnical Data of the Generator

General Data:

Manufactory-No.	:	HM 300 591
Generator type	:	WX 16L - 059LLT
No. of poles	:	2
No. of phases	:	3
Connection of stator winding	:	star
Class of insulation for the stator	:	F
Class of insulation for the rotor	:	F
Standard	:	ANSI
Temperature rise according to class	:	B

Design Data:

Rated apparent power	:	61.059	MVA
Rated active power	:	51.9	MW
Rated power factor	:	0.85	
Rated phase-to-phase voltage	:	13.8	kV
Voltage operating range	:	+/- 5	%
Rated current (per phase)	:	2555	A
Rated frequency	:	60	Hz
Rated speed	:	3600	rpm
Cooling air temperature at cooler outlet	:	38	°C
Altitude	:	0	m

AAZ 90-08-28 UJ
AUZ 89-05-10 UJ
Issued: KWDE 433
Comp. dot. KWDE 433

Plant	ABB -order number (WBZ)	Language	Sheet no.	No. of sheets
Kalaeloa II	1-352752	E		

Denomination: Air-cooled Turbogenerator — Document no.:

Identification no. HM 300 591 — P 6101 — HTCM 690 101 E

Data Sheet

ABB
ASEA BROWN BOVERI

R e a c t a n c e s:

Direct-axis sysnchronous reactance	: * X_d =	199 %
Direct-axis transient reactance	: ** X'_d =	17.8 %
Direct-axis subtransient reactance	: ** X''_d =	11.6 %
Negative phase sequence reactance	: * X_2 =	15.7 %
Zero reactance	: * X_0 =	7.1 %
Short-circuit ratio	: ** k_c =	0.58

* not saturated values
** saturated values

E f f i c i e n c i e s:

at rated power factor
for an active power of

51.9	MW (4/4 load) :	98.09 %
38.925	MW (3/4 load) :	97.79 %
25.95	MW (2/4 load) :	97.08 %
12.975	MW (1/4 load) :	94.77 %

T i m e   C o n s t a n t s:

Transient short-circuit time constant	: T'_d =	0.59 s
Subtransient short-circuit time constant	: T''_d =	0.013 s
Open-circuit time constant	: T'_{do} =	5.8 s

AAZ 94-07-28 [illegible]
AUZ 03-05-10 [illegible]
Issued: KWDE 433
Comp. dpt. KWDE 433

Plant	ABB -order number (WBZ)	Language	Sheet no.	No. of sheets
Kalaeloa II	1-352752	E		
Denomination: Air-cooled Turbogenerator	Document no.			
Identification no.: HM 300 591	P 6201	HTCM 690 101 E

Data Sheet

ABB
ASEA BROWN BOVERI

U n b a l a n c e d l o a d i n g:

Max. continuous permissible negative phase sequence current I_2 / I_N	:	0.08	p.u.

V o l t a g e r e g u l a t i o n:

at 4/4 load and rated power factor	:	0.38	p.u.

W i n d i n g r e s i s t a n c e s:

at reference temperature	:	75	°C
- Stator winding (per phase)	:	0.003350	Ohm
- Rotor winding	:	0.2168	Ohm

C a p a c i t a n c e :

of stator winding against stator core (per phase)	:	0.198	microfarad

T o r q u e s:

Moment of inertia	:	1.36	tm^2
Max. short circuit torque	:	1818	kNm

M a s s e s:

Machine (compl. erected)	:	75.3	t
Stator (without end covers)	:	54.8	t
Rotor complete	:	15.8	t
Bearings and pedestals	:	4.1	t
Base plates	:	0.6	t
Exciter with baseplate	:	4.4	t

AAZ 90-08-28
AUZ 89-05-10
Issued: KWDE 433
Comp. dpt. KWDE 433

Plant: Kalaeloa II	ABB -order number (WBZ): 1-352752	Language: E	Sheet no. / Nos. of sheets
Denomination: Air-cooled Turbogenerator		Document no.	
Identification no.: HM 300 591	P 6301	HTCM 690 101 E

Data Sheet

ABB
ASEA BROWN BOVERI

E x c i t a t i o n:

No-load excitation voltage	: U_{F0}	= 59	V	at 25 °C
No-load excitation current	: I_{F0}	= 329	A	
Rated excitation voltage	: U_{FN}	= 208	V	at 125 °C
Rated excitation current	: I_{FN}	= 828	A	

AAZ
90-05-28
AUZ
89-05-10
Issued: KWOE 433
Comp. dpt. KWOE 433

Plant	Kalaeloa II	ABB -order number (WBZ) 1-352752	Language E	Sheet no.	Nos. of sheets
Denomination	Air-cooled Turbogenerator		Document no.		
Identification no.	HM 300 591	P 6401	HTCM 690 101 E

Data Sheet

ABB
ASEA BROWN BOVERI

Characteristic Curves of the Generator

1) OPEN -CIRCUIT-SATURATION
2) SHORT-CIRCUIT-SATURATION
3) AIR-GAP LINE
RATED CURRENT-SATURATION AT
4) PF = 0.85 LAGGING
5) PF = 0.00 LAGGING
ARMATURE VOLTAGE 1.P.U. = 13800 VOLTS
ARMATURE CURRENT 1.P.U. = 2555 AMPS. A.C.
FIELD CURRENT 1.P.U. = 323 AMPS. D.C.
FIELD CURRENT P.U.
ARMATURE VOLTAGE
ARMATURE CURRENT
P.U.
0.00
0.25
0.50
0.75
1.00
1.25
1.50
1.00
1.50
2.00
2.50
3.00
3.50
4.00

BBC KWDE4 GM028

POWER PLANT: BARBERS POINT
3-PHASE TURBO-GENERATOR WX16L-059LLT
S= 61059 KVA. 13800 VOLTS. 60~ 3600 RPM
PF= 0.850
AIR-OVPR.= 0.0 BAR

GENERATOR-CHARACTERISTICS
(CALCULATED VALUES)

DATUM 24.11.88
PZ. 4271
BEARB.:
CHABLOZ
VARIANTE 3
HTCM 647658-1

AAZ 90-01-28
AUZ 89-01-10
Issued: KWDE 433
Comp. dot. KWDE 433

Plant	ABB -order number (WBZ)	Language	Sheet no.	Nos. of sheets
Kalaeloa II	1-352752	E		

Denomination	Document no.
Air-cooled Turbogenerator	

Identification no. HM 300 591 | P 6501 | HTCM 690 101 E

Data Sheet

ABB
ASEA BROWN BOVERI

V-Curves of the Generator

LEADING
----X----
LAGGING
IA/IN
0.50
0.70
0.90
0.95
1.00
0.95
0.90
0.70
0.50
0.00
RATED ARMATURE CURRENT
0.00
RATED FIELD CURRENT
ACTIVE POWER CURVES = 25/50/75/100% OF RATED ACTIVE POWER
IF/IFO
U.A.C. = 2555 AMPS.
U.F.C. = 329 AMPS.

BBC KWDE4 GM028	POWER PLANT: BARBERS POINT 3-PHASE TURBO-GENERATOR WX16L-059LLT S= 61059 KVA. 13800 VOLTS. 60 ~ 3600 RPM PF= 0.850 AIR-OVPR.= 0.0 BAR V - CURVES	DATUM 24.11.88 PZ- 4273 BEARB.: CHABLOZ VARIANTE 0 HTCM 647 683-3

AAZ
AUZ
Issued: KWDE 433
Comp. dat. KWDE 433

Plant	Kalaeloa II	ABB -order number (WBZ) 1-352752	Language E	Sheet no.	No. of sheets
Denomination	Air-cooled Turbogenerator		Document no.		
Identification no.	HM 300 591	P 6601	HTCM 690 101 E

Data Sheet

ABB
ASEA BROWN BOVERI

Power Chart

LAGGING
LEADING
ACTIVE POWER
P.U. REACTIVE POWER
APPARENT POWER 1 P.U. = 61059 KVA
WITH / WITHOUT LOAD ANGLE LIMITATION
POWER CHART WITHOUT CONSIDERATION OF EXTERNAL REACTANCES
0.20
0.40
0.60
0.70
0.75
0.80
0.85
0.90
0.95
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0

BBC	POWER PLANT: BARBERS POINT		DATUM 24.11.89
KWDE4	3-PHASE TURBO-GENERATOR WX16L-059LLT		PZ. 4273
	S= 61059 KVA. 13800 VOLTS. 60 ~ 3600 RPM		BEARB.:
GM028	PF= 0.850	ALTERNATOR POWER CHART	CHABLOZ
	AIR-OVPR.= 0.0 BAR	AT RATED VOLTAGE	VARIANTE 0
			HTCM 647658-2

AAZ 90-09-28

AUZ 89-05-10

Issued: KWDE 433

Comp. dpt. KWDE 433

Plant	ABB-order number (WBZ)	Language	Sheet no.	No. of sheets
Kalaeloa II	1-352752	E		
Denomination	Document no.			
Air-cooled Turbogenerator				
Identification no. HM 300 591	P 6701	HTCM 690 101 E

Data Sheet

ABB
ASEA BROWN BOVERI

Short-term Inverse Loading of Turbogenerators

According to ANSI C50.13 - 1977

Directly cooled rotors: Permissible, $I_2^2 t = 10$

I_2 per unit of stator current

t in seconds

Single-phase, single-line short-circuit: $I_2 = I/3$

Single-phase, two-line short-circuit: $I_2 = I/\sqrt{3}$

I [p.u.]
$I_2^2 t = 10$
10
9
8
7
6
5
4
3
2
1
0,9
0,8
0,7
0,6
0,5
0,4
0,3
0,2
t [s]
2
3
4
5
6
7
8
9
10
20
30
40
50
60
70
80
90
100

AUZ
90-08-13

Issued:
KWDE 433

Comp. dpt.
KWDE 433

Plant	Kalaeloa II	ABB-order number (WBZ)	1-352752	Language E	Sheet no.	No. of sheets
Denomination	Air-cooled Turbogenerator		Document no.			
Identification no.	HM 200 591	P 6801	HTCM 690 101 E

EXHIBIT B-1

TURBINE POWER AND REACTIVE LOAD CHARTS

Figure 1: Gas Turbine(s) Power and Reactive Load Charts

M Watts
M Vars
LEADING
LAGGING
0.9
.95
.95
0.9
0.85
0.8
.75
0.7
.85
0.8
.75
0.7
0.6
0.4
0.2
0.6
0.4
0.2
120
100
80
60
40
20
-60
-40
-20
0
20
40
60
80
100
120

Figure 2: Steam Turbine Power and Reactive Load Charts

M Watts
LEADING
LAGGING
[M Vars]

EXHIBIT B-2

EXPALANTION OF THE QUICK LOAD PICK-UP CURVES

Kalaeloa Cogeneration Plant
HP header valve opens, Load from 2nd GT and ST
2nd GT loading at 3.5 MW/min
2nd GT started at frequency drop +1 min , synchronizes here
Remaining contribution from ST
GT reaches full load +3 MW/min contribution from ST
Frequency drop causes GT to pickup 20%RL in 6 seconds
1GT at 55MW +13MW from ST
1 GT on line
Standard Load Curve
Net Power Output
Time [min]

Kalaeloa Cogeneration Plant

Net Power Output
Time [min]
GT's load at 3.5 MW/min plus ST at 3 MW/min
Frequency drop causes GT's to pickup 20%RL each in 6 seconds
GT's at 45MW ea +25MW from ST
2 GTs on line
Standard Load Curve

EXHIBIT B-3

AGREEMENT BETWEEN COMPANY AND SELLER “KALAELOA OPERATIONS SUPPORT DURING AN ISLAND-WIDE OUTAGE EVENT” (DECEMBER 30, 2008)

[HECO Logo]

Ronald R. Cox
Manager
Power Supply Services
OPE 40-9 Kalaeloa
IC/G

December 30, 2008

VIA FACSIMILE TRANSMISSION (808-682-4996)
AND U. S. MAIL

Ruedi Tobler
General Manager
Kalaeloa Partners, L. P.
91-111 Kalaeloa Boulevard
Kapolei, Hawaii 96707

Subject: Kalaeloa Operations Support During an Island-Wide Outage Event

Dear Ruedi:

We appreciate your continued support of our efforts to review the events of the October 15, 2006 island wide outage and to identify opportunities to evaluate and, if appropriate, implement actions that might result in a better system wide restoration of power.

We noted the willingness of the Kalaeloa Partners, L.P. (Kalaeloa) plant operators during the 10/15/06 event to utilize a Kalaeloa combustion turbine (CT) to energize a Hawaiian Electric Company, Inc. (HECO) 138 KV bus at the Kalaeloa substation and thus provide the potential for a more rapid restoration of power within the HECO system as compared to the alternatives. The Kalaeloa plant operators were able to consider making such an offer because Kalaeloa CT2 had successfully islanded from the HECO system (following an automatic underfrequency relay initiated separation from the HECO system and the successful stabilization of the CT operation by the Kalaeloa operators). Subsequent checking by HECO System Operations personnel revealed that it was not possible for the HECO circuit breakers to close while a Kalaeloa CT was operating and the HECO bus was not energized due to the protection scheme HECO had set up for the HECO circuit breakers that control power flows in HECO’s Kalaeloa substation prior to the Kalaeloa InService Date in 1991.

Ruedi Tobler
December 30, 2008

Our post event follow-up discussions have reaffirmed the intention of Kalaeloa to support HECO should a similar situation occur in the future. In order for this to be possible, HECO will initiate action to modify the protection scheme for the HECO circuit breakers (CB 310, CB 311, CB 313 and CB 314) to provide the option to energize a “dead” bus under HECO Load Dispatcher control in a manner consistent with Kalaeloa operations within Good Engineering and Operating Practices (GEOPS) under the Power Purchase Agreement between HECO and KPLP (the PPA).

Based on our discussions, the following would be key steps to initiate and implement action to energize a “dead” bus:

•There would be direct communication between designated personnel from the Kalaeloa facility and HECO System Operations to confirm that the circumstances meet predetermined criteria and that both HECO and Kalaeloa are authorizing the process to reenergize the bus and enable HECO to proceed with the restart of the HECO system from the black condition.

•HECO would then manually enable the equipment in the Kalaeloa substation to get ready for the process.

•A subsequent step would be the closing of applicable HECO breakers that will be performed by HECO personnel.

•Subsequent dispatch of the Kalaeloa plant will be under the direction of HECO in coordination with the Kalaeloa plant operators.

Neither Kalaeloa nor HECO would be under any obligation to authorize such dead bus energization. Kalaeloa would have the discretion to trip its combustion turbine(s) during the system restart procedure, without penalties, in order to protect its facility.

Sincerely,
/s/ Ronald R. Cox

Cc:	Ward Saunders
Dan Ching

[HECO Logo]

Ruedi Tobler
December 30, 2008

AGREED:

KALAELOA PARTNERS, L.P.

By:________________________

Its:________________________

Date:_______________________

[HECO Logo]

ATTACHMENT C

METHODS AND FORMULAS FOR MEASURING PERFORMANCE STANDARDS/SELECTED PORTIONS OF NERC GADS

EQUIVALENT AVAILABILITY FACTOR (EAF)

EAF = [(AH – EPDH - EUDH)/PH] x 100%

Where:

Available Hours (AH) = Sum of all Service Hours (SH) + Reserve Shutdown Hours (RSH)

Equivalent Planned Derated Hours (EPDH): Each individual Planned Derating (PD, DP) is transformed into equivalent full outage hour(s). This is calculated by multiplying the actual duration of the derating (hours) by the size of reduction (MW) and dividing by the Net Maximum Capacity (NMC). These equivalent hour(s) are then summed.

•(Derating Hours x Size of Reduction)/NMC. Note: Includes Planned Deratings (PD) during Reserve Shutdowns (RS).

Equivalent Unplanned Derated Hours (EUDH): Each individual Unplanned Derating (D1, D2, D3, D4, DM) is transformed into equivalent full outage hour(s). This is calculated by multiplying the actual duration of the derating (hours) by the size of reduction (MW) and dividing by the Net Maximum Capacity (NMC). These equivalent hour(s) are then summed.

•(Derating Hours x Size of Reduction)/NMC. Note: Includes Unplanned Derating (D1, D2, D3, D4, DM) during Reserve Shutdowns (RS).

Gross Maximum Capacity (GMC): The maximum capacity the unit can sustain over a specified period of time when not restricted by ambient conditions or deratings.

Maintenance Derating (D4): A derating that can be deferred beyond the end of the next weekend but requires a reduction in capacity before the next Planned Outage (PO). A D4 can have a flexible start date and may or may not have a predetermined duration.

Maintenance Derating Extension (DM): An extension of a maintenance derate (D4) beyond its estimated completion date.

Net Maximum Capacity (NMC): Net Maximum Capacity is the unit’s Gross Maximum Capacity (GMC) less any capacity (MW) utilized for that unit’s station service or auxiliary load.

Period Hours (PH): The number of hours in the period being reported that the unit was in the active state. The period hours in each month or year are as follows:

Month	Hrs/Mo	Hrs/Yr
January	744	8760*	*Add 24 hours during a leap year
February	672*
March	744
April	720
May	744
June	720
July	744
August	744
September	720
October	744
November	720
December	744

Planned Derating (PD): A derating that is scheduled well in advance and is of a predetermined duration.

Planned Derating Extension (DP): An extension of a Planned Derate (PD) beyond its estimated completion date.

Planned Outage (PO): An outage that is scheduled well in advance and is of a predetermined duration, lasts for several weeks, and occurs only once or twice a year. Turbine and boiler overhauls or inspections, testing, and nuclear refueling are typical Planned Outages.

Reserve Shutdown (RS): The state where the unit is available for load but is not synchronized due to lack of demand.

Reserve Shutdown Hours (RSH): Sum of all hours the unit was available to the system but not synchronized for economy reasons.

Service Hours (SH): Sum of all Unit Service Hours.

Unit Service Hours: Hours the unit was synchronized to the system. For units equipped with multiple generators, count only those hours when at least one of the generators was synchronized, whether or not one or more generators were actually in service.

Unplanned (Forced) Derating – Immediate (D1): A derating that requires an immediate reduction in capacity.

Unplanned (Forced) Derating – Delayed (D2): A derating that does not require an immediate reduction in capacity but requires a reduction within six hours.

Unplanned (Forced) Derating – Postponed (D3): A derating that can be postponed beyond six hours but requires a reduction in capacity before the end of the next weekend.

EQUIVALENT FORCED OUTAGE RATE (EFOR)

EFOR = [(FOH + EFDH)/(FOH + SH + EFDHRS)] x 100%

Where:
Equivalent Forced Derated Hours (EFDH): Each Individual Forced Derating (D1, D2, D3) is transformed into equivalent full outage hour(s). This is calculated by multiplying the actual duration of the derating (hours) by the size of the reduction (MW) and dividing by the Net Maximum Capacity (NMC). These equivalent hour(s) are then summed.
•(Derating Hours x Size of Reduction)/NMC. Note: Includes Forced Deratings (D1, D2, D3) during Reserve Shutdowns (RS)

Equivalent Forced Derated Hours During Reserve Shutdowns (EFDHRS): Each individual Forced Derating (D1, D2, D3) or a portion of any Forced Derating which occurred during a Reserve Shutdown (RS) is transformed into equivalent outage hour(s). This is calculated by multiplying the actual duration of the derating (hours) by the size of the reduction (MW) and dividing by the Net Maximum Capacity (NMC). These equivalent hour(s) are then summed.
•(Derating Hours x Size of Reduction)/NMC.

Forced Outage Hours (FOH) = Sum of all hours experienced during Forced Outages (U1, U2, U3) + Startup Failures (SF)

Gross Maximum Capacity (GMC): The maximum capacity the unit can sustain over a specified period of time when not restricted by ambient conditions or deratings.

Net Maximum Capacity (NMC): Net Maximum Capacity is the unit’s Gross Maximum Capacity (GMC) less any capacity (MW) utilized for that unit’s station service or auxiliary load.

Reserve Shutdown (RS): The state where the unit is available for load but is not synchronized due to lack of demand.

Service Hours (SH): Sum of all Unit Service Hours.

Startup Failure (SF): An outage that results when a unit is unable to synchronize within a specified startup time following an outage or a Reserve Shutdown.

Unit Service Hours: Hours the unit was synchronized to the system. For units equipped with multiple generators, count only those hours when at least one of the generators was synchronized, whether or not one or more generators were actually in service.

Unplanned (Forced) Derating – Immediate (D1): A derating that requires an immediate reduction in capacity.

Unplanned (Forced Derating – Delayed (D2): A derating that does not require an immediate reduction in capacity but requires a reduction within six hours.

Unplanned (Forced) Derating – Postponed (D3): A derating that can be postponed beyond six hours but requires a reduction in capacity before the end of the next weekend.

Unplanned (Forced) Outage – Immediate (U1): An outage that requires immediate removal of a unit from service, another Outage State, or a Reserve Shutdown state. This type of outage usually results from immediate mechanical/electrical/hydraulic control systems trips and operator-initiated trips in response to unit alarms.

Unplanned (Forced) Outage – Delayed (U2): An outage that does not require immediate removal of a unit from the in-service state but requires removal within six hours. This type of outage can only occur while the unit is in service.

Unplanned (Forced) Outage – Postponed (U3): An outage that can be postponed beyond six hours but requires that a unit be removed from the in-service state beyond the end of the next weekend. This type of outage can only occur while the unit is in service.

ATTACHMENT D

CONSULTANTS LIST -- QUALIFIED INDEPENDENT ENGINEERING COMPANIES

1.Burns & McDonnell Engineering Company, Inc.
2.Black & Veatch Holding Company
3.E3 Consulting
4.Leidos Holdings, Inc.
5.Sargent & Lundy

D-1

ATTACHMENT E

SINGLE-LINE DIAGRAM

138kV
POINT OF INTERCONNECTION
4.16kV
480V
GT1
GT2
ST
MODULE AB
MODULE AA
MODULE ABA
AUTO TRANSF
KALAELOA COGENERATION PROJECT
COMBINED CYCLE POWER PLANT 180 MW
SINGLE LINE DIAGRAM
2×GT 11N + ST
HTDC 000722
HTDC 000 722

E-1

ATTACHMENT F

RELAY LIST AND TRIP SCHEME

Equipment	Description	Type	Device	310	311	313	314	Turbine	Generator	Excitation	Nox Steam	Aux Brkr	Setpoint	Time delay
				Breaker Trips					52G					
	device output number					6	7	3,4	1,2	5	22	8		
CT 1	Generator Differential	M3425A	87G					X	X	X			20%	0 s
CT 1	Reverse Power #1	M3425A	32						X				1.50%	5.0 s
CT 1	Reverse Power #2	M3425A	32						X	X			6.00%	0.2s
CT 1	Over voltage prot.	M3425A	59						X	X			1.2 Un / 1.4 Un	2s / inst
CT 1	Under frequency (Stage 1 - 57.5 Hz)	M3425A	81								X		57.5 Hz	0.08 s
CT 1	Under frequency (Stage 3 - 56.8 Hz)	M3425A	81			X	X						56.8 Hz	0.08 s
CT 1	Under frequency (Stage 4 - 54 Hz)	M3425A	81					X	X	X			54 Hz	0.08 s
CT 1	95% arm. Grnd. Fault	M3425A	59N					X	X	X			6V	0.5s
CT 1	Over curr. Under volt.	M3425A	51V						X	X			1.26 In/103V	TD 4
CT 1	Loss of excitation #1	M3425A	40						X	X			38Ohm/-2.0 Ohm offset	0.5s
CT 1	Loss of excitation #2	M3425A	40						X	X			16Ohm/-2.0 Ohm offset	0.5s
CT 1	Negative Sequence	M3425A	46						X				20% (Alarm 7%, 2.5s)	Time Dial 1
CT 1	Phase Distance	M3425A	21					X	X	X			10.8Ohm/85deg	0.5s
CT 1	Volts/Hz #1	M3425A	24DT						X	X			110%	6s
CT 1	Volts/Hz #2	M3425A	24IT						X	X			105%	Curve 1/TD 5
CT 1	Inadvertant Energization	M3425A	50/27						X	X			4.99A/81V	2s
CT 1	Instantaneous Neutral Overcurrent	M3425A	50N			X	X	X	X	X		X	2.0A	4.5s
CT 1	Inverse time phase overcurrent	M3425A	51V						X	X			5.25A	Beco Inv TD 4
CT 1	Out of Step	M3425A	78						X	X			10.1ohm/-8.3ohm off/blinder 2.1ohm	0.5s
CT 1	Third Harmonic Undervoltage	M3425A	27TN					X	X	X			0.70V	0.5s
CT1 Main Trafo	Over pressure prot.	M3425A IN 3	63			X	X	X	X	X			External input	
CT1 Main Trafo	Bus Differential	M3311A	87T			X	X	X	X	X			0.40 PU	Inst
CT1 Main Trafo	Thermal image	TGX - M3425A IN 5	26						X				External input	
CT1 Main Trafo	High Oil Temp.	M3311A IN 10	23						X				External input	
CT1 Main Trafo	Fire protection	M3425A IN 5	28			X	X	X	X	X			External input	
CT1 Main Trafo	Winding Thermal	M3311A	49			X	X	X	X	X			5.20A	4.0 minute
CT1 Main Trafo	Instantaneous Ground Overcurrent	M3311A	50G			X	X	X	X	X			2.0 A	4.5 s
CT1 Main Trafo	Buchholz prot	BH M3425A IN 14	63			X	X		X			X	External input	
CT1 Aux Trafo	Differential prot.	M3311A	87			X	X	X	X	X			External device	
CT1 Aux Trafo	Ground Fault prot.	M3311A	51N			X	X	X	X	X			0.50A	Beco Inv TD2
CT1 Aux Trafo	Short Circuit / Overload	M3311A	50/51			X	X	X	X	X			18 x Ie	0.2 s
CT1 Aux Trafo	Over pressure prot.	M3425A IN 11	63			X	X		X			X	External input

Breaker Trips					52G					
Equipment	Description	Type	Device	310	311	313	314	Turbine	Generator	Excitation	Nox Steam	Aux Brkr	Setpoint	Time delay
CT 2	Generator Differential	M3425A	87G					X	X	X			20%	0 s
CT 2	Reverse Power #1	M3425A	32						X				1.50%	5.0 s
CT 2	Reverse Power #2	M3425A	32						X	X			6.00%	0.2s
CT 2	Over voltage prot.	M3425A	59						X	X			1.2 Un / 1.4 Un	2s / inst
CT 2	Under frequency (Stage 1 - 57.5 Hz)	M3425A	81								X		57.5 Hz	0.08 s
CT 2	Under frequency (Stage 3 - 56.8 Hz)	M3425A	81	X	X								56.8 Hz	0.08 s
CT 2	Under frequency (Stage 4 - 54 Hz)	M3425A	81					X	X	X			54 Hz	0.08 s
CT 2	95% arm. Grnd. Fault	M3425A	59N					X	X	X			6V	0.5s
CT 2	Over curr. Under volt.	M3425A	51V						X	X			1.26 In/103V	TD 4
CT 2	Loss of excitation #1	M3425A	40						X	X			38Ohm/-2.0 Ohm offset	0.5s
CT 2	Loss of excitation #2	M3425A	40						X	X			16Ohm/-2.0 Ohm offset	0.5s
CT 2	Negative Sequence	M3425A	46						X				7% / 20%	2.5s / TD 1
CT 2	Phase Distance	M3425A	21					X	X	X			10.8Ohm/85deg	0.5s
CT 2	Volts/Hz	M3425A	24DT						X	X			110%	6s
CT 2	Volts/Hz	M3425A	24IT						X	X			105%	Curve 1/TD 5
CT 2	Inadvertant Energization	M3425A	50/27						X	X			4.99A/81V	2s
CT 2	Instantaneous Neutral Overcurrent	M3425A	50N	X	X			X	X	X		X	2.0A	4.5s
CT 2	Inverse time phase overcurrent	M3425A	51V						X	X			5.25A	Beco Inv TD 4
CT 2	Out of Step	M3425A	78						X	X			10.1ohm/-8.3ohm off/blinder 2.1ohm	0.5s
CT 2	Third Harmonic Undervoltage	M3425A	27TN										disabled	
CT2 Main Trafo	Over pressure prot.	M3425A IN 3	63	X	X			X	X	X			External input	
CT2 Main Trafo	Bus Differential	M3311A	87T	X	X			X	X	X			0.40 PU	Inst
CT2 Main Trafo	Thermal image	TGX - M3425A IN 5	26	-	-				X				External input	
CT2 Main Trafo	High Oil Temp.	M3311A IN 10	23	-	-				X				External input	
CT2 Main Trafo	Fire protection	M3425A IN 5	28	X	X			X	X	X			External input	
CT2 Main Trafo	Winding Thermal	M3311A	49	X	X			X	X	X			5.20A	4.0 minute
CT2 Main Trafo	Instantaneous Ground Overcurrent	M3311A	50G	X	X			X	X	X			2.0 A	4.5 s
CT2 Main Trafo	Buchholz prot	BH M3425A IN 14	63	X	X				X			X	External input	
CT2 Aux Trafo	Differential prot.	M3311A	87	X	X			X	X	X			External device	
CT2 Aux Trafo	Ground Fault prot.	M3311A	51N	X	X			X	X	X			0.50A	Beco Inv TD2
CT2 Aux Trafo	Short Circuit / Overload	M3311A	50/51	X	X			X	X	X			18 x Ie	0.2 s
CT2 Aux Trafo	Over pressure prot.	M3311A IN 11	63	X	X				X			X	External input

Equipment	Description	Type	Device	310	311	313	314	Turbine	Generator	Excitation			Setpoint	Time delay
				Breaker Trips					52G					
Equipment	Description	Type	Device	310	311	313	314	Turbine	Generator	Excitation			Setpoint	Time delay
ST	Phase Distance	M3425A	21					X	X	X			3.1 Ohm/85deg	0.5s
ST	3rd Harmonic UV	M3425A	27TN					X	X	X			0.80V	0.5s
ST	Differential Prot.	M3425A	87G					X	X	X			0.45A	inst
ST	Reverse Power	M3425A	32					X	X	X			0.50%	1s / 15s
ST	Inst Neutral Overcurrent	M3425A	50N		X		X	X	X	X			2A	0.5s
ST	Over voltage prot.	M3425A	59						X	X			138V / 161V (115% / 130%)	2s / inst
ST	Neutral Over voltage	M3425A	59N					X	X	X			6V	0.5s
ST	Under frequency (Stage 3 - 57 Hz)	M3425A	81						X	X			57 Hz	10s
ST	Under frequency (Stage 4 - 54 Hz)	M3425A	81						X	X			54 Hz	1s
ST	Over curr. Under volt.	M3425A	51V						X	X			5.11A	TD 4
ST	Loss of Field	M3425A	40						X	X			15.6 / 32.6 Ohm (-1.4 ohm offset)	0.5s / 3s
ST	Negative Sequence	M3425A	46						X				7% / 10%	10s / 3s
ST	Inadvertent Energizing	M3425A	50/27		X		X	X	X	X			4.25 A	2s
ST	Out of Step	M3425A	78						X	X			7.6 Ohm/90deg/-5.6 off	0.1s
ST Main Trafo	Volts / Hz	M3425A	24		X		X	X	X	X			110%	6s
ST Main Trafo	Differential prot.	M3311A	87T		X		X	X	X	X			0.5 PU	Inst
ST Main Trafo	Thermal image	M3311A	26		X		X	X	X	X			External input 3311 IN 3	
ST Main Trafo	High Oil Temp.	M3311A	23		X		X	X	X	X			External input 3311 IN 3	
ST Main Trafo	Fire protection	M3311A	28		X		X	X	X	X			External input 3311 IN 4	
ST Main Trafo	Buchholz prot	M3311A	63		X		X	X	X	X			External input 3311 IN 3

ATTACHMENT G

COMPANY-OWNED INTERCONNECTION FACILITIES

1.Description of Company-Owned Interconnection Facilities.
a.General. Company has constructed (or may have had Seller furnish or construct, in whole or in part), and owns, operates and maintains all Interconnection Facilities required to interconnect Company System with Facility at 138,000 volts, up to the Point of Interconnection (collectively, the “Company-Owned Interconnection Facilities”).
b.Site. Where any Company-Owned Interconnection Facilities are to be located on the Site, Seller shall provide, at no expense to Company, a location and access acceptable to Company for all such Company-Owned Interconnection Facilities, as well as an easement, license or right of entry to access such Company-Owned Interconnection Facilities. If power sources (120/240VAC) are required, Seller shall provide such sources, at no expense to Company.
c.IRS. An IRS addressing Facility requirements was completed for the Project in accordance with the IRS Letter Agreement, and the results have been incorporated in Attachment B (Facility Owned by Seller) and this Attachment G (Company- Owned Interconnection Facilities) as appropriate.

2.[Reserved]

3.Ownership of Company-Owned Interconnection Facilities. All Company-Owned Interconnection Facilities including those portions, if any, provided, or provided and constructed, by Seller shall be the property of Company.

4.Ongoing Operation and Maintenance Charges.
a.Company Operation and Maintenance. Company shall own, operate and maintain Company-Owned Interconnection Facilities.
b.Monthly Bill. Company shall bill Seller monthly for any costs incurred in operating, maintaining and replacing (to the extent not covered by insurance) Company-Owned Interconnection Facilities. Company's costs will be determined on the basis of, but not limited to, direct payroll, material costs, applicable overhead at the time incurred, consulting fees and applicable taxes. Seller shall, within thirty (30) Days after the billing date, reimburse Company for such monthly billed operation and maintenance charges.

5.Relocation of Company-Owned Interconnection Facilities.
a.If the Land Rights include a relocation clause and such clause is exercised or if Company-Owned Interconnection Facilities must be relocated for any other reason not caused by Company, Seller shall bear the cost of such relocation. Prior to the relocation of the Company-Owned Interconnection Facilities Company shall invoice Seller for the total estimated cost of relocating the Company-Owned Interconnection Facilities (the "Total Estimated Relocation Cost"). Seller shall, within thirty (30) Days after the invoice date, pay to Company the Total Estimated Relocation Cost.

b.Once the relocation of the Company-Owned Interconnection Facilities is complete, Company shall conduct a final accounting of all costs related thereto. Within thirty (30) Days of the final accounting, which shall take place within one hundred and twenty (120) Days of completion of the relocation of Company- Owned Interconnection Facilities, Seller shall remit to Company the difference between the Estimated Relocation Cost paid to date and the total actual relocation cost incurred by Company (the "Total Actual Relocation Cost"). If the Total Actual Relocation Cost is less than the payments received by Company as the Total Estimated Relocation Cost, Company shall repay the difference to Seller within thirty (30) Days of the final accounting.

6. [Reserved]

7. Land Restoration.
a. Definition of “Land”. For the purposes of this Attachment G (Company-Owned Interconnection Facilities), “Land” means any portion of the Site and any other real property where any Company-Owned Interconnection Facilities are located.
b. Removal of Interconnection Facilities. After termination of this Agreement or if this Agreement is declared null and void under either Section 2.2(C)(2) (Prior to Effective Date) or Section 2.2(C)(3) (Time Periods for PUC Submittal Date and PUC Approval), if requested by Company, Seller shall, at its sole cost and expense, remove (i) the Company-Owned Interconnection Facilities from the Land and (ii) the Seller-Owned Interconnection Facilities from the Land, and, in conjunction with such removal, shall develop and implement a program to recycle, to the fullest extent possible, or to otherwise properly dispose of, all such removed infrastructure; provided, however, that, Company may elect to remove all or part of the Company-Owned Interconnection Facilities and/or Seller-Owned Interconnection Facilities from the Land because of operational concerns over the removal of such Interconnection Facilities, in which case Seller shall reimburse Company for its costs to remove such Company-Owned Interconnection Facilities and/or Seller-Owned Interconnection Facilities. To the extent Seller is obligated to remove Company-Owned Interconnection Facilities and/or Seller-Owned Interconnection Facilities, Seller shall complete such removal within ninety (90) Days of termination of this Agreement (or declaration that the Agreement is null and void under either Section 2.2(C)(2) (Prior to Effective Date) or Section 2.2(C)(3) (Time Periods for PUC Submittal Date and PUC Approval), or as otherwise agreed to by both Parties in writing.
c. Restoration of the Land. After the termination of this Agreement (or declaration that the Agreement is null and void under either Section 2.2(C)(2) (Prior to Effective Date) or Section 2.2(C)(3) (Time Periods for PUC Submittal Date and PUC Approval)) and removal of the Company-Owned Interconnection Facilities and/or Seller-Owned Interconnection Facilities, as the case may be, Seller shall, at its sole cost and expense, restore the Land to its condition prior to construction of such Company-Owned Interconnection Facilities and/or Seller-Owned Interconnection Facilities, as applicable. Land restoration shall be completed within ninety (90) Days of termination of this Agreement (or declaration that the

Agreement is null and void under either Section 2.2(C)(2) (Prior to Effective Date) or Section 2.2(C)(3) (Time Periods for PUC Submittal Date and PUC Approval)), or as otherwise agreed to by both Parties in writing.

8. Transfer of Ownership/Title.
a. Transfer of Ownership and Title. Company acknowledges that Seller has previously transferred to Company all right, title and interest in and to Company- Owned Interconnection Facilities to the extent such facilities were designed and constructed by Seller and/or its Contractors together with (i) all applicable manufacturers' or Contractors' warranties which are assignable and (ii) all Land Rights necessary to operate and maintain Company-Owned Interconnection Facilities on and after the date of such transfer.
b. No Liens or Encumbrances. Company's title to and ownership of Company- Owned Interconnection Facilities that were designed and constructed by Seller and/or its Contractors shall be free and clear of liens and encumbrances.
c. [Reserved]

9. Governmental Approvals for Any Company-Owned Interconnection Facilities Constructed by Seller. Seller shall obtain, at its sole cost and expense, all Governmental Approvals necessary to the continued ownership, operation and maintenance of the Company-Owned Interconnection Facilities by Company. On or before the Effective Date, Seller shall provide Company with (i) copies of all such Governmental Approvals obtained by Seller regarding the continued ownership, operation and maintenance of the Company-Owned Interconnection Facilities and (ii) documentation regarding the satisfaction of any condition or requirement set forth in any Governmental Approvals for Company-Owned Interconnection facilities or that such Governmental Approvals have otherwise been closed with the issuing Governmental Authority.

10. Land Rights. Seller shall obtain, at its sole cost and expense, all Land Rights that are required for the continued ownership, operation and maintenance of the Company- Owned Interconnection Facilities by Company. Such Land Rights shall contain terms and conditions which are acceptable to Company and shall be recorded if required by Company. For so long as Seller has the right under this Agreement to sell electric energy to Company, Seller shall pay for any rents and other payments due under such Land Rights that are associated with Company-Owned Interconnection Facilities.

ATTACHMENT H
[INTENTIONALLY OMITTED]

H-1

ATTACHMENT I
[INTENTIONALLY OMITTED]

I-1

ATTACHMENT J

ENERGY CHARGE AND
CAPACITY CHARGE PAYMENT FORMULAS

Section A (Energy Charge):

(1)Energy Charge Formula. The monthly Energy Charge shall be computed by the following formula:

Energy Charge = (Fuel Component x (LSFO Actual/LSFO base)) + Variable O&M Component The following terms in the above formula shall have the following meanings as stated:
Fuel Component:    The Fuel Component shall be calculated using following
equations and by integrating the output of the Facility at no greater than fifteen (15) minutes interval.

1.When two (2) gas turbines are in operation:

Fuel Component (2 GT) in cents/kWh =
55.65 - 1.45511 x L

+ 1.6135 x 10‾2 L2

- 8.9340 x 10‾5 L3

+ 2.4568 x 10‾7 L4

- 2.6770 x 10‾10 L5

Where L is load in megawatts dispatched by Company with two gas turbines in operation, provided, however, the Fuel component (2 GT) in no event shall be less than 2.77 cents/kWh.

2.    When one gas turbine is in operation:
Fuel Component (1 GT) in cents/kWh =
6.866031 - 7.354662 x 10‾2 L
3.659949 x 10‾4 L2

Where, L is load in megawatts dispatched by Company with
one gas turbine in operation.

LSFO Base: $19.50/bbl, for fuel as defined as LSFO (with a gross heating value of 6,000,000 BTU per barrel)

LSFO Actual: The actual average price paid for the fuel (including taxes and duties) as specified above in the computation month as adjusted for BTU content, or if Seller is not purchasing fuel from either Par Hawaii Refining or Company, the average price paid during such month by Company for such fuel.

(2) Variable O&M Component.

Variable O&M Component = Variable O&M Component BASE x GDPIPDCURRENT /GDPIPD
BASE.

(2) Variable O&M Component. The Facility’s Variable O&M ComponentBASE shall consist of:

(a) A “Per kWh Variable Component” of 0.5 cent per kWh (in 2022 dollars) multiplied by the Net Electric Energy Output in kWh during the calendar month, and

(b) An “Overhaul Component” of $425.00 per hour (in 2022 dollars) that each combustion turbine generating unit is operated plus the number of times that each combustion turbine starts multiplied by 20 during the calendar month.

GDPIPDCURRENT = GDPIPD, as adjusted, in effect at the time the energy is delivered

GDPIPDBASE = The “Third” estimate of the GDPIPD for the Third Quarter of the year prior to the Reference Year.

The Reference Year for base year purposes is 2022.

(3) Sample Calculation. A sample of the Energy Charge payment calculation is provided below:

Sample Calculation assumptions:

Monthly generation = 100,000,000 kWh

Operations: CT1 = 500 hours, 10 starts; CT2 = 400 hours, 20 starts
Total EOH = 500 + (10 x 20) + 400 + (20 x 20) = 1,500 EOH

GDPIPDCURRENT = 110
GDPIPD BASE = 100

Variable O&M Component = Variable O&M Component BASE x GDPIPDCURRENT
/GDPIPD BASE

Variable O&M Component BASE = Per kWh Variable Component + Overhaul
Component

Per kWh Variable Component = 0.50 cents per kWh x 100,000,000 kWh = $500,000
Outage Component = $425 per EOH x 1,500 EOH = $637,500

Variable O&M Component BASE = $1,137,500

Variable O&M Component = $1,137,500 x (110/100) = $1,251,250

Section B (Capacity Charge):

(1) Capacity Charge Formula. Commencing on the later of the Effective Date and the Capacity Rate Inclusion Date, the Capacity Charge shall be computed by the following formula:

Capacity Charge = Contract Firm Capacity x (Capacity Charge Rate + Fixed O&M Component Rate).

(2) Fixed O&M Component Rate. Fixed O&M Component Rate shall be $7.50 per kW per month (in 2022 dollars) and shall be escalated annually by the factor of GDPIPD CURRENT
/GDPIPD BASE.

The Reference Year for base year purposes is 2022.

(3) Capacity Charge Rate: $8.33 per kW per month.

(4) Sample Calculation (Capacity Charge). A sample of the Capacity Charge payment calculation is provided below:

Sample Calculation assumptions:
Contract Firm Capacity = 208 MW
GDPIPDCURRENT = 110
GDPIPD BASE = 100

Capacity Charge = Contract Firm Capacity x (Capacity Charge Rate + Fixed O&M
Component Rate).

Capacity Charge Rate = $8.33 per kW per month

Fixed O&M Component Rate = $7.50 per kW per month x GDPIPDCURRENT/GDPIPD
BASE = $7.50 x 110/100 = $8.25 per kW per month

Capacity Charge = 208,000 kW x [(8.33 + 8.25) per kW-month] = $3,448,640

(5) Sample Calculation (Capacity Charge Reduction #1). A sample of the calculation pursuant to Section 5.1(D)(1) (Further Reduction From Capacity Charge) is provided below:

Sample Calculation assumptions:

Contract Firm Capacity = 208 MW
GDPIPDCURRENT = 110
GDPIPD BASE = 100

Capacity Charge = Contract Firm Capacity x (Capacity Charge Rate + Fixed O&M
Component Rate).

Capacity Charge Rate = $8.33 per kW per month

Fixed O&M Component Rate = $7.50 per kW per month x GDPIPDCURRENT/GDPIPD
BASE = $7.50 x 110/100 = $8.25 per kW per month
Capacity deficiency = 38 MW
Duration of capacity deficiency = 42 days

Period of capacity deficiency = April 20 – May 31
Impact on Capacity Charge:
Month of April – no impact (Capacity Charge paid in advance)
Month of May – no impact (Capacity Charge paid in advance)
Month of June – normal payment = 208,000 kW x [(8.33 + 8.25) per kW-month] =
$3,448,640.

Adjustment to Payment = 38,000 kW x (42/30) months x [($8.33 + 8.25) per kW-
month]
= $882,056 reduction

Note: If the adjustment to payment is more than the normal payment, the balance of the adjustment would be taken in subsequent month(s).

(6) Sample Calculation (Capacity Charge Reduction #2). Another sample of the calculation pursuant to Section 5.1(D)(1) (Further Reduction From Capacity Charge) is provided below:

Sample Calculation assumptions:

Contract Firm Capacity = 208 MW
GDPIPDCURRENT = 110
GDPIPD BASE = 100

Capacity Charge = Contract Firm Capacity x (Capacity Charge Rate + Fixed O&M
Component Rate).

Capacity Charge Rate = $8.33 per kW per month

Fixed O&M Component Rate = $7.50 per kW per month x GDPIPDCURRENT/GDPIPD
BASE = $7.50 x 110/100 = $8.25 per kW per month Capacity deficiency = 7 MW
Duration of capacity deficiency = 125 days

Period of capacity deficiency = April 20 – August 22 Impact on Capacity Charge:
Month of April through August – no impact (Capacity Charge paid in advance)

Month of September – normal payment = 208,000 kW x [(8.33 + 8.25) per kW-month]
= $3,448,640.

Adjustment to Payment = 7,000 kW x (125/30) months x [($8.33 + 8.25) per kW-
month] = $483,583.33 reduction

Note: If the adjustment to payment is more than the normal payment, the balance of the adjustment would be taken in subsequent month(s).

ATTACHMENT K
[INTENTIONALLY OMITTED]

K-1

ATTACHMENT L
[INTENTIONALLY OMITTED]

L-1

ATTACHMENT M

FORM OF STANDBY LETTER OF CREDIT

[Bank Letterhead]

[Date]

Beneficiary: HAWAIIAN ELECTRIC COMPANY
[ADDRESS]

[BANK'S NAME]
[BANK'S ADDRESS]

Re: [Irrevocable Standby Letter of Credit Number]

We hereby establish, in your favor, our irrevocable standby Letter of Credit Number (this “Letter of Credit”) for the account of [APPLICANT'S NAME] and [APPLICANT'S
ADDRESS] (“Applicant”) in the initial amount of $ [DOLLAR VALUE] and authorize you, Hawaiian Electric Company (“Beneficiary”), to draw at sight on [BANK'S NAME].

Subject to the terms and conditions hereof, this Letter of Credit secures [ACCOUNT PARTY]’s certain obligations to Beneficiary under the Amended and Restated Power Purchase Agreement dated as of between [ACCOUNT PARTY] and Beneficiary.

This Letter of Credit is issued with respect to the following obligations: .

This Letter of Credit may be drawn upon under the following conditions, including any documentation that must be delivered with any drawing request.

Partial draws of this Letter of Credit are permitted. This Letter of Credit is not transferable. Drafts on us at sight must be accompanied by a Beneficiary's signed statement signed by a representative of Beneficiary substantially as follows:

The undersigned hereby certifies that (i) I am duly authorized to execute this document on behalf of Hawaiian Electric Company, and [(ii) the amount of the draft accompanying this certification is due and owing to Hawaiian Electric Company under the terms of the Amended and Restated Power Purchase Agreement dated as of , between , and Hawaiian Electric Company, Inc. [(ii) the Letter of Credit will expire in less than thirty (30) days, it has not been replaced or extended and collateral is still required under Section of the Amended and Restated Power Purchase Agreement].

Such drafts must bear the clause “Drawn under [BANK'S NAME AND LETTER OF CREDIT NUMBER_______________AND DATE OF LETTER OF CREDIT.]”

All demands for payment shall be made by presentation of originals or copies of documents, or by facsimile transmission of documents to [BANK FAX NUMBER] or other such number as specified from time to time by the bank. If presentation is made by facsimile transmission, you may contact us at [BANK PHONE NUMBER] to confirm our receipt of the transmission. Your failure to seek such a telephone confirmation does not affect our obligation to honor such a presentation. If presented by facsimile, original documents are not required.

This letter of credit shall expire one year from the date hereof. Notwithstanding the foregoing, however, this letter of credit shall be automatically extended (without amendment of any other term and without the need for any action on the part of the undersigned or Beneficiary) for one year from the initial expiration date and each future expiration date unless we notify you in writing at least thirty (30) days prior to any such expiration date that this letter of credit will not be so extended. Any such notice shall be delivered by registered or certified mail, or by FedEx, both to:

Beneficiary at:

Director, Renewable Acquisition Division
Hawaiian Electric Company, Inc.
Central Pacific Plaza
220 South King Street, 21st Floor
Honolulu, Hawai‘i 96813

and to

SVP & Chief Financial Officer
Hawaiian Electric Company, Inc.
900 Richards Street, 4th Floor
Honolulu, Hawai‘i 96813

And to Applicant at:

We hereby agree with drawers that drafts and documents as specified above will be duly honored upon presentation to [BANK'S NAME] and [BANK'S ADDRESS] if presented on or before the then-current expiration date hereof.

Payment of any amount under this Letter of Credit by [BANK] shall be made as the Beneficiary shall instruct on the next Business Day after the date the [BANK] receives all documentation required hereunder, in immediately available funds on such date. As used in this Letter of Credit, the term “Business Day” shall mean any day other than a Saturday or Sunday or any other day on which banks in the State of Hawai‘i are authorized or required by law to be closed.

Unless otherwise expressly stated herein, this irrevocable standby letter of credit is issued subject to the rules of the International Standby Practices, International Chamber of Commerce publication no. 590 ("ISP98").

[BANK’S NAME]:

By:
[AUTHORIZED SIGNATURE]

ATTACHMENT N
[INTENTIONALLY OMITTED]

N-1

ATTACHMENT O

CONTROL SYSTEM ACCEPTANCE TEST CRITERIA

Final test criteria and procedures shall be agreed upon by Company and Seller no later than thirty (30) Days prior to conducting the Control System Acceptance Test (CSAT) in accordance with Good Engineering and Operating Practices and with the terms of this Agreement.

The Control System Acceptance Test is comprised of two parts, a set of onsite (at Facility) specific tests and a monitoring performance test. These tests may include the following:

On-site Tests:

1. SCADA Test to verify the status and analog telemetry, and if the remote controls between the Company’s EMS and the Facility are working properly end-to-end.

2. Dispatch Test to verify if the Facility active power limit controls and Seller’s Centralized Control System, as described in Section 2 (Trip Setting) of Attachment Y (Operation and Maintenance of the Facility), which interfaces with the Company’s EMS are working properly. Test is generally conducted by setting different active power limit setpoints and observing the proper limiting of the Facility’s real power output.

3. Voltage Regulation Control Test to verify the Facility can properly perform automatic voltage regulation as defined in this Agreement. Test is generally conducted by making small adjustments of the voltage setpoint and verifying by observation that the Facility regulates the voltage at the point of regulation to the setpoint by delivering/receiving reactive power to/from the Company System to maintain the applicable setpoint according to the reactive power control and the reactive amount requirements of Section 3(b) (Reactive Power Control) and Section 3(c) (Reactive Amount) of Attachment B (Facility Owned By Seller).

4. Frequency Regulation Control Test to verify the Facility provides a frequency droop response as defined in this Agreement. Test is generally conducted by making adjustments of the frequency reference setting and verifying by observation that the Facility respond per the droop and deadband settings.

5. Loss-of-Communication Test to verify the Facility will properly shutdown upon the failure of the direct-transfer-trip communication system. Test is generally conducted by simulating a communications failure and observing the proper shutdown of the Facility.

Monitoring Test:

a) The monitoring test requires the Facility to operate as it would in normal operations.

b) To ensure useful and valid test data is collected, the monitoring test shall end when one of the following criteria is met:

O-1

A. The Facility's power production is greater than eight-five percent (85%) of its Contract Firm Capacity, for at least four (4) hours in any continuous 24-hour CSAT period.

B. [Reserved]

C. Fourteen (14) Continuous days from the start of the CSAT.

c) At the end of the test, an evaluation period is selected based on the criteria that triggered the end of the test.

d) The performance of the Facility is evaluated for this evaluation period, e.g. examining voltage regulation, frequency regulation, dispatch control, and ramp rate performance to verify the performance meets the requirements of this Agreement. The Facility is considered to have complied with a requirement if the Facility was compliant with the requirement at least 99.0% of the time during the evaluation period and the Facility does not grossly violate the requirement when the Facility was in violation. The Parties understand and agree that these compliance conditions are limited only to determining whether the Facility successfully completes the CSAT monitoring test and are not for use in determining Facility compliance during the Term, shall not be considered a waiver of any of the performance standards of Seller, all of which are hereby reserved, and shall not alleviate Seller from any of its obligations under the Agreement.

O-2

ATTACHMENT P
SALE OF FACILITY BY SELLER

1. Company's Right of First Negotiation Prior to End of the Term.

(a) Right of First Negotiation. Commencing as of the Execution Date, should Seller desire to sell, transfer or dispose of its right, title, or interest in the Facility, in whole or in part, including a Change in Control (as defined below), then, other than through an "Exempt Sale" (as defined below):

(i) Seller shall first offer to sell such interest to Company by providing Company with written notice of the same (the "Offer Notice"), which notice shall identify the proposed purchase price for such interest (including a description of any consideration other than cash that will be accepted) (the "Offer Price") and any other material terms of the intended transaction, and Company may, but shall not be obligated to, purchase such interest at the Offer Price and upon the other material terms and conditions specified in the Offer Notice, and in accordance with the terms and conditions of this Attachment P (Sale of Facility by Seller). Seller shall provide to Company as part of the Offer Notice, information in its possession regarding the Facility to allow Company to conduct due diligence on the potential purchase, including, but not limited to information on the operational status of the Facility and its components, and the amount of debt or other material Seller obligations remaining with respect to the Facility (the Offer Notice and due diligence information on the Facility are collectively referred to as, the "Offer Materials"). Within five (5) Days of Company's receipt of the Offer Materials, if Company believes the due diligence information is incomplete, Company shall specify in writing the additional information Company requires to conduct its due diligence. The date on which Company receives the Offer Materials from Seller is referred to hereinafter as the "Offer Date."

(ii) If Company desires to purchase such interest, Company shall indicate so by delivering to Seller a binding, written offer to purchase such interest at the Offer Price and on the terms and conditions specified in the Offer Notice within thirty (30) Days of the Offer Date (an "Acceptance Notice"). If Company timely delivers an Acceptance Notice, Seller shall sell and transfer to Company the interest substantially on the terms and conditions contained in the Offer Notice consistent with this Attachment P (Sale of Facility by Seller) and in accordance with definitive documentation to be entered into between Seller and Company. The Parties shall have sixty (60) Days from the Company's Acceptance Notice, or such other extended timeframe as agreed to by the Parties in writing, to negotiate in good faith, the terms and conditions of a purchase and sale agreement. The period beginning with the Offer Date and ending with such sixty (60) Day period (as may be extended as aforesaid) is referred to as the "Right of First Negotiation Period".

(iii) Seller shall not solicit any offers for the sale of such interest to any other party during the Right of First Negotiation Period unless, during that period, Company provides Seller with written notice that Company no longer desires to purchase such interest, whereupon negotiations shall terminate.

(iv) If (A) Company fails to timely deliver an Acceptance Notice, (B) Company delivers a notice to Seller that it no longer desires to purchase the interest, or (C) the

Parties are not able to execute a purchase and sale agreement within the Right of First Negotiation Period set forth in Section 1(a)(ii) of this Attachment P (Sale of Facility by Seller), Seller may for a period of two hundred seventy (270) Days following the event specified in subsection (A), (B) or (C) above, commence solicitation of offers and negotiations from and with other parties for the sale of such interest. If the interest is not transferred to a purchaser or purchasers for any reason within the two hundred seventy (270) Day period (unless extended by mutual agreement by Seller and Company), the interest may only be transferred by again complying with the procedures set forth in this Section 1(a) (Right of First Negotiation) of Attachment P (Sale of Facility by Seller); provided, however, if Seller and the prospective purchaser have entered into definitive agreement(s) for the sale of the interest that was reasonably expected to close within such two hundred seventy (270) Day period (as may be extended as provided above) and such agreement(s) remain in full force and effect between Seller and such prospective purchaser and are subject to conditions precedent that are expected to be satisfied within a reasonable period, the two hundred seventy (270) Day period shall be extended as to such agreement(s) and such prospective purchaser for up to one hundred eighty
(180) additional Days or, if sooner, until such date that such agreement(s) have been terminated, cancelled or otherwise become no longer in full force and effect.

(v) After expiration of the Right of First Negotiation Period, Company will not be precluded from providing offers or proposals to Seller along with other prospective purchasers in accordance with any offer or bid procedures established by Seller in its discretion.

(b) Change in Ownership Interests and Control of Seller. Commencing as of the Execution Date, the Right of First Negotiation shall also be triggered by a transfer or sale of an ownership interest in Seller (whether in a single transaction or a series of related or unrelated transactions) following which PSEG Kalaeloa Inc. or an entity controlled by PSEG Kalaeloa Inc. is no longer a direct or indirect owner of at least fifty-one percent (51%) of the equity interest or voting control of Seller (excluding any equity interest or voting control of Seller held by a tax equity investor or for Financing Purposes (as defined below)) (such transfer of ownership interest and change in control collectively referred to as a "Change in Control"); provided, however that a transfer or sale whereby PSEG Kalaeloa Inc. retains the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of Seller, whether through ownership, by contract, or otherwise, shall not be deemed a Change in Control.

(c) Exempt Sales. Exempt Sales shall not trigger a Right of First Negotiation and shall not require the consent of Company. As used herein, "Exempt Sales" means: (i) a change in ownership of the Facility or equity interests in Seller resulting from the direct or indirect transfer or assignment by or of Seller in connection with financing or refinancing of the Facility ("Financing Purposes"), including, without limitation, any exercise of rights or remedies (including foreclosure) with respect to Seller's right, title, or interest in the Facility or equity interests in Seller undertaken by any financing party in accordance with applicable financing documents, and including, without limitation, (x) a sale and leaseback of the Facility, (y) an inverted lease, (z) a sale or transfer of equity in Seller to facilitate a tax credit financing (including any partnership "flip" transaction), (ii) a disposition of equipment in the ordinary course of operating and maintaining the Facility, (iii) a sale that does not result in a Change in Control, and (iv) a sale or transfer of any interest in Seller or the Facility to one or more companies directly or indirectly controlling, controlled by or under common control with Seller.

(d) Seller's Right to Transfer. If Company does not consummate a purchase pursuant to its exercise of the Right of First Negotiation in accordance with the terms and conditions of this Attachment P (Sale of Facility by Seller), Seller shall, subject to the prior written consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed, have the right to transfer or sell the Facility to any person or entity which proposes to acquire the Facility with the intent to continue the operation of the Facility in accordance with the provisions of this Agreement pursuant to an assignment of this Agreement. Company shall consent to the assignment of this Agreement to such prospective purchaser upon receiving documentation from Seller establishing, to Company's reasonable satisfaction, that the assignee (i) has a tangible net worth of $100,000,000 or a credit rating of "BBB-" or better and has the ability to perform its financial obligations hereunder (or provides a guaranty from an entity that meets this description) in a manner consistent with the terms and conditions of this Agreement; and (ii) has experience in the ownership and at least five (5) years of experience in the operation (or contracts with an entity that has at least five (5) years of experience in the operation) of power generation; provided, however, that Company shall be deemed to have consented to the assignment if, within ten (10) Business Days of receiving from Seller the documentation establishing that the assignee meets all the foregoing criteria, Company does not either (y) deliver the required consent to Seller, or (z) notify Seller which of the foregoing criteria is not established by such documentation. Notwithstanding the foregoing, Company consent shall not be required for any Exempt Sale.

(e) Purchase and Sale Agreement and PUC Approval. If Company exercises its Right of First Negotiation under Section 1(a) (Right of First Negotiation) of this Attachment P (Sale of Facility by Seller) and the Parties conclude a purchase and sale agreement, such agreement shall contain, at a minimum, the terms set forth in Section 4 (Purchase and Sale Agreement) of this Attachment P (Sale of Facility by Seller), and such agreement shall be subject to PUC Approval as provided in Section 5 (PUC Approval) of this Attachment P (Sale of Facility by Seller).

(f) Right of First Refusal. If the Parties fail to agree upon a sale of the Facility or an interest in the Facility to Company prior to the expiration of the Right of First Negotiation Period, the provisions of this Section 1(f) (Right of First Refusal) of this Attachment P (Sale of Facility by Seller) shall apply if (i) Seller thereafter offers to sell the Facility to a third party for less than (as applicable) the final amount Company had offered to purchase the Facility or (ii) an ownership interest in the Facility that would result in a Change in Control is offered for sale to a third party that is less than the proportionate share of (as applicable) the final amount Company had offered to purchase the Facility. (By way of example, if the final amount offered by Company to purchase the Facility was $100, and the ownership interest being offered for sale is 75%, the "proportionate share" is $75, such that an offer to sell such ownership interest for less than $75 would trigger this Section 1(f) (Right of First Refusal) of this Attachment P (Sale of Facility by Seller).) Seller shall notify Company in writing of an offer that triggers this Section 1(f) (Right of First Refusal) of this Attachment P (Sale of Facility by Seller) and Company shall have the right to purchase the Facility for the amount of such offer on similar terms and conditions consistent with this Attachment P (Sale of Facility by Seller) and subject to PUC Approval; provided, that Company shall have one (1) month in which to notify Seller of its intent to exercise this right. If the offer of which Seller notifies Company as aforesaid is an offer to sell the Facility, Company shall have the right to purchase the Facility for the amount of such offer on similar terms and conditions. If the offer of which Seller notifies Company as aforesaid is an offer to sell an ownership interest that could result in a Change in Control, Company shall have the right to purchase the Facility by a price that is proportionate to the amount at which such ownership interest was offered on the terms and conditions to be negotiated by the Parties on the basis of Section 4 (Purchase and Sale Agreement) of this Attachment P (Sale of Facility by Seller), and otherwise consistent with this Attachment P (Sale of Facility by Seller). (By way of example, if a 75% ownership Interest is being offered for sale at $75, the proportionate amount at which Company shall have the right to purchase the Facility would be $100.)

2. Company's Right of First Negotiation to Purchase at End of Term.

(a) Option of Exclusive Negotiation Period. Company shall have the option of an exclusive negotiation period to negotiate a purchase of the Facility on the last Day of the Term, and all rights of Seller therein or relating thereto. Company shall indicate its preliminary interest in exercising the option for exclusive negotiation by delivering to Seller a notice of its preliminary interest not less than two (2) years prior to the last Day of the Term. If Company fails to deliver such notice by such date, Company's option shall terminate.

(b) Negotiations. Once Company has given such notice of preliminary interest to Seller, for a period not to exceed three (3) months, Company shall have the exclusive right to negotiate in good faith with Seller, the terms of a purchase and sale agreement pursuant to which Company may purchase the Facility, which purchase and sale agreement shall include, without limitation, the terms set forth in Section 4 (Purchase and Sale Agreement) of this Attachment P (Sale of Facility by Seller) and a price equal to the Offer Price as presented by Seller in accordance with the procedures identified in Section 1(a)(i) through (v) of this Attachment P (Sale of Facility by Seller). The Parties may agree in writing to extend this period for negotiations. (Such period, as extended as aforesaid, is referred to herein as the "Exclusive Negotiation Period.") Seller shall not solicit any offers or negotiate the terms for the sale of the Facility with any other entity during the Exclusive Negotiation Period, unless, during the Exclusive Negotiation Period, Company gives written notice that such negotiations are terminated.

(c) Purchase and Sale Agreement and PUC Approval. If that Company exercises its right of exclusive negotiation under Section 2(a) (Option of Exclusive Negotiation Period) of this Attachment P (Sale of Facility by Seller) and the Parties conclude a purchase and sale agreement pursuant to Section 2(b) (Negotiations) of this Attachment P (Sale of Facility by Seller), such agreement shall contain, at a minimum, the terms set forth in Section 4 (Purchase and Sale Agreement) of this Attachment P (Sale of Facility by Seller), and such agreement shall be subject to PUC Approval as provided in Section 5 (PUC Approval) of this Attachment P (Sale of Facility by Seller).

(d) Right of First Refusal. If the Parties fail to agree upon a sale of the Facility to Company prior to the expiration of the Exclusive Negotiation Period provided in Section 2(b) (Negotiations) of this Attachment P (Sale of Facility by Seller), and Seller thereafter offers to sell the Facility to a third party for less than the final amount Company had offered to purchase the Facility, Seller shall notify Company in writing of such offer and Company shall have the right to purchase the Facility for the amount of such offer and on no less favorable terms and conditions consistent with this Attachment P (Sale of Facility by Seller) and subject to PUC Approval; provided, however, that Company shall have one (1) month in which to notify Seller of its intent to exercise this right. The Right of First Refusal shall not apply to any offer to purchase the Facility received from a third party more than twelve (12) months after the end of the Term.

3. Procedure to Determine Fair Market Value of the Facility.

(a) If the Parties have agreed to effectuate a sale of the Facility pursuant to Section 3.2(I)(5)(e) (Purchase Option) and are unable to agree on the fair market value of the Facility, each of Company and Seller shall engage the services of an independent appraiser experienced in appraising power generation assets similar to the Facility to determine separately the fair market value of the Facility. Subject to the appraisers' execution and delivery to Seller of a suitable confidentiality agreement in form reasonably acceptable to Seller, Seller shall provide both appraisers full access to the books, records and other information related to the Facility required to conduct such appraisal. Company shall pay all reasonable fees and costs of both appraisers, subject to Section 3(c) of this Attachment P (Sale of Facility by Seller). Each of Company and Seller shall use reasonable efforts to cause its appraisal to be completed within two (2) months following the engagement of the independent appraisers. If for any reason (other than failure by Seller to provide full access to Company's appraiser) one of the appraisals is not completed within such two (2) month period, the results of the other, completed appraisal shall be deemed to be the Appraised Fair Market Value of the Facility. Each Party may provide to both appraisers (with copies to each other) a list of factors which the Parties suggest be taken into consideration when the appraisers generate their appraisals.

(b) Company and Seller shall exchange the results of their respective appraisals when completed and, in connection therewith, the Parties and their appraisers shall confer in an attempt to agree upon the fair market value of the Facility.

(c) If, within thirty (30) Days after completion of both appraisals, the Parties cannot agree on a fair market value for the Facility, within ten (10) Days thereafter, the first two appraisers shall by mutual consent choose a third independent appraiser, who shall be a person similarly experienced in appraising power generation assets similar to the Facility. If the first two appraisers fail to agree upon a third appraiser, such appointment shall be made by DPR upon application of either Party. The Parties shall direct the third appraiser (i) to select one of the appraisals generated by the first two appraisers as the Appraised Fair Market Value of the Facility (without compromise, aka "baseball" arbitration), and (ii) to complete his or her work within one month following his or her retention. If the third appraiser selects the appraisal originally generated by Seller's appraiser, Company shall pay the fees and costs of the third appraiser. If the third appraiser selects the appraisal originally generated by Company's appraiser, Seller shall pay the fees and costs of the third appraiser and shall pay or reimburse Company for the costs of Seller's original appraiser.

(d) The "Appraised Fair Market Value of the Facility" means the fair market value determined by appraisal pursuant to Section 3(a) or Section 3(c) of this Attachment P (Sale of Facility by Seller) as applicable.

4. Purchase and Sale Agreement. The purchase and sale agreement ("PSA") concluded by the Parties pursuant to this Attachment P (Sale of Facility by Seller) (as applicable) shall contain, among other provisions, the following:

(a) Seller shall, as of the closing of the sale, convey title to the Facility consistent with the state of title in existence as of the date of execution of the PSA, including all rights of Seller in the Facility or relating thereto, free and clear of all liens, claims, encumbrances, or rights of others, except any Permitted Lien;

(b) To the extent assignable or transferrable, Seller shall assign or transfer to Company all of Seller's interest in all Project Documents and Governmental Approvals that are then in effect and that are utilized for the operation or maintenance of the Facility;

(c) Seller shall execute and deliver to Company such deeds, bills of sale, assignments and other documentation as Company may reasonably request to convey title to the Facility consistent with the state of title in existence as of the date of execution of the PSA, free from all liens, claims, encumbrances, or rights of others, except any Permitted Lien;

(d) Seller shall cause all liens on the Facility for monies owed (including liens arising from Financing Documents), and any liens in favor of Seller's affiliates, to be released prior to closing on the sale of the Facility to Company;

(e) Seller shall warrant, as of the date of the closing of the sale of the Facility to Company, title to the Facility consistent with the state of title in existence as of the date of execution of the PSA, is free and clear of all other liens, claims, encumbrances and rights of others, except any Permitted Lien;

(f) Company shall have no liability for damages (including without limitation, any development and/or investment losses, liabilities or damages, and other liabilities to third parties) incurred by Seller on account of Company's purchase of the Facility, nor any other obligation to Seller except for the purchase price, and Seller shall indemnify Company against any such losses, liabilities or damages;

(g) Company shall assume all of Seller's obligations with respect to the Facility accruing from and after the date of closing on the sale of the Facility to Company, including (i) to the extent assignable, all Permits held by, for, or related to the Facility, and (ii) all of Seller's agreements with respect to the Facility provided to and approved by Company at least thirty (30) Days prior to the date of closing on the sale of the Facility to Company, except for such agreements Company has elected to terminate, in which case any related termination expenses shall be, at Company's option, paid directly by Company and deducted from the purchase price;

(h) Seller shall indemnify Company against all of Seller's obligations with respect to the Facility accruing through the date of closing the sale of the Facility to Company, and Company shall indemnify Seller against all of Company's obligations with respect to the Facility accruing from and after the date of closing on the sale of the Facility to Company;

(i) Unless otherwise agreed to by the Parties, Seller makes no representations or warranties with respect to the condition of the Facility, and Company shall purchase the Facility on an as-is basis;

(j) Seller shall warrant that, except as disclosed to and approved by Company in writing at least thirty (30) Days prior to the date of closing on the sale of the Facility to Company, the Facility has been operated by Seller in conformity with all Laws;

(k) Seller shall warrant that Seller provided full access to Company and each appraiser in connection with the procedure to determine fair market value provided in Section 3 (Procedure to Determine Fair Market Value of the Facility) of this Attachment P (Sale of Facility by Seller);

(l) If applicable, Seller's lease of the Site from Company will terminate and Seller will relinquish all rights, privileges and obligations relating to such lease; and

(m) Seller shall maintain the Facility in accordance with Good Engineering and Operating Practices between appraisal and the closing date.

As used in this Attachment P (Sale of Facility by Seller), "Permitted Lien" shall mean (i) any lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any lien arising in the ordinary course of business by operation of applicable Laws with respect to a liability not yet due or delinquent or that is being contested in good faith,
(iii) all matters that are disclosed (whether or not subsequently deleted or endorsed over) on any survey, in the title policies insuring any Land Rights or in any title commitments, title reports or other title materials, (iv) any matters that would be disclosed by a complete and correct survey of the Property, (v) zoning, planning, and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate the Site and/or the Facility, (vi) all matters of record,
(vii) any lien that is released on or prior to closing of the sale of the Facility to Company, (viii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, and statutory or common law liens to secure claims for labor, materials or supplies arising in the ordinary course of business which are not delinquent, and (ix) the matters agreed by the Parties, to the extent that such Permitted Liens are taken into account at arriving at the appraised value.

5. PUC Approval. Any purchase and sale agreement related to the Facility entered into by the Parties is subject to approval by the PUC and the Parties' respective obligations thereunder are conditioned upon receipt of such approval, except as specifically provided otherwise therein.

(a) Company shall submit the purchase and sale agreement to the PUC for approval within thirty (30) Days after execution by both Parties, but Company does not extend any assurances that PUC approval will be obtained. Seller will provide reasonable cooperation to expedite obtaining an approval order from the PUC, including providing information requested by the PUC and parties to the PUC proceeding in which approval is being sought. Seller understands that lack of cooperation may result in Company's inability to file an application with the PUC and/or failure to receive PUC approval. Unless otherwise agreed to in writing by the Parties, neither Company nor Seller shall seek reconsideration, appeal, or other administrative or judicial review of any unfavorable PUC order. The Parties agree that neither Party has control over whether or not a PUC approval order will be issued and each Party hereby assumes any and all risk arising from, or relating in any way to, the inability to obtain a satisfactory PUC order and hereby releases the other Party from any and all claims relating thereto.

(b) Seller shall seek participation without intervention in the PUC docket for approval of the purchase and sale agreement pursuant to applicable rules and orders of the PUC. The scope of Seller's participation shall be determined by the PUC. However, Seller expressly agrees to seek participation for the limited purpose and only to the extent necessary to assist the PUC in making an informed decision regarding the approval of the purchase and sale agreement. If the Seller chooses not to seek participation in the docket, then Seller expressly agrees and knowingly waives the right to claim, before the PUC, in any court, arbitration or other proceeding, that the information submitted and the application requesting the PUC approval are insufficient to meet Company's burden of justifying that the terms of the purchase and sale agreement are just and reasonable and in the public interest, or otherwise deficient in any manner for purposes of supporting the PUC's approval of the purchase and sale agreement. Seller shall not seek in the docket and Company shall not disclose any confidential information to Seller that would provide Seller with an unfair business advantage or would otherwise harm the position of others with respect to their ability to compete on equal and fair terms.

(c) In order to constitute an approval order from the PUC under this Section 5 (PUC Approval) of this Attachment P (Sale of Facility by Seller), the order must approve the purchase and sale agreement, Company's funding arrangements and Company's acquisition of the Facility, shall not contain any terms and conditions deemed to be unacceptable by Company, and be in a form deemed reasonable by Company in its sole, but non-arbitrary, discretion.

(d) The Final Non-Appealable Order from the PUC must be obtained within six (6) months of the submission of the purchase and sale agreement to the PUC, or any extension of such period as agreed by the Parties in writing within ten (10) Days of the expiration of the six
(6) month period; provided, however, that if the purchase and sale agreement governs a sale of the Facility executed pursuant to Section 3.2(I)(5)(e) (Purchase Option) of this Agreement, the Final Non-Appealable Order must be obtained within twelve (12) months of the submission of the purchase and agreement to the PUC, or any extension of such period as agreed by the Parties in writing within ten (10) Days of the expiration of the twelve (12) month period. The term "Final Non-appealable Order from the PUC" means an Approval Order from the PUC (i) that is not subject to appeal to any Circuit Court of the State of Hawai‘i, Intermediate Court of Appeals of the State of Hawai‘i, or the Supreme Court of the State of Hawai‘i, because the period permitted for such an appeal has passed without the filing of notice of such an appeal, or (ii) that was affirmed on appeal to any Circuit Court of the State of Hawai‘i, Intermediate Court of Appeals of the State of Hawai‘i, or the Supreme Court of the State of Hawai‘i, or was affirmed upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari has passed without the filing of notice of such an appeal or the filing for further appellate process. Such Final Non-Appealable Order from the PUC shall constitute and be referred to as "PUC Approval" for purposes of this Attachment P (Sale of Facility by Seller).

(e) If a Final Non-Appealable Order from the PUC has not been obtained prior to the deadline provided in Section 5(b) of this Attachment P (Sale of Facility by Seller), either
Party may give written notice to the other Party that it does not wish to proceed further with a sale of the Facility to Company.

(f) If the Final Non-appealable Order from the PUC does not satisfy the conditions set forth in Section 5(a) of this Attachment P (Sale of Facility by Seller), either (i) the Parties may agree to renegotiate and submit a revised purchase and sale agreement to the PUC, or (ii) either Party may give written notice to the other Party that it does not wish to proceed further with a sale of the Facility to Company.

6. Company's Option to Purchase Pursuant to Section 3.2(I)(5)(e). Once Company has given Seller notice of Company's preliminary interest in purchasing the Facility pursuant to Section 3.2(I)(5)(e) (Purchase Option) of the Agreement, Seller and Company shall, for a period not to exceed three (3) months, negotiate in good faith the terms of a PSA pursuant to which Company may purchase the Facility, which PSA shall include, without limitation, the terms set forth in Section 4 (Purchase and Sale Agreement) of this Attachment P (Sale of Facility by Seller). The Parties may agree in writing to extend this period for negotiations. Any such agreement shall be subject to PUC approval as provided in Section 5 (PUC Approval) of this Attachment P (Sale of Facility by Seller). If, at the conclusion of the aforesaid three-month period (as the same may be extended as aforesaid), the Parties have not reached an agreement on the sale of the Facility to Company because the Parties cannot agree on the fair market value of the Facility, the fair market value of the Facility shall be determined in accordance with Section 3 (Procedure to Determine Fair Market Value of the Facility) of this Attachment P (Sale of Facility by Seller).

ATTACHMENT Q
SECURITY AGREEMENT
THIS SECURITY AGREEMENT (“Agreement”) dated as of , 20 is between , a (the “Debtor”), and Hawaiian Electric Company, Inc., a Hawai‘i corporation (the “Secured Party”).

Recitals:

(a) The Debtor intends to build, own and operate a renewable firm capacity facility located at , State of Hawai‘i.

(b) The Debtor and Security Party have entered into an Amended and Restated Power Purchase Agreement dated as of , 20 (as amended and in effect from time to time, the “Amended and Restated Power Purchase Agreement”), pursuant to which the Secured Party has agreed to purchase the electric output from the Facility.

(c) Pursuant to Section 3.1(E) (Company Security Documents) of the Amended and Restated Power Purchase Agreement and in consideration of the Secured Party's agreements under the Amended and Restated Power Purchase Agreement, the Debtor has agreed to grant the Secured Party a security interest in the Facility and other collateral to secure the Debtor's obligations under the Amended and Restated Power Purchase Agreement and in respect of the Facility.

Agreements:

NOW, THEREFORE, in consideration of the promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. All capitalized terms used this Agreement without definitions shall have the respective meanings provided for such terms in the Amended and Restated Power Purchase Agreement. For the purposes of this Agreement, the following terms have the meanings specified in this Section 1.

“Event of Default” means the failure of the Debtor to pay or perform any of the Obligations as and when due to be paid or performed under the terms of the Amended and Restated Power Purchase Agreement and this Agreement.

“Obligations” means all of the indebtedness, obligations and liabilities of the Debtor to the Secured Party, individually or collectively, whether direct or indirect, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising under or in respect of the Amended and Restated Power Purchase Agreement, any other instruments or agreements executed and delivered pursuant to or in connection with the Amended and Restated Power Purchase Agreement, or this Agreement.

“State” means the State of [DEBTOR'S JURISDICTION OF ORGANIZATION]. All terms defined in the Uniform Commercial Code of the State and used in this Agreement shall have the same definitions as specified in the Uniform Commercial Code of the State. However, if a term is defined in Article 9 of the Uniform Commercial Code of the State differently than in another Article of the Uniform Commercial Code of the State, the term has the meaning specified in Article 9.

2. Grant of Security Interest. The Debtor hereby grants to the Secured Party, to secure the payment and performance in full of all of the Obligations, a security interest in and so pledges and assigns to the Secured Party the following properties, assets and rights of the Debtor, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (collectively, the “Collateral”):

All personal and fixture property of every kind and nature including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care- insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort Claims [INCLUDE SPECIFIC DESCRIPTION OF COMMERCIAL TORT CLAIMS EXISTING AT
EXECUTION OF SECURITY AGREEMENT], securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles).

The Secured Party acknowledges that the attachment of its security interest in any additional commercial tort claim as original collateral is subject to the Debtor's compliance with Section 4.7 (Commercial Tort Claims) of this Agreement.

3. Authorization to File Financing Statements. The Debtor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that:

(a) Indicate the Collateral (i) as all assets of the Debtor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and

(b) Provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State, or such other jurisdiction, for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Debtor is an organization, the type of organization and any organizational identification number issued to the Debtor and, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates.

The Debtor agrees to furnish any such information to the Secured Party promptly upon the Secured Party's request. The Debtor also ratifies its authorization for the Secured Party to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date of this Agreement.

4. Other Actions. To further the attachment, perfection and priority of, and the ability of the Secured Party to enforce, the Secured Party's security interest in the Collateral, and without limitation on the Debtor's other obligations in this Agreement, the Debtor agrees, in each case at the Debtor's expense, to take the following actions with respect to the following Collateral:

4.1 Promissory Notes and Tangible Chattel Paper. If the Debtor at any time holds or acquires any promissory notes or tangible chattel paper, the Debtor shall forthwith endorse, assign and deliver the same to the Secured Party, accompanied by such instruments of transfer or assignment duly executed in blank as the Secured Party may from time to time specify.

4.2 Deposit Accounts. For each deposit account that the Debtor at any time opens or maintains, the Debtor shall, at the Secured Party's request and option, pursuant to an agreement in form and substance satisfactory to the Secured Party, either:

(a) Cause the depositary bank to comply at any time with instructions from the Secured Party to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of the Debtor, or

(b) Arrange for the Secured Party to become the customer of the depositary bank with respect to the deposit account, with the Debtor being permitted, only with the consent of the Secured Party, to exercise rights to withdraw funds from such deposit account.

(c) The Secured Party agrees with the Debtor that the Secured Party shall not give any such instructions or withhold any withdrawal rights from the Debtor, unless an Event of Default has occurred and is continuing, or would occur, if effect were given to any withdrawal not otherwise permitted by the Amended and Restated Power Purchase Agreement.

(d) The provisions of this subsection shall not apply to (i) any deposit account for which the Debtor, the depositary bank and the Secured Party have entered into a cash collateral agreement specially negotiated among the Debtor, the depositary bank and the Secured Party for the specific purpose set forth in such agreement, (ii) a deposit account for which the Secured Party is the depositary bank and is in automatic control, and (iii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Debtor's salaried employees.

4.3 Investment Property.

(a) If the Debtor at any time holds or acquires any certificated securities, the Debtor shall forthwith endorse, assign and deliver the same to the Secured Party,

accompanied by such instruments of transfer or assignment duly executed in blank as the Secured Party may from time to time specify.

(b) If any securities now or hereafter acquired by the Debtor are uncertificated and are issued to the Debtor or its nominee directly by the issuer of such securities, the Debtor shall immediately notify the Secured Party of such fact and, at the Secured Party's request and option, pursuant to an agreement in form and substance satisfactory to the Secured Party, either (i) cause the issuer to agree to comply with instructions from the Secured Party as to such securities, without further consent of the Debtor or such nominee, or (ii) arrange for the Secured Party to become the registered owner of the securities.

(c) If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by the Debtor are held by the Debtor or its nominee through a securities intermediary or commodity intermediary, the Debtor shall immediately notify the Secured Party of such fact and, at the Secured Party's request and option, pursuant to an agreement in form and substance satisfactory to the Secured Party, either:

(i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from the Secured Party to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Secured Party to such commodity intermediary, in each case without further consent of the Debtor or such nominee, or

(ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for the Secured Party to become the entitlement holder with respect to such investment property, with the Debtor being permitted, only with the consent of the Secured Party, to exercise rights to withdraw or otherwise deal with such investment property.

(d) The Secured Party agrees with the Debtor that the Secured Party shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by the Debtor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights not otherwise permitted by the Amended and Restated Power Purchase Agreement, would occur.

(e) The provisions of this subsection shall not apply to any financial assets credited to a securities account for which the Secured Party is the securities intermediary.

4.4 Collateral in the Possession of a Bailee. If any Collateral is at any time in the possession of a bailee, the Debtor shall promptly notify the Secured Party of such fact and, at the Secured Party's request and option, shall promptly obtain an acknowledgement from the bailee, in form and substance satisfactory to the Secured Party, that the bailee holds such Collateral for the benefit of the Secured Party, and that such bailee agrees to comply, without further consent of the Debtor, with instructions from the Secured Party as to such Collateral. The Secured Party agrees with the Debtor that the Secured Party shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Debtor with respect to the bailee.

4.5 Electronic Chattel Paper and Transferable Records.

(a) If the Debtor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Debtor shall promptly notify the Secured Party of such fact and, at the request and option of the Secured Party, shall take such action as the Secured Party may reasonably request to vest in the Secured Party control, under Section 490:9-105 of the Uniform Commercial Code, of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

(b) The Secured Party agrees with the Debtor that the Secured Party will arrange, pursuant to procedures satisfactory to the Secured Party and so long as such procedures will not result in the Secured Party's loss of control, for the Debtor to make alterations to the electronic chattel paper or transferable record permitted under UCC Section 490:9-105 or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Debtor with respect to such electronic chattel paper or transferable record.

4.6 Letter-of-Credit Rights. If the Debtor is at any time a beneficiary under a letter of credit, the Debtor shall promptly notify the Secured Party of such fact and, at the request and option of the Secured Party, the Debtor shall, pursuant to an agreement in form and substance satisfactory to the Secured Party, either (i) arrange for the issuer and any confirmer or other nominated person of such letter of credit to consent to an assignment to the Secured Party of the proceeds of the letter of credit, or (ii) arrange for the Secured Party to become the transferee beneficiary of the letter of credit, with the Secured Party agreeing, in each case, that the proceeds of the letter to credit are to be applied as provided in the Amended and Restated Power Purchase Agreement.

4.7 Commercial Tort Claims. If the Debtor at any time holds or acquires a commercial tort claim (in addition to any listed in Section 2 (Grant of Security Interest) of this Agreement, the Debtor shall immediately notify the Secured Party in a writing signed by the Debtor of the particulars of the claim and grant to the Secured Party in such writing a security interest in the claim and in the proceeds of the claim, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Secured Party.

4.8 Other Actions as to Any and All Collateral. The Debtor further agrees, at the request and option of the Secured Party, to take any and all other actions the Secured Party may determine to be necessary or useful for the attachment, perfection and priority of, and the ability of the Secured Party to enforce, the Secured Party's security interest in any and all of the

Collateral, including, without limitation:

(a) Executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that the Debtor's signature thereon is required therefore.

(b) Causing the Secured Party's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Secured Party to enforce, the Secured Party's security interest in such Collateral.

(c) Complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Secured Party to enforce, the Secured Party's security interest in such Collateral.

(d) Obtaining governmental and other third party waivers, consents and approvals in form and substance satisfactory to Secured Party, including, without limitation, any consent of any licensor, lessor or other person obligated on the Collateral.

(e) Obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Secured Party.

(f) Taking all actions under any earlier versions of the Uniform Commercial Code or under any other law, as reasonably determined by the Secured Party to be applicable in any relevant Uniform Commercial Code or other jurisdiction, including any foreign jurisdiction.

5. Relation to Other Security Documents. The provisions of this Agreement supplement the provisions of any real estate mortgage granted by the Debtor to the Secured Party which secures the payment or performance of any of the Obligations. Nothing contained in any such real estate mortgage shall derogate from any of the rights or remedies of the Secured Party under this Agreement.

6. Representations and Warranties Concerning Debtor's Legal Status. The Debtor represents and warrants to the Secured Party as follows:

(a) The Debtor's exact legal name is that indicated in the first paragraph and on the signature page of this Agreement.

(b) The Debtor is an organization of the type, and is organized in the jurisdiction set forth in the first paragraph of this Agreement.

(c) The Debtor's state issued organizational identification number is:
.

(d) The Debtor's place of business or, if more than one, its chief executive office, is at the address set forth in Section 25.1 (Notices) of the Amended and Restated Power

Purchase Agreement.

7. Covenants Concerning Debtor's Legal Status. The Debtor covenants with the Secured Party as follows: (a) without providing at least 30 Days prior written notice to the Secured Party, the Debtor will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one,
(b) if the Debtor does not have an organizational identification number and later obtains one, the Debtor shall forthwith notify the Secured Party of such organizational identification number, and
(c) the Debtor will not change its type of organization, jurisdiction of organization or other legal structure.

8. Representations and Warranties Concerning Collateral, etc. The Debtor further represents and warrants to the Secured Party as follows:

(a) The Debtor is the owner of the Collateral, free from any right or claim of any person or any adverse lien, security interest or other encumbrance, except for the security interest created by this Agreement and other liens permitted by the Amended and Restated Power Purchase Agreement.

(b) None of the Collateral constitutes, or is the proceeds of, “farm products” as defined in Section 490:9-102(a) of the Uniform Commercial Code of the State.

(c) None of the account debtors or other persons obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral.

(d) The Debtor holds no commercial tort claim except as follows:
.

(e) The Debtor has at all times operated its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances.

9. Covenants Concerning Collateral, etc. The Debtor further covenants with the Secured Party as follows:

(a) The Collateral, to the extent not delivered to the Secured Party pursuant to Section 4 (Other Actions) of this Agreement, will be kept at the Facility or in other locations disclosed to the Secured Party in writing from time to time, and the Debtor will not remove the Collateral from such locations without providing at least thirty Days prior written notice to the Secured Party.

(b) Except for the security interest granted in this Agreement and liens permitted by the Amended and Restated Power Purchase Agreement, the Debtor shall be the owner of the Collateral free from any right or claim of any other person, lien, security interest or other encumbrance, and the Debtor shall defend the same against all claims and demands of all persons at any time claiming the same or any interests in the Collateral adverse to the Secured

Party.

(c) The Debtor shall not pledge, mortgage or create, or suffer to exist any right of any person in or claim by any person to the Collateral, or any security interest, lien or encumbrance in the Collateral in favor of any person, other than the Secured Party except for liens permitted by the Amended and Restated Power Purchase Agreement.

(d) The Debtor will keep the Collateral in good order and repair and will not use the same in violation of Law or any policy of insurance thereon.

(e) As provided in the Amended and Restated Power Purchase Agreement, The Debtor will permit the Secured Party, or its designee, to inspect the Collateral at any reasonable time, wherever located.

(f) The Debtor will pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of the Collateral or incurred in connection with this Agreement.

(g) The Debtor will continue to operate, its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances.

(h) The Debtor will not sell or otherwise dispose, or offer to sell or otherwise dispose, of the Collateral or any interest therein except for (i) sales in the ordinary course of business and (ii) so long as no Event of Default has occurred and is continuing, sales or other dispositions of obsolescent items of equipment consistent with past practices or permitted by the Amended and Restated Power Purchase Agreement.

10. Contracts.

10.1 Included in Collateral. Included in the Collateral are, to the extent applicable, the following contracts and agreements, now owned or hereafter acquired or arising (the “Contracts”):

(a) the Amended and Restated Power Purchase Agreement;

(b) the Operation and Maintenance Agreement;

(c) the Fuel Supply Agreement;

(d) the Back-up Fuel Supply Contract;

(e) the Construction Contract;

(f) the Debtor's insurance policies including policies insuring against loss of revenues by reason of interruption of the operation of the Facility and all loss proceeds and other amounts payable to the Debtor under such policies;

(g) all other agreements, including vendor warranties and payment and performance bonds, relating to the construction or acquisition of the Facility;

(h) any lease or sublease agreements relating to the Facility or any ancillary facilities to which the Debtor may become a party;

(i) any other agreements to which the Debtor may become a party relating to the construction or operation of the Facility or any part of the Facility;

(j) all Governmental Approvals in respect of the Facility and the PUC Approval Order;

(k) all rights to terminate, amend, supplement, modify or waive performance under the Contracts, to perform under the Contracts, and to compel performance and otherwise exercise remedies under the Contracts; and

(l) all amendments, supplements, substitutions and renewals of any of the Contracts.

10.2 Copies of Contracts. The Debtor has delivered to the Secured Party, or is concurrently with this Agreement delivering to the Secured Party, a true and complete executed copy of each Contract. The Debtor will deliver to the Secured Party an executed copy of each future Contract, and any amendments or supplements to any Contract, promptly upon the execution of such future Contracts or the amendments to the Contracts.

10.3 Consent to Future Contracts. The Debtor will not enter into any future Contract or other material agreement relating to the Facility, without the prior written consent of the Secured Party, which will not be unreasonably withheld.

10.4 Compliance with Contracts. The Debtor will perform and comply, in all material respects, with all obligations and conditions on its part to be observed and performed under each of the Contracts.

10.5 Amendments and Waivers of Contracts. Without the prior written consent of the Secured Party, which will not be unreasonably withheld, the Debtor will not (i) modify, amend, terminate, waive or supplement any provision of any Contract, (ii) fail to exercise promptly and diligently each and every material right which the Debtor may have under each Contract (other than the Amended and Restated Power Purchase Agreement, and any right of termination), or (iii) fail to deliver to the Secured Party a copy of each demand, notice or document received or given by the Debtor relating in any way to any of the Contracts.

10.6 Representations Regarding Contracts. The Debtor represents and warrants to the Secured Party that each Contract in effect on the date of this Agreement (i) has been duly authorized, executed and delivered by all parties to the Contract (other than the Secured Party), (ii) has not been amended or otherwise modified, (iii) is in full force and effect, (iv) is binding upon and enforceable against all parties to the Contract (other than the Secured Party) in accordance with its terms, and (v) there exists no defaults under the Contract by the Debtor, or to the best knowledge of the Debtor, by the other parties to the Contract.

10.7 Consents to Security Interest. Except as disclosed to the Secured Party in writing, the Debtor has obtained all necessary consents to this Agreement (including specifically the Secured Party's cure rights set forth in Section 10.8(b) below) from each of the parties to the Contracts. The Debtor agrees to use its commercially reasonable efforts to obtain the consent of any party to a Contract from which consent has not been obtained, and from each future or successor party to a Contract.

10.8 Notice of Defaults; Right to Cure.

(a) The Debtor shall promptly notify the Secured Party of any material default under any of the Contracts, or any event which with the giving of notice or the passage of time or both might become a material default under any Contract, of which the Debtor has knowledge or as to which the Debtor has received notice.

(b) The Secured Party shall, at its option, have the right (but not the obligation) to remedy any such default by giving written notice of such intent to the Debtor and to the parties to each Contract in default. The Secured Party shall have 60 Days after its receipt of notice of such default to cure the default. In the event the default (except monetary defaults) cannot be cured within such 60-Day period, the parties to such Contracts shall not exercise any remedies under the Contracts if the Secured Party shall, within such 60-Day period, initiate action to cure such default and proceed diligently to cure the default.

(c) Any cure by the Secured Party of any default by the Debtor under any of the Contracts shall not be construed as an assumption by the Secured Party of any obligation, covenant or agreement of the Debtor under such Contacts, and the Secured party shall not incur any liability to the Debtor or any other person as a result of any actions undertaken by the Secured Party in curing or attempting to cure any such default.

11. Insurance.

11.1 Maintenance of Insurance. The Debtor will maintain with respect to the Collateral and its business insurance in such amounts, upon such terms, in such forms and for such periods as required by the Amended and Restated Power Purchase Agreement.

11.2 Insurance Proceeds. The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall, subject to the rights, if any, of other parties with an interest having priority in the property covered thereby,

(a) So long as no Default or Event of Default has occurred and is continuing and to the extent that the amount of such proceeds is less than $[ ], be disbursed to the Debtor for direct application by the Debtor solely to the repair or replacement of the Debtor's property so damaged or destroyed, and

(b) In all other circumstances, be held by the Secured Party as cash collateral for the Obligations.

The Secured Party may, at its sole option, disburse from time to time all or any part of such proceeds so held as cash collateral, upon such terms and conditions as the Secured Party may reasonably prescribe, for direct application by the Debtor solely to the repair or replacement of the Debtor's property so damaged or destroyed, or the Secured Party may apply all or any part of such proceeds to the Obligations.

11.3 Continuation of Insurance. All policies of insurance shall provide for at least thirty (30) Days prior written cancellation notice to the Secured Party. In the event of failure by the Debtor to provide and maintain insurance as provided in this Agreement, the Secured Party may, at its option, provide such insurance and charge the amount thereof to the Debtor. The Debtor shall furnish the Secured Party with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.

12. Collateral Protection Expenses; Preservation of Collateral.

12.1 Expenses Incurred by Secured Party. In the Secured Party's discretion, if the Debtor fails to do so, the Secured Party may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, maintain any of the Collateral, make repairs thereto and pay any necessary filing fees or insurance premiums. The Debtor agrees to reimburse the Secured Party on demand for all expenditures so made. The Secured Party shall have no obligation to the Debtor to make any such expenditures, nor shall the making of such expenditures be construed as the waiver or cure of any Event of Default.

12.2 Secured Party's Obligations and Duties. Anything in this Agreement to the contrary notwithstanding, the Debtor shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by the Debtor thereunder. The Secured Party shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Secured Party of any payment relating to any of the Collateral, nor shall the Secured Party be obligated in any manner to perform any of the obligations of the Debtor under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Secured Party in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Secured Party or to which the Secured Party may be entitled at any time or times. The Secured Party's sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under Section 490:9-207 of the Uniform Commercial Code of the State or otherwise, shall be to deal with such Collateral in the same manner as the Secured Party deals with similar property for its own account.

13. Securities and Deposits. The Secured Party may at any time following and during the continuance of an Event of Default, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Obligations. Whether or not any Obligations are due, the Secured Party may following and during the continuance of an Event of Default demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral. Regardless of the adequacy of the Collateral or any other security for the Obligations, any deposits or other sums at any time credited by or due from the Secured Party to the Debtor may at any time be applied to or set off against any of the Obligations.

14. Notification to Account Debtors and Other Persons Obligated on Collateral. If an Event of Default shall have occurred and be continuing, the Debtor shall, at the request and option of the Secured Party, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Secured Party in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Secured Party or to any financial institution designated by the Secured Party as the Secured Party's agent therefor, and the Secured Party may itself, if an Event of Default shall have occurred and be continuing, without notice to or demand upon the Debtor, so notify account debtors and other persons obligated on Collateral. After the making of such a request or the giving of any such notification, the Debtor shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Debtor as trustee for the Secured Party without commingling the same with other funds of the Debtor and shall turn the same over to the Secured Party in the identical form received, together with any necessary endorsements or assignments. The Secured Party shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Secured Party to the Obligations, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.

15. Power of Attorney.

15.1 Appointment and Powers of Secured Party. The Debtor hereby irrevocably constitutes and appoints the Secured Party and any officer or agent of Secured Party, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Debtor or in the Secured Party's own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Debtor, without notice to or assent by the Debtor, to do the following:

(a) Upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code of the State and as fully and completely as though the Secured Party were the absolute owner of such Collateral for all purposes, and to do, at the Debtor's expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary or useful to protect, preserve or realize upon the Collateral and the Secured Party's security interest in the Collateral, in order to effect the intent of this Agreement, all at least as fully and effectively as the Debtor might do, including, without limitation, (i) the filing and prosecuting of registration and transfer applications with the appropriate federal, state, local or other agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (ii) upon written notice to the Debtor, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Secured Party so elects, with a view to causing the liquidation of assets of the issuer of any such securities, and (iii) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

(b) To the extent that the Debtor's authorization given in Section 3 (Authorization to File Financing Statements) of this Agreement is not sufficient, to file such financing statements with respect to this Agreement, with or without the Debtor's signature, or a photocopy of this Agreement in substitution for a financing statement, as the Secured Party may deem appropriate, and to execute in the Debtor's name such financing statements and amendments thereto and continuation statements which may require the Debtor's signature.

15.2 Ratification by Debtor. To the extent permitted by law, the Debtor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue of this Agreement. This power of attorney is a power coupled with an interest and is irrevocable.

15.3 No Duty on Secured Party. The powers conferred on the Secured Party under this Agreement are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Secured Party shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Debtor for any act or failure to act, except for the Secured Party's own gross negligence or willful misconduct.

16. Rights and Remedies. In addition to all other rights and remedies, and without any other notice to or demand upon the Debtor, if an Event of Default shall occurred and be continuing, the Secured Party shall have, in any jurisdiction in which enforcement of this Agreement is sought, the rights and remedies of a secured party under the Uniform Commercial Code of the State and any additional rights and remedies which may be provided to a secured party in any jurisdiction in which the Collateral is located, including, without limitation, the right to take possession of the Collateral, and for that purpose the Secured Party may, so far as the Debtor can give authority therefor, enter upon any premises on which the Collateral may be situated and remove such Collateral from such premises. The Secured Party may in its discretion require the Debtor to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of the Debtor's principal office(s) or at such other locations as the Secured Party may reasonably designate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Secured Party shall give to the Debtor at least five Business Days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. The Debtor hereby acknowledges that five Business Days prior written notice of such sale or sales shall be reasonable notice. In addition, the Debtor waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Secured Party's rights and remedies under this Agreement, including, without limitation, its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.

17. Standards for Exercising Rights and Remedies. To the extent that applicable Law imposes duties on the Secured Party to exercise remedies in a commercially reasonable manner, the Debtor acknowledges and agrees that it is not commercially unreasonable for the Secured Party:

(a) To fail to incur expenses reasonably deemed significant by the Secured Party to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition.

(b) To fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of.

(c) To fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove liens or encumbrances on or any adverse claims against Collateral.

(d) To exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists.

(e) To advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature.

(f) To contact other persons, whether or not in the same business as the Debtor, for expressions of interest in acquiring all or any portion of the Collateral.

(g) To hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature.

(h) To dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets.

(i) To dispose of assets in wholesale rather than retail markets.

(j) To disclaim disposition warranties.

(k) To purchase insurance or credit enhancements to insure the Secured Party against risks of loss, collection or disposition of Collateral or to provide to the Secured Party a guaranteed return from the collection or disposition of Collateral.

(l) To the extent deemed appropriate by the Secured Party, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Secured Party in the collection or disposition of any of the Collateral.

The Debtor acknowledges that the purpose of this Section 17 (Standards for Exercising Rights and Remedies) is to provide non-exhaustive indications of what actions or omissions by the Secured Party would fulfill the Secured Party's duties under the Uniform Commercial Code or other law of the State or any other relevant jurisdiction in the Secured Party's exercise of remedies against the Collateral and that other actions or omissions by the Secured Party shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 17 (Standards for Exercising Rights and Remedies). Without limitation upon the foregoing, nothing contained in this Section 17 (Standards for Exercising Rights and Remedies) shall be construed to grant any rights to the Debtor or to impose any duties on the Secured Party that would not have been granted or imposed by this Agreement or by applicable Law in the absence of this Section 17 (Standards for Exercising Rights and Remedies).

18. No Waiver by Secured Party, etc. The Secured Party shall not be deemed to have waived any of its rights or remedies in respect of the Obligations or the Collateral unless such waiver shall be in writing and signed by the Secured Party. No delay or omission on the part of the Secured Party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All rights and remedies of the Secured Party with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Secured Party deems expedient.

19. Suretyship Waivers by Debtor. The Debtor waives demand, notice, protest, notice of acceptance of this Agreement, notice of credit extended, Collateral received or delivered or other action taken in reliance on this Agreement and all other demands and notices of any description. With respect to both the Obligations and the Collateral, the Debtor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Secured Party may deem advisable. The Secured Party shall have no duty as to the collection or protection of the Collateral or any income therefrom, the preservation of rights against prior parties, or the preservation of any rights pertaining to the Collateral beyond the safe custody of the Collateral as set forth in Section 12.2 (Secured Party’s Obligations and Duties). The Debtor further waives any and all other suretyship defenses.

20. Marshalling. The Secured Party shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies under this Agreement and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, the Debtor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Secured Party's rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment of the Obligations is otherwise assured, and, to the extent that it lawfully may, the Debtor hereby irrevocably waives the benefits of all such laws.

21. Proceeds of Dispositions; Expenses. The Debtor shall pay to the Secured Party on demand any and all expenses, including reasonable attorneys' fees and disbursements, incurred or paid by the Secured Party in protecting, preserving or enforcing the Secured Party's rights and remedies under or in respect of any of the Obligations or any of the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale or other disposition of the

Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as the Secured Party may determine or in such order or preference as is provided in the Amended and Restated Power Purchase Agreement, proper allowance and provision being made for any Obligations not then due. Upon the final payment and satisfaction in full of all of the Obligations and after making any payments required by Sections 490:9-608(a)(1)(C) or 490:9-615(a)(3) of the Uniform Commercial Code of the State, any excess shall be returned to the Debtor. In the absence of final payment and satisfaction in full of all of the Obligations, the Debtor shall remain liable for any deficiency.

22. Overdue Amounts. Until paid, all amounts due and payable by the Debtor under this Agreement shall be a debt secured by the Collateral and shall bear, whether before or after judgment, simple interest at the Prime Rate.

23. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Hawai‘i. The Debtor agrees that any action or claim arising out of, or any dispute in connection with, this Agreement, any rights, remedies, obligations, or duties under this Agreement, or the performance or enforcement of this Agreement, may be brought in the courts of the State of Hawai‘i or any federal court sitting in the State of Hawai‘i and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon the Debtor by mail at the address specified in Section
25.1 (Notices) of the Amended and Restated Power Purchase Agreement. The Debtor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

24. Waiver of Jury Trial. The Debtor waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any rights, remedies, obligations, or duties under this Agreement, or the performance or enforcement of this Agreement. Except as prohibited by law, the Debtor waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Debtor (i) certifies that neither the Secured Party nor any representative, agent or attorney of the Secured Party has represented, expressly or otherwise, that the Secured Party would not, in the event of litigation, seek to enforce the foregoing waivers or other waivers contained in this Agreement, and (ii) acknowledges that, in entering into the Amended and Restated Power Purchase Agreement, the Secured Party is relying upon, among other things, the waivers and certifications contained in this Section 24 (Waver of Jury Trial).

25. Miscellaneous. The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions the sections. This Agreement and all rights and obligations under this Agreement shall be binding upon the Debtor and its respective successors and assigns, and shall inure to the benefit of the Secured Party and its successors and assigns. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms of this Agreement shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included in this Agreement. The Debtor acknowledges receipt of a copy of this Agreement.

IN WITNESS WHEREOF, intending to be legally bound, the Debtor and the Secured Party have caused this Agreement to be duly executed as of the date first above written.

	,	a		HAWAIIAN ELECTRIC COMPANY, INC.,
a Hawai’i corporation

By			By
Its			Its

By
	Debtor		Its

Secured Party

ATTACHMENT R
REQUIRED INSURANCE
1. Worker’s Compensation and Employers’ Liability. This coverage shall include worker’s compensation, temporary disability and other similar insurance required by applicable Hawai‘i state or U.S. federal laws. If exposure exists, coverage required by the Longshore and Harbor Worker’s Compensation Act (33 U.S.C. § 688) shall be included. Employers’ Liability coverage limits shall be no less than:

Bodily Injury by Accident - $1,000,000 each Accident
Bodily Injury by Disease - $1,000,000 each Employee
Bodily Injury by Disease - $1,000,000 policy limit

2. General Liability Insurance.

(i) This coverage shall include Commercial General Liability Insurance or the reasonable equivalent thereof, covering all operations by or on behalf of Seller. Such coverage shall provide insurance for bodily injury and property damage liability for the limits of liability indicated below and shall include coverage for:

(a) Premises, operations, and mobile equipment,
(b) Products and completed operations,
(c) Claims resulting from alleged damage to the environment and damage or injury caused by hazardous conditions or hazardous materials to the extent such coverage is appropriate and available at a commercially reasonable cost,
(d) Blanket contractual liability,
(e) Broad form property damage (including completed operations),
(f) No exclusion for (XCU) explosion, collapse and underground hazard,
(g) Personal injury liability, and
(h) Failure to supply liability only from the sudden and accidental injury to the tangible property owned or used by any insured.

(ii) Limits of liability for Bodily Injury & Property Damage shall be:

$10,000,000 combined single limit per occurrence; and
$20,000,000 annual aggregate

(iii) Coverage limits may be satisfied using Umbrella and/or Excess Liability insurance policies.

3. Automobile Liability Insurance. This insurance shall include coverage for owned, leased and non-owned automobiles. The limits of liability shall be a combined single limit for bodily injury and property damage of Two Million Dollars ($2,000,000) for each occurrence and in the aggregate annually. If exposure exists, the policy shall be endorsed to include Transportation Pollution Liability insurance, covering hazardous materials to be transported by Seller, as appropriate.

4. Builders All Risk Insurance (Applicable to Construction in Excess of $30,000). This insurance shall include but not be limited to coverage for wind including named windstorm, earthquake, flood perils, property in transit (excluding ocean transit), off-site storage - property in temporary storage or assembly away from the project site, testing, covering all materials, equipment, machinery and supplies of any nature whatsoever, the property of the Seller or of others for which the Seller may have assumed responsibility, used or to be used in or incidental to the site preparation, demolition of existing structures, erection and/or fabrication and/or reconstruction and/or repair of the project insured, including temporary works (all scaffolding, formworks, fences, shoring, hoarding, false work and temporary buildings and all incidental to the project), collectively in excess of Thirty Million Dollars ($30,000,000), for the entire period of construction. The amount of coverage shall be purchased on a full replacement cost basis, except for earthquake, windstorm and flood perils which shall be provided as sublimits and aggregate limits supported by a Probable Maximum Loss (PML) study and/or Catastrophe (CAT) Modeling report, if such insurance amounts are appropriate and available on commercially reasonable terms. The coverage shall be written on an “All Risks” completed value form and may allow for reasonable other sublimits for transit and for incidental offsite storage. Coverage shall be extended to include testing. Such policies shall be endorsed to require that the coverage afforded shall not be canceled (except for nonpayment of premiums) or reduced without at least thirty (30) Days’ prior written notice to Seller, provided, however, that such endorsement shall provide (i) that the insurer may not cancel the coverage for non-payment of premium without giving Seller ten (10) Days’ notice that Seller has failed to make timely payment thereof, and (ii) that Seller or Company shall thereupon have the right to pay such premium directly to the insurer.

5. All Risk Property/Comprehensive Boiler and Machinery Insurance (Upon Completion of Construction). This insurance shall provide All Risk Property Coverage (including the perils of wind including named windstorm, earthquake and flood) and Comprehensive Boiler and Machinery Coverage against damage to the Facility. The amount of coverage shall be purchased on a full replacement cost basis (no coinsurance shall apply), except for earthquake, windstorm and flood perils which shall be provided as sublimits and aggregate limits supported by a Probable Maximum Loss (PML) study and/or Catastrophe (CAT) Modeling reports, if such insurance amounts are available on commercially reasonable terms. Such coverage may allow for other reasonable sublimits. Such policies shall be endorsed to require that the coverage afforded shall not be canceled (except for nonpayment of premiums) or reduced without at least thirty (30) Days’ prior written notice to Seller, provided, however, that such endorsement shall provide (i) that the insurer may not cancel the coverage for non-payment of premium without giving Seller ten (10) Days’ notice that Seller has failed to make timely payment thereof, and (ii) that Seller or Company shall thereupon have the right to pay such premium directly to the insurer.

6. Business Interruption Insurance (Upon Completion of Construction). This insurance shall provide coverage for all of Seller’s costs to the extent that they would not be eliminated or reduced by the failure of the Facility to operate for a period of at least twelve (12) months following a covered physical damage loss deductible period or reasonable dollar deductible or waiting period.

7. [Reserved]

8. Ocean Transit. Seller shall take reasonable action to ensure that the risk of loss or damage to any material items of equipment which are subject to ocean transit is adequately protected against by the terms of delivery from contractors or suppliers of such equipment or Seller’s own insurance coverage.

ATTACHMENT S
[INTENTIONALLY OMITTED]

S-1

ATTACHMENT T
[INTENTIONALLY OMITTED]

T-1

ATTACHMENT U
ADJUSTMENT OF CHARGES
1. Charges subject to adjustment based on GDPIPD will be adjusted by the following formula:

New Charge = Base Charge x GDPIPDCURRENT / GDPIPDBASE

Where New Charge	=	adjusted charge
Base Charge	=	charge (in Dollars) calculated per this
Agreement
GDPIPDCURRENT	=	GDPIPD, as adjusted, in effect at the time
the electric energy is delivered
GDPIPDBASE	=	The “Third” estimate of the GDPIPD for the
Third Quarter of the calendar year prior to
the Reference Year.

2. An adjustment shall be made on each January 1 equal to one hundred percent (100%) of the percentage change between the “Third” estimate of the GDPIPD of the calendar year prior to the Reference Year (“GDPIPDBASE”) and the previous calendar year’s “Third” estimate of the GDPIPD value.

3. In calculating the percentage change between the GDPIPDBASE and the previous calendar year’s “Third” estimate of the GDPIPD value, both the GDPIPDBASE and the previous calendar year’s “Third” estimate of the GDPIPD value shall be selected from the same Bureau of Economic Analysis publication release.

4. When adjusting the charges subject to adjustment based on GDPIPD, the adjustment shall first apply to the electric energy delivered by Seller to Company in the month of the adjustment date (January 1) and then invoiced for payment in the following month.

5. For purposes of this Attachment U (Adjustment of Charges), the term “Reference Year” refers to the base year specifically referred to within the Agreement as the starting point for escalation.

U-1

ATTACHMENT V

SUMMARY OF MAINTENANCE AND INSPECTION PERFORMED

DATE WORK ORDER SUBMITTED: 06/28/96 WO#: 11451
EQUIPMENT #: 1CCF-TNK-1
EQUIPMENT DESCRIPTION: AMMONIA STORAGE TANK 1
PROBLEM DESCRIPTION: PURCHASE EMERGENCY ADAPTER FITTINGS FOR
UNLOADING GASPRO TANKS TO STORAGE TANK

WORK PERFORMED: PURCHASED THE NEW ADAPTERS AND VERIFIED THEIR
OPERATION.

COMPLETION DATE: 06/28/96
WORK ORDER COMPLETED BY : AA

------------END OF CURRENT WORK ORDER------------

DATE WORK ORDER SUBMITTED: 05/19/96 WO#: 11136
EQUIPMENT #: 1WSA-BV-12
EQUIPMENT DESCRIPTION: MAKE-UP PI ISOLATION
PROGRAM DESCRIPTION: ‘D’ MAKE-UP PUMP PI ISOLATION FITTING LEAKING
ON SPOOL SIDE

WORK PERFORMED: REMOVED AND REPLACED FITTINGS AND FLANGES WITH
STAINLESS STEEL. THIS WORK WAS DONE DURING PUMP OVERHAUL ON WO
1374. JH

COMPLETION DATE: 06/28/96 WORK ORDER COMPLETED BY: BB

------------END OF CURRENT WORK ORDER------------

V-1

ATTACHMENT W

[INTENTIONALLY OMITTED]

W-1

ATTACHMENT X
UNIT INCIDENT REPORT

Date:	No.

ST
Start
End
Duration
Derating

[ ]	Unit Trip
[ ]	Test
[ ]	Forced Outage
[ ]	Failure to Start
[ ]	Risk Condition
[ ]	Force Majeure
[ ]	Other
[ ]	Derating
The on-duty Control Room Operator is responsible for the completion of this report each time a unit experiences an unplanned Shutdown, Start Failure or Derating. Attach Trip Log and Sequence of Events Log to this report for unit trips or when appropriate. Before resetting alarms and relays, verify that all alarms and protective relay actions are listed on the printout. If not listed, record them and attach to report.

Unit Status Prior to Incident:	[ ] Start-Up	Load:
	[ ] On-Line	Voltage:

Load: [ ] Constant	Type of Fuel:	[ ] Coal
[ ] Increasing		[ ] Diesel
[ ] Decreasing		[ ]

Cause of Incident:	[ ] Boiler Trip
[ ] Turbine Trip
[ ] Generator Trip

Detailed Explanation of Incident:

Risk Posed to Other Equipment/Facility Availability:

Control Room Operator: Date/Time:

Corrective Action Taken:

(Plant Manager)
X-1

ATTACHMENT Y

OPERATION AND MAINTENANCE OF THE FACILITY

1. Standards.

a. Operation and Maintenance. Seller shall operate the Facility in accordance with the terms of this Agreement, including the operating procedures in this Attachment Y (Operation and Maintenance of the Facility), and Section 2 (Operating Procedures) and Section 3 (Performance Standards) of Attachment B (Facility Owned by Seller). After the Effective Date, Seller agrees that no changes or additions to the Facility shall be made without the prior written agreement by Company and, as necessary, amendment to the Agreement and/or any of the Attachments. Subject to those standards, Seller shall deliver to Company the available Net Electric Energy Output of the Facility under Company Dispatch and shall operate the Facility in a manner that maximizes the overall reliability of the Company System.

2. Trip Setting. The Facility shall not trip for an electrical fault or transient condition in the Company System in accordance with Section 3.e (Fault Ride Through) of Attachment B (Facility Owned by Seller) or a resulting trip shall be considered a Unit Trip which shall count towards the number of allowable Unit Trips under Section 3.2(B)(6) (Unit Trips) and shall count against Seller’s availability for both the EAF and EFOR. An electrical fault and subsequent clearing of such a fault shall be considered one transient event.

a. Seller’s Centralized Control System. Seller shall provide and maintain in good working order all equipment, computers and software necessary to send telemetry data and place the Facility under the secure control, as approved by the Company, of Company’s Energy Management System (“EMS”). Such Seller equipment, computers and software shall be referred to as the “Seller’s Centralized Control System,” which shall be secure and compatible with Company’s SCADA, EMS and/or similar Company control devices. If at any time Seller materially changes the approved design of Seller’s Centralized Control System, such changes will also require Company’s review and prior written approval. Seller’s Centralized Control System shall include ancillary equipment and software necessary for Seller to connect to Company’s Remote Terminal Unit (“RTU”) and, at a minimum:

(1) Interface with Company’s RTU (or other specified device):

a. monitor and control both the capacity and the energy output of the Facility consistent with this Agreement;

b. as required for the Company System Operator to dispatch the Facility as specified and approved by Company;

c. for telemetry of electrical quantities such as gross MW, gross MVAR, net MW, net MVAR, power factors, voltages and currents and other quantities as identified by Company;
d. monitor and control equipment such as circuit breakers and switches and other equipment as identified by Company.

3. Communications, Telemetering and Generator Remote Control Equipment.

a. At Seller’s expense, Company shall purchase, install and own such communications, telemetering, remote control equipment, and all equipment related thereto as may reasonably be required in order to allow Company to dispatch the electric energy from the Facility as required to optimize economic and reliable operation of the Company System.

b. In addition, at Seller’s expense, Company shall purchase, install and own communications, telemetering, and other related equipment, as Company deems appropriate, so Company can access information from Seller’s operation including, but not limited to, the information necessary for Company to utilize its EMS and information on breaker position, the number of generating units on line, the amperage produced by each generator, the voltage produced by each generator, the kWs produced by each generator, and the kVAr produced by each generator to insure that Seller maximizes the overall reliability of the Company System.

4. Protective Equipment. Seller shall operate the Facility with all applicable installed system protective equipment in service whenever the generator(s) is connected to or is operated in parallel with the Company System, except for normal testing purposes in accordance with Good Engineering and Operating Practices. Seller shall have qualified personnel test and calibrate all protective equipment at regular intervals not to exceed one (1) calendar years. A unit functional trip test (which shall include an overspeed trip test on a steam turbine) shall be performed annually in accordance with industry standards. Following a Major Generating Equipment Overhaul, a functional trip test shall be performed and shall simulate abnormal trip conditions separately at each primary element that initiates a trip and shall demonstrate that the trip system produces the appropriate equipment response. In no event shall any trip test conducted pursuant to this Section 4 (Protective Equipment) of Attachment Y (Operation and Maintenance of the Facility) constitute a Unit Trip. If at any time Company has reason to doubt the integrity of the Facility’s protective equipment and reasonably suspects that such purported loss of integrity would jeopardize the reliability of Company’s supply of electric energy to its customers, Seller shall be required to reasonably demonstrate to Company’s satisfaction the correct calibration and operation of the equipment in question. Company shall not be liable for any damage to Seller’s equipment resulting from the failure of Facility protective equipment.

5. Personnel and System Safety. Notwithstanding any other provision of this Agreement, if at any time Company reasonably determines that the Facility may endanger Company’s personnel, and/or the continued operation of the Facility may endanger the integrity of the Company System or have an adverse effect on Company’s other customers’ electric service, Company shall have the right to disconnect the Facility from the Company System, as determined in the sole discretion of the Company System Operator. The Facility shall immediately comply with the dispatch instruction, which may be initiated through remote control, and shall remain disconnected (as an Unplanned (Forced) Outage), until such time as Company is satisfied that the condition(s) referred to above have been corrected. If Company disconnects the Facility from the Company System for personnel or system safety reasons, it shall as soon as practicable notify Seller by telephone, and thereafter make reasonable efforts to confirm, in writing (with email being acceptable), within three (3) Days of the disconnection, the reasons for the disconnection.

6. Operating Records.

a. Seller’s Logs. Seller shall maintain, at least daily, a log in which it shall record all pertinent data that will indicate whether the Facility is being operated in accordance with Good Engineering and Operating Practices. These data logs shall include, but not be limited to, all maintenance and inspection work performed at the Facility, circuit breaker trip operations, relay operations including target indications, megavar and megawatt recording charts (and/or equivalent computer records), all unusual conditions experienced or observed and any reduced capability and the reasons therefor and duration thereof. For each individual generator unit, and using definitions provided by, and/or consistent with, NERC GADS, the data reported shall include planned derated hours, unplanned derated hours, average derated kW during the derated hours, scheduled maintenance hours, average derated kW during scheduled maintenance hours, the number of unit starts, hours on-control and hours on-line. Company shall have the right, upon reasonable notice and during regular Business Day hours to review and copy such data logs.

b. Company Access to Seller’s Logs. Seller shall provide Company access to Seller’s records which identify the priority, as internally assigned by Seller, of specific preventive or corrective maintenance activities. These records shall include items for which Seller has deferred the inspection or corrective action to a future scheduled plant outage. In addition, Seller shall provide copies of applicable correspondence between Seller and its insurers for the Facility equipment pertaining to maintenance practices, procedures and scheduling (including deferral) of maintenance at the Facility.

c. Notification of Forced Outages. Seller shall notify Company of the existence, nature, start time, and expected duration of the forced outage as soon as practicable, but in no event later than one (1) hour after the forced outage occurs. Seller shall immediately inform Company of changes in the expected duration of the forced outage unless relieved of this obligation by Company for the duration of each forced outage. In addition, Seller shall provide Company with subsequent written confirmation any time Seller experiences a Unit Trip or other unplanned outages or deratings. Such written confirmation shall contain information in sufficient detail for Company to (i) analyze the incident, including the date and time of occurrence as well as the cause of the Unit Trip, if such cause is known, the expected duration, corrective measures taken (or to be taken) by Seller, the risk of collateral damage to other equipment and/or lack of Facility availability; and (ii) confirm any claimed NERC category of availability by Seller with respect to such incident. Attachment X (Unit Incident Report) is an example of a written confirmation. Company shall have the right to request reasonable additional information if necessary to evaluate the incident.

d. Time Period for Maintaining Records. Any and all records, correspondence, memoranda and other documents or electronically recorded data related to the fueling, operation and maintenance of the Facility shall be maintained by Seller for a period of not less than six (6) years. Company shall have the right to review and copy any such items upon request.

7. Maintenance Records.

a. Seller’s Summary of Maintenance and Inspection Performed. Prior to February 1 of each calendar year, Seller shall submit, or make available to Company for inspection at the Site, a summary in a format similar to the example provided in Attachment V (Summary of Maintenance and Inspection Performed) of all maintenance and inspection work performed in the prior calendar year, and of all conditions experienced or observed during such calendar year that may have a material adverse effect on or may materially impair the short-term or long-term operation of the Facility at the operational levels contemplated by this Agreement. The summary shall present the requested data in a meaningful and informative manner consistent with the cooperative exchange of information between the Parties. If available and practicable, such summary shall be provided in electronic format with sufficient software so that Company can group activities for specific process areas of the Facility and be able to view the maintenance history of a specific equipment item. Such summary shall also include Seller’s proposals for correcting or preventing recurrences of identified equipment problems and for performing such other maintenance and inspection work as is required by Good Engineering and Operating Practices.

b. Company’s Written Recommendations. Within sixty (60) Days of receiving such summary, and after any reasonable inspection desired by Company of the Facility and consultation with Seller, Company may provide written recommendations for specific operation or maintenance actions or for changes in the operation or maintenance program of the Facility. Company’s making or failing to make recommendations with respect to operation and maintenance of the Facility shall not be construed as endorsing the operation and maintenance thereof or as any warranty of the safety, durability or reliability of the Facility nor as a waiver of any Company right. If Seller agrees with Company, Seller shall, within a reasonable time after Company makes such recommendations, not to exceed ninety (90) Days (or such longer period as reasonably agreed to by the Parties), implement Company’s recommendations. If Seller disagrees with Company, it shall within ten (10) Days inform Company of alternatives it will take to accomplish the same intent, or provide Company with a reasonable explanation as to why no action is required by Good Engineering and Operating Practices. If Company disagrees with Seller’s position, a Qualified Independent Engineering Company will be chosen from the Qualified Independent Engineers List pursuant to Section 3.3(D)(1)(b) and the Qualified Independent Engineering Company will make a recommendation to remedy the situation pursuant to such Independent Engineering Assessment. Seller shall abide by the Qualified Independent Engineering Company’s recommendation contained in such Independent Engineering Assessment. Both Parties shall equally share in the cost for the Independent Engineering Assessment. However, Seller shall pay all costs associated with implementing the recommendation contained in such Independent Engineering Assessment.

8. Schedule of Outages.

a. 60-Month Schedule. Prior to April 1 of each year, Seller shall submit for review and comment by Company an initial schedule of expected electric energy delivery periods for the sixty (60) month period beginning with January of the following calendar year (the “60-Month Schedule”). The 60-Month Schedule shall supersede any previous 60-Month Schedule and state the periods of operation, the dates and duration of all scheduled shutdowns, reductions of output, and scheduled maintenance, and the reasons therefor, including the scope of work for the maintenance requiring shutdown or reduction in output of the Facility. Seller shall (i) revise such 60-Month Schedule to accommodate reasonable requests made by Company no later than December 1 of the calendar year preceding the calendar year in which a scheduled revision is requested to take place; provided that, if the requested revision is one of timing, the revised date(s) shall be within the same calendar year as scheduled, so long as such revised schedule is consistent with Good Engineering and Operating Practices and does not, or is not reasonably likely to, have a material adverse effect on the performance of the Facility; and (ii) use commercially reasonable efforts, consistent with Good Engineering and Operating Practices, to accommodate any subsequent changes in such 60-Month Schedule (either delaying or advancing such 60-Month Schedule) reasonably requested by Company if Company is experiencing or expecting to experience a short-term shortage of supply of energy, capacity or both or any other operational or electrical problems with the Company System.

b. Company’s Replacement Costs. If the actual duration of a planned outage for the Facility exceeds the scheduled time planned for such outage, Seller shall pay to Company the difference between Company’s costs for the unscheduled replacement energy and the energy costs, including but not limited to Fuel costs, that would have been incurred if the Facility had produced the energy for the entire time the unscheduled replacement energy was necessary. Replacement costs in these cases will be for the specific equipment which Company designates as having produced such replacement energy. This provision shall not apply if Seller demonstrates that the extension is due to the discovery and prompt reporting to Company of a major equipment problem which Seller could not have reasonably anticipated prior to beginning the outage, provided that, following the discovery Seller makes commercially reasonable efforts (to include, but not be limited to, supplemental manpower, extended overtime, expedited work by service shops, and expedited shipment of parts and material) to take measures which will return the Facility to service as soon as possible.

c. Scheduling. Subject to Good Engineering and Operating Practices, Seller shall not schedule routine maintenance that will reduce or eliminate electrical output of the Facility without coordination with Company and shall notify Company at least thirty (30) days prior to removing the Facility from service for such routine maintenance. The routine maintenance requirements for the Facility are:

“A” Inspection -	10 to 12 hours per combustion turbine - performed every 4,000
Equivalent Operating Hours during wash cycle or as part of "B" or
“C” inspection.

“B” Inspection -	7 days per combustion turbine - performed every 8,000 Equivalent
Operating Hours or as part of "C" inspection.

“C” Inspection -	50 days per combustion turbine - performed every 16,000
Equivalent Operating Hours (includes steam turbine maintenance for twenty-five (25) days).

d. Extraordinary Operations. Subject only to Good Engineering and Operating Practices and minimum requirements of the steam customer under the Steam Sales Contract,

during any period in which Company notifies Seller that Company is experiencing or expecting to experience a shortage of supply of energy or capacity or both or any other operational or electrical problems on Company's electrical system, Seller shall use all reasonable efforts (including but not limited to delaying a "B" or "C" inspection) to stand ready to generate or deliver all electric energy up to the Contract Firm Capacity. Seller shall reschedule any planned outage at the earliest possible date following the termination of the shortage or other problem on the Company System, and shall not be entitled to the Degradation Exemption provided for in Section 8.e (Degradation Exemption) of Attachment Y (Operation and Maintenance of the Facility) after five (5) days following such termination, unless both Parties agree.

e. Degradation Exemption. If Seller delays a turbine washing or a scheduled "B" or "C" inspection pursuant to a Company request under Section 8.d (Extraordinary Operations) of Attachment Y (Operation and Maintenance of the Facility), any degradation in Facility performance occurring during the period from the date on which such scheduled inspection was to have begun until the date on which it actually begins shall be deemed not to have occurred for purposes of calculating (a) the Equivalent Availability Factor or the Equivalent Forced Outage Rate in accordance with Section 3.2(B)(1) (Equivalent Availability Factor) or Section 3.2(B)(2) (Equivalent Forced Outage Rate) or (b) the Capacity Charge in Section 5.1(D) (Capacity Charge).

f. Normal Annual Maintenance Requirements. The normal annual maintenance requirements for the Facility are the equivalent of 17.5 Days of full plant outage. Notwithstanding the foregoing, Seller shall not take units down for maintenance except with the Company’s approval. During any scheduled or rescheduled maintenance event, Seller shall provide updates to Company's operating personnel if there are any delays or changes to the proposed schedule, and shall promptly respond to any requests from Company for updates regarding the status of such maintenance event.

g. Approval By Company. Seller shall not schedule any maintenance not listed on the 60-Month Schedule that will reduce or eliminate electric output of the Facility without coordination with and approval of Company, which approval shall not be unreasonably withheld, delayed or conditioned, and shall use commercially reasonable efforts to provide Company with as much advance notice as is practicable prior to removing the Facility from service for such maintenance to allow a reasonable amount of time for Company to make generation adjustments required by the loss or reduction in electric output of the Facility. Such removal from service will be treated as a forced outage if so required under NERC GADS.

h. Duration of Planned Outage. If the actual duration of a planned outage for the Facility is shorter than the scheduled time planned for such outage, Seller shall not be allowed to restart the Facility and be synchronized to Company System prior to the scheduled time without the prior consent of the Company System Operator. If, in the Company System Operator’s sole discretion, Seller is allowed to restart the Facility and be synchronized to Company System prior to the scheduled time, Seller shall be compensated for the energy produced by the Facility and delivered to Company as provided in Section 5.1(C) (Energy Charge). However, the Facility’s production and delivery of energy prior to the scheduled ending date of the planned outage shall have no effect on the calculation of EAF, EFOR or the Capacity Charge.

9. Operating and Maintenance Manuals. Not later than the Effective Date, Seller shall provide Company with (i) any and all manufacturer’s equipment manuals and recommendations for maintenance and with any updates or supplements thereto within three (3) Business Days after Seller’s receipt of the same and (ii) a copy of the Operating and Maintenance Manual and shall thereafter provide Company with any amendments thereto within three (3) Business Days after such amendment is adopted.

10. Facility Personnel. Seller shall ensure that personnel capable of starting, operating, and stopping the Facility shall be continuously available, either at the Facility or capable of being at the Facility on no more than thirty (30) minutes' notice, and shall be continuously reachable by phone or pager. If Company notifies Seller of a period of potentially critical turbine starts at least thirty (30) minutes prior to the beginning of such period, then personnel capable of starting, running, and stopping the Facility shall be continuously available at the Facility during such identified critical period. Personnel capable of starting, operating, and stopping the Facility shall be continuously available at the Facility twenty-four (24) hours a day, seven (7) days a week.

11. Seller’s Obligation to Maintain Workforce. If Seller experiences a work stoppage, work slowdown or walkout as a result of a labor dispute with its employees, or between any entity with which Seller has subcontracted or to which Seller or any affiliate of Seller has assigned its rights and obligations, pursuant to the operation and maintenance contract between Seller and any affiliate of Seller, and the employees of such entity, Seller shall provide an adequate, qualified workforce to operate and maintain the Facility within ninety-six (96) hours after such stoppage, slowdown or walkout begins. If Seller experiences a work stoppage, work slowdown or walkout as a result of a storm, casualty or other catastrophic event, Seller shall provide an adequate, qualified workforce to operate and maintain the Facility within twenty-four (24) hours after such event ends and it is reasonably safe to restore operations and maintenance of the Facility. If Seller fails to meet either of these obligations, it shall pay to Company pursuant to Section 9.2(E) (Damages in the Event Seller Fails to Maintain Workforce) the sum of $5,000 for each Day or partial Day during which such adequate, qualified workforce was not provided and there is a reduction in output below the level called for by normal Company Dispatch. Seller shall provide prompt written notice to Company as to the date and time at which it has met this obligation. If, at any time after the aforesaid ninety-six (96) hour period or twenty-four (24) hour period, as applicable, has expired, but during the continuation of Seller work stoppage, slowdown or walkout, the Facility is experiencing a reduction in output below the level called for by normal Company Dispatch, it shall be presumed that such reduction is the result of a lack of an adequate, qualified workforce unless Seller proves to Company’s satisfaction, or, in the event of a dispute pursuant to Article 17 (Dispute Resolution), Seller proves in such an arbitration, that such reduction is attributable to other causes.

12. Facility Security and Maintenance. Seller is responsible for securing the Facility. Seller shall have personnel available to respond to all calls related to security incidents and shall take commercially reasonable efforts to prevent any security incidents. Seller is also responsible for maintaining the facility, including vegetation management, to prevent security breaches. Seller shall comply with all commercially reasonable requests of Company to update security and/or maintenance if required to prevent security breaches.

13. Metering.

a. Meters.

(1) Seller shall furnish, install and maintain in accordance with Company’s requirements and at no charge to Company, all conductors, service switches, fuses, meter sockets and cases, switchboard meter test switches, meter panels, steel structures and similar devices required for service connection and meter installations as provided in Section 1.e. (Other Equipment) of Attachment B (Facility Owned by Seller).

(2) Company shall purchase, own, install and maintain the Revenue Metering Package suitable for measuring the export of Net Electric Energy Output from the Facility sold to Company in kilowatts and kilowatt-hours on a time-of-day basis and of reactive power flow in kilovars and true root mean square kilovar-hours. The metering point has been installed as close as possible to the Point of Interconnection as allowed by Company. Company shall test such revenue meter annually. Seller shall reimburse Company for all reasonably incurred costs for procurement, installation, maintenance (including maintenance replacements) and testing work associated with the Revenue Metering Package. Seller may, at its own expense, monitor (by electronic means or otherwise) any meters described in this Section 13.a (Meters) of this Attachment Y (Operation and Maintenance of the Facility).

b. Meter Testing. Company shall provide at least twenty-four (24) hours’ notice to Seller prior to any test it may perform on the revenue meters or metering equipment. Seller shall have the right to have a representative present during each such test. Either Party may request additional tests in addition to the annual test provided for in Section 13.a.(2) of this Attachment Y (Operation and Maintenance of the Facility) and shall pay the cost of such additional test. If any of the revenue meters or metering equipment is found to be inaccurate at any time, as determined by testing in accordance with this Section 13.b (Meter Testing) of this Attachment Y (Operation and Maintenance of the Facility), Company shall promptly cause such equipment to be made accurate, and the period of inaccuracy, as well as the estimate for correct meter readings, shall be determined in accordance with Section 13.c. (Corrections) of this Attachment Y (Operation and Maintenance of the Facility).

c. Corrections. If any test of revenue meters or metering equipment conducted by Company indicates that its revenue meter readings are in error by one percent (1%) or more, the revenue meters or meter readings shall be corrected as follows: (i) determine the error by testing the revenue meter at approximately ten percent (10%) of the rated current (test amperes) specified for such revenue meter; (ii) determine the error by testing the revenue meter at approximately one hundred percent (100%) of the rated current (test amperes) specified for the revenue meter; (iii) the average meter error shall then be computed as the sum of (aa) one-fifth (1/5) the error determined in the foregoing clause "(i)" and (bb) four-fifths (4/5) of the error determined in the foregoing clause "(ii)". The average meter error shall be used to adjust the invoices in accordance with Section 6.4 (Adjustments) for the amount of electric energy supplied to Company for the previous six (6) months from the Facility, unless Company’s records conclusively establish that such error existed for a greater or lesser period, in which case the correction shall cover such actual period of error.

14. Fuel and Other Materials.

a. Fuel. Seller assumes full risk and responsibility for acquiring long-term firm supplies of fuel and other necessary materials and transportation therefor for the Term of this Agreement. In connection with the foregoing, Seller shall be responsible for acquiring, transporting and storing at the Facility adequate supplies of Fuel and other materials used in the operation of the Facility during the Term. An adequate supply of Fuel shall include sufficient Fuel to operate the Facility at full load for at least seven (7) Days on-site at the Facility, , and an additional supply of Fuel to operate the Facility at full load for at least fourteen (14) Days off- site from the Facility but on the island of O‘ahu, which shall be determined by Seller in good faith based upon (i) the average level of Company Dispatch during the previous six (6) months and (ii) the expected level of Company Dispatch during the following month as indicated by Company.

b. Fuel Report. Seller shall be responsible for providing Company with a Fuel Report, in a format acceptable to Company pursuant to Section 2.3(A)(4)(a) (Executed Project Documents), which demonstrates Seller’s ability to support the operation of the Facility pursuant to the terms and conditions of the Agreement for the Term of the Agreement. If Company determines in its sole discretion that the Fuel Report fails to demonstrate Seller’s ability to support the operation of the Facility, Company will discuss with Seller any perceived need to modify its Fuel Report and shall have the right to direct Seller to take all actions required to ensure that Seller has the ability to support operation of the Facility as set forth in this Agreement.

c. Audit Rights for Inspection of Fuel Storage. Company shall have the right throughout the Term, and following the end of the Term, upon reasonable prior notice, to
(i) inspect the Fuel stored at the Facility, and (ii) audit the books and records of Seller to verify Seller’s compliance with Section 14.a (Fuel) of this Attachment Y (Operation and Maintenance of the Facility). Seller shall make such records available at its offices in Hawai‘i during normal business hours.

e. Low Fuel Supply. A finding of partial unavailability calculated pursuant to EAF shall be made at the end of the current Contract Year if Company determines in its sole discretion that Company must lower its dispatch due to Seller’s failure to maintain an adequate Fuel supply pursuant to Section 14.a (Fuel) of Attachment Y (Operation and Maintenance of the Facility).

ATTACHMENT Z
CRITICAL SPARE PARTS

ITEM	DESCRIPTION
10015	ARCING CHAMBER HEI-1
10760	OPERATING DRIVE HEI-1
1511P-0-2-20	SAFETY VALVE (For LP Drum)
1DXM7014T-RB	REBUILT BALDOR MOTOR (For ADDITIVE PUMP)
1YWB59909A3TR-RB	REBUILT RELIANCE MOTOR (For DEEP WELL #1-5)
26GB10B-140 (0/0)	RELIEF VALVE (For HPFW PUMPS) SET PRESS 80psig
310513P-RB	REBUILT MOTOR 400 HP, FRAME 5811O (For MCW PUMP)
3196MT	3196MT-DIESEL FUEL PUMP WITH TRIMMED IMPELLER
365TS-RB	REBUILT SPARE AIR COMPRESSOR MOTOR
4X11DADF9 9	IMPELLER SHAFT ASSY COMPLETE (For HPFW PUMP)
4X6X12A_PUMP (0/0)	LPFW PUMP
5HK250	CIRCUIT BREAKER (03BBBCITE5HK2505)
667EZR-RB	REBUILT LFSO PRESSURE CONTROL VALVE
7112121U02	COOLING WATER PUMP MOTOR - CT1
ANP_3.2_BX1	SHANLEY ALLWEILER ADDITIVE PUMP
CCWP_MOTOR	REBUILT MOTOR (For CLOSED COOLING WATER PUMP)
HPFW_MOTOR_RB	REBUILT SIEMENS MOTOR (For HPFW Pump)
HTCM120289R2-REP	BEARING, POCKET TYPE GE
HTCM123379	RADIAL BEARING, POCKET TYPE GENERATOR NDE
HTCM423350R0006	BEARING, ST #3, GEN NDE, 250MM
HTCM423350R0007	BEARING, ST #2, GEN DE
HTCT1017	JOURNAL BEARING, 280MM (COMPRESSOR END)
HTCT406111R0001	THRUST BEARING PAD SET, U FOR JOURNAL BEARING
HTCT406112R0001	THRUST BEARING PAD SET, G FOR JOURNAL BEARING
HTCT415698P1-REP	REBUILT POWER OIL MOTOR

Z-1

ITEM	DESCRIPTION
HTCT	REBUILT DC MOTOR, GKEF 132M-4B- EA (FOR JACKING OIL PUMP)
HTGD017839R0002	JOURNAL BEARING
HTGR103945R0002	FUEL NOZZLE EXCHANGE SET 20000 (For CT1 & CT2)
P36G5233-RB	REBUILT MOTOR (For MAKE UP WATER PUMP)
REL_1MAF48186-RB	REBUILT COOLING TOWER MOTOR (RELIANCE MOTOR)
REL_P40G4903-	RB REBUILT LPFW PUMP MOTOR (RELIANCE MOTOR)
SK52W-RB REBUILT	GEAR BOX (For LSFO FORWARDING PUMP)
SNDA80R46Q-W6	PUMP FOR STEAM TURBINE CONTROL OIL
SS-4R3A1-HP	HP RELIEF VALVE, 750-1500# PSI
T57037	LSFO FORWARDING PUMP MOTOR (A.O. SMITH)
REBUILT 200 HP VERTICAL HOLLOW SHAFT MOTOR (CO NDENSATE)
1727-2X1SXFB-RB	REBUILT SUPER HEATER SAFETY VALVE
Q4124A	LSFO FORWARDING PUMP COMPLETE
EM4110T	LSFO FORWARDING PUMP MOTOR SULZER
GSG5	SULZER ROTATING ASSEMBLY (For FUEL PUMPS)
HTCT101693R1-REP	RADIAL BEARING, POCKET TYPE 250MM (Reconditioned)
HTGR002479M0004	Reconditioned RS-125-L Servo Motor ECP4416-4-USED
USED MOTOR,	Baldor 200HP (For Fuel Block A, B & C)
HTCT415709P0001	Emergency Lube Oil Pump Motor
HTCT424056P0001	Rotor Barring Pump Motor
BAT10	Spare Transformer, spare GSU

Z-2

ATTACHMENT AA
SELLER’S GOVERNMENT APPROVALS

1.Covered Source Permit (CSP) No. 0214-01-C, Hawaii State Department of Health.

2.Underground Injection Control (UIC) Permit Not. UO-1495, Hawaii State Department of Health

AA-1

ATTACHMENT BB

OPTION FOR CONVERSION TO ALTERNATIVE FUEL

1. OPTION

a. If Company elects the Fuel Conversion Option (the "Option"), as stated in Section 2.1(G) (Fuel Conversion Option) of the Agreement, the provisions of this Attachment BB (Option for Conversion to Alternative Fuel) shall apply.

b. This Option is intended specifically to address a Fuel Conversion and supplements of existing fuel supply that become necessary or desirable to allow flexibility with respect to fuels, fuel storage, and fuel inventory to meet changing needs, and as necessary to meet the requirements of the RPS Law, greenhouse gas reduction requirements, or State of Hawai‘i energy policy objectives, and is not intended to provide a means for either Party to renegotiate any other terms of the Agreement.

2. TERM

The Option may be exercised at any time during the Term; provided, however that the terms and conditions of any Fuel Conversion Agreement agreed to between the Parties pursuant to this Attachment BB (Option for Conversion to Alternative Fuel) (a) shall be submitted by Company to the PUC for approval no later than two (2) years prior to the expiration of the Term; and (b) shall have no effect without PUC approval. The Option may be exercised no more than one (1) time at Company’s sole discretion; provided, however, that, in the event the Parties are unable to agree on and enter into a Fuel Conversion Agreement following Company’s exercise of its one-time, discretionary Option, the Company shall nevertheless have the right to subsequently require Seller to accomplish a Fuel Conversion in accordance with this Attachment BB (Option for Conversion to Alternative Fuel), if such conversion is required by law.

3. PROCESS FOR EXERCISE OF OPTION

a. Notice of Intent to Exercise Fuel Conversion Option. If Company reasonably concludes that a Fuel Conversion is necessary or important for the operation of the Company System and such Fuel Conversion is capable of being performed by Seller, Company may deliver to Seller written notice of its intent to exercise the Option ("NOI"). The NOI will specify the relevant desired parameters of the Fuel Conversion, which shall include type of fuel and/or mix of fuels, fuel storage capability, level of fuel inventory, volumetric range for the fuel, and rate of fuel deliveries.

b. Fuel Conversion Proposal. Seller shall, within ninety (90) Days after receipt of the NOI (or such other period of time as Company and Seller may agree in writing), submit to Company a Fuel Conversion proposal responsive to the NOI ("Fuel Conversion Proposal"). The Fuel Conversion Proposal shall include Seller's proposal for the contents of the Fuel Conversion Deliverables and such supporting information as necessary to provide an understanding of the Fuel Conversion Proposal.

c. Discussion of Fuel Conversion Proposal. Upon receipt of a Fuel Conversion Proposal submitted in response to an NOI, Company will evaluate such Fuel Conversion Proposal, and Seller shall assist Company in performing such evaluation as and to the extent reasonably requested by Company, including, but not limited to, providing such additional information as Company may reasonably request. For a period of ninety (90) Days (or such longer time as the Parties agree in writing), the Parties will discuss and negotiate the terms proposed in the Fuel Conversion Proposal with the intent to enter into a Fuel Conversion Agreement.

d. Fuel Conversion Counter-Proposal. If, at the end of the 90-Day period described in Section 3.c (Discussion of Fuel Conversion Proposal) above (or such longer time as agreed in writing), the Parties have not agreed upon and entered into a Fuel Conversion Agreement, then Company shall submit to Seller a counter-proposal to Seller’s Fuel Conversion Proposal ("Fuel Conversion Counter-Proposal"). The Fuel Conversion Counter-Proposal shall include Company’s proposal for the contents of the Fuel Conversion Deliverables and such supporting information as necessary to provide an understanding of the Fuel Conversion Proposal.

e. Discussion of Fuel Conversion Counter-Proposal. Upon receipt of a Fuel Conversion Counter-Proposal, Seller will evaluate such Fuel Conversion Counter-Proposal, and Company shall assist Seller in performing such evaluation as and to the extent reasonably requested by Seller, including, but not limited to, providing such additional information as Seller may reasonably request. For a period of ninety (90) Days (or such longer time as the parties agree in writing), the Parties will discuss and negotiate the terms proposed in the Fuel Conversion Counter-Proposal with the intent to enter into a Fuel Conversion Agreement.

f. Final Fuel Conversion Proposals. If, at the end of the 90-Day period described in Section 3.e (Discussion of Fuel Conversion Counter-Proposal) above (or such longer time as agreed in writing), the Parties have not agreed upon and entered into a Fuel Conversion Agreement, then, within ninety (90) Days after the end of the 90-Day period described in Section
3.e (Discussion of Fuel Conversion Counter-Proposal) above (or such longer time as agreed in writing), Company may elect to commence the procedure for determination by the Independent Evaluator described in Section 3.g (Determination by Independent Evaluator) below by delivering written notice to that effect to Seller. In connection with such procedure, each Party shall submit to the other Party a final Fuel Conversion proposal ("Final Fuel Conversion Proposal"). Each Party’s Final Fuel Conversion Proposal shall include such Party's proposal for the contents of the Fuel Conversion Deliverables and such supporting information as necessary to provide an understanding of such Party’s Final Fuel Conversion Proposal.

g. Determination by Independent Evaluator.

i. Appointment of Independent Evaluator. If the Parties have failed to reach agreement and execute a Fuel Conversion Agreement within the time periods described above, and Company has delivered notice to Seller of its election to commence the procedure for determination by the Independent Evaluator under this Section 3.g (Determination by Independent Evaluator), then within thirty (30) Days of delivery of such notice, Seller and Company shall agree upon an Independent Evaluator to resolve the dispute regarding a Fuel Conversion Agreement. The Independent Evaluator shall be reasonably qualified and an expert in combustion turbine and steam turbine power generation, matters relating to the subject matter of the Option, financing, and power purchase agreements. If the Parties are unable to agree upon an Independent Evaluator within such 30-Day period, Company shall apply to the PUC for the appointment of an Independent Evaluator. The PUC shall appoint a person or entity qualified under this Section 3.g (Determination by Independent Evaluator) to serve as the Independent Evaluator. In its application, Company shall ask the PUC to appoint an Independent Evaluator within thirty (30) Days of the application. If one Party fails to submit its Final Fuel Conversion Proposal within the time period provided in Section 3.f (Final Fuel Conversion Proposals), the other Party may select an Independent Evaluator pursuant to this Section 3.g.i (Appointment of Independent Evaluator) without the advice or consent of the Party which failed to submit its Final Fuel Conversion Proposal. If neither Party submits a Final Fuel Conversion Proposal within the time period provided in Section 3.f (Final Fuel Conversion Proposals), no Independent Evaluator shall be appointed and the Fuel Conversion shall not be pursued.

ii. Review and Additional Information. Promptly upon appointment, the Independent Evaluator shall review each Party's Final Fuel Conversion Proposal and may request the Parties to address the following matters within the next ninety (90) Days:

(A) Any other information necessary to afford a full understanding of such Party's Final Fuel Conversion Proposal;

(B) The technical feasibility of complying with the other Party's Final Fuel Conversion Proposal and likelihood of compliance;

(C) Reasonably expected net costs and/or lost revenues associated with each Final Fuel Conversion Proposal;

(D) The time period reasonably necessary to effectuate the Facilities Modifications for each Final Fuel Conversion Proposal;

(E) The appropriate level, if any, of Fuel Conversion Pricing Impact in light of the foregoing;

(F) Contractual consequences that are commercially reasonable under the circumstances for failure to effectuate the Facilities Modifications for each Final Fuel Conversion Proposal within the aforesaid reasonable time period for the effectuation of such Facilities Modifications;

(G) Contractual consequences that are commercially reasonable under the circumstances for non-performance, subsequent to the effectuation of the aforesaid Facilities Modifications, of any other responsibilities (including but not limited to those under the Operations & Maintenance Modification Plan) necessary to the continued implementation of each Fuel Conversion Proposal for the balance of the Term; and

(H) A proposed form of Fuel Conversion Agreement.

iii. Time to Decision. Within one hundred eighty (180) Days of appointment, the Independent Evaluator shall render a decision unless the Independent Evaluator determines it needs to have additional time, not to exceed ninety (90) Days, to render a decision.

iv. Participation by the Parties. The Parties shall assist the Independent Evaluator throughout the process of conducting its review, including making key personnel and records available to the Independent Evaluator, but neither Party shall be entitled to participate in any meetings with personnel of the other Party or review of the other Party's records. However, the Independent Evaluator will have the right to conduct meetings, hearings or oral arguments in which both Parties are represented. Prior to the decision of the Independent Evaluator, the Parties may meet with each other during the review process to negotiate a resolution of the dispute on mutually acceptable terms.

v. Decision. The decision of the Independent Evaluator shall be known as the "Independent Evaluator Proposal" and shall consist of one of the two Final Fuel Conversion Proposals, with or without modifications as recommended by the Independent Evaluator, or if only one Final Fuel Conversion Proposal was submitted the Independent Evaluator Proposal shall consist of such Final Fuel Conversion Proposal, with or without modifications as recommended by the Independent Evaluator. The modifications recommended by the Independent Evaluator shall be based on the technical or operational feasibility of both Parties to comply with the applicable Final Fuel Conversion Proposal. The decision of the Independent Evaluator shall include the recommended Fuel Conversion Deliverables. In addition, the Independent Evaluator shall render a decision that sets forth the positions of the Parties and the Independent Evaluator’s rationale for its decisions on disputed issues.

vi. Fees and Costs. The fees and costs of the Independent Evaluator shall be paid by Company up to the first $30,000 of such fees and costs; above those amounts, the Party that is not the prevailing Party shall be responsible for any such fees and costs; provided that if neither Party is the prevailing Party, then the fees and costs of the Independent Evaluator above
$30,000 shall be borne equally by the Parties. The Independent Evaluator in rendering his or her decision shall also state which Party prevailed over the other Party or that neither Party prevailed over the other.

h. Acceptance or Rejection. Within thirty (30) Days after issuance of the decision of the Independent Evaluator, Company shall notify Seller whether Company accepts or rejects the Independent Evaluator Proposal. If Company rejects the Independent Evaluator Proposal, then no Fuel Conversion shall occur. If Company accepts the Independent Evaluator Proposal, then Company and Seller shall have forty-five (45) Days after Company's issuance of the aforesaid acceptance of the Independent Evaluator Proposal (or such longer period as Company and Seller may agree in writing) within which to finalize and execute a Fuel Conversion Agreement, which may include mutually agreed changes to the form of Fuel Conversion Agreement included as part of the Independent Evaluator Proposal. If a Fuel Conversion Agreement has not been executed by Company and Seller within the aforesaid 45-Day period (or such longer period as Company and Seller may agree in writing), then the form of Fuel Conversion Agreement included as part of the Independent Evaluator Proposal shall be final and binding between the parties without Seller's signature, subject only to the Section 3.j (PUC Fuel Conversion Order), and, upon satisfaction of the condition set forth in said Section 3.j (PUC Fuel Conversion Order), shall constitute an amendment to the Agreement.

i. Fuel Conversion Agreement. If, at any time during the procedures described above, Company desires to accept the Fuel Conversion Proposal, Seller desires to accept the Fuel Conversion Counter-Proposal, or either Party desires to accept the other Party's Final Fuel Conversion Proposal, or the Parties reach agreement during their negotiations, then the Parties shall proceed to negotiate in good faith a Fuel Conversion Agreement setting forth the specific changes to the Agreement that are necessary to implement such Fuel Conversion.

j. PUC Fuel Conversion Order.

i. Approval of the Fuel Conversion Agreement. No Fuel Conversion Agreement shall constitute an amendment to the Agreement unless and until a PUC Fuel Conversion Order issued with respect to such Fuel Conversion Agreement has become non- appealable. Once the condition of the preceding sentence has been satisfied, such Fuel Conversion Agreement shall constitute an amendment to the Agreement. To be "non- appealable" under this Section 3.j (PUC Fuel Conversion Order), such PUC Fuel Conversion Order shall be either (i) not subject to appeal to any Circuit Court of the State of Hawai‘i, Intermediate Court of Appeals of the State of Hawai‘i or the Supreme Court of the State of Hawai‘i, because the Appeal Period has passed without the filing of notice of such an appeal, or
(ii) affirmed on appeal to any Circuit Court, Intermediate Court of Appeals, or the Supreme Court of the State of Hawai‘i, or affirmed upon further appeal or appellate process, and is not subject to further appeal, because the jurisdictional time permitted for such an appeal (and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari) has passed without the filing of notice of such an appeal (or the filing for further appellate process).

ii. Relationship to Fuel Supply Agreement. The Parties recognize that the fuel to be supplied pursuant to the Fuel Conversion Agreement, once approved by the PUC as aforesaid, may require an amendment to the then existing fuel supply contract between Seller and the fuel supplier, or a new fuel supply contract with the fuel supplier. In either case, the Parties also recognize that Company's consent to such amendment or to such new fuel supply will be required, including the obtaining by Company of a Non-Appealable PUC Approval Order approving such Company consent.

k. Company’s Rights. The right to issue an NOI under Section 3.a (Notice of Intent to Exercise Fuel Conversion Option) is exclusive to Company. While Seller may submit to Company from time to time information that might lead to the issuance of an NOI, Seller shall not have a right to initiate an NOI or a Fuel Conversion Proposal or to initiate a determination by the Independent Evaluator under Section 3.g (Determination by Independent Evaluator). Company shall have no obligation to evaluate a proposal submitted at Seller's own initiative.

l. Parties May Agree on Different Process. The Parties may agree to employ a process to reach agreement on a Fuel Conversion Agreement other than the process described above, PROVIDED HOWEVER, that in no event shall any Fuel Conversion Agreement become effective or be construed to amend the Agreement without the existence of a non-appealable PUC Fuel Conversion Order as described in Section 3.j (PUC Fuel Conversion Order) above.

m. Costs of Proposals. Each Party shall be responsible for its costs of preparation and review of the Fuel Conversion Proposal, Fuel Conversion Counter-Proposal, Final Fuel Conversion Proposal, Independent Evaluator Proposal and Fuel Conversion Agreement, except that if either Party brings a claim against the other Party for failure to comply with this Option pursuant to Article 17 (Dispute Resolution) of the Agreement, then such costs may be claimed as part of the Party's damages.

4. FUEL CONVERSION DELIVERABLES

The deliverables to be included in the Fuel Conversion Proposal, Fuel Conversion Counter-Proposal, Final Fuel Conversion Proposals and Independent Evaluator Proposal shall consist of the following (collectively, the "Fuel Conversion Deliverables"):

a. Fuel Implementation Plan and Schedule, including Fuel Contracting Plan and Fuel Delivery, Measuring and Testing Arrangements;

b. Facilities Modification Plan and Schedule, including Plant Modifications, Fuel Delivery and Handling Facilities, and Fuel Storage Facilities;

c. The Fuel Conversion Pricing Impact with supporting details;

d. Operations & Maintenance Modification Plan;

e. Verification Protocols; and

f. Proposed form of Fuel Conversion Agreement.

5. DEFINITIONS

To the extent capitalized terms used in this Option are not defined in this Section 5 (Definitions), such terms shall have the meanings provided in the Agreement.

a. "Alternative Fuel": The fuel or mix of fuels specified in the Fuel Conversion Agreement.

b. "Compatible Fuel Specifications": The specifications set forth in Appendix BB-1 to this Attachment BB, or such other renewable fuel/mixes of fuel otherwise acceptable to Company.

c. "Facilities Modifications": For each Fuel Conversion, any capital improvements, additions, enhancements, replacements, repairs or operational modifications to the Facility necessary to enable the Facility to achieve the performance requirements of such Fuel Conversion.

d. "Facilities Modification Plan and Schedule": The detailed plan describing the sequencing of and schedule for implementing the Facilities Modifications, including Plant Modifications, Fuel Delivery and Handling Facilities, and Fuel Storage Facilities, to be provided as a Fuel Conversion Deliverable. The Facilities Modification Plan and Schedule should also describe any adverse impact on plant availability during the conversion process and the expected duration of such adverse impacts.

e. "Fuel Contracting Plan": The detailed plan and schedule for providing the Facility with the required Alternative Fuel following implementation of the Fuel Conversion, to be provided as a Fuel Conversion Deliverable. The Fuel Contracting Plan should also describe Seller’s contracting plan with fuel suppliers, including pricing.

f. "Fuel Conversion Agreement": A document specifying one or more Fuel Conversions and setting forth the changes to the Agreement necessary to implement such Fuel Conversion(s), including changes to Energy Charge and Capacity Charge provisions and changes to performance guarantees and Liquidated Damages, if appropriate. A Fuel Conversion Agreement shall incorporate the Fuel Implementation Plan and Schedule, the Facilities Modification Plan and Schedule, the Operation & Maintenance Modification Plan and the Verification Protocols. The time periods set forth in such Fuel Conversion Agreement as to the effective date for the Fuel Conversion shall be measured from the date the PUC Fuel Conversion Order becomes non-appealable as provided in Section 3.j (PUC Fuel Conversion Order). A Fuel Conversion Agreement may be either a written agreement executed by Company and Seller or as directed by the Independent Evaluator pursuant to Section 3.g.v (Decision) of this Attachment BB, in the absence of such written agreement.

g. "Fuel Conversion": A conversion of the fuel used in the operation of the Facility and the delivery of electric energy from the Facility to Company from LSFO to an Alternative Fuel, as specified in a Fuel Conversion Agreement. The Alternative Fuel specified in a Fuel Conversion shall comply with the Compatible Fuel Specifications.

h. "Fuel Conversion Pricing Impact": Any adjustment in the payment obligations of Company under this Agreement necessary to reflect the recovery of the net costs and/or net lost revenues directly attributable to any Fuel Conversion, which shall consist of the following: (i) recovery of, and return on, any capital investment (aa) made over a cost recovery period starting after the Fuel Conversion is made effective following a PUC Fuel Conversion Order through the end of the Term; and (bb) based on a proposed capital structure that is commercially reasonable for such an investment and the return on investment is at market rates for such an investment or similar investment; and (ii) recovery of reasonably expected net additional operating and maintenance costs.

i. "Fuel Delivery and Handling Facilities": The detailed plan for new and/or modified fuel delivery and handling facilities, including a site plan, necessary to implement the Fuel Conversion, to be provided as a Fuel Conversion Deliverable.

j. "Fuel Delivery, Measuring and Testing Arrangements": The specification of the Fuel Delivery Point and the detailed description of the contractual and logistical arrangements (including pricing) necessary to deliver the required Alternative Fuel to the Fuel Delivery Point following implementation of the Fuel Conversion and to measure and test such fuel or mix of fuels, to be provided as a Fuel Conversion Deliverable.

k. "Fuel Delivery Point": The point at which the Alternative Fuel will be measured, tested and delivered to the Facility as specified as such in the Fuel Delivery, Measuring and Testing Arrangements.

l. "Fuel Implementation Plan and Schedule": The detailed plan and schedule for implementing the Fuel Conversion, including capital and incremental operating costs of any necessary technical improvements, and any expected lost revenues associated with expected reductions in electric energy delivered to Company, to be provided as a Fuel Conversion Deliverable. The Fuel Implementation Plan and Schedule should also integrate the Facilities Modification Plan and Schedule with the schedule for all the matters necessary to implement the Fuel Conversion, including securing the fuel contracts and delivery arrangements described in the Fuel Contracting Plan and the Fuel Delivery, Measuring and Testing Arrangements.

m. "Fuel Storage Facilities": The detailed plan for the new and/or modified fuel storage facilities, including a site plan, necessary to implement the Fuel Conversion, to be provided as a Fuel Conversion Deliverable.

n. "Operations & Maintenance Modification Plan": The detailed plan for changes in Seller's operations or maintenance practices necessary to enable the Facility to achieve the performance requirements of a Fuel Conversion, including incremental net operating or maintenance costs associated with any necessary operational changes, to be provided as a Fuel Conversion Deliverable.

o. "Plant Modifications": The detailed plan describing the modifications to the Facility which are necessary to implement the fuel conversion.

p. "PUC Fuel Conversion Order": The decision and order of the PUC approving the application or motion by the parties seeking (i) approval of the Fuel Conversion in question and the associated Fuel Conversion Agreement, (ii) finding that the impact of the changes to the contract pricing on Company’s revenue requirements is reasonable, and (iii) approval to include the costs arising out of pricing changes in Company’s Energy Cost Recovery Clause (or equivalent).

q. "Verification Protocols": The protocols to verify that, following effectuation of the Facilities Modifications, the fuel used in the Facility is of the type and/or mix required under the Fuel Conversion Proposal. Such protocols must be sufficient to permit Company, following effectuation of the Facilities Modifications, to rely upon the Fuel Conversion in meeting Company's obligations under the RPS Law and any greenhouse gas reduction requirements.

THE FOLLOWING APPENDIX IS PART OF THIS ATTACHMENT BB:
APPENDIX BB-1: COMPATIBLE FUEL SPECIFICATIONS

APPENDIX BB-1
COMPATIBLE FUEL SPECIFICATION
Biodiesel Substitutes for LSFO
LSFO/Biodiesel Blends
LSFO/alternative fuel or ULSO/biodiesel blends

[THIS APPENDIX SHOULD SPECIFY RENEWABLE FUELS AND MIXES OF FUELS OTHER THAN LSFO AND DIESEL THAT FACILITY IS CAPABLE OF BURNING.]